Filed Pursuant to Rule 424(b)(4) Registration No. 333-256693 Confluent, Inc. is offering 23,000,000 shares of its Class A common stock. This is our initial public offering. Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price is $36.00 per share. Our Class A common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “CFLT”. We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion, and transfer rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes and is convertible at any time into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 99.0% of the voting power of our outstanding capital stock immediately following this offering, with our directors, executive officers, and principal stockholders beneficially owning shares representing approximately 61.7% of such voting power. We are an “emerging growth company” as defined under the federal securities laws, and as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 29. PRICE $36.00 A SHARE Per Share Total Price to Public $ 828,000,000 Underwriting Discounts and Commissions (1) Proceeds to Confluent. $1.80 $34.20 $828,000,000 $41,400,000 $34.20 $ 828,000,000 41,400,000 786,600,000 (1) See the section titled “Underwriters” for additional information regarding compensation payable to the underwriters. The underwriters do not have an option to purchase additional shares of Class A common stock from us at the initial public offering price less the underwriting discount. The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The underwriters expect to deliver the shares of Class A common stock to purchasers on June 28, 2021. Morgan Stanley J.P. Morgan Goldman Sachs & Co. LLC BofA Securities Citigroup Barclays Cowen Credit Suisse D.A. Davidson & Co. Deutsche Bank Securities JMP Securities KeyBanc Capital Markets Piper Sandler UBS Investment Bank Wells Fargo Securities Cowen Credit Suisse D.A. Davidson & Co. Deutsche Bank Securities JMP Securities KeyBanc Capital Markets Piper Sandler June 23, 2021

OUR MISSION: Set Data in Motion CONFLUENT

Reimagining businesses for a digital-first world by setting Data in Motion FINANCIAL SERVICES Secure transactions, anytime, anywhere, in any currency with real-time payments and instant fraud detection RETAIL AND ECOMMERCE Modern omni-channel shopping, real-time inventory management and supply chain automation

MANUFACTURING Real-time logistics management, predictive maintenance and throughput optimization MEDIA AND ENTERTAINMENT Real-time content management and personalized recommendations

Our history of setting *Data in Motion*

MARCH 2021
Exceeded 2,500 customers

2021

Reached over 120 pre-built connectors

2020

MARCH 2020
Exceeded 1,000 customers

SEPTEMBER 2019
50% of all customers on Confluent Cloud

JULY 2019
General availability of Confluent Server

APRIL 2019
Exceeded $100 million ARR [1]

2019

MARCH 2018
General availability of ksqlDB

2018

NOVEMBER 2017
General availability of Confluent Cloud

2017

JANUARY 2015
Announced Confluent Platform 1.0

2015

2014

SEPTEMBER 2014
Confluent founded byJay Kreps, Jun Rao, and Neha Narkhede

Exceeded 2,500 customers MARCH 2021 Reached over 120 pre-built connectors Confluent Cloud available through the marketplaces of all three leading cloud providers AUGUST 2020 Exceeded 1,000 customers MARCH 2020 50% of all customers on Confluent Cloud SEPTEMBER 2019 General availability of Confluent Server JULY 2019 Exceeded $100 million in ARR 1 APRIL 2019 General availability of ksqlDB MARCH 2018 General availability of Confluent Cloud NOVEMBER 2017 Announced Confluent Platform 1.0 JANUARY 2015 Confluent founded by Jay Kreps, Jun Rao, and Neha Narkhede SEPTEMBER 2014 2021 2020 2019 2018 2017 2015 2014 Our history of setting Data in Motion 1. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information on Annual Recurring Revenue, or ARR.

51% Q1 Revenue Growth Year-Over-Year 124 % Q1 Confluent Cloud Revenue Growth Year-Over-Year $281M 2,500 + Q1 Remaining Performance Obligations Growth Year-Over-Year of 69% 1 Customers Growth Year-Over-Year of 142% 560 + Customers with $100K+ ARR 1 60 Customers with $1M+ARR1 50B Total Addressable Market 2 $(45)M Q1 Net Loss All data are as of or for the stated period ended March 31, 2021, unless otherwise indicated. 1. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for additional information. 2. See “Business–Our Market Opportunity.”

i

Through and including July 18, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and future growth prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.

ii

Prospectus Summary CONFLUENT

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “our company,” and “Confluent” refer to Confluent, Inc. and its consolidated subsidiaries. Unless otherwise indicated, references to our “common stock” include our Class A common stock and Class B common stock.

CONFLUENT, INC.

Confluent is on a mission to set data in motion. We have pioneered a new category of data infrastructure designed to connect all the applications, systems, and data layers of a company around a real-time central nervous system. This new data infrastructure software has emerged as one of the most strategic parts of the next-generation technology stack, and using this stack to harness data in motion is critical to the success of modern companies as they strive to compete and win in the digital-first world.

Our way of life has shifted to a digital-first paradigm, and the digital realm has become the new competitive battlefield in the global economy. In order to compete and win in today’s world, organizations must continually innovate on software systems that are increasingly critical to how they do business.

Being digital-first is not just a matter of adding an application or automating an existing process. It is an end-to-end reimagining of business. It means creating rich, digital front-end customer experiences as a primary way of interacting with customers. It means transitioning to real-time, software-driven back-end operations as a business. In retail, this is the difference between accurate inventory tracking across multiple channels to ensure a consumer can have an up-to-date snapshot of what is actually in-store, versus leaving a consumer disappointed on arrival when the product that they thought was available is out-of-stock. In manufacturing, this is the difference between harnessing a real-time flow of data from Internet of Things, or IoT, sensors to deliver predictive maintenance and reduce downtime, versus episodic, manual inspections of equipment.

This is a matter of life or death for companies. Tech disruptors are delivering rich, digital customer experiences and setting the standard for customer expectations. Businesses in every industry are in full mobilization to rebuild their businesses around the new experiences made possible with software and data. Organizations that get it right can experience stronger growth and improved customer loyalty and gain significant competitive advantage. Conversely, organizations that fail to deliver a real-time customer experience that is intuitive, informed, and reliable can expect frustration, dissatisfaction, and churn.

These innovations in front-end customer experiences and back-end business operations reflect a larger technology trend—the fundamental shift in the role of software in the modern organization. Today, software is no longer simply used as a set of applications to increase employee productivity (such as email and expense reporting). Instead, software is directly orchestrating customer experiences and operations that run the business. It is not just that companies are using more software—in a very real sense, they are actually becoming software.

Several waves of technology innovation have driven this changing role of software. Cloud has re-imagined infrastructure as code, making it easier than ever for developers to build applications. Mobile has extended enormous amounts of computing power to fit in the palms of our hands, making usage of technology ubiquitous in our lives. Meanwhile, machine learning is extending the scope and role of software to new domains and processes.

However, in order to complete this transition, another fundamental wave is required. The operation of the business needs to happen in real-time and cut across infrastructure silos. Organizations can no longer have disconnected applications around the edges of their business with piles of data stored and siloed in separate databases. These sources of data need to integrate in real-time in order to be relevant, and applications need to be able to react continuously to everything happening in the business as it occurs. To accomplish this, businesses need data infrastructure that provides connectivity across the entire organization with real-time flow and processing of data, and the ability to build applications that react and respond to that data flow. As companies increasingly become software, they need a central nervous system that connects all of their disparate software systems, unifying their business and enabling them to react intelligently in real-time.

Because of this, we believe that it is no longer enough for an organization to innovate based on the current paradigm of capturing data, storing it, and then querying or analyzing it. Organizations need a strategy, and a foundational data platform, to operate their business in real-time based on data as it is being generated in the moment. This idea of “data in motion” is at least as critical to the operations of a company as “data at rest,” and we believe the new generation of winning organizations will be defined by their ability to take action on it.

Traditional database technologies were not designed for data in motion, but architected for stored data at rest. Despite significant developments in the scalability and speed of analysis in both traditional and more modern databases (such as NoSQL, time-series, and graph databases), they remain limited to data-at-rest use cases and cannot harness data in motion. The leading open source offering for data in motion, Apache Kafka, was originally created by our founders at LinkedIn in 2011 and brought to the mainstream a new paradigm of data processing. However, this was only the beginning. Confluent was founded to create a product that could make data in motion the central nervous system of every company in the world.

Confluent is pioneering this fundamentally new category. Our offering is designed to act as the nexus of real-time data, from every source, allowing it to stream across the organization and enabling applications to harness it to power real-time customer experiences and data-driven business operations. Our offering can be deployed either as a fully-managed, cloud-native SaaS offering available on all major cloud providers or an enterprise-ready, self-managed software offering. Our cloud-native offering works across multi-cloud and hybrid infrastructures, delivering massive scalability, elasticity, security, and global interconnectedness, enabling agile development.

Our open source roots are a key driver of our go-to-market success. Apache Kafka has become the industry standard for data in motion. It is one of the most successful open source projects, estimated to have been used by over 70% of the Fortune 500. Modern applications are expected to integrate with Apache Kafka, and the technical skill set for Kafka has become a critical requirement in the industry. Confluent’s products provide the capabilities of Apache Kafka but do so on a platform built for the cloud, complemented by connectivity to the larger enterprise, and with the ability to process and govern at scale. The developer community understands the benefits of a complete platform for data in motion. Consequently, software developers within our prospective customers’ engineering or IT departments are often very familiar with our underlying technology and value proposition and evangelize on our behalf.

Confluent has built an operationalized customer journey focused on data in motion that ties together product features, go-to-market efforts, and customer success capabilities, and helps take customers from their initial experiments with the technology to organization-wide adoption as one of their most critical data platforms. This starts by landing use cases in a high volume, low-friction manner while projects are still being conceived and the architecture of the solution is being designed. Awareness and use of our offering begin even before our sales efforts, given the widespread adoption of Apache Kafka by developers and the self-service adoption made possible with our cloud product and community downloads. Our enterprise sales force takes these initial engagements and helps users progress to production use cases and paying customers either on a pay-as-you-go model or with a committed contract. Once customers see the benefits of our product for their initial use cases, they often expand into other use cases and lines of business, divisions, and geographies. Our deep technical expertise, coupled with our product capabilities and laser focus on customer outcomes, enable us to form strategic partnerships with our customers on this journey. This expansion is helped by a natural network effect in which the value of our platform to a customer increases as more use cases are adopted, more applications and systems are connected, and more data is added. Over time, by enabling data in motion across the organization, Confluent can become the central nervous system for their entire organization, allowing data to be captured and processed as it is generated in real-time across hundreds of teams, systems, and applications throughout the company. This expansion effect is reflected by our dollar-based net retention rate as of December 31, 2019 and 2020 and March 31, 2021 of 134%, 125%, and 117%, respectively.

Our business has experienced rapid growth around the world. As of March 31, 2021, we had 561 customers with $100,000 or greater in annual recurring revenue, or ARR, across a wide range of industries, compared to 374 such customers as of March 31, 2020, representing year-over-year growth of 50%. As of March 31, 2021, we had 60 customers with $1.0 million or greater in ARR, compared to 33 such customers as of March 31, 2020, representing year-over-year growth of 82%. Our revenue was $149.8 million and $236.6 million in 2019 and 2020, respectively, representing year-over-year growth of 58%, and $50.9 million and $77.0 million for the three months ended March 31, 2020 and 2021, respectively, representing year-over-year growth of 51%. Our Confluent Cloud revenue was $14.4 million and $31.4 million in 2019 and 2020, respectively, representing year-over-year growth of 117%, and $6.2 million and $13.9 million for the three months ended March 31, 2020 and 2021, respectively, representing year-over-year growth of 124%. Our Confluent Platform revenue was $115.8 million and $177.2 million in 2019 and 2020, respectively, representing year-over-year growth of 53%, and $37.7 million and $54.1 million for the three months ended March 31, 2020 and 2021, respectively, representing year-over-year growth of 43%. In 2020 and the three months ended March 31, 2021, revenue from outside the United States accounted for 34% and 36% of our total revenue, respectively. In 2019 and 2020, we incurred operating losses of $98.1 million and $233.2 million, respectively, and our net loss was $95.0 million and $229.8 million, respectively. For the three months ended March 31, 2020 and 2021, we incurred operating losses of $33.4 million and $45.1 million, respectively, and our net loss was $33.6 million and $44.5 million, respectively. As of December 31, 2020 and March 31, 2021, we had an accumulated deficit of $406.1 million and $450.6 million, respectively.

Industry Background

Important industry and technology trends are fueling the rise of data in motion and are important tailwinds for our business, including:

•

Businesses Are Evolving from Using Software to Becoming Software. Software is no longer simply used as a set of applications to increase employee productivity in an organization (such as email and expense reporting). Instead, software is directly orchestrating the customer experiences and operations that run the business. It is not just that companies are using more software—in a very real sense, they are actually becoming software.

•

Rich and Personalized Experiences Based on Real-Time Data Are the New Imperative. With nearly every aspect of life becoming digital, companies and consumers expect digital experiences to be highly available, responsive, and personalized. Historically, running a business on yesterday’s data was sufficient to succeed. Today, being unable to respond to customer demand or being even minutes late to integrate current business data can result in customer frustration and business risk.

•

Data-Driven Back-End Operations Are Driving Efficiency and Speed. The software powering the back-end operations of business has traditionally been slow, batch oriented, and lacking intelligence. Organizations need to be able to use data in motion to get ahead of issues, react to data as it is generated, and be proactive rather than reactive to future events. The new generation of winning companies will be defined by how well they leverage data in motion to operate their business in real-time.

•

Machine Learning Applications Require Increasing Amounts of Data at All Times. Machine learning applications have become an important aspect of competitive differentiation for organizations across industries. Today, many of the most powerful insights delivered by machine learning applications and systems depend on massive and continuous volumes of data in motion being processed, connected, and analyzed all at once. Data in motion can deliver a significant advantage to machine learning models and deliver greater actionable insights and recommendations.

•

IoT Is Becoming Ubiquitous. The growth of IoT and connected sensors is a significant driver of the exponential growth in the volume of data being generated worldwide. Data generated from connected IoT devices are projected to be 73.1 zettabytes by 2025, almost four times the 18.3 zettabytes generated in 2019. To capture this massive volume of real-time data and build solutions that deliver transformative impact, enterprises need a new foundational data infrastructure designed for data in motion.

•

Proliferation of Microservices Creates an Exponential Increase in Connectivity. Enterprises are modularizing applications into smaller components through microservices, increasing the complexity of data flow. With this complexity comes even greater delays, unacceptable to the modern enterprise looking to connect all types of data and applications in a seamless fashion.

•

Organizations Are Rapidly Modernizing their Infrastructure to Be Cloud-First and Multi-Cloud. According to IDC, the global public cloud services market is expected to increase from $292 billion to $628 billion, from 2020 to 2024, respectively. According to a recent Gartner cloud adoption survey, more than 75% of organizations are using a multi-cloud adoption model.[1] We believe that companies will adopt a multi-cloud strategy to avoid vendor lock on their cloud adoption journey.

•

The Movement to the Cloud Has Just Begun and the World Will Continue to Be Hybrid. According to IDC, despite the fast growth in the global cloud computing market, over the past five years, only 17% of the system infrastructure software spend has been made up of spend from public cloud services. Many organizations continue to have massive on-premises deployments. The result is a bifurcated data storage environment with some data stored on-premise and across private clouds and the rest distributed on a variety of public clouds, with data moving between them all.

Traditional Data Infrastructure Is Not Designed for Data in Motion

The traditional approach to how applications are built and deployed has been to pair applications with a database which stores data that is then retrieved by the applications periodically.

This database-centric approach is common in data warehouses and relational and NoSQL databases. Databases grew out of a heritage of data storage. They manage a repository of stored data and allow an application to access that point-in-time dataset on demand through querying. They are, in short, a platform designed for managing data at rest. Although there are countless flavors of databases, and they comprise a category worth over $94 billion in annual spend, all databases are rooted in the paradigm of data at rest and share the resulting limitations.

Databases remain an important category but are no longer sufficient as the central data platform in a company.

The systems that carry out the operation of the business and deliver customer experiences must be integrated and real-time. They must cut across infrastructure silos and continually react, respond, and adapt to an ever-evolving business as events unfold. To accomplish this, data infrastructure must support continuous flows of data from across the organization and enable the building of applications that react, process, and respond to that flow of data in real-time. In other words, to address these challenges, companies need a data platform built for data in motion.

[1]	Source: Gartner, Competitive Landscape: Cloud Service Brokerage 2020, October 2020.

This is a fundamental paradigm shift and cuts to the heart of how we think about data and architect applications. Data in motion is not just a missing feature in databases, it is a bottoms-up rethinking of the computer science underlying data systems.

At their core, databases are designed to bring queries to stored data at rest. The challenge with this construct is that when asked to handle data in motion, the whole paradigm crumbles. Traditional databases allow processing only at a point in time and compute an answer which is immediately out of date as the business continues to evolve around it. Building systems using only the infrastructure for data at rest means businesses must build separate point-to-point connections for every system that needs to be connected, resulting in an overwhelming proliferation of point-to-point connections. This results in an “n-squared” problem as every new system needs to separately connect to every existing system and forces companies to resort to periodic data dumps and “batch” processing. Databases are simply too slow to serve the real-time nature of modern customer experiences and operational needs.

Data in motion flips this design 180 degrees. Rather than bringing queries to data at rest, our platform is architected to stream data in motion through the query. This continuous stream makes the data always available and is what fundamentally enables companies to tap into flows of data being generated anywhere in the company and continually process it.

Our Solution

Confluent is pioneering a fundamentally new category of data infrastructure focused on data in motion for developers and enterprises alike. In order for enterprises to deliver rich customer experiences, it is critical for all of their business functions, departments, teams, applications, and data stores to have complete connectivity, be thoroughly integrated, and be able to analyze data as it is generated. Confluent is designed to be this intelligent connective tissue by having real-time data from multiple sources constantly streamed across an enterprise for real-time analysis.

Our offering enables organizations to deploy production-ready applications that run across cloud infrastructures and data centers, and scales elastically, with enhanced features for security and compliance. Our platform provides the capabilities to fill the structural, operational, and engineering gap that is required for businesses to fully realize the power of data in motion. We enable software developers to easily build their initial applications to harness data in motion, and enable large, complex enterprises to make data in motion core to everything they do. As organizations mature in their adoption cycle, we enable them to build more and more applications that take advantage of data in motion. The results have a dual effect: businesses continuously improve their ability to provide better customer experiences and concurrently drive data-driven business operations. We believe that, over time, Confluent can become the central nervous system for modern digital enterprises, providing ubiquitous real-time connectivity and powering real-time applications across the enterprise.

Confluent’s solution can be deployed either as a fully-managed cloud-native SaaS offering available on-demand, Confluent Cloud, or an enterprise-ready, self-managed software offering, Confluent Platform.

A high-performance, low-latency infrastructure for harnessing data in motion requires operating wherever a customer’s applications and systems reside. Customers with applications in a particular cloud would use Confluent Cloud in that cloud provider and region. Customers with applications on premises, or on a private cloud, would use Confluent Platform in that data center. Customers with both on premises and cloud, or even multiple clouds, need Confluent in each of these environments. Together, these solutions can act as one unified fabric for data streams that connect all of these customer environments.

Our solution has three differentiated elements:

•

Cloud-Native. Confluent offers true cloud functionality for data in motion. We offer a fully-managed, cloud-native service that is massively scalable, elastic, secure, and globally interconnected, enabling agile development. This is a completely different experience than what would result from taking on premise software and simply offering it on cloud virtual machines. With Confluent, developers and enterprises alike can focus on their applications and drive value without worrying about the operational overhead of managing data infrastructure.

•

Complete. We created a complete platform for data in motion, by leveraging capabilities from open source Apache Kafka with our significant proprietary capabilities. Our technology moves and processes data concurrently, with specific tools such as ksqlDB, a native data-in-motion database that allows users to build data-in-motion applications using just a few SQL statements, as well as over 100 connectors.

•

Everywhere. We have built a truly hybrid and multi-cloud offering. We can support customers in their cloud and multi-cloud environments, on-premises, or a combination of both. From early on, we recognized that the journey to the cloud is not overnight or simple, and in order for our customers to effectively digitally transform, they require a fundamental platform for data in motion that can integrate seamlessly across their entire technology environment. This ability to let customers embrace the new without having to fully replace everything that is old is a critical point of differentiation and a critical element in the cloud adoption strategy of many of our customers.

Confluent Is Becoming the Central Nervous System of Organizations

As Confluent grows within an organization, the network effects we generate create even more value to the organization as a whole. By fundamentally re-architecting how data flows, we are able to replace complexity with simplicity, delays with real-time, and disparate data with a unified view across the modern enterprise software stack.

Most organizations start off with a complex mess of point-to-point connections between their applications, databases, and data warehouses. This is unavoidable when data is primarily at rest, held in storage across the organization, and requiring these connections to be built. Adopting a new technology to connect this mess would be prohibitively slow if there were not an underlying force driving this change. Fortunately, our platform has a unique network effect that helps speed its adoption. The first application that utilizes our platform generally does so for the capabilities in harnessing data in motion. In doing so, it brings into the platform the data streams needed for its usage. However, although these data streams are brought for one application, they are usable by all future applications and bring value to the entire ecosystem. As a result, future applications can connect to the platform to access these data streams, bringing with them their own data streams. As a result, there is a clear virtuous cycle: applications bring data streams, which in turn attract more applications.

As customers expand with our foundational platform, we set more and more data in motion across the organization and replace the various point-to-point connections with our complete platform. This means data can intelligently be made available in real-time to more and more of the organization as applications connect to a single platform. We are able to hold a highly strategic position to create greater value to existing applications and databases as data in motion across the entire organization begins to flow, be directed, and be processed through Confluent. We believe that this eventually leads to Confluent becoming the central nervous system of an organization, allowing data to be captured and processed as it is generated around the whole organization, enabling organizations to react intelligently in real-time.

Key Benefits to Our Customers

Our platform delivers the following key business benefits to our customers:

•

Ability to Deliver Rich Customer Experiences and Data-Driven Business Operations. By harnessing the power of data in motion, our customers can deliver differentiated customer experiences, such as suggesting the next show to watch in real time or providing live information on the status of a grocery order. Enterprises can also enable data-driven operations such as real-time, preventive maintenance, IoT analytics, and diagnostics.

•

Accelerated Time-to-Market. Our fully-managed cloud-native service enables our customers to start developing instantly, without any internal or external operational barriers. And, with the ability to pay-as-you-go, our customers can begin using Confluent without commitment or delay from internal procurement processes. Furthermore, our offering comes with a rich, pre-built ecosystem, making it simple, quick and efficient to integrate Confluent into the enterprise. This enables greater engineering organization efficiency and an accelerated time-to-market.

•

Reduced Total Cost of Ownership. Confluent significantly reduces the operational barriers and costs associated with shifting to a data-in-motion architecture. Coupled with accelerated time to market, our customers benefit from both reduction in total cost of ownership as well as rapid return on investment, or ROI.

•

Freedom of Choice. Confluent is hybrid and multi-cloud compatible so customers can deploy on premises or in the cloud. We recognize that enterprises have their data stored in many places and that an effective solution must be able to connect to various data sources.

•

Mission Critical Security and Reliability. Confluent has enterprise-grade security and governance capabilities to provide confidentiality of critical information. We enable mission-critical reliability and resiliency, allowing data persistence, dynamic backing up of data across replicated partitions, fault-tolerance, and automated client failover.

•

Robust Developer Community. Apache Kafka has an extremely robust developer community. It is one of the most successful open source projects, with more than 60,000 meet-up members across over 200 global meetup groups, estimated to have been used by over 70% of the Fortune 500. This means that developers outside of Confluent are building connectors, more functionality, and deploying patches to Apache Kafka while Confluent continues to also add features both to Apache Kafka and to Confluent’s proprietary offering. This leads to a positive feedback loop as it strengthens the Apache Kafka offering, attracting more developers, who in turn further strengthen Apache Kafka, which benefits us, as users see the benefit of a data-in-motion platform.

Competitive Strengths

Our competitive strengths include the following:

•

Our Founders Are the Original Creators of Apache Kafka. Our founding team members are the original creators of Apache Kafka and worked on the underlying technology at LinkedIn, prior to founding our company. We are a significant contributor to the open source Apache Kafka platform, and our expertise in and experience with the technology are unrivaled.

•

Our Business Model Protects Our Innovation and Fosters Our Developer Community. We offer our software under licenses intended to protect our innovation. This includes our Confluent Community License and a traditional proprietary commercial license. Our Confluent Community License allows developers to access our source code to give them a chance to utilize some of our platform features, but explicitly restricts others, including cloud vendors, from taking this source code and using it to offer a competing software-as-a-service, or SaaS, offering.

•

We Serve Leading Enterprises and Disruptive Innovators. We started by enabling new forms of innovation for some of the most disruptive tech companies and have now become equally integral to the modern digital stack of large global enterprises. These companies and enterprises have exacting requirements that are mission-critical to their business success. They trust us and continue to expand their use of our platform into larger and more complex use cases as we become embedded in their modern digital stack. As of March 31, 2021, our customers included 136 of the Fortune 500 companies. Our 136 Fortune 500 customers contributed approximately 35% of our revenue for the three months ended March 31, 2021.

•

We Benefit from Network Effects. Our business benefits from powerful network effects, which create accelerated demand for our offering and provide us with significant competitive advantages. Our deep technical expertise, coupled with our product capabilities and laser focus on customer outcomes, enable us to form strategic partnerships with our customers on this journey. Our customers typically start with an initial use case, see the benefits of our platform, then often expand into other use cases and lines of business, divisions, and geographies. This expansion often generates a natural network effect. As more use cases are adopted, more applications and systems become connected, which then leads to more data in motion being processed by our platform. Streams of data naturally attract more applications which brings even more streams of data which creates a virtuous expanding flywheel. This network effect increases value to both individual participants and the whole organization. Over time, we not only enable our customers to harness data in motion but can become the central nervous system for their entire organization, allowing data to be captured and processed by the whole organization as it is generated in real-time.

•

End-to-End Approach to Go-To-Market Built for the Unique Customer Journey of Data in Motion. Data in motion has a unique customer adoption and expansion journey within organizations and our go-to-market mirrors this distinct journey. The widespread adoption of Apache Kafka by developers, and the self-service adoption possible with our cloud product and community downloads, ensure that awareness, mindshare, and adoption begin as new applications are conceived, often long before our sales efforts begin. Our enterprise sales force takes these many initial engagements and helps them progress to production use cases and paying customers with a committed contract. We then drive expansion across the company and help the platform transition from serving individual disconnected projects to being used as a cross-enterprise platform. We believe our expertise is vital to companies who wish to successfully navigate this transition as they reorient their business for data in motion.

Our approach to supporting this end-to-end customer journey is a significant competitive moat for us. Legacy technology vendors cannot easily rebuild their go-to-market to support high volume, low-friction open source and SaaS lands. Startup companies cannot muster the full spectrum of go-to-market tactics and resources needed to support this journey or the heavy investment in customer success required to take customers to scale. Even though large cloud providers have broad go-to-market capabilities, these capabilities are generally focused on the broader transition to the cloud addressing hundreds of products and services. We believe they take a broad but shallow approach that is not built to focus and support the specifics of the data-in-motion customer adoption journey and cannot easily be repurposed without a larger remaking of their go-to-market strategy.

•

We Have Deep Technology Expertise Focused on Data in Motion. Unlike the vast swath of databases which are built to harness the value of data at rest, our offering is built to harness the value of data in motion. Our construct of streaming data through queries, rather than bringing queries to stored data, enables us to offer differentiated value from other forms of data infrastructure. We leveraged our technical expertise to provide a cloud-native offering, building additional technologies to create a complete platform, and enabling it to work across both cloud and on-premises environments at scale. Our cloud-native service is differentiated from other providers who simply try to deliver their offering in the cloud as a partially-managed service. We have built deep proprietary technology designed to enable data in motion, from the most complex enterprise to the individual developer.

•

Mission-Oriented Values and Team. Our most important asset is our people. As Confluent continues to evolve and grow, we strive to have our core values remain constant. We are obsessive about the user experience and focused on earning our customers’ love by solving backwards from a fantastic customer experience to arrive at the right solution. Our people are empathetic towards our customers, partners, and each other. We strive to have a team-first mindset and foster an environment where each employee feels valued and respected.

Our Market Opportunity

Confluent is well-positioned to succeed in the large and growing market for data infrastructure. We have intentionally built our technology to support both cloud and on-premises environments because enterprises today are in different stages of their journey to the cloud. This strategy has positioned us to be able to serve every type of company, in every industry, and in every geography.

Today, we believe our product roadmap targets each of the following four core Gartner-defined market segments: Application Infrastructure & Middleware, Database Management Systems, Data Integration Tools and Data Quality Tools,2 and Analytics and Business Intelligence.3 According to Gartner’s 2021 estimates, the aggregate of these four markets represents a total market size of approximately $149 billion.

We estimate that we serve approximately $50 billion of this total market today, broken down as approximately $31 billion in Application Infrastructure & Middleware (excluding Full Life Cycle API Management, BPM Suites, TPM, RPA, and DXPs), $7 billion in Database Management Systems (excluding Prerelational-era DBMS), $7 billion in Analytics and Business Intelligence (excluding Traditional BI Platforms), and $4 billion in Data Integration Tools and Data Quality Tools (excluding other Data Integration Software). Based upon the above Gartner data and Gartner’s estimates for 2024 total market size in these four segments, we have estimated that our total market opportunity will increase to $91 billion in these four market segments by 2024, representing a 22% compounded annual growth rate.4

[2]	Source: Gartner, Forecast: Enterprise Infrastructure Software, Worldwide, 2018-2024, 4Q20 Update, December 2020.
[3]	Source: Gartner, Forecast: Enterprise Application Software, Worldwide, 2018-2024, 4Q20 Update, December 2020.
[4]	Calculations performed by Confluent.

Our Growth Strategy

We are pursuing our substantial market opportunity with growth strategies that include:

•

Easy and Frictionless Land with Cloud Pay-As-You-Go. Due to the cloud-native nature of Confluent Cloud, we are able to acquire new customers through a seamless and frictionless self-service motion. Customers can get started via our free cloud trial and easily convert online to become paying customers. We will continue to leverage our cloud-native differentiation to create an easy buying motion and drive our growth.

•

Continue our Focus on Customer Centric Go-To-Market Motion. Our integrated go-to-market motion is designed to drive business growth by mapping the customer journey from initial interest, to pilot, to first production project, to an integrated platform across the enterprise. We will continue to offer a range of services and training offerings, partnering with our customers to increase the value they realize from our solution and thereby increase their consumption of our offering.

•

Enterprise-Wide Expansion via Solutions Selling. After acquiring a new customer, we seek to grow our footprint by solving additional use cases for that customer. Since we are a fundamental data infrastructure platform, the use cases we can address are wide-ranging. We enjoy a powerful network effect as we enter organizations; once one application is connected to Confluent, our customers often connect other applications to that first application, which can result in a flywheel where Confluent can permeate the enterprise. We believe Confluent can become the central nervous system of modern enterprises at scale. Our dollar-based net retention rate of 125% and 117% as of December 31, 2020 and March 31, 2021, respectively, reflects our ability to rapidly demonstrate our value and address a vast array of use cases for our customers.

•

Extend our Product Leadership and Innovation. We pioneered the category of harnessing the power of data in motion and are committed to innovating to extend our product leadership. We will continue to build out our platform, add more capabilities, build more applications, and invest in developing technology that increases developer productivity and promotes rapid customer success. From ksqlDB, which is a native data-in-motion database that allows users to build data-in-motion applications using just a few SQL statements, to Project Metamorphosis, where we delivered critical new cloud-native product features and capabilities every month from May 2020 to December 2020, we have continued to innovate and make it easier for any organization to harness data in motion.

•

Continue to Invest in the Open Source Community. Our open source roots provide a large pool of targeted developers and enterprises who are interested in or have already adopted open source Apache Kafka. We will continue to invest in delivering features to open source Apache Kafka in order to continue adding value to the Apache Kafka community, maintain our leadership standing in the new data-in-motion paradigm, and ensure that the open source benefits to our business continue.

•

Grow and Harness our Partner Ecosystem. We have built a powerful partner ecosystem encompassing the major cloud providers, global and regional systems integrators, and independent software vendors, or ISVs. Our partners include Accenture, Amazon Web Services (AWS), Microsoft, Google Cloud Platform (GCP), IBM, MongoDB, Elastic, and Snowflake. We intend to continue to invest in these relationships and build further partnerships to ensure our software is widely sold, distributed, and supported.

•

Expand Internationally. We believe markets outside of the United States present a significant opportunity for additional growth of our business. During 2020 and the three months ended March 31, 2021, our international revenue represented 34% and 36% of our total revenue, respectively. We expect to continue to make significant investments to support our growth in our existing international markets and in penetrating additional international markets.

•

Expand the Scope of our Platform with ksqlDB and Other Investments. We believe that the rise of real-time stream processing of data in motion is still in the early stages of adoption. Our investment in ksqlDB positions us to succeed in this emerging area as it gains adoption with customers. This adoption is expected to lead to significant displacement of batch data processing on traditional databases and a corresponding shift in spend to data in motion technologies, such as Confluent. We believe our investment in ksqlDB positions us to capture this shift and use it to fuel further growth.

•

Grow Further Use Cases Up-The-Stack Leveraging our Strategic Position for Data in Motion. Data in motion is a disruptive new platform technology. As we grow into our role as a central nervous system within companies, we believe we have an incredibly strategic position from which to grow into use-case specific adjacencies that apply data in motion. We believe we are strategically positioned to understand what these use cases are when reimagined around data in motion and to partner and/or build pre-packaged solutions purpose-built for these use cases.

Risk Factors Summary

Investing in our Class A common stock involves numerous risks, including the risks described in the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Below are some of these risks, any one of which could materially adversely affect our business, financial condition, results of operations, and prospects.

•	Our recent rapid growth may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•	We have a history of operating losses and may not achieve or sustain profitability in the future.

•

Health epidemics, including the COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners and customers operate.

•

We derive substantially all of our revenue from our platform for data in motion. Failure of our offering to satisfy customer demands or achieve continued market acceptance over competitors, including open source alternatives, would harm our business, results of operations, financial condition, and growth prospects.

•	We intend to continue investing significantly in Confluent Cloud, and if it fails to achieve market adoption, our growth, business, results of operations, and financial condition could be harmed.

•

Failure to effectively develop and expand our sales and marketing capabilities or improve the productivity of our sales and marketing organization could harm our ability to expand our potential customer and sales pipeline, increase our customer base, and achieve broader market acceptance of our offering.

•	If we are unable to attract new customers or expand our potential customer and sales pipeline, our business, financial condition, and results of operations will be adversely affected.

•

Our business depends on our existing customers renewing their subscriptions and usage-based minimum commitments, purchasing additional subscriptions and usage-based minimum commitments, and expanding their use of our offering.

•

If we fail to maintain and enhance our brand, including among developers, our ability to expand our customer base will be impaired and our business, financial condition, and results of operations may suffer.

•	The markets in which we participate are competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed.

•

If we or third parties who we work with experience a security breach, or if the confidentiality, integrity, or availability of our information technology, software, services, communications, or data is compromised, our offering may be perceived as not being secure, our reputation may be harmed, demand for our offering may be reduced, proprietary data and information, including source code, could be exfiltrated, and we may incur significant liabilities.

•

We rely on third-party providers of cloud-based infrastructure to host Confluent Cloud. Any failure to adapt our offering to evolving network architecture technology, disruption in the operations of these third-party providers, limitations on capacity or use of features, or interference with our use could adversely affect our business, financial condition, and results of operations.

•

We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price and the value of your investment could decline.

•

The dual class structure of our common stock as contained in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our stock prior to this offering, including our executive officers, employees, and directors and their affiliates, and limiting your ability to influence corporate matters.

If we are unable to adequately address these and other risks we face, our business may be harmed.

Channels for Disclosure of Information

Following the closing of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website, press releases, public conference calls, public webcasts, and our Twitter account.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were initially incorporated under the laws of the State of Delaware in September 2014 under the name Infinitem, Inc. We changed our name to Confluent, Inc. in September 2014. Our principal executive offices are located at 899 W. Evelyn Avenue, Mountain View, California 94041. Our telephone number is (800) 439-3207. Our website address is www.confluent.io. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

The Confluent design logos, “Confluent,” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of Confluent, Inc. or its affiliates. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced obligations with respect to financial data, including presenting only two years of audited financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements;

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved; and

•

an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock in this offering. However, we will cease to be an emerging growth company prior to the end of such five-year period if (i) we become a “large accelerated filer,” with at least $700 million of common equity securities held by non-affiliates; (ii) our annual gross revenue exceeds $1.07 billion; or (iii) we issue more than $1.0 billion of non-convertible debt in any three-year period, whichever occurs first.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

THE OFFERING

Class A common stock offered	23,000,000 shares

Class A common stock to be outstanding after this offering	23,000,000 shares

Class B common stock to be outstanding after this offering	229,365,190 shares

Total Class A common stock and Class B common stock to be outstanding after this offering	252,365,190 shares

Use of proceeds	We estimate that our net proceeds from the sale of our Class A common stock in this offering will be approximately $781.1 million, based on the initial public offering price of $36.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies, although we do not currently have any agreements or commitments for any material acquisitions or investments. See the section titled “Use of Proceeds” for additional information.

Voting rights

We have two classes of common stock: Class A common stock and Class B common stock. Class A common stock is entitled to one vote per share and Class B common stock is entitled to 10 votes per share and is convertible at any time into one share of Class A common stock.

Holders of Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering. Once this offering is completed, based on the number of shares outstanding as of March 31, 2021, the holders of our outstanding Class B common stock will beneficially own approximately 90.9% of our outstanding shares and control approximately 99.0% of the voting power of our outstanding shares, and our executive officers, directors, and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will beneficially own, in the aggregate, approximately

56.9% of our outstanding shares and control approximately 61.7% of the voting power of our outstanding shares.

The holders of our outstanding Class B common stock will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Participation in this offering

Each of Coatue Growth Fund IV LP, or Coatue, and Altimeter Growth Partners Fund IV, L.P. and Altimeter Growth Cascade Fund, L.P., referred to together as Altimeter, has agreed to purchase 1,725,000 shares of Class A common stock in this offering, for an aggregate of 3,450,000 shares, at the initial public offering price of $36.00 per share. The underwriters will receive the same discounts and commissions from the shares of Class A common stock purchased by Coatue and Altimeter as they will from any other shares sold to the public in this offering. The shares purchased by Coatue and Altimeter in this offering will not be subject to any lock-up or market stand-off arrangements.

Risk factors	See the section titled “Risk Factors” and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Nasdaq Global Select Market trading symbol	“CFLT”

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on no shares of our Class A common stock and 229,365,190 shares of our Class B common stock (including shares of our redeemable convertible preferred stock and convertible founder stock on an as-converted basis) outstanding as of March 31, 2021 and excludes:

•	79,624,342 shares of Class B common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, with a weighted-average exercise price of $5.40 per share;

•	3,586,053 shares of Class B common stock issuable upon the exercise of stock options granted subsequent to March 31, 2021, with a weighted-average exercise price of $20.69 per share;

•

14,000 shares of Class B common stock issuable upon the vesting and settlement of restricted stock units, or RSUs, outstanding as of March 31, 2021, subject to a service-based vesting condition as well as a performance-based vesting condition that will be satisfied in connection with this offering;

•	4,070,219 shares of Class B common stock issuable upon the vesting and settlement of RSUs granted subsequent to March 31, 2021;

•

7,237,338 shares of Class B common stock reserved for future issuance under our 2014 Stock Plan, or the 2014 Plan, as of March 31, 2021 (after giving effect to the issuance of stock options and RSUs granted subsequent to March 31, 2021 for 7,656,272 shares of Class B common stock described above and an increase in the number of shares of Class B common stock reserved for future issuance under the 2014 Plan by 6,600,000 shares subsequent to March 31, 2021), which shares were transferred to our 2021 Equity Incentive Plan, or the 2021 Plan, at the time it became effective upon the execution of the underwriting agreement for this offering;

•

25,812,876 shares of Class A common stock reserved for future issuance under our 2021 Plan plus (i) the shares that remained available for grant of future awards under our 2014 Plan at the time our 2021 Plan became effective as described above, (ii) any automatic increases in the number of shares of Class A common stock reserved for future issuance under this plan, and (iii) shares underlying outstanding stock awards granted under our 2014 Plan that expire, or are forfeited, cancelled, withheld, or reacquired;

•

5,162,575 shares of Class A common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan, or the 2021 ESPP, which became effective upon the execution of the underwriting agreement for this offering, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under this plan; and

•	250,000 shares of our Class A common stock that we plan to donate to our charitable foundation, Confluent.org, upon or after the completion of this offering.

Unless otherwise indicated, the information in this prospectus assumes:

•

the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which will occur immediately prior to the closing of this offering;

•	the reclassification of 113,451,522 shares of common stock outstanding as of March 31, 2021 into an equal number of shares of Class B common stock and the authorization of our Class A common stock;

•

the automatic conversion of 115,277,850 shares of our redeemable convertible preferred stock outstanding as of March 31, 2021 into an equal number of shares of Class B common stock immediately prior to the closing of this offering;

•

the automatic conversion of 635,818 shares of our convertible founder stock outstanding as of March 31, 2021 into an equal number of shares of Class B common stock immediately prior to the closing of this offering; and

•	no exercise of outstanding options or settlement of outstanding RSUs.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize our consolidated financial and other data. We derived the summary consolidated statements of operations data for the years ended December 31, 2019 and 2020 (except for pro forma net loss per share attributable to common stockholders and weighted-average shares used to compute pro forma net loss per share attributable to common stockholders) from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated statements of operations data for the three months ended March 31, 2020 and 2021 (except for pro forma net loss per share attributable to common stockholders and weighted-average shares used to compute pro forma net loss per share attributable to common stockholders) and the summary consolidated balance sheet data as of March 31, 2021 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We derived the summary consolidated statement of operations data for the year ended December 31, 2018 from our unaudited consolidated financial statements not included in this prospectus. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements included elsewhere in this prospectus, and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data. Our historical results are not necessarily indicative of the results to be expected for any future period, and our interim results are not necessarily indicative of results to be expected for the full year or any other period. When you read this summary consolidated financial data, it is important that you read it together with the historical consolidated financial statements and the related notes included elsewhere in this prospectus, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,			Three Months Ended March 31,
	2018	2019	2020	2020	2021
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$56,405	$130,206	$208,633	$43,943	$67,992
Services	8,762	19,599	27,944	6,961	9,036

Total revenue	65,167	149,805	236,577	50,904	77,028

Cost of revenue:
Subscription(1)	9,312	28,395	49,283	11,014	15,757
Services(1)	7,067	20,974	26,193	6,799	8,081

Total cost of revenue	16,379	49,369	75,476	17,813	23,838

Gross profit	48,788	100,436	161,101	33,091	53,190

Operating expenses:
Research and development(1)	22,586	58,090	105,399	19,742	24,313
Sales and marketing(1)	54,531	115,792	166,361	38,317	58,509
General and administrative(1)	13,206	24,662	122,516	8,415	15,512

Total operating expenses	90,323	198,544	394,276	66,474	98,334

Operating loss	(41,535)	(98,108)	(233,175)	(33,383)	(45,144)
Interest income	936	2,494	4,113	443	844
Other income (expense), net	(405)	567	(973)	(307)	(336)

Loss before income taxes	(41,004)	(95,047)	(230,035)	(33,247)	(44,636)
Provision for (benefit from) income taxes	394	(5)	(207)	388	(110)

Net loss	$(41,398)	$(95,042)	$(229,828)	$(33,635)	$(44,526)

Net loss per share attributable to common and founder stockholders, basic and diluted(2)	$(0.49)	$(0.99)	$(2.21)	$(0.33)	$(0.41)

Weighted-average shares used to compute net loss per share attributable to common and founder stockholders, basic and diluted(2)	84,692,365	96,067,380	104,218,082	103,196,156	108,731,605

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(3)			$(1.14)		$(0.21)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(3)			211,512,902		224,261,477

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,				Three Months Ended March 31,
	2018	2019	2020		2020	2021
	(in thousands)
Cost of revenue - subscription	$327	$1,161	$2,572		$462	$975
Cost of revenue - services	237	994	1,745		350	544
Research and development	1,434	6,268	33,755		2,046	3,511
Sales and marketing	3,483	6,545	14,734		2,373	4,976
General and administrative	2,742	3,649	90,535		1,220	3,347

Total stock-based compensation expense	$8,223	$18,617	$143,341	*	$6,451	$13,353

*

In connection with a tender offer and secondary sales of our common stock and convertible founder stock, stock-based compensation expense for the year ended December 31, 2020 included $111.9 million of expense related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

(2)

See Notes 2 and 13 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net loss per share attributable to common and founder stockholders and the weighted-average number of shares used in the computation of the per share amounts.

(3)

Basic and diluted unaudited pro forma net loss per share attributable to common stockholders for the year ended December 31, 2020 and the three months ended March 31, 2021 gives effect to (i) the automatic conversion of all outstanding shares of redeemable convertible preferred stock as if the conversion had occurred as of the beginning of the period or on the date of issuance, if later; (ii) the automatic conversion of all outstanding shares of convertible founder stock into an equal number of shares of Class B common stock as if such conversion had occurred as of the beginning of the period or on the date of issuance, if later; (iii) stock-based compensation expense related to stock options subject to service-based and performance-based vesting conditions, for which the performance-based vesting condition will be satisfied in connection with this offering, as further described in Notes 2 and 11 to our consolidated financial statements included elsewhere in this prospectus; (iv) the vesting and stock-based compensation expense related to RSUs subject to service-based and performance-based vesting conditions, which conditions will be satisfied in connection with this offering, as further described in Notes 2 and 11 to our consolidated financial statements included elsewhere in this prospectus; and (v) the issuance of 250,000 shares of our Class A common stock as a donation to our charitable foundation, Confluent.org, and an associated non-cash charge of approximately $9.0 million, estimated based on the initial public offering price of $36.00 per share, as if the issuance had occurred as of the beginning of the period. Basic and diluted unaudited pro forma net loss per share attributable to common stockholders for the year ended December 31, 2020 and the three months ended March 31, 2021 does not give effect to stock options and RSUs granted subsequent to March 31, 2021, which all have time-based vesting conditions, vesting over a four year period, subject to continuous service with us. We expect to recognize approximately $52.1 million of stock-based compensation expense related to these stock options and $117.6 million of stock-based compensation expense related to these RSUs, in each case generally over the requisite service and vesting period of four years. During the three months ended June 30, 2021, we expect to recognize $2.2 million of stock-based compensation expense related to such stock options on a straight-line basis and $7.9 million of stock-based compensation expense related to such RSUs using the accelerated attribution method, where such RSUs are subject to a service-based vesting condition that generally provides for vesting over four years, subject to continuous service with us, and a performance-based vesting condition, which performance-based vesting condition will be satisfied in connection with this offering, assuming completion of this offering prior to June 30, 2021. Using the accelerated attribution method in recognizing stock-based compensation expense for these RSUs, expense for each vesting tranche in an award is recognized ratably from the grant date to the vesting date for that tranche, resulting in acceleration of expense recognition as compared to recognition on a straight-line basis. As a result, we expect to recognize a relatively larger amount of stock-based compensation expense relating to these RSUs in upcoming quarters as compared to later quarters in the vesting period. To illustrate, we expect to recognize approximately $63.6 million of stock-based compensation expense related to these RSUs for the four fiscal quarters ended June 30, 2022, assuming (i) completion of this offering prior to June 30, 2021, (ii) no RSUs are cancelled or forfeited during such period, and (iii) no additional RSUs are granted during such period. The remaining $46.1 million of stock-based compensation expense would be recognized over the remainder of the four year requisite service period of the RSUs. The table presented below sets forth the calculation of basic and diluted unaudited pro forma net loss per share attributable to common stockholders for the year ended December 31, 2020 and the three months ended March 31, 2021:

	Year Ended December 31, 2020		Three Months Ended March 31, 2021
	Common	Convertible Founder	Common	Convertible Founder
	(in thousands, except share and per share data)
Numerator:
Net loss attributable to common and founder stockholders	$(219,560)	$(10,268)	$(44,266)	$(260)
Stock-based compensation expense related to stock options for which the performance-based vesting condition will be satisfied in connection with this offering	(3,002)	—	(3,122)	—
Stock-based compensation expense related to RSUs for which the service-based and performance-based vesting conditions will be satisfied in connection with this offering	—	—	(271)	—
Pro forma adjustment to reflect reallocation of net loss due to automatic conversion of convertible founder stock to Class B common stock in connection with this offering	(10,268)	10,268	(260)	260
Pro forma adjustment to reflect non-cash expense related to the donation of Class A common stock to our charitable foundation	(9,000)	—	—	—

Pro forma net loss attributable to common stockholders	$(241,830)	$—	$(47,919)	$—

Denominator:
Weighted-average shares used to compute net loss per share attributable to common and founder stockholders, basic and diluted	99,562,032	4,656,050	108,095,787	635,818
Pro forma adjustment to reflect automatic conversion of redeemable convertible preferred stock to Class B common stock in connection with this offering	107,044,820	—	115,277,850	—
Pro forma adjustment to reflect automatic conversion of convertible founder stock to Class B common stock in connection with this offering	4,656,050	(4,656,050)	635,818	(635,818)
Pro forma adjustment to reflect vesting of RSUs for which the service-based and performance-based vesting conditions will be satisfied in connection with this offering	—	—	2,022	—
Pro forma adjustment to reflect donation of Class A common stock to our charitable foundation	250,000	—	250,000	—

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted	211,512,902	—	224,261,477	—

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(1.14)	$—	$(0.21)	$—

	March 31, 2021
	Actual	Pro Forma(1)	Pro Forma as Adjusted (2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$280,098	$280,098	$1,061,462
Working capital(3)	205,478	205,478	988,182
Total assets	518,956	518,956	1,298,716
Total liabilities	274,408	274,408	273,068
Redeemable convertible preferred stock	574,634	—	—
Additional paid-in capital	120,449	698,475	1,488,574
Accumulated deficit	(450,579)	(453,972)	(462,972)
Total stockholders’ (deficit) equity	(330,086)	244,548	1,025,648

(1)

The pro forma column in the consolidated balance sheet data table above reflects (i) the automatic conversion of all outstanding shares of redeemable convertible preferred stock, of which there were 115,277,850 shares outstanding as of March 31, 2021, into an equal number of shares of Class B common stock as if such conversion had occurred on March 31, 2021; (ii) the automatic conversion of all outstanding shares of convertible founder stock, of which there were 635,818 shares outstanding as of March 31, 2021, into an equal number of shares of Class B common stock as if such conversion had occurred on March 31, 2021; (iii) stock-based compensation expense of $3.1 million as of March 31, 2021 related to stock options subject to service-based and performance-based vesting conditions, for which the performance-based vesting condition will be satisfied in connection with this offering, as further described in Notes 2 and 11 to our consolidated financial statements included elsewhere in this prospectus, reflected as an increase to additional paid-in capital and accumulated deficit; (iv) stock-based compensation expense of $0.3 million as of March 31, 2021 related to RSUs subject to service-based and performance-based vesting conditions, which conditions will be satisfied in connection with this offering, as further described in Notes 2 and 11 to our consolidated financial statements included elsewhere in this prospectus, reflected as an increase to additional paid-in capital and accumulated deficit; and (v) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur in connection with this offering.

(2)

The pro forma as adjusted column in the consolidated balance sheet data table above reflects (i) the pro forma items described immediately above; (ii) the sale and issuance by us of 23,000,000 shares of Class A common stock in this offering at the initial public offering price of $36.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (excluding $0.3 million of deferred offering costs that had been paid as of March 31, 2021); and (iii) the issuance of 250,000 shares of our Class A common stock as a donation to our charitable foundation, Confluent.org, upon or after the completion of this offering and an associated non-cash charge of approximately $9.0 million, estimated based on the initial public offering price of $36.00 per share.

(3)

We define working capital as current assets less current liabilities. See our consolidated financial statements and the related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

Key Business Metrics

	December 31,			March 31,
	2018	2019	2020	2020	2021
Remaining performance obligations(1) (in thousands)	$80,072	$159,595	$261,741	$166,269	$280,911
Customers with $100,000 or greater in ARR(1)	185	337	513	374	561
Dollar-based net retention rate(1)	177%	134%	125%	130%	117%

(1)

See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” included elsewhere in this prospectus for our definitions of these metrics.

Non-GAAP Financial Measures

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP, we use certain non-GAAP financial measures, as described below, to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes. We are presenting these non-GAAP financial measures because we believe, when taken collectively, they may be helpful to investors because they provide consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations, or outlook.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. For example, these measures exclude expenses associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy.

In particular, we believe that historical and future trends in free cash flow and free cash flow margin, even if negative, provide useful information about the amount of cash generated (or consumed) by our operating activities that is available (or not available) to be used for strategic initiatives and investments. Free cash flow and free cash flow margin are non-GAAP financial measures used by management to understand and evaluate our liquidity and to generate future operating plans. Further, we believe that the exclusion of capital expenditures and amounts capitalized for internal-use software development facilitates comparisons of our liquidity on a period-to-period basis and excludes items that we do not consider to be indicative of our liquidity. However, free cash flow is not a substitute for cash used in operating activities. The utility of free cash flow and free cash flow margin is limited as these measures do not reflect our future contractual commitments and do not represent the total increase or decrease in our cash balance for any given period.

In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. As a result, our non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP.

	Year Ended December 31,			Three Months Ended March 31,
	2018	2019	2020	2020	2021
	(in thousands, except percentages)
Revenue	$65,167	$149,805	$236,577	$50,904	$77,028
Gross profit	$48,788	$100,436	$161,101	$33,091	$53,190
Non-GAAP gross profit	$49,352	$102,592	$165,443	$33,904	$54,709
Gross margin	75%	67%	68%	65%	69%
Non-GAAP gross margin	76%	68%	70%	67%	71%
Operating loss	$(41,535)	$(98,108)	$(233,175)	$(33,383)	$(45,144)
Non-GAAP operating loss	$(33,312)	$(79,385)	$(89,314)	$(26,856)	$(31,528)
Operating margin	(64)%	(65)%	(99)%	(66)%	(59)%
Non-GAAP operating margin	(51)%	(53)%	(38)%	(53)%	(41)%
Net cash used in operating activities	$(21,961)	$(68,834)	$(82,057)	$(31,031)	$(19,989)
Net cash (used in) provided by investing activities	$(72,167)	$35,641	$(176,859)	$(15,046)	$13,845
Net cash provided by financing activities	$129,940	$13,432	$276,758	$227,025	$13,460
Free cash flow	$(22,553)	$(71,763)	$(86,707)	$(32,369)	$(21,228)
Net cash used in operating activities as a percentage of revenue	(34)%	(46)%	(35)%	(61)%	(26)%
Free cash flow margin	(35)%	(48)%	(37)%	(64)%	(28)%

Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense and employer taxes on employee stock transactions.

The following table presents a reconciliation of our non-GAAP gross profit to our GAAP gross profit and of our non-GAAP gross margin to our GAAP gross margin for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2018	2019	2020	2020	2021
	(in thousands, except percentages)
Revenue	$65,167	$149,805	$236,577	$50,904	$77,028

Gross profit	$48,788	$100,436	$161,101	$33,091	$53,190
Add: Stock-based compensation expense(1)	564	2,155	4,317	812	1,519
Add: Employer taxes on employee stock transactions	—	1	25	1	—

Non-GAAP gross profit	$49,352	$102,592	$165,443	$33,904	$54,709

Gross margin	75%	67%	68%	65%	69%
Non-GAAP gross margin	76%	68%	70%	67%	71%

(1)

In connection with a tender offer and secondary sales of our common stock and convertible founder stock, stock-based compensation expense for the year ended December 31, 2020 included $0.6 million of expense related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

Non-GAAP Operating Loss and Non-GAAP Operating Margin

We define non-GAAP operating loss and non-GAAP operating margin as GAAP operating loss and GAAP operating margin, respectively, excluding stock-based compensation expense and employer taxes on employee stock transactions.

The following table presents a reconciliation of our non-GAAP operating loss to our GAAP operating loss and of our non-GAAP operating margin to our GAAP operating margin for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2018	2019	2020	2020	2021
	(in thousands, except percentages)
Revenue	$65,167	$149,805	$236,577	$50,904	$77,028

Operating loss	$(41,535)	$(98,108)	$(233,175)	$(33,383)	$(45,144)
Add: Stock-based compensation expense(1)	8,223	18,617	143,341	6,451	13,353
Add: Employer taxes on employee stock transactions(2)	—	106	520	76	263

Non-GAAP operating loss	$(33,312)	$(79,385)	$(89,314)	$(26,856)	$(31,528)

Operating margin	(64)%	(65)%	(99)%	(66)%	(59)%
Non-GAAP operating margin	(51)%	(53)%	(38)%	(53)%	(41)%

(1)

In connection with a tender offer and secondary sales of our common stock and convertible founder stock, stock-based compensation expense for the year ended December 31, 2020 included $111.9 million of expense related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

(2)	Employer taxes on employee stock transactions consists of:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands)
Cost of revenue - subscription	$—	$9	$1	$—
Cost of revenue - services	1	16	—	—
Research and development	20	81	9	121
Sales and marketing	64	271	22	103
General and administrative	21	143	44	39

Total employer taxes on employee stock transactions	$106	$520	$76	$263

Free Cash Flow and Free Cash Flow Margin

We define free cash flow as net cash used in operating activities, less capitalized internal-use software costs and capital expenditures. Free cash flow margin is calculated as free cash flow divided by total revenue.

The following table presents a reconciliation of free cash flow and free cash flow margin to net cash used in operating activities for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2018	2019	2020	2020	2021
	(in thousands, except percentages)
Revenue	$65,167	$149,805	$236,577	$50,904	$77,028

Net cash used in operating activities	$(21,961)	$(68,834)	$(82,057)	$(31,031)	$(19,989)
Add: Capitalized internal-use software costs	—	(975)	(3,610)	(992)	(596)
Add: Capital expenditures	(592)	(1,954)	(1,040)	(346)	(643)

Free cash flow	$(22,553)	$(71,763)	$(86,707)	$(32,369)	$(21,228)

Net cash used in operating activities as a percentage of revenue	(34)%	(46)%	(35)%	(61)%	(26)%
Free cash flow margin	(35)%	(48)%	(37)%	(64)%	(28)%
Net cash (used in) provided by investing activities	$(72,167)	$35,641	$(176,859)	$(15,046)	$13,845
Net cash provided by financing activities	$129,940	$13,432	$276,758	$227,025	$13,460

Risk Factors CONFLUENT

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, or results of operations. In such case, the trading price of our Class A common stock could decline, and you may lose some or all of your original investment.

Risks Related to Our Business and Operations

Our recent rapid growth may not be indicative of our future growth. Our rapid growth also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our revenue was $65.2 million, $149.8 million, and $236.6 million for the years ended December 31, 2018, 2019, and 2020, respectively, and $50.9 million and $77.0 million for the three months ended March 31, 2020 and 2021, respectively. You should not rely on the revenue growth of any prior period as an indication of our future performance. Even if our revenue continues to increase, we expect that our revenue growth rate will decline in the future as a result of a variety of factors, including the maturation of our business. Overall growth of our revenue depends on a number of factors, including our ability to:

•	market and price our offering effectively so that we are able to attract new customers and expand sales to our existing customers;

•	successfully develop a substantial customer and sales pipeline for our products;

•	expand the features and functionality of our offering to enable additional use cases for our customers;

•	hire new sales personnel to support our growth, and reduce the time for new sales personnel to achieve desired productivity levels;

•	extend our product leadership to expand our addressable market;

•	differentiate our offering from open source alternatives and products offered by our competitors;

•	maintain and expand the rates at which new customers purchase and existing customers renew subscriptions and committed use of our offering;

•	provide our customers with support that meets their needs;

•	expand our partner ecosystem, including with major cloud providers, ISVs, and regional and global systems integrators;

•	increase awareness of our brand on a global basis to successfully compete with other companies; and

•	expand to new international markets and grow within existing markets.

We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations. If the assumptions that we use to plan our business are incorrect or change in reaction to changes in our market, or if we are unable to maintain consistent revenue or revenue growth, our stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on our revenue for any prior quarterly or annual periods as any indication of our future revenue or revenue growth.

In addition, we expect to continue to expend substantial financial and other resources on:

•	expansion and enablement of our sales, services, and marketing organization to increase brand awareness and drive adoption of our offering;

•

product development, including investments in our product development team and the development of new products and new features and functionality for our offering to expand use cases and provide feature parity across third-party public cloud platforms, as well as investments in further differentiating our existing offering;

•	our cloud infrastructure technology, including systems architecture, scalability, availability, performance, and security;

•	technology and sales channel partnerships, including cloud marketplaces;

•	international expansion;

•	acquisitions or strategic investments; and

•	general administration, including increased legal and accounting expenses associated with being a public company.

These investments may not result in increased revenue in our business. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and results of operations will be harmed, and we may not be able to achieve or maintain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If our revenue does not meet our expectations in future periods, our business, financial position, and results of operations may be harmed.

We have a history of operating losses and may not achieve or sustain profitability in the future.

We have experienced net losses in each period since inception. We generated a net loss of $41.4 million, $95.0 million, and $229.8 million for the years ended December 31, 2018, 2019, and 2020, respectively, and $33.6 million and $44.5 million for the three months ended March 31, 2020 and 2021, respectively. As of March 31, 2021, we had an accumulated deficit of $450.6 million. While we have experienced significant revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of sales to achieve or maintain profitability in the future. We also expect our costs and expenses to increase in future periods, which could negatively affect our future results of operations if our revenue does not increase. In particular, we intend to continue to expend significant funds to further develop our offering, including by introducing new offerings and features and functionality, and to expand our sales, marketing, and services teams to drive new customer adoption, expand the use of our offering by existing customers, support international expansion, and implement additional systems and processes to effectively scale operations. We will also face increased compliance costs associated with growth, the planned expansion of our customer base and pipeline, international expansion, and being a public company. In addition, Confluent Cloud operates on public cloud infrastructure provided by third-party vendors, and our costs and gross margins are significantly influenced by the prices we are able to negotiate with these public cloud providers, which in many cases are also our competitors. To the extent we are able to successfully increase the percentage of our revenue attributable to Confluent Cloud, we may incur increased costs related to our public cloud contracts which would negatively impact our gross margins. Our efforts to grow our business may be costlier than we expect, or the rate of our growth in revenue may be slower than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. In addition, our efforts and investments to implement systems and processes to scale operations may not be sufficient or may not be appropriately executed. As a result, we may incur significant losses in the future for a number of reasons, including the other risks described herein, and unforeseen expenses, difficulties, complications or delays, and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and Class A common stock may significantly decrease.

We have a limited operating history, which makes it difficult to forecast our future results of operations.

We were founded in 2014. As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our historical revenue growth should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including shifts in our offering and revenue mix, slowing demand for our offering, increasing competition, decreased productivity of our sales and marketing organization, and effectiveness of our sales and marketing efforts to acquire new customers, failure to retain existing customers or expand existing subscriptions and usage-based minimum commitments, changing technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described in this prospectus. If our assumptions regarding these risks and uncertainties and our future revenue growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer.

Health epidemics, including the COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, operations, and the markets and communities in which we, our partners, and customers operate.

Our business and operations could be adversely affected by health epidemics, including the COVID-19 pandemic, impacting the markets and communities in which we, our partners, and customers operate. The ongoing global COVID-19 pandemic has adversely impacted, and may continue to adversely impact, many aspects of our business. As certain of our customers or potential customers experience downturns or uncertainty in their own business operations and revenue resulting from the spread of COVID-19, they have and may continue to decrease or delay their technology spending, request pricing concessions or payment extensions, or seek renegotiations of their contracts. While historical pricing concessions, payment extensions, and contract renegotiations, including as a result of the COVID-19 pandemic, have not been significant or resulted in a significant decrease in our revenue or delay in revenue recognition, we cannot assure you that future concessions, extensions, or renegotiations that we grant will be similarly insignificant or will not have a significant impact on our revenue, including delays in revenue recognition. The extent of the impact of the COVID-19 pandemic on our customers and our customers’ response to the COVID-19 pandemic is difficult to assess or predict, and we may be unable to accurately forecast our revenues or financial results, especially given that the long term impact of the pandemic remains uncertain. Our results of operations could be materially above or below our forecasts, which could adversely affect our results of operations, disappoint analysts and investors, and/or cause our stock price to decline.

In response to the COVID-19 pandemic, many state, local, and foreign governments have put in place, and others in the future may put in place, quarantines, executive orders, shelter-in-place orders, and similar government orders and restrictions in order to control the spread of the disease. Such orders or restrictions, or the perception that such orders or restrictions could occur, have resulted in business closures, work stoppages, slowdowns and delays, work-from-home policies, travel restrictions, and cancellation or postponement of events, among other effects that could negatively impact productivity and disrupt our operations and those of our partners and customers. Starting in March 2020, we have temporarily required employees to work remotely, suspended non-essential travel by our employees, and required events to be held virtually. We may take further actions that alter our operations as may be required by federal, state, or local authorities, or which we determine are in our best interests. For activities that may be conducted remotely, there is no guarantee that we will be as effective while working remotely. Because our team is dispersed, some employees have experienced, and may continue to experience, less capacity to work due to increased personal obligations (such as childcare, eldercare, or caring for family who become sick), some have become sick themselves and been unable to work, or may be otherwise negatively affected, mentally or physically, by the COVID-19 pandemic and prolonged social distancing. Decreased effectiveness and availability of our team could adversely affect our results due to slow-downs in our sales cycles and recruiting and onboarding efforts, delays in our entry into customer contracts, delays in addressing performance issues, delays in product development, delays and inefficiencies among various operational aspects of our business, including our financial organization, or other decreases in productivity that could seriously harm our business. Furthermore, we postponed, and may decide to further postpone or cancel, certain planned investments in our business in response to changes in our business as a result of the spread of COVID-19. For example, during the second and third quarters of 2020, we temporarily reduced the pace of our employee hiring across all functions. In particular, the pause in employee hiring for our sales and marketing organization may negatively impact our growth, business, and revenue. The pause in employee hiring for our research and development organization has caused delays in development and releases of new features and functionality for our offering, which may also harm our competitive positioning as well as our growth, business, and revenue. These actions may also impact our ability to attract and retain customers and our rate of innovation, either of which could harm our business.

The global impact of COVID-19 continues to evolve, and we will continue to monitor the situation closely. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, operations, ability to access capital, or the global economy as a whole. While the spread of COVID-19 may be contained or mitigated, there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur, or that the global economy will recover, either of which could harm our business.

We derive substantially all of our revenue from our platform for data in motion. Failure of our offering to satisfy customer demands or achieve continued market acceptance over competitors, including open source alternatives, would harm our business, results of operations, financial condition, and growth prospects.

We derive and expect to continue to derive substantially all of our revenue from sales of, and additional services related to, our platform for data in motion. We have directed, and intend to continue to direct, a significant portion of our financial and operating resources to developing more features and functionality for such offering. Our growth will depend in large part on enabling additional use cases for our customers after they initially adopt our offering, ranging from industry-specific use cases to use cases generated by the network effects of connecting multiple applications within an enterprise. In addition, the success of our business is substantially dependent on the actual and perceived viability, benefits, and advantages of our offering as a preferred platform for data in motion, particularly when compared to open source alternatives developed internally by customers. As such, market adoption of our offering is critical to our continued success. Demand for our offering is affected by a number of factors, including increased market acceptance of our offering by existing customers and potential new customers, effectiveness of our sales and marketing strategy, the extension of our offering to new applications and use cases, the timing of development and release of new offerings by us and our competitors, technological change, and growth or contraction of the market in which we compete. Failure to successfully address these factors, satisfy customer demands, achieve continued market acceptance over competitors, including open source alternatives, and achieve growth in sales of our offering would harm our business, results of operations, financial condition, and growth prospects.

We have historically derived a substantial portion of our revenue from Confluent Platform, and any loss in market acceptance or reduction in sales of Confluent Platform would harm our business, results of operations, financial condition, and growth prospects.

Our business is substantially dependent on Confluent Platform, our enterprise-ready, self-managed software offering. Confluent Platform contributed 89% and 85% of our subscription revenue for the years ended December 31, 2019 and 2020, respectively, and 86% and 80% of our subscription revenue for the three months ended March 31, 2020 and 2021, respectively. We expect to continue to rely on customer adoption and expansion of Confluent Platform as a component of our future growth. In particular, we are dependent on Confluent Platform serving as a fundamental self-managed, data-in-motion offering to generate wide-ranging use cases for our customers and increase our dollar-based net retention rate with existing customers. If we experience loss in market acceptance, reduced customer renewals or new customer adoption, or limited use case expansion among existing customers of Confluent Platform, our growth, business, financial condition, and results of operations may be harmed.

We intend to continue investing significantly in Confluent Cloud, and if it fails to achieve market adoption, our growth, business, results of operations, and financial condition could be harmed.

We intend to continue investing significantly in developing and growing Confluent Cloud as a fully-managed, cloud-native service. We have less experience marketing, determining pricing for, and selling Confluent Cloud, and we are still determining how best to market, price, and support adoption of Confluent Cloud. As a result, any shift in our sales strategy focused on customer acquisition for Confluent Cloud could result in near term fluctuations in our financial results as compared to prior periods, particularly if previous Confluent Platform customers shift to Confluent Cloud, given that sales of Confluent Cloud have historically had a lower average price compared to subscriptions to Confluent Platform. Our sales strategy for Confluent Cloud also involves landing customers at low entry points, including starting with our free Confluent Cloud trial and pay-as-you-go, which have no commitments. There can be no assurance that such customers will enter into usage-based minimum commitments with us, expand their existing commitments, or ramp their usage of Confluent Cloud. In addition, there can be no assurance as to the length of time required to attain substantial market adoption of Confluent Cloud, if at all. To expand our potential customer and sales pipeline for Confluent Cloud, we will need to increase brand awareness, cultivate relationships with potential customers in key industries and sectors and rapidly convert the sales pipeline into new customers. To increase market adoption and expand the customer base for Confluent Cloud, we also intend to target the commercial customer segment, comprised of small to medium-sized companies, including early stage companies, as part of our overall sales and marketing strategy for Confluent Cloud. These customers typically demand faster deployment of Confluent Cloud within their organizations and prioritize ease of use. In addition, the sales cycle for these customers is typically shorter, requiring accelerated ramp time of our sales force and higher velocity marketing strategies. If we are unsuccessful in these and our other efforts to drive market adoption of and expand the customer base for Confluent Cloud, or if we do so in a way that is not profitable, fails to compete successfully against our current or future competitors, or fails to adequately differentiate Confluent Cloud from open source alternatives, our growth, business, results of operations, and financial condition could be harmed.

We may not be able to successfully manage our growth, and if we are not able to grow efficiently, our business, financial condition, and results of operations could be harmed.

As usage and adoption of our offering grows, we will need to devote additional resources to improving our offering’s capabilities, features, and functionality. In addition, we will need to appropriately scale our internal business operations and our services organization to serve our growing customer base. Any failure of or delay in these efforts could result in impaired product performance and reduced customer satisfaction, resulting in decreased sales to new customers, lower dollar-based net retention rates, or the issuance of service credits or requested refunds, which would hurt our revenue growth and our reputation. Further, any failure in optimizing the costs associated with our third-party cloud services as we scale could negatively impact our gross margins. Our expansion efforts will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies, vulnerabilities or service disruptions as a result of our efforts to scale our internal infrastructure, which may result in extended outages, loss of customer trust, and harm to our reputation. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition, and results of operations.

The markets in which we participate are competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed.

Our platform for data in motion combines and expands upon functionality from numerous traditional product categories, and hence we compete in each of these categories with products from a number of different vendors. Our primary competition, especially on-premise, is internal IT teams that develop data infrastructure software using open source software, including Apache Kafka. Our principal competitors in the cloud are the well-established public cloud providers that compete in all of our markets. These enterprises are developing and have released fully-managed, real-time data ingestion and data streaming products, such as Azure Event Hubs

(Microsoft Corporation), Amazon Kinesis and Amazon DynamoDB Streams (AWS), and Cloud Pub/Sub and Cloud Dataflow (Google). On premise, there are a number of vendors with legacy products that have pivoted into this space including TIBCO Streaming, Cloudera Dataflow, Redhat (IBM), AMQ Streams, and Oracle Cloud Infrastructure Streaming.

We currently offer Confluent Cloud on the public clouds provided by AWS, Azure, and GCP, which are also some of our primary actual and potential competitors. There is risk that one or more of these public cloud providers could use their respective control of their public clouds to embed innovations or privileged interoperating capabilities in competing products, bundle competing products, provide us unfavorable pricing, leverage their public cloud customer relationships to exclude us from opportunities, and treat us and our customers differently with respect to terms and conditions or regulatory requirements compared to similarly situated customers. In addition, if public cloud providers develop a data-in-motion offering that operates across multiple public clouds or on premise, we would face increased competition from these providers. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide subscriptions and services that compete favorably with those of the public cloud providers.

With the introduction of new technologies, market entrants, and open source alternatives, including those based on Apache Kafka, we expect that the competitive environment will remain intense going forward. Because Apache Kafka is open source and there are few technological barriers to entry into the open source market, it may be relatively easier for competitors, some of which may have greater resources than we have, to enter our markets and develop data-in-motion alternatives based on Apache Kafka. In addition, the data infrastructure market is large and continues to grow rapidly, and our future success will depend in part on differentiating our product offering from open source alternatives, including Apache Kafka, and core data-in-motion product offerings. If we are unable to sufficiently differentiate our offering from Apache Kafka or other offerings based on or derived from Apache Kafka, we may not be successful in achieving market acceptance of our offering, which would limit our growth and future revenue. Certain existing and prospective customers may have access to certain of our data-in-motion platform functions under free-to-use licenses, which can reduce demand for our offering. Such existing or prospective customers may also have reservations about deploying proprietary software like our offering and may instead opt to use solely open source software based on the perception that this will lower long-term costs and reduce dependence on third-party vendors. In addition, our existing customers have chosen or could in the future choose to develop similar capabilities in-house and strengthen their use of open source software, rather than continue to purchase our offering.

Some of our actual and potential competitors have been acquired by other larger enterprises and have made or may make acquisitions or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than us. Any trend toward industry consolidation may negatively impact our ability to successfully compete and may impose pressure on us to engage in similar strategic transactions, including acquisitions, which would be costly and may divert management’s attention. In addition, new entrants not currently considered to be competitors may enter the market through acquisitions, partnerships, or strategic relationships. As we look to market and sell our offering and platform capabilities to potential customers with existing solutions, we must convince their internal stakeholders that the capabilities of our offering are superior to their current solutions.

We compete on the basis of a number of factors, including:

•	ease of deployment, integration, and use;

•	enterprise-grade data in motion;

•	the cloud-native capabilities of our offering;

•	the ability to operate at scale and offer elasticity, end-to-end security, and reliability;

•

the completeness of our offering, including as a complete platform for data in motion, and our ability to offer rich SQL-based stream processing, integrated governance capabilities, and connectors to existing applications and IT and cloud infrastructure;

•	the availability of our offering, including in multiple public clouds, and for use in private clouds and in on-premise data centers;

•	quality of professional services and customer support;

•	price and total cost of ownership;

•	flexible pricing, such as pay-as-you-go delivery;

•	sales and marketing productivity and expertise;

•	brand recognition and reputation; and

•	adherence to industry standards and certifications.

Our competitors vary in size and in the breadth and scope of the products offered. Many of our competitors and potential competitors have greater name recognition, longer operating histories, more established customer relationships and installed customer bases, larger marketing budgets and greater resources than we do. Further, other potential competitors not currently offering competitive solutions may expand their product offerings to compete with our offering and platform capabilities, or our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources and product offerings in our addressable market. Our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or new entrant could introduce new technology that reduces demand for our offering. In addition to product and technology competition, we face pricing competition. Some of our competitors offer their solutions at a lower price, which has resulted in, and may continue to result in, pricing pressures.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, and this competition could result in the failure of our offering to continue to achieve or maintain market acceptance, any of which would harm our business, results of operations, and financial condition.

The market for our offering may develop more slowly or differently than we expect.

It is difficult to predict customer adoption rates and demand for our offering, the entry of competitive products or the future growth rate and size of the data infrastructure market. The expansion of this market depends on a number of factors, including the cost, performance, and perceived value associated with data infrastructure platforms as an alternative or supplement to legacy systems such as traditional databases, as well as the ability of platforms for data in motion to address heightened data security and privacy concerns. If we have a security incident or third-party cloud service providers experience security incidents, loss of customer data, disruptions in delivery or other similar problems, which is an increasing focus of the public and investors in recent years, the market for products as a whole, including our offering, may be negatively affected. In addition, many of our potential customers have made significant investments in alternative data infrastructure platforms and may be unwilling to invest in new products, such as our offering. If data-in-motion technology does not continue to achieve market acceptance, or there is a reduction in demand caused by a lack of customer acceptance, technological challenges, weakening economic conditions, data security or privacy concerns, governmental regulation, competing technologies and products, decreases in information technology spending or otherwise, the market for our offering might not continue to develop or might develop more slowly than we expect, which would adversely affect our business, financial condition, and results of operations.

We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price and the value of your investment could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•	changes in our revenue mix and related changes in revenue recognition;

•	changes in actual and anticipated growth rates of our revenue, customers, and key operating metrics;

•	fluctuations in demand for or pricing of our offering;

•	fluctuations in usage of Confluent Cloud under usage-based minimum commitments and pay-as-you-go arrangements;

•	our ability to attract new customers;

•

our ability to retain our existing customers, particularly large customers, and secure renewals of subscriptions and usage-based minimum commitments, as well as the timing of customer renewals or non-renewals;

•	customer retention rates and the pricing and quantity of subscriptions renewed, as well as our ability to accurately forecast customer expansions and renewals;

•	downgrades in customer subscriptions;

•	customers and potential customers opting for alternative products, including developing their own in-house solutions or opting to use only the free version of our offering;

•	timing and amount of our investments to expand the capacity of our third-party cloud service providers;

•	seasonality in sales, results of operations, and remaining performance obligations, or RPO;

•	investments in new offerings, features, and functionality;

•	fluctuations or delays in development, release, or adoption of new features and functionality for our offering;

•

delays in closing sales, including the timing of renewals, which may result in revenue being pushed into the next quarter, particularly because a large portion of our sales occur toward the end of each quarter;

•	fluctuations or delays in purchasing decisions in anticipation of new offerings or enhancements by us or our competitors;

•	changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•	our ability to control costs, including hosting costs associated with Confluent Cloud and our operating expenses;

•	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses, including commissions;

•	timing of hiring personnel for our research and development and sales and marketing organizations;

•	the amount and timing of non-cash expenses, including stock-based compensation expense and other non-cash charges;

•	the amount and timing of costs associated with recruiting, educating, and integrating new employees and retaining and motivating existing employees;

•	the effects of acquisitions and their integration;

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•	fluctuations in foreign currency exchange rates;

•	the impact of new accounting pronouncements;

•	changes in revenue recognition policies that impact our subscriptions and services revenue;

•	changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance;

•

the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•	health epidemics or pandemics, such as the COVID-19 pandemic;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our offering.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our Class A common stock could decline substantially, and we could face costly lawsuits, including securities class action suits.

Our revenue mix may result in fluctuations in our results across periods, making it difficult to assess our future growth.

Our revenue mix is varied based on the revenue recognition principles applicable to our offering. We recognize a portion of revenue from sales of subscriptions to Confluent Platform up front when our term-based license is delivered. The remainder, constituting post-contract customer support, maintenance, and upgrades, referred to together as PCS, comprises the substantial majority of the revenue and is recognized ratably over the subscription term. Customers may use Confluent Cloud either without a minimum commitment contract, which we refer to as pay-as-you-go, or on a usage-based minimum commitment contract of at least one year in duration. Pay-as-you-go customers are billed, and revenue from them is recognized, based on usage. Customers with usage-based minimum commitments are typically billed annually in advance, and we recognize revenue from such subscriptions based on usage by the customer. Historically, our Confluent Cloud sales have been individually smaller, with varied usage levels from such customers over time, which may continue as we target the commercial customer segment as part of our sales strategy for Confluent Cloud. As a result, there may be fluctuations in revenue period over period as revenue is dependent on varying patterns of customer consumption as well as timing of sales of Confluent Platform, which can result in larger upfront revenue recognition upon delivery of the term-based licenses. In addition, we may experience fluctuations in margins as a result of high cloud infrastructure costs resulting from increased Confluent Cloud sales. Future fluctuations in our revenue and results across periods, including due to further changes in our revenue mix, may make it difficult to assess our future growth and performance.

Downturns or upturns in our sales may not be immediately reflected in our financial position and results of operations.

We recognize a significant portion of our revenue ratably over the term of Confluent Platform subscriptions. As a result, any decreases in new subscriptions or renewals in any one period may not immediately be fully reflected as a decrease in revenue for that period but would negatively affect our revenue in future quarters, even though such a decrease would be reflected in certain of our key metrics as of the end of such period, including RPO. This also makes it difficult for us to rapidly increase our revenue through the sale of additional subscriptions in any period, as revenue is recognized over the term of the subscription. In addition, fluctuations in usage under our usage-based Confluent Cloud offering or monthly subscriptions for our pay-as-you-go offering could affect our revenue on a period-over-period basis. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our Class A common stock would decline substantially, and we could face costly lawsuits, including securities class actions.

Seasonality may cause fluctuations in our sales, results of operations, and remaining performance obligations.

Historically, we have experienced seasonality in RPO and new customer bookings, as we typically sell a higher percentage of subscriptions to new customers and renewal subscriptions with existing customers in the fourth quarter of the year. We believe that this results from the procurement, budgeting and deployment cycles of many of our customers, particularly our enterprise customers. We expect that this seasonality will continue to affect our bookings, RPO, and results of operations in the future and might become more pronounced as we continue to target larger enterprise customers.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, or to changing customer needs, requirements, or preferences, our offering may become less competitive.

Our ability to attract new users and customers and increase revenue from existing customers depends in large part on our ability to enhance, improve, and differentiate our existing offering, increase adoption and usage of our offering, and introduce new offerings and capabilities. The market in which we compete is relatively new and subject to rapid technological change, evolving industry standards, and changing regulations, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. Because the market for our offering is relatively new, it is difficult to predict customer adoption, increased customer usage and demand for our offering, the size and growth rate of this market, the entry of competitive products, or the success of existing competitive products. If we were unable to enhance our offering and keep pace with rapid technological change, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, more conveniently or more securely than our offering, our business, financial condition, and results of operations could be adversely affected.

To remain competitive, we need to continuously modify and enhance our offering to adapt to changes and innovation in existing and new technologies. We expect that we will need to continue to differentiate our data-in-motion platform capabilities, as well as expand and enhance our platform to support a variety of adjacent use cases. This development effort will require significant engineering, sales, and marketing resources. Any failure to effectively offer solutions for these adjacent use cases could reduce customer demand for our offering. Further, our offering must also integrate with a variety of network, hardware, mobile, cloud, and software platforms and technologies, and we need to continuously modify and enhance our offering to adapt to changes and innovation in these technologies. This development effort may require significant investment in engineering, support, marketing, and sales resources, all of which would affect our business and results of operations. Any failure of our offering to operate effectively with widely adopted, future data infrastructure platforms, applications, and technologies would reduce the demand for our offering. If we are unable to respond to customer demand in a cost-effective manner, our offering may become less marketable and less competitive or obsolete, and our business, financial condition, and results of operations could be adversely affected.

The competitive position of our offering depends in part on its ability to operate with third-party products and services, including those of our partners, and if we are not successful in maintaining and expanding the compatibility of our offering with such products and services, our business may be harmed.

The competitive position of our offering depends in part on its ability to operate with products and services of third parties, including software companies, software services, and infrastructure, and our offering must be continuously modified and enhanced to adapt to changes in hardware, software, networking, browser, and database technologies. In the future, one or more technology companies, whether our partners or otherwise, may choose not to support the operation of their software, software services, and infrastructure with our offering, or our offering may not support the capabilities needed to operate with such software, software services, and infrastructure. In addition, to the extent that a third party were to develop software or services that compete with ours, that provider may choose not to support our offering. We intend to facilitate the compatibility of our offering with various third-party software, software services, and infrastructure offerings by maintaining and expanding our business and technical relationships. If we are not successful in achieving this goal, our business, financial condition, and results of operations may be harmed.

Unfavorable conditions in our industry or the global economy, or reductions in information technology spending, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States, Europe, the Asia Pacific region, including Japan, or elsewhere, could cause a decrease in business investments, including spending on information technology, and negatively affect the growth of our business. Competitors, many of whom are larger and have greater financial resources than we do, may respond to challenging market conditions by lowering prices in an attempt to attract our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our offering. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry.

If we are unable to successfully manage the growth of our professional services business and improve our margins from these services, our business, financial condition, and results of operations will be harmed.

Our professional services business, which engages with customers to help them in their strategy, architecture, and adoption of a platform for data in motion, has grown as we have scaled our business. We believe our investment in professional services facilitates the adoption of our offering, especially with larger customers. As a result, our sales efforts have focused on marketing our offering to larger customers, rather than the profitability of our professional services business. If we are unable to successfully manage the growth of this business and improve our profit margin from these services, our business, financial condition, and results of operations will be harmed.

We will face risks associated with the growth of our business with certain heavily regulated industry verticals.

We market and sell our offering to customers in heavily regulated industry verticals, including the banking and financial services industries. As a result, we face additional regulatory scrutiny, risks, and burdens from the governmental entities and agencies which regulate those industries. Entering new heavily regulated verticals and expanding in those verticals in which we are already operating will continue to require significant resources, and there is no guarantee that such efforts will be successful or beneficial to us. If we are unable to successfully penetrate these verticals, maintain our market share in such verticals in which we already operate, or cost-effectively comply with governmental and regulatory requirements applicable to our activities with customers in such verticals, our business, financial condition, and results of operations may be harmed.

Sales to government entities are subject to a number of challenges and risks.

We sell to U.S. federal, state, and local, as well as foreign and governmental agency customers. Sales to such entities are subject to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government contracting requirements may change and in doing so restrict our ability to sell into the government sector until we have obtained any required government certifications. Further, achieving and maintaining government certifications, such as U.S. Federal Risk and Authorization Management Program certification for Confluent Cloud, may require significant upfront cost, time, and resources. If we do not obtain U.S. Federal Risk and Authorization Management Program certification for Confluent Cloud, we will not be able to sell Confluent Cloud to certain federal government and public sector customers as well as private sector customers that require such certification for their intended use cases, which could harm our growth, business, and results of operations. This may also harm our competitive position against larger enterprises whose competitive offerings are certified. Further, there can be no assurance that we will secure commitments or contracts with government entities even following such certifications, which could harm our margins, business, financial condition, and results of operations. Government demand and payment for our offering are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our offering.

Further, governmental entities may demand contract terms that differ from our standard arrangements and are less favorable than terms agreed with private sector customers. Such entities may have statutory, contractual or other legal rights to terminate contracts with us or our partners for convenience or for other reasons. Any such termination may adversely affect our ability to contract with other government customers as well as our reputation, business, financial condition, and results of operations. Governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government refusing to continue buying our subscriptions, a reduction of revenue, or fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could adversely affect our results of operations and reputation.

Our customers also include certain non-U.S. governments, to which government procurement law risks similar to those present in U.S. government contracting also apply, particularly in certain emerging markets where our customer base is less established. In addition, compliance with complex regulations and contracting provisions in a variety of jurisdictions can be expensive and consume significant management resources. In certain jurisdictions, our ability to win business may be constrained by political and other factors unrelated to our competitive position in the market. Each of these difficulties could harm our business and results of operations.

Acquisitions, strategic investments, joint ventures, or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business and culture, dilute stockholder value, and adversely affect our business, financial condition, and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, products and platform capabilities, technologies, or technical know-how that we believe could complement or expand our platform capabilities, enhance our technical capabilities, or otherwise offer growth opportunities. Further, our anticipated proceeds from this offering increase the likelihood that we will devote resources to exploring larger and more complex acquisitions and investments than we have previously attempted. Any such acquisition or investment may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products and platform capabilities, personnel, or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. These transactions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. We may also have difficulty establishing our company values with personnel of acquired companies, which may negatively impact our culture and work environment. Any such transactions that we are able to complete may not result in any synergies or other benefits we had expected to achieve, which could result in impairment charges that could be substantial. In addition, we may not be able to find and identify desirable acquisition targets or business opportunities or be successful in entering into an agreement with any particular strategic partner. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if the resulting business from such a transaction fails to meet our expectations, our business, financial condition, and results of operations may be adversely affected or we may be exposed to unknown risks or liabilities.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through equity financings and sales of our offering. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, results of operations, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our Class A common stock and diluting their interests.

Risks Related to Cybersecurity and Data Privacy

If we or third parties who we work with experience a security breach, or if the confidentiality, integrity, or availability of our information technology, software, services, communications, or data is compromised, our offering may be perceived as not being secure, our reputation may be harmed, demand for our offering may be reduced, proprietary data and information, including source code, could be, and has in the past been, exfiltrated, and we may incur significant liabilities.

Our offering involves the transmission and processing of data, which can include personal information and our or our customers’ or other third parties’ sensitive, proprietary, and confidential information. Security breaches compromising the confidentiality, integrity, and availability of this information could result from cyber-attacks, computer malware, viruses, social engineering (including phishing), ransomware, supply chain attacks, credential stuffing, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we rely, including third-party systems. Such incidents have become more prevalent in our industry, particularly against cloud services, and may in the future result in the unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary, and confidential information that we own, process, or control, such as customer information and proprietary data and information, including source code. Additionally, due to the ongoing COVID-19 pandemic, certain functional areas of our workforce remain in a remote work environment and outside of our corporate network security protection boundaries, which imposes additional risks to our business, including increased risk of industrial espionage, phishing, and other cybersecurity attacks, and unauthorized access to or dissemination of sensitive, proprietary, or confidential information.

We also rely on third parties to operate our critical business systems and process the sensitive, proprietary, and confidential information that we own, process, or control, including customer information and proprietary data and information, including source code. These third parties may not have adequate security measures and could experience a security breach that compromises the confidentiality, integrity, or availability of the systems they operate for us or the information they process on our behalf. Cybercrime and hacking techniques are constantly evolving, and we or third parties who we work with may be unable to anticipate attempted security breaches, react in a timely manner, or implement adequate preventative measures, particularly given increasing use of hacking techniques designed to circumvent controls, avoid detection, and remove or obfuscate forensic artifacts.

While we have taken steps designed to protect the confidentiality, integrity, and availability of our systems and the sensitive, proprietary, and confidential information that we own, process, or control, our security measures or those of third parties who we work with have been, and could from time to time in the future be, breached or may otherwise not be effective against security threats. For example, beginning in January 2021, a malicious third party gained unauthorized access to a third-party vendor, Codecov, that provides a software code testing tool, potentially affecting more than a thousand of Codecov’s customers, which we refer to as the Codecov Breach. In April 2021, we were notified that we had been impacted by the Codecov Breach. Through our investigations, we determined that the attackers leveraged a vulnerability in Codecov’s software to gain access to credentials in our development environment, and thereby obtained unauthorized read-only access to, and copied to overseas IP addresses, the private Github repositories containing our source code and certain internal-use documents containing references to certain customers and other customer-related attributes. Upon learning of the breach, we took action to revoke Codecov’s access and discontinued our use of the Codecov service, rotated all of our credentials identified as exposed by the Codecov compromise to prevent further unauthorized access, analyzed available logs to determine whether there was evidence that the exposed credentials were leveraged to gain access to Confluent systems or systems of our customers, enhanced monitoring of our environment to identify and respond to suspicious activity, and engaged a third-party forensics firm to assist in our investigation, response, and impact mitigation. While the attackers obtained access to certain customer-related references and information described above, we have not found any evidence of access to any customer data sent through or stored in our products, nor have we found any evidence that the attackers modified any of our source code or uploaded any malware or any other malicious code to our system. However, the full extent of the impact of this incident on our operations, products, or services is not yet known, and we cannot assure you that there will be no impact in the near term or at all. This incident or any future incidents relating to the Codecov Breach could result in the use of exfiltrated source code to attempt to identify vulnerabilities in our offering, future ransomware or social engineering attacks, reduced market acceptance of our offering, injury to our reputation and brand, legal claims against us, and the diversion of our resources.

In addition, we do not control content that our customers transmit, process, and maintain using our offering. If our customers use our offering for the transmission or storage of personal information and our security measures are or are believed to have been breached, our business may suffer and we could incur significant liability. In addition, our remediation efforts may not be successful.

Any security breach or other incident that results in the compromise of the confidentiality, integrity, or availability of our systems or the sensitive, proprietary, or confidential information that we own, process, or control, or the perception that one has occurred, including the Codecov incident described above, could result in a loss of customer confidence in the security of our platform and damage to our brand, reduce the demand for our offering, disrupt business operations, result in the exfiltration of proprietary data and information, including source code, require us to spend material resources to investigate or correct the breach and to prevent future security breaches and incidents, expose us to legal liabilities, including litigation, regulatory enforcement and indemnity obligations, claims by our customers or other relevant parties that we have failed to comply with contractual obligations to implement specified security measures, and adversely affect our business, financial condition, and results of operations. We cannot assure you that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

These risks are likely to increase as we continue to grow and process, control, store, and transmit increasingly large amounts of data.

Additionally, we cannot be certain that our insurance coverage will be adequate or otherwise protect us with respect to claims, expenses, fines, penalties, business loss, data loss, litigation, regulatory actions, or other impacts arising out of security breaches, or that such coverage will continue to be available on acceptable terms or at all. Any of these results could adversely affect our business, financial condition, and results of operations.

Real or perceived errors, failures, bugs, or defects in our offering could adversely affect our reputation and harm our business.

Our offering and platform for data in motion are complex and, like all software, may contain undetected defects or errors. We are continuing to evolve the features and functionality of our data-in-motion platform through updates and enhancements, and as we do so, we may introduce additional defects or errors that may not be detected until after deployment by our customers. In addition, if our platform is not implemented or used correctly or as intended, inadequate performance and disruptions in service may result. Moreover, if we acquire companies or integrate into our platform technologies developed by third parties, we may encounter difficulty in incorporating the newly-obtained technologies into our platform and maintaining the quality standards that are consistent with our reputation. Since our customers use our platform for data in motion for important aspects of their business, any actual or perceived errors, defects, bugs, or other performance problems could damage our customers’ businesses. Any defects or errors in our data-in-motion platform, or the perception of such defects or errors, could result in a loss of, or delay in, market acceptance of our offering, loss of existing or potential customers, and delayed or lost revenue and could damage our reputation and our ability to convince enterprise users of the benefits of our offering.

In addition, errors in our data-in-motion platform could cause system failures, loss of data or other adverse effects for our customers that may assert warranty and other claims for substantial damages against us. Although our agreements with our customers typically contain provisions that seek to limit our exposure to such claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. While we seek to insure against these types of claims, our insurance policies may not adequately limit our exposure to such claims. These claims, even if unsuccessful, could be costly and time consuming to defend and could harm our business, financial condition, results of operations, and cash flows.

Interruptions or performance problems associated with our offering may adversely affect our business, financial condition, and results of operations.

Our continued growth depends in part on our ability to provide a consistently reliable platform for data in motion. If we are unable to do so due to vulnerabilities in programming, coding errors, outages caused by our platform’s complexity or scale or due to disruptions in cloud services, or because the systems complexity and scale result in extended outages, we may experience a loss of customers, lost or delayed market acceptance of our offering, delays in payment to us by customers, injury to our reputation and brand, legal claims against us, and the diversion of our resources.

It may become increasingly difficult to maintain and improve the performance of Confluent Cloud as our customer base grows and Confluent Cloud become more complex. We may experience, disruptions, outages, and other performance problems in Confluent Cloud due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, denial of service attacks, issues with third-party cloud hosting providers, or other security-related incidents. In addition, to the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, financial condition, and results of operations may be adversely affected.

Complying with increasingly stringent laws and requirements relating to privacy, data security, and data protection may be expensive and disruptive to our business, and our failure or perceived failure to comply with them could harm our business.

We, our customers, and third parties who we work with are subject to numerous evolving and increasingly stringent foreign and domestic laws and requirements relating to privacy, data security, and data protection that are increasing the cost and complexity of operating our business.

Many states have enacted privacy and data security laws. For example, the California Consumer Privacy Act, or CCPA, which took effect on January 1, 2020, gives California residents expanded rights to access and delete their personal information, opt-out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. California has already adopted a new law, the California Privacy Rights Act of 2020, or CPRA, that will substantially expand the CCPA effective January 1, 2023. Virginia has similarly enacted a comprehensive privacy law, the Consumer Data Protection Act, which emulates the CCPA and CPRA in many respects, and proposals for comprehensive privacy and data security legislation are advancing in several other states. A patchwork of differing state privacy and data security requirements would increase the cost and complexity of operating our business and increase our exposure to liability.

Foreign laws relating to privacy, data security, and data protection are also undergoing a period of rapid change and have become more stringent in recent years. For example, the General Data Protection Regulation, or GDPR, took effect in the European Union, or EU, in May 2018 and has also been transposed into national law in the United Kingdom, or the UK. The GDPR subjects noncompliant companies to fines of up to the greater of 20 million Euros or 4% of their global annual revenues, potential bans on processing of personal information, and private litigation. The GDPR requires companies to give detailed disclosures about how they collect, use, and share personal information; contractually commit to data protection measures in contracts with customers and vendors; maintain adequate data security measures; notify regulators and affected individuals of certain data breaches; meet extensive privacy governance and documentation requirements; and honor individuals’ data protection rights, including their rights to access, correct, and delete their personal information. The GDPR also requires controllers to conduct data protection impact assessments for certain types of processing and requires processors to assist controllers with such assessments, which may be complex and burdensome to conduct. Laws in EU member states and the UK also impose restrictions on direct marketing communications and the use of cookies and similar technologies online, and a new regulation proposed in the EU called the e-Privacy Regulation may make such restrictions more stringent.

European privacy, data security, and data protection laws, including the GDPR, also generally restrict the transfer of personal information from Europe, including the European Economic Area, or EEA, the UK, and Switzerland, to the United States and most other countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal information. The safeguard on which we have primarily relied for such transfers has been implementation of the European Commission’s Standard Contractual Clauses, or SCCs, in our relevant data transfer agreements. However, a July 2020 decision of the Court of Justice of the EU has raised questions about the viability of the SCCs as a compliance mechanism for transfers to the United States or most other countries. Authorities in Switzerland have since raised similar questions about the SCCs as a mechanism for complying with Swiss data transfer requirements. The European Commission is in the process of proposing updates to the SCCs and recommendations on supplementary measures. At present, there are few, if any, viable alternatives to the SCCs. In addition, the regulation of data transfers between the EU and UK remains subject to post-Brexit uncertainty. If our efforts to comply with Europe’s highly dynamic cross-border data transfer requirements are not successful, we will face increased risk of substantial fines by European regulators and bans on importing personal information. These evolving requirements may also result in reduced demand for our services from customers subject to the GDPR and require us to increase our data processing capabilities and other operations in Europe at significant expense.

Privacy, data security, and data protection rules are also becoming more stringent beyond Europe. For example, in recent years Brazil and Japan have enacted new and amended laws that seek to align those countries’ data protection rules more closely with the GDPR, and companies that violate them face substantial penalties. Proposals for new comprehensive privacy, data security, and data protection legislation are also advancing in China, India, and Canada. Foreign data localization laws requiring certain data to be stored in the jurisdiction of origin have also become increasingly common.

Like our legal obligations, the demands our customers place on us relating to privacy, data protection, and data security are becoming more stringent. Privacy, data security, and data protection laws including the GDPR and CCPA increasingly require companies to impose specific contractual restrictions on their service providers. In addition, customers that use certain of our products to process protected health information may require us to sign business associate agreements that subject us to the privacy and security requirements under the U.S. Health Insurance Portability and Accountability Act of 1996 and the U.S. Health Information Technology for Economic and Clinical Health Act, as well as state laws that govern the privacy and security of health information. Our customers’ increasing privacy, data security, and data protection standards also increase the cost and complexity of ensuring that the third parties we rely on to operate our business and deliver our services can meet these standards. If we or our vendors are unable to meet our customers’ demands or comply with the increasingly stringent legal or contractual requirements they impose on us relating to privacy, data security, and data protection, including requirements based on updated SCCs, we may face increased legal liability, customer contract terminations and reduced demand for our services.

Finally, we publish privacy policies and other documentation regarding our collection, use, disclosure, and other processing of personal information. Although we endeavor to adhere to these policies and documentation, we and the third parties on which we rely may at times fail to do so or may be perceived to have failed to do so. Such failures could subject us to regulatory enforcement action as well as costly legal claims by affected individuals or our customers.

We strive to comply with applicable privacy, data security, and data protection laws and requirements, but we cannot fully determine the impact that current or future such laws and requirements may have on our business or operations. Such laws or requirements may be inconsistent from one jurisdiction to another, subject to differing interpretations, and courts or regulators may deem our efforts to comply as insufficient. If we or the third parties we rely on to operate our business and deliver our services fail to comply, or are perceived as failing to comply, with our legal or contractual obligations relating to privacy, data security or data protection, or our policies and documentation relating to personal information, we could face governmental enforcement action; litigation with our customers, individuals or others; fines and civil or criminal penalties for us or company officials; obligations to cease offering our services or to substantially modify them in ways that make them less effective in certain jurisdictions; negative publicity and harm to our brand and reputation; and reduced overall demand for our services. Such developments could adversely affect our business, financial condition, and results of operations.

Risks Related to Our Sales and Marketing Efforts and Brand

Failure to effectively develop and expand our sales and marketing capabilities or improve the productivity of our sales and marketing organization could harm our ability to expand our potential customer and sales pipeline, increase our customer base, and achieve broader market acceptance of our offering.

Our ability to increase our customer base, achieve broader market adoption and acceptance of our offering, and expand our potential customer and sales pipeline and brand awareness will depend to a significant extent on our ability to expand and improve the productivity of our sales and marketing organization. We plan to continue expanding our direct sales force, both domestically and internationally. We also plan to dedicate significant resources to sales and marketing programs, including to decrease the time required for our sales personnel to achieve desired productivity levels. Historically, newly hired sales personnel have needed several quarters to achieve desired productivity levels. During the second and third quarters of 2020, we temporarily reduced the pace of hiring for our sales and marketing function due to the COVID-19 pandemic. While we have since ramped up hiring, the temporary reduction may delay overall productivity of our sales force, particularly as the newly hired sales personnel take time to achieve desired productivity. Our increased sales and marketing efforts will also involve investing significant financial and other resources, which could result in increased costs and negatively impact margins. Our business and results of operations will be harmed if our sales and marketing efforts fail to successfully expand our potential customer and sales pipeline, including through increasing brand awareness, new customer acquisition, and market adoption of our offering, particularly for Confluent Cloud, or generate significant increases in revenue or result in increases that are smaller than anticipated. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate, and retain talented and effective sales personnel, if our new and existing sales personnel, on the whole, are unable to achieve desired productivity levels in a reasonable period of time or at all, or if our sales and marketing programs are not effective.

If we fail to maintain and enhance our brand, including among developers, our ability to expand our customer base will be impaired and our business, financial condition, and results of operations may suffer.

We believe that maintaining and enhancing the Confluent brand, including among developers, is important to support the marketing and sale of our existing and future offerings to new customers and expansion of sales to existing customers. We believe that the importance of brand recognition will increase as competition in our market increases. In particular, we believe that enhancing the Confluent brand will be critical to the growth and market adoption and acceptance of Confluent Cloud due to the presence of open source alternatives, competing large public cloud providers with widespread name recognition, such as AWS, Azure, and GCP, and other data infrastructure platforms. Software developers, including those within our customers’ IT departments, are often familiar with our underlying technology and value proposition. We rely on their continued adoption of our offering to evangelize on our behalf within their organizations and increase reach and mindshare within the developer community. Actions that we have taken in the past or may take in the future with respect to Apache Kafka or our community license, including the development and growth of our proprietary offering, may be perceived negatively by the developer community and harm our reputation. Successfully maintaining and enhancing our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide reliable products that continue to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and use cases, our ability to successfully differentiate our offering and its capabilities from competitive products, including open source alternatives, and our ability to increase our reach and mindshare in the developer community. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, our business, financial condition, and results of operations may suffer.

We have a limited history with pricing models for our offering, and we may need to adjust the pricing terms of our offering, which could have an adverse effect on our revenue and results of operations.

We have limited experience with respect to determining the optimal prices for our offering, and we have changed our pricing model from time to time and expect to continue to do so in the future. For example, in late 2019, we transitioned the primary purchase model for Confluent Cloud from a defined configuration paid annually in advance to a model based on actual monthly usage and committed annual spend. We also expect to continue providing additional features and functionality for our offering as we work toward expanding applications and use cases for our offering, which will require us to continuously evaluate optimal pricing for our offering. If we do not optimally adjust pricing for our offering, our revenue and margins as well as future customer acquisitions may be negatively impacted. As the markets for our offering mature, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or on the same terms. Moreover, enterprise customers may demand greater price concessions, or we may be unable to increase prices to offset increases in costs, including hosting costs associated with Confluent Cloud. As a result, in the future we may be required to reduce our prices or increase our discounting, which could adversely affect our revenue, gross margin, profitability, financial position, and cash flow.

Sales to enterprise customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations.

As of December 31, 2020 and March 31, 2021, we had 513 and 561 customers with $100,000 or greater in ARR, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a description of ARR. Sales to enterprise customers and large organizations involve risks that may not be present or that are present to a lesser extent with sales to smaller customers, including the commercial customer segment. These risks include longer sales cycles, more complex customer requirements, substantial upfront sales costs and less predictability in completing some of our sales. For example, enterprise customers may require considerable time to evaluate and test our offering and those of our competitors prior to making a purchase decision and placing an order. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our offering, the discretionary nature of purchasing and budget cycles, the COVID-19 pandemic, and the competitive nature of evaluation and purchasing approval processes. Since the process for deployment, configuration and management of our offering is complex, we are also often required to invest significant time and other resources to train and familiarize potential customers with our offering. Customers may engage in extensive evaluation, testing, and quality assurance work before making a purchase commitment, which increases our upfront investment in sales, marketing, and deployment efforts, with no guarantee that these customers will make a purchase or increase the scope of their subscriptions. In certain circumstances, an enterprise customer’s decision to use our offering may be an organization-wide decision, and therefore, these types of sales require us to provide greater levels of education regarding the use and benefits of our offering. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, has varied, and may continue to vary, significantly from customer to customer, with sales to large enterprises and organizations typically taking longer to complete. Moreover, large enterprise customers often begin to deploy our offering on a limited basis but nevertheless demand configuration, integration services, and pricing negotiations, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our offering widely enough across their organization to justify our substantial upfront investment.

Given these factors, it is difficult to predict whether and when a sale will be completed and when revenue from a sale will be recognized due to the variety of ways in which customers may purchase our offering. This may result in lower than expected revenue in any given period, which would have an adverse effect on our business, results of operations, and financial condition.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves or relating to the expected growth in our market, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, including due to the risks described in this prospectus. In addition, our market opportunity estimates are derived from four core market segments with different attributes. As a result, our market opportunity may not be comparable to similarly situated companies, which may result in difficulty in evaluating our future growth prospects. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable users or companies covered by our market opportunity estimates will purchase our offering at all or generate any particular level of revenue for us.

Any expansion in our market depends on a number of factors, including the cost, performance, and perceived value associated with our platform for data in motion and those of our competitors. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

Risks Related to Our Customers

If we are unable to attract new customers or expand our potential customer and sales pipeline, our business, financial condition, and results of operations will be adversely affected.

To increase our revenue, we must continue to generate market acceptance of our brand and attract new customers and expand our potential customer and sales pipeline. Our success will depend to a substantial extent on the widespread adoption of our offering as an alternative to competing solutions, including open source alternatives. In addition, as our market matures, our offering evolves, and competitors introduce lower cost or differentiated products that compete with our offering, our ability to sell our offering could be impaired. Similarly, our sales efforts could be adversely impacted if customers or users within these organizations perceive that features incorporated into competitive products reduce the need for our offering or if they prefer to purchase competing products that are bundled together with other types of products, such as data infrastructure platforms offered by public cloud providers. Our existing sales and marketing strategies for new customer acquisition may also be unsuccessful. For example, we offer free, limited evaluation and developer usage of Confluent Platform and free introductory usage of Confluent Cloud to encourage awareness, usage, familiarity, and adoption, and a pay-as-you-go arrangement for Confluent Cloud without minimum usage commitments. If we are unable to successfully convert these free users into paying customers, or convert pay-as-you-go customers into customers with usage-based minimum commitments, we will not realize the intended benefits of this marketing and adoption strategy. As a result of these and other factors, we may be unable to attract new customers or expand our potential customer and sales pipeline, which may have an adverse effect on our business, financial condition, and results of operations.

Our business depends on our existing customers renewing their subscriptions and usage-based minimum commitments, purchasing additional subscriptions and usage-based minimum commitments, and expanding their use of our offering.

Our future success depends in part on our ability to expand our customers’ use of our offering into additional use cases, our customers renewing their subscriptions and usage-based minimum commitments, and our ability to develop our offering for additional use cases and applications. The terms of our subscriptions and usage-based minimum commitments are primarily one year in duration. Our customers have no obligation to renew after the expiration of the applicable term. In order for us to maintain or improve our results of operations, it is important that our customers enter into relationships with us that increase in value over time, and renew and expand their subscriptions with us, including through the use of our offering for additional use cases and applications. Although we seek to increase our revenue through expanded use of our offering by customers in additional use cases, we may not be successful in such efforts. Our dollar-based net retention rate has historically declined or fluctuated, and may further decline or fluctuate, as a result of a number of factors, including loss of one or more customers, the timing and size of any such losses, business strength or weakness of our customers, customer usage of our offering, customer satisfaction with the capabilities of our offering and our level of customer support, our prices, the capabilities and prices of competing products, decisions by customers to use open source alternatives, mergers and acquisitions affecting our customer base, the effects of global economic conditions, or reductions in our customers’ spending on IT solutions or their spending levels generally. In addition, as some customers transition from Confluent Platform to Confluent Cloud, our dollar-based net retention rate may fluctuate or decline, at least in the short term, as those customers replace subscriptions to Confluent Platform with usage-based minimum commitments. Historically, some of our customers have elected not to renew their subscriptions with us for a variety of reasons, including as a result of competing products, internally developed or managed solutions, including those based on Apache Kafka or other open source alternatives, and the effects of the COVID-19 pandemic. These factors may also be exacerbated if our customer base of larger enterprises continues to grow, which may require increasingly sophisticated and costly sales efforts, and if large enterprises further develop internal capabilities. If our customers do not renew their subscriptions and/or usage-based minimum commitments, expand their use of our offering, and purchase additional products from us, our revenue may decline and our business, financial condition, and results of operations may be harmed.

If we or any of our partners fail to offer high-quality support, our reputation could suffer.

Our customers rely on our or our channel partners’ support personnel to resolve issues and realize the full benefits that our offering provides. High-quality support is also important for the continuation and expansion of our relationships with existing customers. The importance of these support functions will increase as we expand our business and pursue new customers. In certain cases, such as when we sell our offering through channel partners, our partners may be responsible for providing support and support personnel for our customers. We often have limited to no control or visibility in such cases. If we or our partners do not help our customers quickly resolve issues and provide effective ongoing support, our ability to maintain and expand our sales to existing and new customers could suffer, and our reputation with existing or potential customers could suffer.

The loss of one or more of our key customers, or a failure to renew our subscription agreements with one or more of our key customers, could negatively affect our ability to market our offering.

We rely on our reputation and recommendations from key customers in order to promote our offering. The loss of any of our key customers, or a failure of some of them to renew, could have a significant impact on our revenue, reputation, and our ability to obtain new customers. In addition, acquisitions of our customers could lead to cancellation of our subscriptions and usage-based commitments with those customers or by the acquiring companies, thereby reducing the number of our existing and potential customers. Acquisitions of our partners could also result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our offering.

Incorrect implementation or use of our offering, or our customers’ failure to update Confluent Platform, could result in customer dissatisfaction and negatively affect our reputation, business, operations, financial results, and growth prospects.

Our offering is often operated in large scale, complex IT environments. Our customers and some partners require education and experience in the proper use of and the benefits that can be derived from our offering to maximize their potential. If users of our offering do not implement, use, or update our offering correctly or as intended, then inadequate performance and/or security vulnerabilities may result. Because our customers rely on our offering to manage a wide range of operations, the incorrect implementation or use of our offering, or our customers’ failure to update Confluent Platform, or our failure to train customers on how to use our offering productively may result in customer dissatisfaction, and negative publicity, and may adversely affect our reputation and brand. Our failure to effectively provide education and implementation services to our customers could result in lost opportunities for follow-on sales to these customers and decrease subscriptions by new customers, which would adversely affect our business and growth prospects.

Indemnity provisions in various agreements to which we are party potentially expose us to substantial liability for infringement, misappropriation, or other violation of intellectual property rights, data protection, and other losses.

Certain of our agreements with our customers and other third parties include indemnification provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of infringement, misappropriation or other violation of intellectual property rights, data protection, compliance with laws, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services, platform, our acts or omissions under such agreements, or other contractual obligations. From time to time, our customers and other third parties have requested, and may in the future request, us to indemnify them for such claims or liabilities. In certain circumstances, our agreements provide for uncapped indemnity liability for certain intellectual property infringement claims. Large indemnity payments could harm our business, financial condition, and results of operations. Although we attempt to contractually limit our liability with respect to such indemnity obligations, we are not always successful and may still incur substantial liability related to them, and we may be required to cease use of or modify certain functions of our offering as a result of any such claims. Any dispute with a customer or other third party with respect to such obligations could have adverse effects on our relationship with such customer or other third party and other existing or prospective customers, reduce demand for our subscriptions and services and adversely affect our business, financial condition, and results of operations. In addition, although we carry general liability insurance, our insurance may not be adequate to indemnify us for all liability that may be imposed or otherwise protect us from liabilities or damages with respect to claims alleging unauthorized access to or disclosure of customer data, and any such coverage may not continue to be available to us on acceptable terms or at all.

We typically provide service-level commitments under our customer agreements. If we fail to meet these commitments, we could face customer terminations, a reduction in renewals, and damage to our reputation, which would lower our revenue and harm our business, financial condition, and results of operations.

Our agreements with our customers contain uptime and response service-level commitments. If we fail to meet these commitments, we could face customer terminations or a reduction in renewals, which could significantly affect both our current and future revenue. Any service-level commitment failures could also damage our reputation. In addition, if we are unable to meet the stated uptime requirements described in our agreements, we may be contractually obligated to provide these customers with service credits, which could significantly affect our revenue in the periods in which the failure occurs and the credits are applied. Any of these outcomes or failures could also adversely affect our business, financial condition, and results of operations.

Risks Related to Our Intellectual Property

We use third-party open source software in our offering, which could negatively affect our ability to sell our offering or subject us to litigation or other actions.

We use third-party open source software in our offering, most significantly Apache Kafka, and we expect to continue to incorporate such open source software in our offering in the future. Many open source software licenses, including the Apache License, Version 2.0, state that any work of authorship licensed under it may be reproduced and distributed provided that certain conditions are met. However, we may be subject to suits by parties claiming ownership rights in what we believe to be permissively licensed open source software or claiming non-compliance with the applicable open source licensing terms. It is possible that a court would hold the Apache License, Version 2.0 to be unenforceable or that someone could assert a claim for proprietary rights in a program developed and distributed under it. Any ruling by a court that this license is not enforceable, or that open source components of our offering may not be reproduced or distributed, may negatively impact our distribution or development of all or a portion of our offering.

In addition, some open source licenses require end-users who distribute or make available across a network software and services that include open source software to make available all or part of such software, which in some circumstances could include valuable proprietary code. While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that is inconsistent with our applicable policies, or that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or breach of contract. Furthermore, there exists today an increasing number of types of open source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. From time to time, there have been claims challenging the ownership rights in open source software against companies that incorporate it into their offerings, and the licensors of such open source software provide no warranties or indemnities with respect to such claims. As a result, we and our customers could be subject to lawsuits by parties claiming ownership rights in what we believe to be permissively licensed open source software. Resulting litigation could be costly for us to defend and harm our reputation, business, financial condition, and results of operations. If our activities were determined to be out of compliance with the terms of any applicable “copyleft” open source licenses, we may be required to publicly release certain portions of our proprietary source code for no cost, we could face an injunction for our offering, and we could also be required to expend substantial time and resources to re-engineer some or all of our software.

We also regularly contribute source code under open source licenses and have made some of our own software available under open source or source-available licenses, and we include third-party open source software in our offering. Because the source code for any software we contribute to open source projects, including Apache Kafka, or distribute under open source or source-available licenses is publicly available, our ability to protect our intellectual property rights with respect to such source code may be limited or lost entirely, and we may be limited in our ability to prevent our competitors or others from using such contributed source code. While we have policies in place that govern such submissions, there is a risk that employees may submit proprietary source code or source code embodying our intellectual property, in either case, not intended to be distributed in such a manner, to such open source projects. In addition, the use of third-party open source software may expose us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may publicize vulnerabilities or otherwise make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing could be harmful to our business, results of operations or financial condition, and could help our competitors develop products and services that are similar to or better than ours.

Our offering has evolved from Apache Kafka and other open source software, which are widely available, and therefore, we do not own the exclusive rights to the use of Apache Kafka and other open source software, nor are we able to control the evolution, enhancement, and maintenance of Apache Kafka and other open source software.

The technology underlying our offering has evolved from certain open source software, such as Apache Kafka, and as a result we cannot exclude other companies from adopting and modifying certain common elements of our software and that of such open source software. With open source software, competitors can also develop competing products without the amount of overhead and lead time required for traditional proprietary software development. In addition, if competing products are also based on or compatible with Apache Kafka, existing customers may also be able to easily transfer their applications to competing products. Competitors with greater resources than ours or members of the Apache Kafka community may create similar or superior offerings, or modify Apache Kafka with different, superior features, and could make such products available to the public free of charge. Our competitors or members of the open source community may also develop a new open source project or a closed-source proprietary product that is similar to and superior to Apache Kafka in terms of feature or performance, in turn gaining popularity or replacing Apache Kafka as the new standard for data-in-motion technology among developers and other users. As a result, the future of Apache Kafka and other open source software could change dramatically and such change in trajectory, use and acceptance in the marketplace and resulting competitive pressure could result in reductions in the prices we charge for our offering, loss of market share, and adversely affect our business operations and financial outlook. Additionally, the development and growth of our proprietary offering may result in the perception within the open source community of a diminution of our commitment to Apache Kafka and other open source platforms. Such perceptions may negatively affect our reputation within the developer community, which may adversely affect market acceptance and future sales of our offering.

Any failure to obtain, maintain, protect, or enforce our intellectual property and proprietary rights could impair our ability to protect our proprietary technology and our brand.

Our success depends to a significant degree on our ability to obtain, maintain, protect and enforce our intellectual property rights, including our proprietary technology, know-how, and our brand. We rely on a combination of trademarks, trade secret laws, patents, copyrights, service marks, contractual restrictions, and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights. However, the steps we take to obtain, maintain, protect, and enforce our intellectual property rights may be inadequate. We will not be able to protect our intellectual property rights if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property rights. If we fail to protect our intellectual property rights adequately, our competitors may gain access to our proprietary technology and develop and commercialize substantially identical products, services, or technologies. In addition, defending our intellectual property rights might entail significant expense. Any patents, trademarks or other intellectual property rights that we have or may obtain may be challenged or circumvented by others or invalidated or held unenforceable through administrative process, including re-examination, inter partes review, interference and derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings), or litigation.

We have a limited patent portfolio and no patent applications. Even if we continue to seek patent protection in the future, we may be unable to obtain or maintain patent protection for our technology. In addition, our issued patents or any patents issued from future patent applications or licensed to us in the future may not provide us with competitive advantages or may be successfully challenged by third parties. There may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or offerings. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or offerings. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our offering and use information that we regard as proprietary to create products that compete with ours. Patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our offering is available.

The value of our intellectual property could diminish if others assert rights in or ownership of our trademarks and other intellectual property rights, or trademarks that are similar to our trademarks. We may be unable to successfully resolve these types of conflicts to our satisfaction. In some cases, litigation or other actions may be necessary to protect or enforce our trademarks and other intellectual property rights. Furthermore, third parties may assert intellectual property claims against us, and we may be subject to liability, required to enter into costly license agreements, or required to rebrand our offering or prevented from selling our offering if third parties successfully oppose or challenge our trademarks or successfully claim that we infringe, misappropriate or otherwise violate their trademarks or other intellectual property rights. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. As we expand our international activities, our exposure to unauthorized copying and use of our offering and proprietary information will likely increase. Moreover, policing unauthorized use of our technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how, and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering, or disclosure of our proprietary information, know-how, and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offering and platform capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach. Additionally, as a result of the Codecov Breach, certain of our proprietary data and information, including source code, was exfiltrated. This and any future similar incidents may lead to unauthorized use of our intellectual property rights by third parties. Third parties with access to our exfiltrated source code may also glean insights into our proprietary architecture by examining structural elements of the source code. Due to the nature of this incident, our ability to enforce our rights against such unauthorized users may be limited or not possible.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect such rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our offering and platform capabilities, impair the functionality of our offering and platform capabilities, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our offering, or injure our reputation.

We may become subject to intellectual property disputes, which are costly and may subject us to significant liability and increased costs of doing business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our offering without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our offering is infringing, misappropriating or otherwise violating third-party intellectual property rights, and such third parties may bring claims alleging such infringement, misappropriation or violation. Lawsuits are time-consuming and expensive to resolve, and they divert management’s time and attention. The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. We do not currently have a large patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, our patent applications may provide little or no deterrence as we would not be able to assert them against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we would be forced to limit or stop sales of our offering or cease business activities related to such intellectual property. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease selling or using offerings that incorporate the intellectual property rights that we allegedly infringe, misappropriate or violate;

•	make substantial payments for legal fees, settlement payments, or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign the allegedly infringing offerings to avoid infringement, misappropriation or violation, which could be costly, time-consuming, or impossible.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and results of operations. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. We expect that the occurrence of infringement claims is likely to grow as the market for our platform for data in motion and our offering grows. Accordingly, our exposure to damages resulting from infringement claims could increase, and this could further exhaust our financial and management resources.

Risks Related to Our Dependence on Third Parties

We rely on third-party providers of cloud-based infrastructure to host Confluent Cloud. Any failure to adapt our offering to evolving network architecture technology, disruption in the operations of these third-party providers, limitations on capacity or use of features, or interference with our use could adversely affect our business, financial condition, and results of operations.

We outsource all of the infrastructure relating to Confluent Cloud to AWS, Azure, and GCP, as selected by our customers. Customers of our Confluent Cloud service need to be able to access our service at any time, without interruption or degradation of performance, and we provide them with service-level commitments with respect to uptime. Our Confluent Cloud service depends on the ability of the cloud infrastructure hosted by these third-party providers to allow for our customers’ configuration, architecture, features, and interconnection specifications, as well as secure the information stored in these virtual data centers, which is transmitted through third-party internet service providers. Any limitation on the capacity of our third-party hosting providers, including due to technical failures, natural disasters, fraud, or security attacks, could impede our ability to onboard new customers or expand the usage of our existing customers, which could adversely affect our business, financial condition, and results of operations. In addition, our third-party cloud service providers run their own platforms that we access, and we are, therefore, vulnerable to service interruptions at these providers. Any incident affecting our providers’ infrastructure, including any incident that may be caused by cyber-attacks, natural disasters, fire, flood, severe storm, earthquake, power loss, telecommunications failures, terrorist or other attacks, and other similar events beyond our control could negatively affect our Confluent Cloud service. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. A prolonged service disruption affecting our service for any of the foregoing reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the third-party cloud services we use. Features and functionality for Confluent Cloud may also not be available on the same basis or at all on one or more infrastructure platforms, which may hinder adoption of Confluent Cloud, reduce usage, and harm our brand, business, and results of operations. Any of the above circumstances or events may harm our reputation, cause customers to stop using our products, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, and otherwise harm our business, results of operations, and financial condition.

In the event that our service agreements with our third-party cloud service providers are terminated or amended, or there is a lapse of service, elimination of services or features that we utilize, interruption of internet service provider connectivity or damage to such facilities, access to Confluent Cloud could be interrupted and result in significant delays and additional expense as we arrange or create new facilities and services or re-architect our Confluent Cloud service for deployment on a different cloud infrastructure service provider, which could adversely affect our business, financial condition, and results of operations. To the extent that we do not effectively anticipate capacity demands, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations may be adversely affected.

If we are unable to develop and maintain successful relationships with partners to distribute our products and generate sales opportunities, our business, results of operations, and financial condition could be harmed.

We have established, and intend to continue seeking opportunities for, partnership arrangements with certain channel partners to distribute our products and generate sales opportunities, particularly internationally. We believe that continued growth in our business is dependent upon identifying, developing, and maintaining strategic relationships with our existing and potential channel partners that can drive revenue growth in more geographies and market segments, particularly for government customers, and provide additional features and functionality to our customers. Our agreements with our existing channel partners are non-exclusive, meaning our channel partners may offer customers the products of several different companies, including products that compete with ours. They may also cease marketing our products with limited or no notice and with little or no penalty. We expect that any additional channel partners we identify and develop will be similarly non-exclusive and not bound by any requirement to continue to market our products. As our channel partnerships come to an end or terminate, we may be unable to renew or replace them on comparable terms, or at all. In addition, winding down channel partnerships can result in additional costs, litigation, and negative publicity. If we fail to identify additional channel partners in a timely and cost-effective manner, or at all, or are unable to assist our current and future channel partners in independently distributing and deploying our products, our business, results of operations, and financial condition could be harmed. When we enter into channel partnerships, our partners may be required to undertake some portion of sales, marketing, implementation services, engineering services, support services, or software configuration that we would otherwise provide, including due to regulatory constraints. In such cases, our partner may be less successful than we would have otherwise been absent the arrangement and our ability to influence, or have visibility into, the sales, marketing, and related efforts of our partners may be limited. Further, if our channel partners do not effectively market and sell our products, or fail to meet the needs of our customers, our reputation and ability to grow our business may also be harmed.

We depend and rely on SaaS technologies from third parties to operate our business, and interruptions or performance problems with these technologies may adversely affect our business and results of operations.

We rely on hosted SaaS applications from third parties in order to operate critical functions of our business, including enterprise resource planning, order management, billing, project management, human resources, technical support, and accounting and other operational activities. If these services become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our processes for managing sales of our offering and supporting our customers could be impaired until equivalent services, if available, are identified, obtained, and implemented, all of which could adversely affect our business and results of operations.

Risks Related to Our Employees and Culture

We rely on the performance of highly skilled personnel, including senior management and our engineering, services, sales and technology professionals. If we are unable to retain or motivate key personnel or hire, retain and motivate qualified personnel, our business will be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our senior management team, particularly Jay Kreps, our Chief Executive Officer and co-founder, as well as our other key employees in the areas of research and development and sales and marketing.

From time to time, there may be changes in our executive management team or other key employees resulting from the hiring or departure of these personnel. Our executive officers and certain other key employees are employed on an at-will basis, which means that these personnel could terminate their employment with us at any time. The loss of one or more of our executive officers, or the failure by our executive team to effectively work with our employees and lead our company, could harm our business. We also are dependent on the continued service of our existing software engineers because of the complexity of our offering.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers experienced in designing and developing cloud-based infrastructure products and for experienced sales professionals. If we are unable to attract such personnel at appropriate locations, we may need to hire in new regions, which may add to the complexity and costs of our business operations. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached certain legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility, or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

Our company values have contributed to our success. If we cannot maintain these values as we grow, we could lose certain benefits we derive from them, and our employee turnover could increase, which could harm our business.

We believe that our company values have been and will continue to be a key contributor to our success. We have rapidly increased our workforce across all departments, and we expect to continue to hire aggressively across our business. Our anticipated headcount growth, combined with our transition from a privately-held to a publicly-traded company, may result in changes to certain employees’ adherence to our core company values. If we do not continue to maintain our adherence to our company values as we grow, including through any future acquisitions or other strategic transactions, we may experience increased turnover in a portion of our current employee base and may not continue to be successful in hiring future employees. Moreover, following this offering, many of our employees may be eligible to receive significant proceeds from the sale of Class A common stock in the public markets. This may lead to higher employee attrition rates. If we do not replace departing employees on a timely basis, our business and growth may be harmed.

Risks Related to Our International Operations

If we are not successful in expanding our operations and customer base internationally, our business and results of operations could be negatively affected.

A component of our growth strategy involves the further expansion of our operations and customer base internationally. Customers outside the United States generated 34% and 36% of our revenue for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively. We are continuing to adapt to and develop strategies to expand in international markets, but there is no guarantee that such efforts will have the desired effect. For example, we anticipate that we will need to establish relationships with new channel partners in order to expand into certain countries, and if we fail to identify, establish, and maintain such relationships, we may be unable to execute on our expansion plans. As of March 31, 2021, approximately 29% of our full-time employees were located outside of the United States, with 10% of our full-time employees located in the UK. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources. If we invest substantial time and resources to further expand our international operations and are unable to do so successfully and in a timely manner, our business and results of operations will suffer.

We are subject to risks inherent in international operations that can harm our business, results of operations, and financial condition.

Our current and future international business and operations involve a variety of risks, including:

•	slower than anticipated availability and adoption of cloud infrastructure or cloud-native products by international businesses;

•	changes in a specific country’s or region’s political or economic conditions, including in the UK as a result of the UK exiting the EU, or Brexit;

•	the need to adapt and localize our offering for specific countries;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	potential changes in trade relations, regulations, or laws;

•	unexpected changes in laws, regulatory requirements, or tax laws;

•	more stringent regulations relating to privacy, data security, and data localization requirements and the unauthorized use of, or access to, commercial and personal information;

•

differing and potentially more onerous labor regulations, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

•

challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs that are specific to each jurisdiction;

•	potential changes in laws, regulations, and costs affecting our UK operations and local employees due to Brexit;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•	increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we choose to do so in the future;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting, or enforcing our intellectual property rights, including our trademarks and patents;

•	political instability or terrorist activities;

•	health epidemics or pandemics, such as the COVID-19 pandemic;

•

exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, or FCPA, U.S. bribery laws, the UK Bribery Act, and similar laws and regulations in other jurisdictions; and

•	adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

The occurrence of any one of these risks could harm our international business and, consequently, our results of operations. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or profitability.

Legal, political, and economic uncertainty surrounding the exit of the UK from the EU may be a source of instability in international markets, create significant currency fluctuations, adversely affect our operations in the UK and pose additional risks to our business, financial condition, and results of operations.

Following the result of a referendum in 2016, the UK left the EU on January 31, 2020, commonly referred to as Brexit. Following the end of the transitional period on December 31, 2020, during which period EU rules continued to apply in the UK, an agreement outlining the future trading relationship between the EU and the UK, referred to as the Trade and Cooperation Agreement, became effective. The Trade and Cooperation Agreement does not cover financial services in any meaningful way and, while it has been approved by the UK Parliament, remains subject to approval by the EU Parliament. The agreement will apply provisionally until April 30, 2021. Notwithstanding the Trade and Cooperation Agreement, uncertainty concerning the UK’s legal, political, and economic relationship with the EU may continue to be a source of instability in the international markets, create significant currency fluctuations, or otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory, or otherwise).

These developments have had and may continue to have a significant adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and limit the ability of key market participants to operate in certain financial markets. In particular, it could also lead to a period of considerable uncertainty in relation to the UK financial and banking markets, as well as on the regulatory process in Europe. Asset valuations, currency exchange rates, and credit ratings may also be subject to increased market volatility. The long-term effects of Brexit will depend on any further agreements, in particular on financial services, (or lack thereof) between the UK and the EU.

Such a withdrawal from the EU is unprecedented, and it is unclear how the UK’s access to the European single market for goods, capital, services, and labor within the EU, or single market, and the wider commercial, legal, and regulatory environment, will impact our UK operations and customers. Our UK operations service customers in the UK as well as in other countries in the EU and EEA, and these operations could be disrupted by Brexit.

We may also face new regulatory costs and challenges as a result of Brexit that could have an adverse effect on our operations. For example, the UK could lose the benefits of global trade agreements negotiated by the EU on behalf of its members, which, if not replicated by the UK, may result in increased trade barriers. There may continue to be economic uncertainty surrounding the consequences of Brexit that adversely impact customer confidence resulting in customers reducing their spending budgets on our offering, which could harm our business.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations.

Our subscriptions and services are billed in U.S. dollars, and therefore, our revenue is not subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our offering to our customers outside of the United States, which could adversely affect our results of operations. In addition, an increasing portion of our operating expenses are incurred outside the United States. These operating expenses are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. While we do not currently hedge against the risks associated with currency fluctuations, if our foreign currency risk increases in the future and we are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations could be adversely affected.

Risks Related to Our Tax, Legal, and Regulatory Environment

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

Our offering is subject to U.S. export controls, including the Export Administration Regulations, and we incorporate encryption technology into our offering. Our offering and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception, or other appropriate government authorizations, including the filing of an encryption classification request or self-classification report, as applicable.

Furthermore, we are required to comply with economic and trade sanctions laws and regulations administered by governments where our offering is provided, including the U.S. government (including regulations administered and enforced by the Office of Foreign Assets Control of the U.S. Treasury Department and the U.S. Department of State). These economic and trade sanctions prohibit or restrict the shipment of most products and services to embargoed jurisdictions or sanctioned parties, unless required export authorizations are obtained. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

While we have taken certain precautions to prevent our offering from being provided in violation of export control and sanctions laws, and are in the process of enhancing our policies and procedures relating to export control and sanctions compliance, our products may have been in the past, and could in the future be, provided inadvertently in violation of such laws. Violations of U.S. sanctions or export control regulations can result in significant fines or penalties and possible incarceration for responsible employees and managers.

If our channel partners fail to obtain appropriate import, export, or re-export licenses or permits, we may also be adversely affected through reputational harm, as well as other negative consequences, including government investigations and penalties.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our offering or could limit our end-customers’ ability to implement our offering in those countries. Changes in our offering or future changes in export and import regulations may create delays in the introduction of our offering in international markets, prevent our end-customers with international operations from deploying our offering globally or, in some cases, prevent the export or import of our offering to certain countries, governments or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption technology. Any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our offering by, or in our decreased ability to export or sell our offering to, existing or potential end-customers with international operations. Any decreased use of our offering or limitation on our ability to export or sell our offering would adversely affect our business, results of operations, and growth prospects.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition, and results of operations.

We are subject to the FCPA, U.S. domestic bribery laws, the UK Bribery Act, and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with business partners and third-

party intermediaries to market our offering and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, our employees and agents may take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension, or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition, and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our software, and could have a negative impact on our business.

The future success of our business, and particularly Confluent Cloud, depends upon the continued use of the internet as a primary medium for commerce, communication, and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could require us to modify our software in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, resulting in reductions in the demand for internet-based solutions such as ours.

In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “ransomware,” “viruses,” “worms,” “malware,” “phishing attacks,” “data breaches,” and similar malicious programs, behavior, and events, and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the internet is adversely affected by these issues, demand for our subscription offering and related services could suffer.

Changes in tax laws or tax rulings could harm our financial position and results of operations.

The tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act, or the Tax Act, made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future net operating loss, or NOL, carryforwards, allowing for the expensing of certain capital expenditures, and putting into effect the migration from a “worldwide” system of taxation to a territorial system. The issuance of additional regulatory or accounting guidance related to the Tax Act could materially affect our tax obligations and effective tax rate in the period issued. In addition, many countries in Europe, as well as a number of other countries and organizations, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in the countries where we do business or require us to change the manner in which we operate our business.

The Organization for Economic Cooperation and Development has been working on a Base Erosion and Profit Shifting Project, and issued a report in 2015, an interim report in 2018, and is expected to continue to issue guidelines and proposals that may change various aspects of the existing framework under which our tax obligations are determined in many of the countries in which we do business. Similarly, the European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income taxes, including taxes based on a percentage of revenue. For example, several countries have proposed or enacted taxes applicable to digital services, which could apply to our business.

Due to the large and expanding scale of our international business activities, these types of changes to the taxation of our activities could increase our worldwide effective tax rate and increase the amount of taxes imposed on our business. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our consolidated financial statements. Any of these outcomes could harm our financial position and results of operations.

We could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs our clients would have to pay for our offering and adversely affect our results of operations.

An increasing number of states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States recently ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions. A successful assertion by one or more states requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and results of operations.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2020, we had NOL carryforwards for federal and state income tax purposes of $264.5 million and $145.5 million, respectively, which may be available to offset taxable income in the future, and which expire in various years beginning in 2034 for federal purposes and 2027 for state purposes if not utilized. In addition, as of December 31, 2020, we had foreign NOL carryforwards of $6.3 million. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (as defined under Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. We may experience a future ownership change (including, potentially, in connection with this offering) under Section 382 of the Code that could affect our ability to utilize the NOLs to offset our income. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our results of operations and financial condition.

Changes in our effective tax rate or tax liability may have an adverse effect on our results of operations.

Our effective tax rate could increase due to several factors, including:

•	changes in the relative amounts of income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;

•	changes in tax laws, tax treaties, and regulations or the interpretation of them, including the Tax Act;

•

changes to our assessment about our ability to realize our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;

•	the outcome of current and future tax audits, examinations or administrative appeals; and

•	limitations or adverse findings regarding our ability to do business in some jurisdictions.

Any of these developments could adversely affect our results of operations.

Risks Related to Our Accounting Policies and Internal Controls

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

GAAP are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions already completed before the announcement of a change.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve revenue recognition, deferred contract costs, and the valuation of our stock-based compensation awards, including the determination of fair value of our Class A common stock, among others. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our Class A common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year ending December 31, 2023. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” We have recently commenced the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404 will require that we incur substantial expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Class A common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Risks Related to Ownership of Our Class A Common Stock

The dual class structure of our common stock as contained in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our stock prior to this offering, including our executive officers, employees, and directors and their affiliates, and limiting your ability to influence corporate matters, which could adversely affect the trading price of our Class A common stock.

Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering in this initial public offering, has one vote per share. Based on shares of common stock held as of March 31, 2021, stockholders who hold shares of Class B common stock, including our executive officers and directors and their affiliates, will together hold approximately 99.0% of the voting power of our outstanding capital stock following this offering, and our Chief Executive Officer, Mr. Kreps, will beneficially own approximately 11.5% of our outstanding classes of common stock as a whole, but will control approximately 12.4% of the voting power of our outstanding common stock, following this offering. As a result, our executive officers, directors, and other affiliates and potentially our Chief Executive Officer on his own will have significant influence over our management and affairs and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of the company or our assets, for the foreseeable future. Even if Mr. Kreps is no longer employed with us, he will continue to have the same influence over matters requiring stockholder approval.

In addition, the holders of Class B common stock collectively will continue to be able to control all matters submitted to our stockholders for approval even if their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 10-to-1 voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Class B common stock represent as little as 10% of the combined voting power of all outstanding shares of our Class A common stock and Class B common stock. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common stock could be adversely affected.

Future transfers by holders of shares of Class B common stock will generally result in those shares converting to shares of Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. Certain permitted transfers, as specified in our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering, will not result in shares of Class B common stock automatically converting to shares of Class A common stock, including certain estate planning transfers as well as transfers to our founders or our founders’ estates or heirs upon death or incapacity of such founder. If, for example, Mr. Kreps (or family trusts to which he were to transfer shares of Class B common stock) retain a significant portion of his holdings of Class B common stock for an extended period of time, he (or such trusts) could, in the future, control a majority of the combined voting power of our Class A common stock and Class B common stock. As a board member, Mr. Kreps owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Kreps is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

FTSE Russell and Standard & Poor’s do not allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also, in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track these indices will not be investing in our stock. In addition, we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and would make our Class A common stock less attractive to other investors. As a result, the trading price, volume, and liquidity of our Class A common stock could be adversely affected.

Our stock price may be volatile, and the value of our Class A common stock may decline.

The market price of our Class A common stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	variance in our financial performance from our forecasts or the expectations of securities analysts;

•	changes in our revenue mix;

•	changes in the pricing of our offering;

•	changes in our projected operating and financial results;

•	changes in laws or regulations applicable to our offering;

•	announcements by us or our competitors of significant business developments, acquisitions, or new offerings;

•	significant data breaches, disruptions to or other incidents involving our offering;

•	our involvement in litigation;

•	future sales of our Class A common stock and Class B common stock by us or our stockholders, as well as the anticipation of lock-up releases;

•	changes in senior management or key personnel;

•	the trading volume of our Class A common stock;

•	changes in the anticipated future size and growth rate of our market; and

•	general economic and market conditions.

Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our Class A common stock. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

No public market for our Class A common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

No public market for our Class A common stock currently exists. An active public trading market for our Class A common stock may not develop following the closing of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

We have not granted the underwriters an option to purchase additional shares of Class A common stock from us and the trading price of our Class A common stock may be more volatile as a result.

We have not granted the underwriters an option to purchase additional shares of Class A common stock from us at the initial public offering price less underwriting discounts and commissions, which is a common feature in initial public offerings. Without this option, the underwriters may choose not to engage in certain transactions that stabilize, maintain, or otherwise affect the market price of our Class A common stock, such as short sales, stabilizing transactions, and purchases to cover positions created by short sales, to the extent they would have engaged in any such transactions had we granted the underwriters such an option. As a result, the price of our Class A common stock may be more volatile than it might have been had we granted the underwriters such an option. These fluctuations could cause you to lose part of your investment in our Class A common stock because you might be unable to sell your shares at or above the price you paid in this offering.

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely on the judgment of our management with respect to the use of proceeds. Pending use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities, such as money market funds, corporate notes and bonds, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our stockholders. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations, and prospects could be harmed, and the market price of our Class A common stock could decline.

Future sales of our Class A common stock in the public market could cause the market price of our Class A common stock to decline.

Sales of a substantial number of shares of our Class A common stock in the public market following the closing of this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Many of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore, they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our Class A common stock.

All of our directors and officers and holders of substantially all of our common stock and securities exercisable for or convertible into our common stock, are subject to lock-up agreements that restrict their ability to transfer such securities during the period ending on the earlier of (i) 181 days after the date of this prospectus and (ii) the opening of trading on the second trading day after we announce earnings results for the quarter ending September 30, 2021, provided that:

(A)    up to 15% of the vested shares (including shares issuable upon exercise of vested options or settlement of RSUs) held by substantially all current employees (excluding current officers, directors, and contractors and consultants as well as founders and investors) may be sold beginning at the commencement of trading on the first trading day on which our Class A common stock is traded on Nasdaq, which we refer to as the first release period; and

(B)    up to 25% of the vested shares (including shares issuable upon exercise of vested options or settlement of RSUs and in addition to any shares that may be sold pursuant to clause (A) that have not been sold) held by current employees (including officers) and current third-party contractors and consultants, directors, investors and founders (as such terms are defined in the investors’ rights agreement, or IRA) and their respective affiliates, and other investors holding an aggregate of approximately 8.9 million shares may be sold beginning at the opening of trading on the second trading day after we announce earnings results for the quarter ending June 30, 2021, which we refer to as the second release period.

If not earlier released, all of our shares of Class A common stock, other than those sold in this offering which are freely tradable, will become eligible for sale upon expiration of the lock-up period, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

In addition, after this offering, up to 79,638,342 shares of our Class B common stock may be issued upon exercise of outstanding stock options or vesting and settlement of outstanding RSUs as of March 31, 2021, and 38,669,088 shares of our Class A common stock are available for future issuance under our 2021 Plan and our 2021 ESPP, and will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, exercise limitations, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. We intend to register all of the shares of Class A common stock and Class B common stock issuable upon exercise of outstanding options and RSUs or other equity incentive awards we may grant in the future for public resale under the Securities Act. Shares of Class A common stock will become eligible for sale in the public market to the extent such options are exercised and RSUs settle, subject to the lock-up agreements described above and compliance with applicable securities laws. If these additional shares of Class A common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Class A common stock could decline.

Further, based on shares outstanding as of March 31, 2021, holders of approximately 115,913,668 shares, or 45.9% of our capital stock after the closing of this offering, will have rights, subject to some conditions and the lock-up agreements described above, to require us to file registration statements covering the sale of their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, products or technologies and issue equity securities to pay for any such acquisition or investment. In addition, we intend to donate 250,000 shares of our Class A common stock to our charitable foundation, Confluent.org, upon or after the completion of this offering, which will result in additional dilution to our existing stockholders. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value of the shares of Class A common stock you purchase in this offering.

The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering. If you purchase shares of our Class A common stock in this offering, you will suffer immediate dilution of $32.15 per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of Class A common stock in this offering and the initial public offering price of $36.00 per share. See the section titled “Dilution.”

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of our Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the first to occur of: (1) the last day of the year following the fifth anniversary of this offering; (2) the last day of the first year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Global Select Market, or Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the closing of this offering, may have the effect preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our Class A common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•

specify that special meetings of our stockholders can be called only by our board of directors, the chairperson of our board of directors, our chief executive officer, or our president (in the absence of a chief executive officer);

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

•	prohibit cumulative voting in the election of directors;

•	provide that our directors may be removed for cause only upon the vote of at least 66 2/3% of our outstanding shares of voting stock;

•

provide that vacancies on our board of directors may be filled only by the affirmative vote of a majority of directors then in office, even though less than a quorum, or by a sole remaining director; and

•

require the approval of our board of directors or the holders of at least 66 2/3% of our outstanding shares of voting stock to amend our bylaws and certain provisions of our certificate of incorporation.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our Class A common stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of our Class A common stock in an acquisition.

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for certain disputes between us and our stockholders, which will restrict our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation, to be effective immediately prior to the closing of this offering, will provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders, or any action asserting a claim for aiding and abetting such breach of fiduciary duty; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against us or any of our current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Our amended and restated certificate of incorporation, to be effective immediately prior to the closing of this offering, will further provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and we cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.

General Risk Factors

Any future litigation against us could be costly and time-consuming to defend.

We may become subject to legal proceedings and claims that arise in the ordinary course of business, such as intellectual property claims, including trade secret misappropriation and breaches of confidentiality terms, alleged breaches of non-competition or non-solicitation terms, or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position, and results of operations.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our Class A common stock could decline.

The market price and trading volume of our Class A common stock following the closing of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our Class A common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Class A common stock.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, or terrorist attack, explosion, or pandemic could impact our business. In particular, our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity, and are thus vulnerable to damage in an earthquake. Our insurance coverage may not compensate us for losses that may occur in the event of an earthquake or other significant natural disaster. Additionally, we rely on third-party cloud providers and enterprise applications, technology systems, and our website for our development, marketing, operational support, hosted services, and sales activities. In the event of a catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, lengthy interruptions in our services, and breaches of data security, all of which could have an adverse effect on our future results of operations. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” “would,” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our expectations regarding our revenue, revenue mix, expenses, and other results of operations;

•	our ability to acquire new customers and successfully retain existing customers;

•	our ability to increase consumption of our offering and expand features and functionalities;

•	our ability to achieve or sustain our profitability;

•	future investments in our business, our anticipated capital expenditures, and our estimates regarding our capital requirements;

•	the costs and success of our sales and marketing efforts and our ability to promote our brand;

•	our growth strategies for our offering;

•	the estimated addressable market opportunity for our offering;

•	our reliance on key personnel and our ability to identify, recruit, and retain skilled personnel;

•	our ability to effectively manage our growth, including international expansion;

•	our ability to protect our intellectual property rights and any costs associated therewith;

•	the effects of the COVID-19 pandemic or other public health crises;

•	our ability to compete effectively with existing competitors and new market entrants;

•	the growth rates of the markets in which we compete;

•	our plan to donate 250,000 shares of Class A common stock to our charitable foundation, Confluent.org, upon or after the completion of this offering; and

•	our expected use of proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains estimates and information concerning our industry, including market size and growth of the markets in which we participate, that are based on industry publications and reports. In some cases, we do not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus are:

•	Gartner, Forecast: Enterprise Application Software, Worldwide, 2018-2024, 4Q20 Update, December 2020;

•	Gartner, Forecast: Enterprise Infrastructure Software, Worldwide, 2018-2024, 4Q20 Update, December 2020;

•	Gartner, Competitive Landscape: Cloud Service Brokerage 2020, October 2020;

•	IDC, Business Models for the Long-Term Storage of Internet of Things Use Case Data, July 2020;

•	IDC, IDC Semiannual Public Cloud Services Tracker, November 2020; and

•	IDC, IDC Semiannual Software Tracker, November 2020.

The Gartner content described herein, or the Gartner Content, represents research opinions or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., or Gartner, and are not representations of fact. The Gartner Content speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Content are subject to change without notice.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $781.1 million based on the initial public offering price of $36.00 per share of Class A common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A common stock. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We cannot specify with certainty all of the particular uses for the remaining net proceeds to us from this offering. We may also use a portion of the net proceeds for acquisitions of, or strategic investments in, complementary businesses, products, services, or technologies. However, we do not have any agreements or commitments to enter into any material acquisitions or investments at this time. We will have broad discretion over how we use the net proceeds from this offering. Pending the use of the proceeds from this offering as described above, we intend to invest the net proceeds from the offering that are not used as described above in investment-grade, interest-bearing instruments such as money market funds, corporate notes and bonds, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant. In addition, our ability to pay dividends may be restricted by agreements we may enter into in the future.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, and marketable securities and our capitalization as of March 31, 2021 on:

•	an actual basis;

•

a pro forma basis, to reflect (i) the automatic conversion of all outstanding shares of redeemable convertible preferred stock, of which there were 115,277,850 shares outstanding as of March 31, 2021, into an equal number of shares of Class B common stock as if such conversion had occurred on March 31, 2021; (ii) the automatic conversion of all outstanding shares of convertible founder stock, of which there were 635,818 shares outstanding as of March 31, 2021, into an equal number of shares of Class B common stock as if such conversion had occurred on March 31, 2021; (iii) stock-based compensation expense of $3.1 million as of March 31, 2021 related to stock options subject to service-based and performance-based vesting conditions, for which the performance-based vesting condition will be satisfied in connection with this offering, as further described in Notes 2 and 11 to our consolidated financial statements included elsewhere in this prospectus, reflected as an increase to additional paid-in capital and accumulated deficit; (iv) stock-based compensation expense of $0.3 million as of March 31, 2021 related to RSUs subject to service-based and performance-based vesting conditions, which conditions will be satisfied in connection with this offering, as further described in Notes 2 and 11 to our consolidated financial statements included elsewhere in this prospectus, reflected as an increase to additional paid-in capital and accumulated deficit; and (v) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur in connection with this offering; and

•

a pro forma as adjusted basis, to reflect the adjustments described above and further reflect (i) the sale and issuance by us of 23,000,000 shares of Class A common stock in this offering, at the initial public offering price of $36.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (excluding $0.3 million of deferred offering costs that had been paid as of March 31, 2021); and (ii) the issuance of 250,000 shares of our Class A common stock as a donation to our charitable foundation, Confluent.org, upon or after the completion of this offering and an associated non-cash charge of approximately $9.0 million, based on the initial public offering price of $36.00 per share.

The pro forma as adjusted information below is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	March 31, 2021
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents, and marketable securities	$280,098	$280,098	$1,061,462

Redeemable convertible preferred stock, par value $0.00001 per share; 115,277,850 shares authorized, issued, and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	$574,634	$—	—

Stockholders’ (deficit) equity:
Preferred stock, par value $0.00001 per share; no shares authorized, issued, and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.00001 per share; 323,000,000 shares authorized, 113,451,522 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	1	—	—
Convertible founder stock, par value $0.00001 per share; 635,818 shares authorized, issued, and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted	—	—	—
Class A common stock, par value $0.00001 per share; no shares authorized, issued, and outstanding, actual; 1,000,000,000 shares authorized, no shares issued and outstanding, pro forma; 1,000,000,000 shares authorized, 23,250,000 shares issued and outstanding, pro forma as adjusted	—	—	1
Class B common stock, par value $0.00001 per share; no shares authorized, issued, and outstanding, actual; 500,000,000 shares authorized, 229,365,190 shares issued and outstanding, pro forma and pro forma as adjusted	—	2	2
Additional paid-in capital	120,449	698,475	1,488,574
Accumulated other comprehensive income	43	43	43
Accumulated deficit	(450,579)	(453,972)	(462,972)

Total stockholders’ (deficit) equity	(330,086)	244,548	1,025,648

Total capitalization	$244,548	$244,548	$1,025,648

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on no shares of our Class A common stock and 229,365,190 shares of our Class B common stock (including shares of our redeemable convertible preferred stock and convertible founder stock on an as-converted basis) outstanding as of March 31, 2021, and excludes:

•	79,624,342 shares of Class B common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, with a weighted-average exercise price of $5.40 per share;

•	3,586,053 shares of Class B common stock issuable upon the exercise of stock options granted subsequent to March 31, 2021, with a weighted-average exercise price of $20.69 per share;

•

14,000 shares of Class B common stock issuable upon the vesting and settlement of RSUs outstanding as of March 31, 2021, subject to a service-based vesting condition as well as a performance-based vesting condition that will be satisfied in connection with this offering;

•	4,070,219 shares of Class B common stock issuable upon the vesting and settlement of RSUs granted subsequent to March 31, 2021;

•

7,237,338 shares of Class B common stock reserved for future issuance under our 2014 Plan as of March 31, 2021 (after giving effect to the issuance of stock options and RSUs granted subsequent to March 31, 2021 for 7,656,272 shares of Class B common stock described above and an increase in the number of shares of Class B common stock reserved for future issuance under the 2014 Plan by 6,600,000 shares subsequent to March 31, 2021), which shares were transferred to our 2021 Plan at the time it became effective upon the execution of the underwriting agreement for this offering;

•

25,812,876 shares of Class A common stock reserved for future issuance under our 2021 Plan, plus (i) the shares that remained available for grant of future awards under our 2014 Plan at the time our 2021 Plan became effective as described above, (ii) any automatic increases in the number of shares of Class A common stock reserved for future issuance under this plan, and (iii) shares underlying outstanding stock awards granted under our 2014 Plan that expire, or are forfeited, cancelled, withheld, or reacquired;

•

5,162,575 shares of Class A common stock reserved for future issuance under our 2021 ESPP, which became effective upon the execution of the underwriting agreement for this offering, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under this plan; and

•	250,000 shares of our Class A common stock that we plan to donate to our charitable foundation, Confluent.org, upon or after the completion of this offering.

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma as adjusted net tangible book value per share of Class A common stock immediately after this offering.

Our historical net tangible book deficit as of March 31, 2021 was $384.6 million, or $3.37 per share. Historical net tangible book deficit represents the amount of our total tangible assets less our total liabilities and redeemable convertible preferred stock, divided by the number of shares of common and convertible founder stock outstanding as of March 31, 2021.

Our pro forma net tangible book value as of March 31, 2021 was $190.0 million, or $0.83 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2021, after giving effect to the automatic conversion of all 115,277,850 outstanding shares of redeemable convertible preferred stock as of March 31, 2021 into an equal number of shares of Class B common stock, and the automatic conversion of all outstanding shares of convertible founder stock, of which there were 635,818 shares outstanding as of March 31, 2021, into an equal number of shares of Class B common stock immediately prior to the closing of this offering.

After giving further effect to the sale of 23,000,000 shares of Class A common stock that we are offering at the initial public offering price of $36.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to the issuance of 250,000 shares of our Class A common stock that we plan to donate to our charitable foundation, Confluent.org, upon or after the completion of this offering, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been $972.7 million, or $3.85 per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $3.02 per share to our existing stockholders and immediate dilution in pro forma as adjusted net tangible book value of approximately $32.15 per share to new investors purchasing shares of Class A common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution:

Initial public offering price per share		$36.00
Historical net tangible book deficit per share as of March 31, 2021	$(3.37)
Increase per share attributable to the pro forma adjustments described above	4.20

Pro forma net tangible book value per share as of March 31, 2021, before giving effect to this offering	0.83
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	3.02

Pro forma as adjusted net tangible book value per share after this offering		3.85

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$32.15

The following table summarizes, on the pro forma as adjusted basis described above (but not including the charitable donation of 250,000 shares of Class A common stock described above), as of March 31, 2021, the differences between the number of shares of our Class B common stock purchased from us by our existing stockholders and our Class A common stock purchased from us by new investors purchasing shares in this offering, the total consideration paid to us in cash, the average price per share paid by existing stockholders for shares of common stock issued prior to this offering, and the price to be paid by new investors for shares of common stock in this offering. The calculation below is based on the initial public offering price of $36.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	229,365,190	91%	$518,606,983	39%	$2.26
New investors	23,000,000	9	828,000,000	61	36.00

Total	252,365,190	100%	$1,346,606,983	100%	5.34

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on no shares of our Class A common stock and 229,365,190 shares of our Class B common stock (including shares of our redeemable convertible preferred stock and convertible founder stock on an as-converted basis) outstanding as of March 31, 2021, and excludes:

•	79,624,342 shares of Class B common stock issuable upon the exercise of stock options outstanding as of March 31, 2021, with a weighted-average exercise price of $5.40 per share;

•	3,586,053 shares of Class B common stock issuable upon the exercise of stock options granted subsequent to March 31, 2021, with a weighted-average exercise price of $20.69 per share;

•

14,000 shares of Class B common stock issuable upon the vesting and settlement of RSUs outstanding as of March 31, 2021, subject to a service-based vesting condition as well as a performance-based vesting condition that will be satisfied in connection with this offering;

•	4,070,219 shares of Class B common stock issuable upon the vesting and settlement of RSUs granted subsequent to March 31, 2021;

•

7,237,338 shares of Class B common stock reserved for future issuance under our 2014 Plan as of March 31, 2021 (after giving effect to the issuance of stock options and RSUs granted subsequent to March 31, 2021 for 7,656,272 shares of Class B common stock described above and an increase in the number of shares of Class B common stock reserved for future issuance under the 2014 Plan by 6,600,000 shares subsequent to March 31, 2021), which shares were transferred to our 2021 Plan at the time it became effective upon the execution of the underwriting agreement for this offering;

•

25,812,876 shares of Class A common stock reserved for future issuance under our 2021 Plan, plus (i) the shares that remained available for grant of future awards under our 2014 Plan at the time our 2021 Plan became effective as described above, (ii) any automatic increases in the number of shares of Class A common stock reserved for future issuance under this plan, and (iii) shares underlying outstanding stock awards granted under our 2014 Plan that expire, or are forfeited, cancelled, withheld, or reacquired;

•

5,162,575 shares of Class A common stock reserved for future issuance under our 2021 ESPP, which became effective upon the execution of the underwriting agreement for this offering, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under this plan; and

•	250,000 shares of our Class A common stock that we plan to donate to our charitable foundation, Confluent.org, upon or after the completion of this offering.

To the extent any outstanding options are exercised, or new stock options or RSUs are issued under our equity incentive plans, or we issue additional equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering. If all outstanding options and RSUs under our 2014 Plan as of March 31, 2021 were exercised or settled, then our existing stockholders, including the holders of these options would own 93% and our new investors would own 7% of the total number of shares of our Class A common stock and Class B common stock outstanding on the closing of this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Management’s Discussion and Analysis of Financial Condition and Results of Operations CONFLUENT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. References to 2019 and 2020 refer to the year ended December 31, 2019 and the year ended December 31, 2020, respectively.

Overview

Confluent is on a mission to set data in motion. We have pioneered a new category of data infrastructure designed to connect all the applications, systems, and data layers of a company around a real-time central nervous system. This new data infrastructure software has emerged as one of the most strategic parts of the next-generation technology stack, and using this stack to harness data in motion is critical to the success of every modern company as they strive to compete and win in the digital-first world.

Confluent is designed to be the intelligent connective tissue enabling real-time data, from multiple sources, to constantly stream across the organization and power real-time customer experiences and data-driven operational efficiencies. Our offering enables organizations to deploy production-ready applications that run across cloud infrastructures and data centers, and scales elastically, with enhanced features for security and compliance. Our platform provides the capabilities to fill the structural, operational, and engineering gap that is required for businesses to fully realize the power of data in motion. We enable software developers to easily build their initial applications to harness data in motion, and enable large, complex enterprises to make data in motion core to everything they do. As organizations mature in their adoption cycle, we enable them to build more and more applications that take advantage of data in motion. The results have a dual effect: businesses continuously improve their ability to provide better customer experiences and concurrently drive data-driven business operations. We believe that Confluent, over time, will become the central nervous system for modern digital enterprises, providing ubiquitous real-time connectivity and powering real-time applications across the enterprise.

We were founded in 2014 to pioneer this fundamentally new category of data infrastructure for data in motion and bring it to organizations around the world. Prior to Confluent, our founders created the open source software project Apache Kafka, a technology that has been central to enabling data in motion. Since our founding, we have heavily invested in product development to build a complete, cloud-native platform for data in motion with the features and functionality that organizations need to succeed.

Our consistent focus on innovation has allowed us to achieve the following significant milestones:

•	September 2014: Confluent founded by Jay Kreps, Jun Rao, and Neha Narkhede

•	January 2015: Announced Confluent Platform 1.0

•	November 2017: General availability of Confluent Cloud

•	December 2017: First customer over $1.0 million in ARR

•	March 2018: General availability of ksqlDB

•	April 2019: Exceeded $100 million in ARR

•	September 2019: 50% of all customers on Confluent Cloud

•	November 2019: Confluent Cloud available on AWS, GCP, and Microsoft Azure

•	March 2020: Exceeded 1,000 customers

•	August 2020: Confluent Cloud available through the marketplaces of the three leading cloud providers

•	December 2020: Completed Project Metamorphosis, which delivered critical new cloud-native product features and capabilities

•	March 2021: Reached over 120 pre-built connectors

•	March 2021: Exceeded 2,500 customers

We generate the majority of our revenue from the sale of subscriptions to our offering that can be deployed in two different ways. Confluent Platform is an enterprise-ready, self-managed software offering that can be deployed in our customers’ on-premise, private cloud, and public cloud environments. Confluent Cloud is a fully-managed, cloud-native SaaS offering available on all of the leading cloud providers. These two core offerings can be leveraged independently or together, spanning the various public cloud, private cloud, and on-premise environments in which our customers operate.

Confluent Platform customers receive access to our proprietary features and various tiers of customer support. We recognize a portion of revenue from sales of Confluent Platform at a point in time, upon delivery and transfer of control of the underlying license to the customer, with post-contract customer support, maintenance, and upgrades, referred to together as PCS, which comprises the substantial majority of the revenue, recognized ratably over the subscription term. The substantial majority of our Confluent Platform subscriptions have one-year terms and are primarily billed annually in advance per software instance. A software instance is a component of Confluent Platform running on a physical or virtual computing machine. Confluent Cloud customers may purchase subscriptions either without a minimum commitment contract on a month-to-month basis, which we refer to as pay-as-you-go, or under a usage-based minimum commitment contract of at least one year in duration, in which customers commit to a fixed minimum monetary amount at specified per-usage rates. Pay-as-you-go customers are billed, and revenue from them is recognized, based on usage. Customers with usage-based minimum commitments are typically billed annually in advance, and we recognize revenue from such subscriptions based on usage by the customer. As a result, our revenue may fluctuate from period to period due to varying patterns of customer consumption. In 2020, revenue from Confluent Platform was $177.2 million, representing a 53% increase from 2019, and revenue from Confluent Cloud was $31.4 million, representing a 117% increase from 2019. During the three months ended March 31, 2021, revenue from Confluent Platform was $54.1 million, representing a 43% increase from the three months ended March 31, 2020, and revenue from Confluent Cloud was $13.9 million, representing a 124% increase from the three months ended March 31, 2020. Revenue from our pay-as-you-go arrangements represented an immaterial portion of revenue from Confluent Cloud in 2019, 2020, and the three months ended March 31, 2020 and 2021.

We are focused on the acquisition of new customers and expanding within our current customers. Our go-to-market model benefits from our self-service motions driven by our cloud-native platform, our widespread mindshare among developers through Apache Kafka, community downloads, and our enterprise sales force. We are able to acquire new customers through seamless and frictionless self-service cloud adoption and free cloud trials as well as community downloads. For example, after users get started with our free cloud trial, they can easily convert online to become paying customers either on a pay-as-you-go model or with a minimum commitment contract. Once customers see the benefits of our platform for their initial use cases, they often expand into other use cases and lines of business, divisions, and geographies. Our deep technical expertise, coupled with our product capabilities and laser focus on customer outcomes, enable us to form strategic partnerships with our customers on this journey. This expansion often generates a natural network effect in which the value of our platform to a customer increases as more use cases are adopted, more applications and systems are connected, and more data is added. This go-to-market strategy of “land-and-expand” is a key driver for our subscription revenue growth. Subscription revenue, which includes all of our Confluent Platform and Confluent Cloud revenue, accounted for 87% and 88% of our total revenue during 2019 and 2020, respectively, representing year-over-year growth of 60%. Subscription revenue accounted for 86% and 88% of our total revenue during the three months ended March 31, 2020 and 2021, respectively, representing year-over-year growth of 55%. The remainder of our revenue comes from professional services and education services.

We have experienced significant growth, with revenue increasing from $149.8 million in 2019 to $236.6 million in 2020, representing year-over-year growth of 58%. For the three months ended March 31, 2020 and 2021, our revenue was $50.9 million and $77.0 million, respectively, representing year-over-year growth of 51%. In 2019 and 2020, we incurred operating losses of $98.1 million and $233.2 million, respectively, and our net loss was $95.0 million and $229.8 million, respectively. For the three months ended March 31, 2020 and 2021, we incurred operating losses of $33.4 million and $45.1 million, respectively, and our net loss was $33.6 million and $44.5 million, respectively.

Impact of COVID-19

The ongoing COVID-19 pandemic has caused general business disruption worldwide. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations, cash flows, and financial condition will depend on certain developments, including the duration and spread of the pandemic, related public health measures, how national, state, and local governments continue to respond, and the pandemic’s impact on the global economy generally and our customers specifically, all of which remain highly uncertain and cannot be accurately predicted.

During 2020 and the three months ended March 31, 2021, we experienced, and may continue to experience, a modest adverse impact on certain parts of our business due to decreases in customer spending on our offering, which resulted in a decrease in our dollar-based net retention rate, delays in delivery of professional services and education services to customers, and a lengthening in the sales cycle for some prospective customers. As certain of our customers or partners experience downturns or uncertainty in their own business operations or revenue resulting from the ongoing COVID-19 pandemic, they may continue to decrease or delay their spending, request pricing discounts, or seek renegotiations of their contracts, any of which may result in decreased revenue, dollar-based net retention rate, and cash receipts for us.

Despite the adverse impacts described above, the pandemic has caused more of our existing and potential customers to accelerate their digital transformation efforts. As a result, we believe the value of our offering is becoming even more evident, which may result in a positive impact on our business over the long term.

We adopted several measures in response to the COVID-19 pandemic to focus on maintaining business continuity and preparing for the long-term success of our business. We have temporarily required employees to work remotely, suspended non-essential travel by our employees, and required events to be held virtually. As a result of these measures and global travel restrictions and stay-at-home or similar orders, we temporarily reduced, and may reduce in the future, certain operating expenses due to reduced business travel and the virtualization or cancellation of customer and employee events. During the second and third quarters of 2020, we also temporarily reduced the pace of our employee hiring across all functions, which resulted in reduced operating expenses for those periods. However, this may have a negative impact on our growth rates, business, and results of operations. In particular, the reduction in employee hiring for our sales and marketing organization may negatively impact our near- to medium-term growth rate and revenue. In addition, the reduction in employee hiring for our research and development organization has caused delays in development and the release of new features and functionality for our offering. By the end of the third quarter of 2020, we ramped up hiring for our sales and marketing and research and development organizations and continue to make investments in research and development to enhance our offering and achieve our business objectives. We may take further actions as may be required by government authorities or that we determine are in the best interests of our business, employees, customers, and business partners.

The global impact of COVID-19 continues to rapidly evolve, and while the broader implications of the ongoing COVID-19 pandemic on our results of operations and overall financial performance remain uncertain, we will continue to monitor the situation and the effects on our business and operations.

Key Factors Affecting Our Performance

Developing Innovative, Market-Leading Offerings and Expanding Developer Mindshare

We are focused on delivering market-leading offerings. We believe it is critical for us to maintain our product leadership position and further increase the strength of our brand and reputation to drive revenue growth. For example, we developed Confluent Cloud, our cloud-native SaaS offering, in 2017 to capitalize on the existing demand for a fully-managed cloud service for Apache Kafka. Confluent Cloud has grown rapidly since launch, as organizations have been making significant investments in digital infrastructure with the goal of both driving efficiencies across their businesses, and better leveraging the data that powers their processes and customer experiences. In addition, we continue to release new product enhancements and features to simplify application development and real-time analytics and enhance security and data governance. We intend to continue investing in our engineering capabilities and marketing activities to maintain our strong position within the developer community. Our results of operations may fluctuate as we make these investments to drive increased customer adoption and usage.

Increasing Adoption of Confluent Cloud

We believe our cloud-native Confluent Cloud offering represents an important growth opportunity for our business. Organizations are increasingly looking for a fully-managed offering to seamlessly leverage data in motion across a variety of environments. In some cases, customers that have been self-managing deployments through Confluent Platform subsequently have become Confluent Cloud customers. We offer customers a free cloud trial and a pay-as-you-go arrangement to encourage adoption and usage over time. We will continue to leverage our cloud-native differentiation to drive our growth. We expect Confluent Cloud’s contribution to our subscription revenue to increase over time. Our Confluent Cloud revenue grew 454% from $2.6 million in 2018 to $14.4 million in 2019, 117% from $14.4 million in 2019 to $31.4 million in 2020, 210% from $2.0 million in the three months ended March 31, 2019 to $6.2 million in the three months ended March 31, 2020, and 124% from $6.2 million in the three months ended March 31, 2020 to $13.9 million in the three months ended March 31, 2021.

Growing Our Customer Base and Extending Our Global Reach

We are intensely focused on continuing to grow our customer base. We have invested and continue to invest heavily in our sales and marketing efforts and developer community outreach, which are critical to driving customer acquisition. We historically focused on large enterprise customers with significant expansion opportunities and built a go-to-market motion around this approach. As we grew our cloud offering and created more self-serve opportunities, we have significantly broadened our reach of customers and are able to attract a greater array of customers. This is evidenced by our significant increase in customer count in recent years, driven by Confluent Cloud customers. Our ability to attract new customers will depend on a number of factors, including our success in recruiting and scaling our sales and marketing organization, our ability to accelerate ramp time of our sales force, the impact of marketing efforts to enhance our brand, and competitive dynamics in our target markets. We estimate that we had approximately 820 customers in 40 countries as of December 31, 2019, compared to 2,100 customers in over 60 countries as of December 31, 2020 and 2,540 customers in nearly 80 countries as of March 31, 2021, spanning organizations of all sizes and industries. Our customer count treats affiliated entities with the same parent organization as a single customer and includes pay-as-you-go customers. No single end customer represented more than 3% of our total revenue for 2020 and the three months ended March 31, 2021, illustrating the diversity of our customer base. During the year ended December 31, 2020 and the three months ended March 31, 2021, 34% and 36%, respectively, of our total revenue came from outside of the United States.

Retaining and Expanding Revenue from Existing Customers

Our business model is driven by customer renewals and increasing existing customer subscriptions over time. We believe that there is a significant opportunity to drive additional sales to existing customers, and we expect to invest in sales and marketing and customer success to achieve additional revenue growth from existing customers. We believe we have significant opportunities to increase our revenue as customers expand their use of our offering in connection with migrating more data to the public cloud, identifying new use cases, and realizing the benefits of data in motion. We have historically experienced significant expansion. The chart below illustrates this by presenting the ARR from each customer cohort over the years presented. The cohort for a given year represents customers that acquired their initial subscription purchase from us in that year. For example, the fiscal year 2017 cohort represents all customers that made their initial subscription from us between January 1, 2017 and December 31, 2017. The fiscal year 2017 cohort increased their initial ARR from $15 million to $62 million in fiscal year 2020, representing a multiple of 4.1x.

ARR Contribution by Cohort $300M FY20 $200M FY19 FY18 FY17 $100M FY16 FY15 FY15 FY16 FY17 FY18 FY19 FY20 s

We believe that our dollar-based net retention rate provides useful information about the evolution of our existing customers and our future growth prospects. The decline in our dollar-based net retention rate from December 31, 2018 to March 31, 2021 is primarily driven by the impact of existing customers becoming a larger portion of both our overall customer base and ARR, large initial deal sizes that incorporate potential growth, the impact of the COVID-19 pandemic, and the initial impact of existing customers transitioning to our usage-based Confluent Cloud offering. We expect our dollar-based net retention rate to continue to fluctuate based on customer satisfaction with our subscriptions and services, loss of large customers including the timing of any such loss, and the mix of commercial and enterprise customers. Fluctuations in our dollar-based net retention rate may negatively impact our financial condition and results of operations.

Investing in Growth and Scaling our Business

We believe our market opportunity is significant, and we are focused on continuing to make substantial investments in our long-term revenue and profitability potential. We believe it is critical to scale across all organizational functions, including our sales and marketing organization, in order to capture this opportunity. Any investments we make in our sales and marketing organization will occur in advance of experiencing the benefits from such investments, and it may be difficult for us to determine if we are efficiently allocating resources within the organization. We have increased our sales and marketing headcount from 415 employees as of December 31, 2019 to 579 employees as of December 31, 2020 and 684 employees as of March 31, 2021. We intend to continue to invest heavily to grow our business to take advantage of our expansive market opportunity rather than optimize for profitability or cash flow in the near future.

Contribution Margin Analysis

To provide a further understanding of the economics of our customer relationships, we are providing a contribution margin analysis of the customers we acquired during the year ended December 31, 2018, which we refer to as the 2018 Cohort.

Contribution Margin Analysis 63% 51% $46.7 $40.7 $21.0 $(20.0) $(17.3) $(43.5) (107%) FY18 FY19 FY20 Subscription Revenue Associated Costs Contribution Margin % ($ in millions) ($ in millions) s

We believe the 2018 Cohort is a fair representation of our overall customer base because it includes customers across industries and geographies and includes customers that have expanded their subscriptions as well as those who have reduced or not renewed their subscriptions. We define contribution margin as the subscription revenue from the customer cohort less the associated cost of subscription revenue and estimated allocated sales and marketing expenses, which we collectively refer to as associated costs. We define contribution margin percentage as contribution margin divided by the subscription revenue associated with a cohort in a given period. Contribution margin is a non-GAAP financial measure presented for supplemental informational purposes only. See the section titled “—Contribution Margin Reconciliation” for a reconciliation of contribution margin to gross profit - subscription.

Cost of subscription revenue includes the costs of providing ongoing support and costs related to cloud hosting. Cost of subscription revenue for purposes of calculating contribution margin is estimated by multiplying the cost of subscription revenue as a percentage of subscription revenue for 2018 by the subscription revenue in a given period for the cohort. Estimated allocated sales and marketing expenses for purposes of calculating contribution margin include personnel costs, including salaries, sales commissions earned, including the effect of capitalizing and amortizing commission costs and benefits, and marketing program expenses. The majority of our sales and marketing expenses is typically associated with the newest cohort in a given period. We allocate sales expenses to new and renewal business based on the commissions earned in the relevant period on new business activity (including acquiring new customers and expanding subscriptions with existing customers) and renewal business activity. Marketing expenses for purposes of calculating contribution margin are allocated to new business activity in the period as we believe our marketing programs are associated with new business activity rather than renewal activity. We then allocate sales and marketing expenses associated with new business activity between sales to new customers and expanding subscriptions with existing customers based on the estimated relative effort involved in acquiring new customers as compared to expanding subscriptions with existing customers. This allocation is calculated using the proportion of time that our sales team spends selling to new customers and the associated subscription value as compared to that of expanding subscriptions with existing customers. Associated cost of subscription revenue and estimated allocated sales and marketing expenses included in this contribution margin analysis exclude stock-based compensation expense. In addition, we exclude all research and development and general and administrative expenses from this analysis because these expenses support the growth of our business broadly and benefit all customers.

As of December 31, 2018, the 2018 Cohort accounted for $21.0 million in subscription revenue and $43.5 million in associated costs, representing a contribution margin of $(22.5) million, or a contribution margin percentage of (107)%. As of December 31, 2019, the 2018 Cohort accounted for $40.7 million in subscription revenue and $20.0 million in associated costs, representing a contribution margin of $20.7 million, or a contribution margin percentage of 51%. As of December 31, 2020, the 2018 Cohort accounted for $46.7 million in subscription revenue and $17.3 million in associated costs, representing a contribution margin of $29.4 million, or a contribution margin percentage of 63%.

The performance of the 2018 Cohort may not be representative of the performance of any other group of customers or periods, in particular due to changes in our revenue mix, including between Confluent Platform and Confluent Cloud. We expect that the contribution margin and contribution margin percentage of our customer cohorts will fluctuate from one period to another depending upon the number of customers remaining in each cohort, our ability to increase their subscription revenue, other changes in their subscriptions and changes in our revenue mix, as well as changes in our associated costs. We may not experience similar financial outcomes from future customers. The subscription revenue, associated costs, contribution margins, and contribution margin percentages from other cohorts could vary.

Contribution Margin Reconciliation

We are presenting contribution margin for the 2018 Cohort as a non-GAAP financial measure. Our management uses contribution margin on a cohort basis to understand and evaluate the results of investing to acquire and expand customers. However, as a non-GAAP financial measure, contribution margin by cohort has limitations in its usefulness to investors because it has no standardized meaning prescribed by GAAP and is not prepared under any comprehensive set of accounting rules or principles. Further, the relationship of subscription revenue to associated costs is not necessarily indicative of future performance, and we cannot predict whether future contribution margin analyses will be similar to the above analysis. Contribution margin is not a financial measure of profitability and is not intended to be used as a proxy for the profitability of our business. Other companies may calculate contribution margin differently, and therefore, the analyses of other companies may not be directly comparable to ours. In addition, as discussed above, contribution margin is calculated using allocations for cost of revenue and sales and marketing expenses, and other companies may allocate these costs and expenses in a different manner than we do. These calculations also exclude expenses associated with our 2014 Plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy. We have not yet achieved profitability, and even if our revenue exceeds our associated costs over time, we may not be able to achieve or maintain profitability. As a result, contribution margin by cohort is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for our consolidated financial statements presented in accordance with GAAP. The following table presents a reconciliation of our non-GAAP contribution margin for the 2018 Cohort to our gross profit - subscription and should be read together with the description of our calculation of contribution margin for the 2018 Cohort above.

	Year Ended December 31,
	2018	2019	2020
	(in thousands, except percentages)
GAAP Gross profit - subscription(1)	$47,093	$101,811	$159,350
Less: Revenue - subscription not associated with the 2018 Cohort(2)	(35,393)	(89,515)	(161,942)
Add: Cost of revenue - subscription not allocated to the 2018 Cohort(3)	5,964	21,911	41,843
Less: GAAP Sales and marketing expense	(54,531)	(115,792)	(166,361)
Add: Sales and marketing expense not allocated to the 2018 Cohort(4)	14,362	102,322	156,470

2018 Cohort contribution	$(22,505)	$20,737	$29,360

Subscription revenue associated with the 2018 Cohort	$21,012	$40,691	$46,691
2018 Cohort contribution margin	(107)%	51%	63%

(1)	GAAP Gross profit - subscription is calculated as follows:

	Year Ended December 31,
	2018	2019	2020
	(in thousands)
GAAP Revenue - subscription	$56,405	$130,206	$208,633
Less: GAAP Cost of revenue - subscription	(9,312)	(28,395)	(49,283)

GAAP Gross profit - subscription	$47,093	$101,811	$159,350

(2)	Revenue - subscription not associated with the 2018 Cohort is calculated as follows:

	Year Ended December 31,
	2018	2019	2020
	(in thousands)
GAAP Revenue - subscription	$56,405	$130,206	$208,633
Less: Revenue - subscription associated with the 2018 Cohort	(21,012)	(40,691)	(46,691)

Revenue - subscription not associated with the 2018 Cohort	$35,393	$89,515	$161,942

(3)	Cost of revenue - subscription not allocated to the 2018 cohort is calculated as follows:

	Year Ended December 31,
	2018	2019	2020
	(in thousands)
GAAP Cost of revenue - subscription	$9,312	$28,395	$49,283
Less: Stock-based compensation expense - cost of revenue - subscription	(327)	(1,161)	(2,572)
Less: Employer taxes on employee stock transactions - cost of revenue - subscription	—	—	(9)
Less: Cost of revenue - subscription allocated to the 2018 Cohort	(3,021)	(5,323)	(4,859)

Cost of revenue - subscription not allocated to the 2018 Cohort	$5,964	$21,911	$41,843

(4)	Sales and marketing expense not allocated to the 2018 Cohort is calculated as follows:

	Year Ended December 31,
	2018	2019	2020
	(in thousands)
GAAP Sales and marketing expense	$54,531	$115,792	$166,361
Less: Stock-based compensation expense - sales and marketing	(3,483)	(6,545)	(14,734)
Less: Employer taxes on employee stock transactions - sales and marketing	—	(64)	(271)
Less: Sales and marketing expense allocated to the 2018 Cohort	(36,686)	(6,861)	5,114

Sales and marketing expense not allocated to the 2018 Cohort	$14,362	$102,322	$156,470

Key Business Metrics

We monitor the key business metrics set forth below to help us evaluate our business and growth trends, establish budgets, measure our performance, and make strategic decisions. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

	December 31,		March 31,
	2019	2020	2020	2021
Remaining performance obligations (in thousands)	$159,595	$261,741	$166,269	$280,911
Customers with $100,000 or greater in ARR	337	513	374	561
Dollar-based net retention rate	134%	125%	130%	117%

Remaining Performance Obligations

RPO as a metric represents the amount of contracted future revenue that has not yet been recognized as of the end of each period, including both deferred revenue that has been invoiced and non-cancelable committed amounts that will be invoiced and recognized as revenue in future periods. RPO as a metric excludes pay-as-you-go arrangements.

RPO as a metric is not necessarily indicative of future revenue growth because it does not account for the timing of customers’ consumption or their consumption of more than their contracted capacity. RPO may also fluctuate due to a number of factors, including the timing of renewals, average contract terms, seasonality, and dollar amount of customer contracts. Due to these factors, it is important to review RPO in conjunction with revenue and other financial metrics disclosed elsewhere in this prospectus.

Customers with $100,000 or Greater in ARR

We define ARR as the subscription revenue we would contractually expect to receive from customers over the following 12 months assuming no increases or reductions in their subscriptions. ARR excludes services and pay-as-you-go arrangements. Similar to RPO, ARR as a metric is not necessarily indicative of future revenue growth because it does not account for the timing of customers’ consumption or their consumption of more than their contracted capacity. Large customer relationships lead to scale and operating leverage in our business model. Compared with smaller customers, large customers present a greater opportunity for us because they have larger budgets, greater potential for migrating more applications over time, and a wider range of potential use cases for data in motion. As a measure of our ability to scale with our customers and attract large enterprises to our offering, we count the number of customers that contributed $100,000 or greater in ARR as of period end. Our customer count may also fluctuate due to acquisitions, consolidations, spin-offs, and other market activity.

Dollar-Based Net Retention Rate

We calculate our dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end, or Prior Period Value. We then calculate the ARR from these same customers as of the current period end, or Current Period Value, which includes any growth in the value of subscriptions and is net of contraction or attrition over the prior 12 months. Services and pay-as-you-go arrangements are excluded from the calculation of ARR. We then divide the Current Period Value by the Prior Period Value to arrive at our dollar-based net retention rate. The dollar-based net retention rate includes the effect, on a dollar-weighted value basis, of our subscriptions that expand, renew, contract, or attrit, but excludes ARR from new customers in the current period. Our dollar-based net retention rate is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity. We believe that our dollar-based net retention rate provides useful information about the evolution of our existing customers and our future growth prospects.

Components of Results of Operations

Revenue

We derive revenue primarily from subscriptions and, to a lesser extent, services.

Subscription Revenue. Our subscription revenue consists of revenue from term-based licenses that include PCS, which we refer to as Confluent Platform, and our SaaS offering, which we refer to as Confluent Cloud. We recognize a portion of the revenue from our term-based license subscriptions at a point in time, upon delivery and transfer of control of the underlying license to the customer, which is typically the effective start date. Revenue from PCS, which represents a substantial majority of the revenue from our term-based license subscriptions, is recognized ratably over the contract term. The majority of our revenue from Confluent Cloud in 2020 and the three months ended March 31, 2021 was based on usage-based minimum commitments and is recognized on a usage basis, as usage represents a direct measurement of the value to the customer of the subscription transferred as of a particular date relative to the total value to be delivered over the term of the contract. A smaller portion of revenue from Confluent Cloud in 2020 and the three months ended March 31, 2021 was derived from contracts that are not usage-based, with revenue from these contracts recognized ratably over the non-cancelable term of the subscription for such contracts, generally beginning on the date that the service is made available to the customer. In 2019, the majority of our revenue from Confluent Cloud was derived from contracts that are not usage-based, as our usage-based offering for Confluent Cloud became available in late 2019. Our subscriptions are generally non-cancelable and non-refundable, and the substantial majority of them have one-year terms. We also provide pay-as-you-go arrangements, which consist of month-to-month SaaS contracts. These arrangements have historically represented an immaterial portion of our subscription revenue.

Services Revenue. Services revenue consists of revenue from professional services and education services, which are generally sold on a time-and-materials basis. Revenue for professional services and education services is recognized as these services are delivered.

We expect our total revenue may vary from period to period based on, among other things, the timing and size of new subscriptions, the rate of customer renewals and expansions, delivery of professional services, ramp time and productivity of our salesforce, the impact of significant transactions, seasonality, and fluctuations in customer consumption for our usage-based offering.

Cost of Revenue

Cost of Subscription Revenue. Cost of subscription revenue primarily includes personnel-related costs, including salaries, bonuses and benefits, and stock-based compensation, for employees associated with customer support and maintenance, third-party cloud infrastructure costs, amortization of internal-use software, and allocated overhead. We expect our cost of subscription revenue to increase in absolute dollars as our subscription revenue increases.

Cost of Services Revenue. Cost of services revenue primarily includes personnel-related costs, including salaries, bonuses and benefits, and stock-based compensation, for employees associated with our professional services and education services, travel-related costs, and allocated overhead. We expect our cost of services revenue to increase in absolute dollars as our services revenue increases.

Gross Profit and Gross Margin

Gross Profit. Gross profit represents revenue less cost of revenue.

Gross Margin. Gross margin, or gross profit as a percentage of revenue, has been and will continue to be affected by a variety of factors, including the average sales price of our subscriptions and services, changes in our revenue mix, including the mix of revenue between our Confluent Platform, Confluent Cloud, and service offerings, volume-based pricing discounts for purchases of third-party cloud infrastructure costs, and infrastructure optimization. We expect our gross margin to fluctuate over time depending on the factors described above.

Operating Expenses

Our operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Personnel-related costs are the most significant component of each category of operating expenses. Operating expenses also include allocated overhead costs for facilities, information technology, and recruiting.

Research and Development. Research and development expenses consist primarily of personnel-related costs, including salaries, bonuses and benefits, and stock-based compensation, net of capitalized amounts, contractor and professional services fees, software and subscription services dedicated for use by our research and development organization, and allocated overhead. We expect our research and development expenses will continue to increase in absolute dollars as our business grows and we continue to invest in our offering.

Sales and Marketing. Sales and marketing expenses consist primarily of personnel-related costs, including salaries, sales commissions, bonuses and benefits, and stock-based compensation, costs related to marketing programs, travel-related costs, amortization of deferred contract acquisition costs, which consist of sales commissions, and allocated overhead. Marketing programs consist of advertising, events, corporate communications, and brand-building and developer-community activities. We expect our sales and marketing expenses will increase in absolute dollars over time and continue to be our largest operating expense for the foreseeable future as we expand our sales force, increase our marketing resources, and expand into new markets.

General and Administrative. General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses and benefits, and stock-based compensation for administrative functions including finance, legal, and human resources, professional fees, software and subscription services dedicated for use by our general and administrative functions, and allocated overhead. Following the closing of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for investor relations and professional services. We expect that our general and administrative expenses will increase in absolute dollars as our business grows.

As discussed in Note 15 to our consolidated financial statements included elsewhere in this prospectus, we will record a non-cash expense in connection with the donation of 250,000 shares of Class A common stock to our charitable foundation, Confluent.org, upon or after the completion of this offering. We expect to recognize a one-time charge of approximately $9.0 million related to this donation, estimated based on the initial public offering price of $36.00 per share. The actual expense recognized may differ as it will be measured based on the fair value of our Class A common stock at the time of donation.

Interest Income

Interest income consists primarily of interest earned on our cash equivalents and marketable securities.

Other Income (Expense), Net

Other income (expense), net consists primarily of amortization of premiums and accretion of discounts on marketable securities, gains and losses from foreign currency transactions, and realized gains and losses on marketable securities.

Provision for (Benefit from) Income Taxes

Provision for (benefit from) income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

The following table sets forth our consolidated results of operations for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands)
Revenue:
Subscription	$130,206	$208,633	$43,943	$67,992
Services	19,599	27,944	6,961	9,036

Total revenue	149,805	236,577	50,904	77,028

Cost of revenue:
Subscription(1)	28,395	49,283	11,014	15,757
Services(1)	20,974	26,193	6,799	8,081

Total cost of revenue	49,369	75,476	17,813	23,838

Gross profit	100,436	161,101	33,091	53,190

Operating expenses:
Research and development(1)	58,090	105,399	19,742	24,313
Sales and marketing(1)	115,792	166,361	38,317	58,509
General and administrative(1)	24,662	122,516	8,415	15,512

Total operating expenses	198,544	394,276	66,474	98,334

Operating loss	(98,108)	(233,175)	(33,383)	(45,144)
Interest income	2,494	4,113	443	844
Other income (expense), net	567	(973)	(307)	(336)

Loss before income taxes	(95,047)	(230,035)	(33,247)	(44,636)
Provision for (benefit from) income taxes	(5)	(207)	388	(110)

Net loss	$(95,042)	$(229,828)	$(33,635)	$(44,526)

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2019	2020		2020	2021
	(in thousands)
Cost of revenue - subscription	$1,161	$2,572		$462	$975
Cost of revenue - services	994	1,745		350	544
Research and development	6,268	33,755		2,046	3,511
Sales and marketing	6,545	14,734		2,373	4,976
General and administrative	3,649	90,535		1,220	3,347

Total stock-based compensation expense	$18,617	$143,341	*	$6,451	$13,353

*

In connection with a tender offer and secondary sales of our common stock and convertible founder stock, stock-based compensation expense for the year ended December 31, 2020 included $111.9 million of expense related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

The following table sets forth our consolidated results of operations expressed as a percentage of revenue for the periods indicated:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Percentage of Revenue Data:
Revenue:
Subscription	87%	88%	86%	88%
Services	13	12	14	12

Total revenue	100	100	100	100

Cost of revenue:
Subscription	19	21	22	21
Services	14	11	13	10

Total cost of revenue	33	32	35	31

Gross profit	67	68	65	69

Operating expenses:
Research and development	39	45	39	32
Sales and marketing	77	70	75	76
General and administrative	16	52	17	20

Total operating expenses	132	167	131	128

Operating loss	(65)	(99)	(66)	(59)
Interest income	2	2	1	1
Other income (expense), net	0	0	0	0

Loss before income taxes	(63)	(97)	(65)	(58)
Provision for (benefit from) income taxes	0	0	1	0

Net loss	(63)%	(97)%	(66)%	(58)%

Comparison of the Three Months Ended March 31, 2020 and 2021

Revenue

	Three Months Ended March 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Subscription	$43,943	$67,992	$24,049	55%
Services	6,961	9,036	2,075	30%

Total revenue	$50,904	$77,028	$26,124	51%

Subscription revenue increased by $24.0 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Approximately 51% of this increase was from sales to new customers and the remaining increase was attributable to sales to existing customers. Sales to new customers represent the revenue recognized from new customers acquired in the 12 months prior to the reporting date. A further indication of our ability to expand from existing customers is through our dollar-based net retention rate of 117% as of March 31, 2021. We had 561 customers with $100,000 or greater in ARR as of March 31, 2021, increasing from 374 as of March 31, 2020. Confluent Platform and Confluent Cloud contributed 80% and 20% of our subscription revenue during the three months ended March 31, 2021, respectively, compared to 86% and 14% during the three months ended March 31, 2020, respectively.

Services revenue increased by $2.1 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This was primarily due to an increase in delivery of professional services as we expanded our professional services organization to help our customers further realize the benefits of our offering.

Cost of Revenue, Gross Profit, and Gross Margin

	Three Months Ended March 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Cost of revenue
Subscription	$11,014	$15,757	$4,743	43%
Services	6,799	8,081	1,282	19%

Total cost of revenue	$17,813	$23,838	$6,025	34%

Gross profit	$33,091	$53,190	$20,099	61%

	Three Months Ended March 31,
	2020	2021
Gross margin
Subscription	75%	77%
Services	2%	11%
Total gross margin	65%	69%

Cost of subscription revenue increased by $4.7 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily attributable to an increase of $2.7 million in personnel-related costs, including an increase of $0.5 million in stock-based compensation expense, as a result of increased headcount, and an increase of $1.6 million in third-party cloud infrastructure costs.

Cost of services revenue increased by $1.3 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily due to an increase of $1.1 million in personnel-related costs, including an increase of $0.2 million in stock-based compensation expense, as a result of increased headcount, and an increase of $0.8 million in consulting services, which were partially offset by a decrease of $0.4 million in travel-related costs primarily due to COVID-19 travel restrictions.

Our subscription gross margin increased primarily due to higher volume-based discounts for third-party cloud infrastructure costs and infrastructure optimization and the change in our revenue mix. Our services gross margin increased primarily due to the increase in services revenue and decrease in travel-related costs in light of COVID-19 travel restrictions.

Research and Development

	Three Months Ended March 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Research and development	$19,742	$24,313	$4,571	23%
Percentage of revenue	39%	32%

Research and development expenses increased by $4.6 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily due to an increase of $4.2 million in personnel-related expenses, including an increase of $1.5 million in stock-based compensation expense, net of amounts capitalized, as a result of increased headcount, and an increase of $0.4 million in internal-use software costs expensed.

Sales and Marketing

	Three Months Ended March 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Sales and marketing	$38,317	$58,509	$20,192	53%
Percentage of revenue	75%	76%

Sales and marketing expenses increased by $20.2 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily due to an increase of $14.1 million in personnel-related expenses, including an increase of $2.6 million in stock-based compensation expense, as a result of increased headcount, an increase of $2.7 million of amortization of deferred contract acquisition costs, an increase of $2.3 million in advertising costs and marketing programs, and an increase of $1.1 million in sales-related conferences, which were partially offset by a decrease of $1.1 million in travel-related costs due to COVID-19 travel restrictions.

General and Administrative

	Three Months Ended March 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
General and administrative	$8,415	$15,512	$7,097	84%
Percentage of revenue	17%	20%

General and administrative expenses increased by $7.1 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This increase was primarily due to an increase of $5.7 million in personnel-related expenses, including an increase of $2.1 million in stock-based compensation expense, as a result of increased headcount, and an increase of $0.5 million in professional services fees.

Interest Income

	Three Months Ended March 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Interest income	$443	$844	$401	91%

Interest income increased by $0.4 million during the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to the effect of higher marketable securities balances, partially offset by lower returns on marketable securities.

Other Income (Expense), Net

	Three Months Ended March 31,		Change
	2020	2021	$	%
	(in thousands, except percentages)
Other income (expense), net	$(307)	$(336)	$(29)	9%

The change in other income (expense), net during the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was not material.

Comparison of the Years Ended December 31, 2019 and 2020

Revenue

	Year Ended December 31,		Change
	2019	2020	$	%
	(in thousands, except percentages)
Subscription	$130,206	$208,633	$78,427	60%
Services	19,599	27,944	8,345	43%

Total revenue	$149,805	$236,577	$86,772	58%

Subscription revenue increased by $78.4 million during 2020 compared to 2019. Approximately 33% of this increase was from sales to new customers and the remaining increase was attributable to sales to existing customers. Sales to new customers represent the revenue recognized from new customers acquired in the 12 months prior to the reporting date. A further indication of our ability to expand from existing customers is through our dollar-based net retention rate of 125% as of December 31, 2020. We had 513 customers with $100,000 or greater in ARR as of December 31, 2020, increasing from 337 as of December 31, 2019. During 2020, we experienced a modest adverse impact on our subscription revenue growth as a result of decreases in customer spending on our offering and a lengthening in the sales cycle for some prospective customers, both primarily due to the effects of the COVID-19 pandemic. Confluent Platform and Confluent Cloud contributed 85% and 15% of our subscription revenue in 2020, respectively, compared to 89% and 11% in 2019, respectively. Our usage-based offering for Confluent Cloud became available in late 2019. As a result, the majority of our revenue from Confluent Cloud in 2020 was derived from usage-based contracts, which is recognized in the period that usage occurs. The majority of our revenue from Confluent Cloud in 2019 was derived from contracts that are not usage-based, which is recognized ratably over the non-cancelable term of the subscription.

Services revenue increased by $8.3 million during 2020 compared to 2019. This was primarily due to an increase in delivery of professional services as we expanded our professional services organization to help our customers further realize the benefits of our offering.

Cost of Revenue, Gross Profit, and Gross Margin

	Year Ended December 31,		Change
	2019	2020	$	%
	(in thousands, except percentages)
Cost of revenue:
Subscription	$28,395	$49,283	$20,888	74%
Services	20,974	26,193	5,219	25%

Total cost of revenue	$49,369	$75,476	$26,107	53%

Gross profit	$100,436	$161,101	$60,665	60%

	Year Ended December 31,
	2019	2020
Gross margin:
Subscription	78%	76%
Services	(7)%	6%
Total gross margin	67%	68%

Cost of subscription revenue increased by $20.9 million during 2020 compared to 2019. This increase was primarily attributable to an increase of $9.8 million in personnel-related costs, including an increase of $1.4 million in stock-based compensation expense as a result of increased headcount, an increase of $7.3 million in third-party cloud infrastructure costs, and an increase of $0.8 million in amortization of internal-use software.

Cost of services revenue increased by $5.2 million during 2020 compared to 2019. This increase was primarily due to an increase of $6.2 million in personnel-related costs, including an increase of $0.8 million in stock-based compensation expense as a result of increased headcount, and an increase of $1.1 million in consulting services, which were partially offset by a decrease of $1.7 million in travel-related costs primarily due to COVID-19 travel restrictions.

Our subscription gross margin decreased primarily due to the change in our revenue mix as a result of growth in the use of our SaaS offering, Confluent Cloud, and associated increase in third-party cloud infrastructure costs. In addition, our cost of subscription revenue included higher personnel-related costs from headcount growth. Our services gross margin increased primarily due to the increase in services revenue and decrease in travel-related costs in light of COVID-19 travel restrictions.

Research and Development

	Year Ended December 31,		Change
	2019	2020	$	%
	(in thousands, except percentages)
Research and development	$58,090	$105,399	$47,309	81%
Percentage of revenue	39%	45%

Research and development expenses increased by $47.3 million during 2020 compared to 2019 primarily due to an increase of $48.1 million in personnel-related expenses as a result of increased headcount and stock-based compensation expense, partially offset by an increase of $3.1 million in capitalized internal-use software costs. The increase in personnel-related expenses included an increase of $27.5 million of stock-based compensation expense, net of amounts capitalized, of which $23.9 million related to a tender offer and a secondary sale of our common and convertible founder stock during 2020. In these transactions, we facilitated sales by directors, employees, and non-employees to existing and new investors at a per share purchase price in excess of estimated fair value. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

Sales and Marketing

	Year Ended December 31,		Change
	2019	2020	$	%
	(in thousands, except percentages)
Sales and marketing	$115,792	$166,361	$50,569	44%
Percentage of revenue	77%	70%

Sales and marketing expenses increased by $50.6 million during 2020 compared to 2019 primarily due to an increase of $49.5 million in personnel-related expenses as a result of increased headcount and an increase of $3.3 million in advertising costs and marketing programs, which were partially offset by a decrease of $5.4 million in travel-related costs due to COVID-19 travel restrictions. The increase in personnel-related expenses included an increase of $8.5 million of expenses associated with sales commissions, including amortization of deferred contract acquisition costs, as well as an increase of $8.2 million of stock-based compensation expense, of which $3.5 million related to the tender offer described under “—Research and Development.” See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

General and Administrative

	Year Ended December 31,		Change
	2019	2020	$	%
	(in thousands, except percentages)
General and administrative	$24,662	$122,516	$97,854	397%
Percentage of revenue	16%	52%

General and administrative expenses increased by $97.9 million during 2020 compared to 2019, reflecting an increase of $95.0 million in personnel-related expenses primarily as a result of an increase of $86.9 million in stock-based compensation expense, an increase in bad debt expense of $0.7 million, and an increase of $0.7 million in professional services fees. The increase in stock-based compensation expense included $83.9 million related to the tender offer and secondary sales described under “—Research and Development.” See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

Interest Income

	Year Ended December 31,		Change
	2019	2020	$	%
	(in thousands, except percentages)
Interest income	$2,494	$4,113	$1,619	65%

Interest income increased by $1.6 million during 2020 compared to 2019 primarily due to the effect of higher cash, cash equivalents, and marketable securities balances, partially offset by lower returns on marketable securities.

Other Income (Expense), Net

	Year Ended December 31,		Change
	2019	2020	$	%
	(in thousands, except percentages)
Other income (expense), net	$567	$(973)	$(1,540)	(272)%

Other income (expense), net decreased by $1.5 million during 2020 compared to 2019 primarily due to an increase in net amortization (accretion) of premiums (discounts) on marketable securities, partially offset by gains from foreign currency transactions.

Quarterly Results of Operations

The following tables summarize our selected unaudited quarterly consolidated statements of operations data and the percentage of revenue that each line item represents for each of the nine quarters in the period ended March 31, 2021. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected in the future.

Consolidated Statements of Operations Data

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands)
Revenue:
Subscription	$24,979	$28,906	$34,514	$41,807	$43,943	$46,973	$54,498	$63,219	$67,992
Services	4,196	5,128	3,982	6,293	6,961	6,879	6,999	7,105	9,036

Total revenue	29,175	34,034	38,496	48,100	50,904	53,852	61,497	70,324	77,028

Cost of revenue:
Subscription(1)	4,900	6,099	7,718	9,678	11,014	11,734	12,373	14,162	15,757
Services(1)	3,918	4,952	5,527	6,577	6,799	5,956	6,683	6,755	8,081

Total cost of revenue	8,818	11,051	13,245	16,255	17,813	17,690	19,056	20,917	23,838

Gross profit	20,357	22,983	25,251	31,845	33,091	36,162	42,441	49,407	53,190

Operating expenses:
Research and development(1)	10,227	13,202	16,609	18,052	19,742	18,875	44,921	21,861	24,313
Sales and marketing(1)	21,060	25,809	31,037	37,886	38,317	36,447	43,759	47,838	58,509
General and administrative(1)	4,725	5,924	6,398	7,615	8,415	8,334	93,758	12,009	15,512

Total operating expenses	36,012	44,935	54,044	63,553	66,474	63,656	182,438	81,708	98,334

Operating loss	(15,655)	(21,952)	(28,793)	(31,708)	(33,383)	(27,494)	(139,997)	(32,301)	(45,144)
Interest income	656	643	647	548	443	1,303	1,259	1,108	844
Other income (expense), net	435	(75)	(176)	383	(307)	(211)	(153)	(302)	(336)

Loss before income taxes	(14,564)	(21,384)	(28,322)	(30,777)	(33,247)	(26,402)	(138,891)	(31,495)	(44,636)
Provision for (benefit from) income taxes	79	(40)	121	(165)	388	(106)	(750)	261	(110)

Net loss	$(14,643)	$(21,344)	$(28,443)	$(30,612)	$(33,635)	$(26,296)	$(138,141)	$(31,756)	$(44,526)

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands)
Cost of revenue - subscription	$136	$204	$366	$455	$462	$524	$883	$703	$975
Cost of revenue - services	102	160	324	408	350	312	671	412	544
Research and development	1,137	1,310	1,803	2,018	2,046	2,250	26,522	2,937	3,511
Sales and marketing	1,015	1,384	1,914	2,232	2,373	2,735	6,379	3,247	4,976
General and administrative	728	848	993	1,080	1,220	1,251	85,619	2,445	3,347

Total stock-based compensation expense	$3,118	$3,906	$5,400	$6,193	$6,451	$7,072	$120,074	$9,744	$13,353

In connection with a tender offer and secondary sales of our common stock and convertible founder stock, stock-based compensation expense for the three months ended September 30, 2020 included $111.9 million of expense related to the amount paid in excess of the estimated fair value of common stock as of the date of the transactions. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for further details.

Percentage of Revenue Data

	Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Revenue:
Subscription	86%	85%	90%	87%	86%	87%	89%	90%	88%
Services	14	15	10	13	14	13	11	10	12

Total revenue	100	100	100	100	100	100	100	100	100

Cost of revenue:
Subscription	17	17	20	20	22	22	20	20	21
Services	13	15	14	14	13	11	11	10	10

Total cost of revenue	30	32	34	34	35	33	31	30	31

Gross profit	70	68	66	66	65	67	69	70	69

Operating expenses:
Research and development	35	40	44	37	39	35	74	31	32
Sales and marketing	72	76	81	79	75	68	71	68	76
General and administrative	16	17	17	16	17	15	152	17	20

Total operating expenses	123	133	142	132	131	118	297	116	128

Operating loss	(53)	(65)	(76)	(66)	(66)	(51)	(228)	(46)	(59)
Interest income	2	2	2	1	1	2	2	1	1
Other income (expense), net	1	0	0	1	0	0	0	0	0

Loss before income taxes	(50)	(63)	(74)	(64)	(65)	(49)	(226)	(45)	(58)
Provision for (benefit from) income taxes	0	0	0	0	1	0	(1)	0	0

Net loss	(50)%	(63)%	(74)%	(64)%	(66)%	(49)%	(225)%	(45)%	(58)%

Quarterly Revenue Trends

Our quarterly subscription revenue increased sequentially for all periods presented due to renewals and expansion of existing customers and the addition of new customers. Our quarterly services revenue generally increased sequentially for all periods presented, other than the three months ended September 30, 2019, primarily as a result of timing of delivery of professional services and education services. We have in the past and expect in the future to experience seasonal fluctuations in our sales from time to time with the fourth quarter historically being our strongest quarter for new customer sales, renewals, and expansion as a result of large enterprise buying patterns. We have also experienced, and expect to continue to experience, fluctuations in revenue from our usage-based offering, as the amount and timing of revenue recognition is driven by customer usage. In addition, we may experience greater variability and reduced comparability of our quarterly revenue with respect to contracts that contain a term-based license, given that revenue associated with such licenses is recognized at a point in time, upon delivery and transfer of control of the underlying license to the customer.

Quarterly Cost of Revenue Trends

Our quarterly cost of revenue generally increased sequentially as a result of increased personnel-related costs as we continued to build out our customer support and services organization and increased third-party cloud infrastructure costs from the increase in usage of Confluent Cloud.

Quarterly Gross Margin Trends

Fluctuations in our quarterly gross margin were primarily driven by changes in our revenue mix. In particular, we experienced a shift in the mix of subscriptions sold to our customers as our revenue from Confluent Cloud as a percentage of our total revenue increased. Despite this shift and resulting increase in associated third-party cloud infrastructure costs, our gross margin generally improved since 2019 primarily due to higher volume-based discounts for third-party cloud infrastructure and infrastructure optimization.

Quarterly Expense Trends

Total operating expenses generally increased sequentially for all periods presented primarily due to the addition of personnel in connection with the expansion of our business. However, as a result of the COVID-19 pandemic, we have seen slower growth in certain operating expenses due to reduced business travel, the virtualization or cancellation of customer and employee events, and a reduced pace of employee hiring during the second and third quarters of 2020, which began ramping up by the end of the third quarter of 2020. Operating expenses also decreased from the three months ended September 30, 2020 to the three months ended December 31, 2020 as a result of stock-based compensation expense recognized in connection with the tender offer and secondary sales during the three months ended September 30, 2020.

Liquidity and Capital Resources

As of December 31, 2020, and March 31, 2021, we had cash, cash equivalents, and marketable securities totaling $288.5 million and $280.1 million, respectively. Our cash and cash equivalents primarily consist of bank deposits and money market funds. Our marketable securities consist of corporate notes and bonds, commercial paper, U.S. agency obligations, and municipal bonds.

To date, we have financed our operations principally through proceeds from sales of our redeemable convertible preferred stock and payments received from our customers. We believe our existing cash, cash equivalents, and marketable securities will be sufficient to fund our operating and capital needs for at least the next 12 months.

We have generated significant operating losses and negative cash flows from operations. As of December 31, 2020 and March 31, 2021, we had an accumulated deficit of $406.1 million and $450.6 million,

respectively. We expect to continue to incur operating losses and negative cash flows from operations in the future and may require additional capital resources to execute strategic initiatives to grow our business. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing and international operations, and the continuing market acceptance of our subscriptions and services. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
	(in thousands)
Net cash used in operating activities	$(68,834)	$(82,057)	$(31,031)	$(19,989)
Net cash provided by (used in) investing activities	$35,641	$(176,859)	$(15,046)	$13,845
Net cash provided by financing activities	$13,432	$276,758	$227,025	$13,460

Cash Flows from Operating Activities

We generally invoice our customers annually in advance for our term-based licenses and either annually in advance or monthly in arrears for our SaaS offering. Our largest source of operating cash is payments received from our customers. We have in the past and expect in the future to experience seasonality, with the fourth quarter historically being our strongest quarter for new customer sales, renewals, and expansion as a result of large enterprise buying patterns. Accordingly, the operating cash flow benefit from increased collections from our customers generally occurs in the subsequent one to two quarters after billing. We expect seasonality, timing of billings, and collections from our customers to have a material impact on our cash flow from operating activities from period to period. Our primary uses of cash from operating activities are for personnel-related expenses, sales and marketing expenses, third-party cloud infrastructure costs, and overhead expenses.

Cash used in operating activities mainly consists of our net loss adjusted for certain non-cash items, including depreciation and amortization expense, amortization (accretion) of premiums (discounts) on marketable securities, amortization of deferred contract acquisition costs, non-cash operating lease costs, stock-based compensation expense, net of amounts capitalized, deferred income taxes, and changes in operating assets and liabilities during each period.

Cash used in operating activities of $20.0 million for the three months ended March 31, 2021 primarily consisted of our net loss of $44.5 million, adjusted for non-cash charges of $22.9 million and net cash inflows of $1.6 million from changes in our operating assets and liabilities. Our non-cash charges included $13.4 million of stock-based compensation expense, net of amounts capitalized, $5.5 million of amortization of deferred contract acquisition costs, and $2.9 million of non-cash operating lease costs. The main drivers of the changes in operating assets and liabilities were a $9.6 million increase in deferred revenue corresponding with our increased sales and a $5.7 million decrease in accounts receivable due to timing of billings and collections, particularly from our strong sales in the fourth quarter of 2020, as well as an improvement in our days sales outstanding excluding the impact of unbilled receivables, or DSO, from 109 days in the three months ended March 31, 2020 to 96 days in the three months ended March 31, 2021, partially offset by a $10.9 million increase in deferred contract acquisition costs due to our increased sales and a $2.7 million decrease in operating lease liabilities due to payments related to our operating lease obligations.

Cash used in operating activities of $31.0 million for the three months ended March 31, 2020 primarily consisted of our net loss of $33.6 million, adjusted for non-cash charges of $12.9 million and net cash outflows of $10.3 million from changes in our operating assets. Our non-cash charges included $6.5 million of stock-based compensation expense, net of amounts capitalized, $3.1 million of non-cash operating lease costs, and $2.9 million of amortization of deferred contract acquisition costs. The main drivers of the changes in operating assets and liabilities were a $9.1 million increase in accounts receivable due to overall growth of our sales and our expanding customer base, a $5.5 million increase in deferred contract acquisition costs due to our increased sales, and a $5.0 million decrease in accounts payable and accrued expenses and other liabilities due to timing of payments, partially offset by an $11.4 million increase in deferred revenue corresponding with our increased sales.

Cash used in operating activities of $82.1 million for 2020 primarily consisted of our net loss of $229.8 million, adjusted for non-cash charges of $173.5 million, and net cash outflows of $25.7 million from changes in our operating assets and liabilities. Our non-cash charges included $143.3 million of stock-based compensation expense ($111.9 million of which related to a tender offer and secondary sales transactions involving purchase prices in excess of estimated fair value of the shares sold), net of amounts capitalized, $16.0 million of amortization of deferred contract acquisition costs, and $11.9 million of non-cash operating lease costs. The main drivers of the changes in operating assets and liabilities were a $41.6 million increase in accounts receivable due to our increased sales and expanding customer base, partially offset by a decrease in our DSO excluding the impact of unbilled receivables of 116 days in 2019 to 113 days in 2020, and a $38.1 million increase in deferred contract acquisition costs due to our increased sales. These amounts were partially offset by a $64.1 million increase in deferred revenue corresponding with our increased sales.

Cash used in operating activities of $68.8 million for 2019 primarily consisted of our net loss of $95.0 million, adjusted for non-cash charges of $27.8 million and net cash outflows of $1.6 million from changes in our operating assets and liabilities. Our non-cash charges included $18.6 million of stock-based compensation expense, net of amounts capitalized, and $8.9 million of amortization of deferred contract acquisition costs. The main drivers of the changes in operating assets and liabilities were a $27.1 million increase in accounts receivable and a $19.7 million increase in deferred contract acquisition costs due to our increased sales and expanding customer base. These amounts were partially offset by a $41.0 million increase in deferred revenue corresponding with our increased sales.

Cash Flows from Investing Activities

Cash provided by investing activities of $13.8 million for the three months ended March 31, 2021 was primarily due to maturities of marketable securities of $56.8 million, offset by purchases of marketable securities of $41.7 million, purchases of property and equipment of $0.6 million, and capitalized internal-use software development costs of $0.6 million.

Cash used in investing activities of $15.0 million for the three months ended March 31, 2020 was primarily due to net purchases, sales, and maturities of marketable securities totaling $13.7 million and capitalized internal-use software development costs of $1.0 million.

Cash used in investing activities of $176.9 million for 2020 was due to purchases of marketable securities of $329.6 million, capitalized internal-use software development costs of $3.6 million, and purchases of property and equipment of $1.0 million, partially offset by sales and maturities of marketable securities totaling $157.4 million.

Cash provided by investing activities of $35.6 million for 2019 was primarily due to net maturities, sales, and purchases of marketable securities totaling $38.3 million, partially offset by purchases of property and equipment of $2.0 million and capitalized internal-use software development costs of $1.0 million.

Cash Flows from Financing Activities

Cash provided by financing activities of $13.5 million for the three months ended March 31, 2021 was due to $13.6 million in proceeds from the issuance of common stock upon exercises of stock options, net of repurchases, offset by payments of deferred offering costs of $0.2 million.

Cash provided by financing activities of $227.0 million for the three months ended March 31, 2020 was due to $225.0 million in net proceeds from the issuance of our Series E redeemable convertible preferred stock and $2.0 million in proceeds from the issuance of common stock upon exercises of stock options, net of repurchases.

Cash provided by financing activities of $276.8 million for 2020 was primarily due to $259.8 million in net proceeds from the issuance of our Series E redeemable convertible preferred stock and $17.1 million in proceeds from the issuance of common stock upon exercises of stock options, net of repurchases.

Cash provided by financing activities of $13.4 million for 2019 was due to proceeds from the issuance of common stock upon exercises of stock options, net of repurchases.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease commitments	$56,798	$12,482	$18,406	$18,679	$7,231
Purchase obligations	167,224	44,759	80,965	41,500	—

Total	$224,022	$57,241	$99,371	$60,179	$7,231

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum, or variable price provisions, and the approximate timing of the actions under the contracts. Our operating lease commitments, net of sublease receipts, relate primarily to our office space. Our purchase obligations relate to non-cancelable agreements for third-party cloud infrastructure agreements, under which we are granted access to use certain cloud services. As of March 31, 2021, there have been no material changes to our contractual obligations and commitments since December 31, 2020. Our long-term purchase commitments may be satisfied earlier than in the payment periods presented above as we continue to grow and scale our business.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We have operations both within the United States and internationally, and we are exposed to market risk in the ordinary course of our business.

Interest Rate Risk

As of March 31, 2021, we had $280.1 million of cash, cash equivalents, and marketable securities in a variety of securities, including money market funds, corporate notes and bonds, commercial paper, U.S. agency obligations, and municipal bonds. In addition, we had $1.0 million of restricted cash as of March 31, 2021 in support of letters of credit in connection with non-cancelable operating lease agreements for our office spaces. Our cash, cash equivalents, and marketable securities are held for working capital purposes. We do not enter into investments for trading or speculative purposes. The effect of a hypothetical 10% relative change in interest rates would not have a material impact on our financial condition, results of operations, or cash flows for the periods presented.

Foreign Currency Risk

Our reporting currency and the functional currency of our wholly-owned foreign subsidiaries is the U.S. dollar. All of our sales contracts are denominated in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. A portion of our operating expenses is incurred outside the United States and denominated in foreign currencies and is subject to fluctuations due to changes in foreign exchange rates. Additionally, fluctuations in foreign exchange rates may cause us to recognize additional transaction gains and losses in our consolidated statements of operations. The effect of a hypothetical 10% relative change in foreign exchange rates would not have a material impact on our financial condition, results of operations, or cash flows for the periods presented. Given that the impact of foreign exchange rates has not been material to our historical results of operations, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency should become more significant. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in foreign exchange rates.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our financial condition, results of operations, and cash flows will be affected.

We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We generate revenue from the sale of subscriptions and services. Subscription revenue consists of revenue from term-based licenses that include post-contract customer support, maintenance, and upgrades, referred to together as PCS, which we refer to as Confluent Platform, and our SaaS offering, which we refer to as Confluent Cloud. Confluent Cloud customers may purchase subscriptions either without a minimum commitment contract on a month-to-month basis, which we refer to as pay-as-you-go, or under a usage-based minimum commitment contract of at least one year in duration, in which customers commit to a fixed minimum monetary amount at specified per-usage rates. Our pay-as-you-go arrangements have historically represented an immaterial portion of revenue. We primarily enter into subscription contracts with one-year terms, and subscription contracts are generally non-cancelable and non-refundable, although customers can terminate for breach if we materially fail to perform. Services revenue consists of revenue from professional services and education services. We generate sales of our subscriptions and services through our sales teams, self-service channel, and partner ecosystem.

The consolidated financial statements reflect our accounting for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, or ASC 606. Under ASC 606, we recognize revenue when customers obtain control of promised subscriptions or services in an amount that reflects the consideration that we expect to receive in exchange for those subscriptions or services. In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements, the following steps are performed:

(i)	identification of the contract with a customer

We generally contract with customers through order forms, which are governed by master sales agreements. We determine that we have a contract with a customer when there is a signed agreement, including by electronic acceptance or acceptance of a purchase order as a contractual agreement, each party’s rights regarding the subscriptions or services to be transferred and the payment terms for the services can be identified, we have determined the customer has the ability and intent to pay, and the contract has commercial substance. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation, and financial or other information pertaining to the customer.

When a contract is entered into, we evaluate whether the contract is part of a larger arrangement and should be accounted for with other contracts, and whether the combined or single contract includes more than one performance obligation.

(ii)	identification of the performance obligations in the contract

Performance obligations are identified based on the subscriptions and services that will be transferred to the customer that are both (1) capable of being distinct, whereby the customer can benefit from the subscriptions or services either on their own or together with other resources that are readily available from third parties or from us, and (2) are distinct in the context of the contract, whereby the transfer of the subscriptions and services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised subscriptions or services, we apply judgment to determine whether promised subscriptions or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, or if performance obligations follow the same pattern of recognition, the promised subscriptions or services are accounted for as a combined performance obligation. We have concluded that our contracts with customers do not contain warranties that give rise to a separate performance obligation.

(iii)	measurement of the transaction price

The transaction price is the total amount of consideration we expect to be entitled to in exchange for the subscriptions and services in a contract. The transaction price in a usage-based SaaS contract is typically equal to the minimum commitment in the contract, less any discounts provided. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Our contracts do not contain a significant financing component.

(iv)	allocation of the transaction price to the performance obligations

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, we allocate the transaction price using a relative standalone selling price, or SSP, allocation based on a point estimate of the SSPs of each performance obligation. We also consider if there are any additional material rights inherent in a contract, and if so, we allocate revenue to the material right as a performance obligation. We determine each SSP based on multiple factors, including past history of selling such performance obligations as standalone subscriptions and services. In cases where directly observable standalone sales are not available, such as when license and PCS are not sold on a standalone basis, we establish the SSP by considering the license and PCS provided within a bundle and by considering the historical selling price of performance obligations in similar transactions as well as other factors including but not limited to our pricing of similar subscriptions and services, other software vendors’ pricing, other aspects of the performance obligations, and current pricing practices, which can require significant judgment and are subject to change based on continuous reevaluation. There is typically more than one SSP for individual subscriptions and services due to the stratification of subscription support tiers and services.

(v)	recognition of revenue when we satisfy each performance obligation

We recognize revenue at the time the related performance obligation is satisfied, in an amount that reflects the consideration we expect to be entitled to in exchange for those subscriptions or services. We record revenue net of any withholding, value added, or sales tax, as well as any discounts or marketing development funds.

Subscription Revenue

Our subscription revenue includes revenue from Confluent Platform for licenses sold in conjunction with PCS. The license provides the right to use licensed proprietary software features, which represents significant standalone functionality and is therefore deemed a distinct performance obligation. License revenue is recognized at a point in time, upon delivery and transfer of control of the underlying license to the customer, which is typically the effective start date. Revenue from PCS is based on its continuous pattern of transfer to the customer and therefore is recognized ratably over the contract term.

Our subscription revenue also includes revenue from Confluent Cloud for our usage-based minimum commitment and pay-as-you-go offering, which is recognized on a usage basis, as usage represents a direct measurement of the value to the customer of the subscription transferred as of a particular date relative to the total value to be delivered over the term of the contract. For contracts that are not usage-based, revenue from Confluent Cloud is recognized ratably over the non-cancelable contractual term of the arrangement, generally beginning on the date that the service is made available to the customer.

Services Revenue

Our services revenue includes revenue from professional services and education services, which are generally sold on a time-and-materials basis. We recognize the associated revenue as services are delivered.

Deferred Contract Acquisition Costs

Sales commissions earned by our sales force and the associated payroll taxes are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for new revenue contracts, including incremental sales to existing customers, are deferred and then amortized over an estimated period of benefit, which we have determined to be five years. To determine the period of benefit, we consider our technology development cycle, the cadence of software releases, the nature of our customer contracts, the duration of customer relationships, and the expected renewal period. Sales commissions for renewal contracts (which are not considered commensurate with sales commissions for new revenue contracts and incremental sales to existing customers) are deferred and then amortized over the renewal contract term. Amortization of deferred contract acquisition costs are included in sales and marketing expenses in the consolidated statements of operations. We periodically review the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs.

Stock-Based Compensation

We record stock-based compensation expense in connection with all stock-based awards, including stock options and RSUs, granted to employees and non-employees based on the fair value of the awards granted. The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. For awards that vest based only on continuous service, stock-based compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of four years. We also grant certain awards that have both a service-based and a performance-based vesting condition. Stock-based compensation expense for such awards is recognized using the accelerated attribution method over the requisite service period when it is probable the performance-based vesting condition will be achieved. The performance-based vesting condition is satisfied upon the sale of our common stock in a firm commitment underwritten public offering. If an award contains a provision whereby vesting is accelerated upon a change in control, we recognize stock-based compensation expense on a straight-line basis, as a change in control is considered to be outside of our control and is not considered probable until it occurs. Forfeitures are accounted for as they occur.

The Black-Scholes option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•

Fair value of the underlying common stock. Because our common stock is not yet publicly traded, we must estimate the fair value of common stock, as discussed in the section titled “—Common Stock Valuations” below.

•

Expected term. We determine the expected term for stock options that have only service-based vesting conditions based on the period the stock options are expected to be outstanding using the simplified method, calculated as the average of the time-to-vesting and the contractual life of the options. For other option grants, we estimate the expected term using historical data on employee exercises and post-vesting employment termination behavior, considering the contractual life of the award.

•

Expected volatility. Since we do not have a trading history of our common stock, we derive the expected volatility at the grant date from the average historical volatilities of public companies within our industry over a period equal to the expected term of the options.

•	Risk-free interest rate. We use the implied yield available on U.S. Treasury zero-coupon notes with maturities equivalent to the option’s expected term.

•	Expected dividend yield. We utilize a dividend yield of zero, as we do not currently issue dividends, nor do we expect to do so in the future.

The following table summarizes the weighted-average assumptions used to estimate the fair value of stock options granted during the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
Expected term (in years)	6.04	6.17	6.03	6.11
Expected volatility	59.0%	68.3%	60.0%	67.0%
Risk-free interest rate	1.8%	0.5%	1.5%	1.1%
Expected dividend yield	0%	0%	0%	0%

Common Stock Valuations

The fair value of the common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and contemporaneous independent third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	the prices, rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	the prices paid for common or redeemable convertible preferred stock sold to third-party investors by us and prices paid in tender offers or secondary transactions;

•	lack of marketability of our common stock;

•	our operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering, a merger, or acquisition of our company given prevailing market conditions;

•	the market performance of comparable publicly traded companies; and

•	U.S. and global capital market conditions.

The fair value of our common stock was determined using various valuation methods, including a combination of the income and market approach. The income approach estimates value based on the expectation of future cash flows that we will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or those with similar business operations and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to our financial forecasts to estimate the value of our company.

For each valuation, the fair value, or equity value, of our business determined by the income and market approaches was then allocated to the common stock using either the option-pricing method, or OPM, or a hybrid of the probability-weighted expected return method, or PWERM, and OPM methods. Our valuations prior to December 31, 2020 were allocated based on the OPM. Beginning December 31, 2020, our valuations were allocated based on a hybrid method of the PWERM and the OPM.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations and may have a material impact on the valuation of our common stock.

For valuations after the closing of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant.

Initial Public Offering Price and Equity Awards Granted Subsequent to March 31, 2021

Based on the initial public offering price per share of $36.00, the aggregate intrinsic value of our outstanding stock options as of March 31, 2021 was $2,436.3 million, with $877.6 million related to vested stock options.

Subsequent to March 31, 2021, we granted stock options to purchase up to 3,586,053 shares of Class B common stock with a weighted-average exercise price of $20.69 per share which generally vest over a period of four years. Based on the grant-date fair value of these stock options, we will recognize approximately $52.1 million of stock-based compensation expense related to these stock options generally over the requisite service period of approximately four years, during which time the grants will vest periodically, subject to continuous service of the holder with us. We expect to recognize $2.2 million of stock-based compensation expense for these options on a straight-line basis during the three months ended June 30, 2021.

Subsequent to March 31, 2021, we granted 4,070,219 shares of Class B common stock issuable upon the vesting and settlement of RSUs, subject to a service-based vesting condition as well as a performance-based vesting condition that will be satisfied in connection with this offering. Based on the grant-date fair value of these RSUs, we will recognize approximately $117.6 million of stock-based compensation expense related to these RSUs using the accelerated attribution method generally over the requisite service period of approximately four years, during which time the grants will vest periodically, subject to continuous service of the holder with us. We expect to recognize $7.9 million of stock-based compensation expense for these RSUs during the three months ended June 30, 2021, assuming completion of this offering prior to June 30, 2021 resulting in the satisfaction of the performance-based vesting condition. Using the accelerated attribution method in recognizing stock-based compensation expense for these RSUs, expense for each vesting tranche in an award is recognized ratably from the grant date to the vesting date for that tranche, resulting in acceleration of expense recognition as compared to recognition on a straight-line basis. As a result, we expect to recognize a relatively larger amount of stock-based compensation expense relating to these RSUs in upcoming quarters as compared to later quarters in the vesting period. To illustrate, we expect to recognize approximately $63.6 million of stock-based compensation expense related to these RSUs for the four fiscal quarters ended June 30, 2022, assuming (i) completion of this offering prior to June 30, 2021, (ii) no RSUs are cancelled or forfeited during such period, and (iii) no additional RSUs are granted during such period. The remaining $46.1 million of stock-based compensation expense would be recognized over the remainder of the four year requisite service period of the RSUs.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and accounting pronouncements not yet adopted.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Founder’s Letter CONFLUENT

LETTER FROM JAY KREPS

There is a saying that “a fox knows many things, but a hedgehog knows one big thing.” Confluent is a company that knows a very big thing, and I want to tell you a little bit about how we came to know it.

I got my start in this area while working at LinkedIn, helping them to rebuild their data infrastructure in the late 2000s. At that time there was a revolution happening in the practical knowledge of how to build distributed systems and cloud infrastructure, but there was little available commercially or as open source. We had to build what we needed from scratch.

What struck us at the time was that although there were a hundred different technologies for storing data, our most acute need was not a problem of data storage. What we needed to do was to unite all the different applications and data stores that made up a global social network into one coherent system, one that could react and respond continuously and in real-time to everything that occurred across a complex fabric of interconnected software systems. This need seemed like it would be a common enough problem, so we assumed that surely there must be some product or technology that addressed it and that we must just be ignorant of it. But there wasn’t! We spent years trying out existing products, reading through computer science papers, and brainstorming around this topic. What we came to realize was that no off-the-shelf solution existed. Perhaps more surprisingly, though this problem was really at the heart of creating a unified digital business, it hadn’t received even a fraction of the commercial or intellectual investment that data storage and databases had. When we realized this, we started to build.

A small team consisting of Jun Rao, Neha Narkhede, and myself, who later became the three co-founders of Confluent, built an initial version of an internal system called Kafka. We rolled it out at scale for early use cases at LinkedIn, handling data streams with billions of messages. But even then, our ambition was bigger. Kafka was built to be open source, and we wanted it to do much more than serve one use case in one company. Over the years we improved the software to handle hundreds and then thousands of use cases, donated it to the Apache Software Foundation, and helped to build the community of users and developers in the Silicon Valley tech world who were the initial adopters.

We found that these other companies were struggling with the same problems, and many of the biggest tech companies started to move to an architecture built around real-time streams—what we’d now call data in motion.

These tech companies were at the forefront of having businesses that are fully represented in software end-to-end. As a result, their applications were really different. They weren’t just made up of disjointed, disconnected parts. All the pieces of software had to integrate to carry out the activity of the business—to interact with users and execute the underlying business processes. In a company like that, it isn’t enough for data to sit in a pile, it has to flow continuously between all the other software systems that need it all the time.

As we were doing this we started to talk with companies well beyond the world of Silicon Valley tech, and we found that they were facing the same problems. They had the same pressures to evolve the digital side of their businesses, to integrate across existing applications and new initiatives. They, too, lacked the infrastructure to accomplish this. We knew that soon enough the emerging blueprint for tech companies would be the blueprint for all companies. We also knew this would be an opportunity we couldn’t let pass by, and we founded Confluent to address it.

Confluent is seen from the outside as a company that has grown very fast, and in some ways that is true. We take very seriously the full scope of the opportunity before us and we want to get to scale as quickly as possible to be able to capture it. But in another sense, we are moving very deliberately against a plan that has existed for longer than the company itself. Much of what we set out to build, and indeed much of what we are still building, was in our initial pitch deck for the company. Creating software systems that can operate at scale and serve in this foundational role in companies is a long-term journey. We are lucky to have a problem worthy of that attention and a team built carefully over the years to accomplish this goal. We think we are still in the very earliest stages of what is possible.

Today the data architecture of a company is as important in the company’s operations as the physical real estate, org chart, or any other blueprint for the business. This is the underpinning of a modern digital customer experience, and the key to harnessing software to drive intelligent, efficient operations. Companies that get this right will be the leaders in their industries in the decades ahead. We know that there is a foundational missing layer at the heart of data infrastructure that allows companies to harness data as it occurs—data in motion—and that this is critical in the next evolution of the architecture of companies. We think this new stack will evolve to be the central nervous system of every company and will be the single most strategic layer in the modern data world.

Confluent is a company created to accomplish that goal. We’re here to set data in motion.

Jay Kreps

Chief Executive Officer and Co-Founder

Business CONFLUENT

BUSINESS

Overview

Confluent is on a mission to set data in motion. We have pioneered a new category of data infrastructure designed to connect all the applications, systems, and data layers of a company around a real-time central nervous system. This new data infrastructure software has emerged as one of the most strategic parts of the next-generation technology stack, and using this stack to harness data in motion is critical to the success of modern companies as they strive to compete and win in the digital-first world.

Our way of life has shifted to a digital-first paradigm, and the digital realm has become the new competitive battlefield in the global economy. In order to compete and win in today’s world, organizations must continually innovate on software systems that are increasingly critical to how they do business.

Being digital-first is not just a matter of adding an application or automating an existing process. It is an end-to-end reimagining of business. It means creating rich, digital front-end customer experiences as a primary way of interacting with customers. It means transitioning to real-time, software-driven back-end operations as a business. In retail, this is the difference between accurate inventory tracking across multiple channels to ensure a consumer can have an up-to-date snapshot of what is actually in-store, versus leaving a consumer disappointed on arrival when the product that they thought was available is out-of-stock. In manufacturing, this is the difference between harnessing a real-time flow of data from IoT sensors to deliver predictive maintenance and reduce downtime, versus episodic, manual inspections of equipment.

This is a matter of life or death for companies. Tech disruptors are delivering rich, digital customer experiences and setting the standard for customer expectations. Businesses in every industry are in full mobilization to rebuild their businesses around the new experiences made possible with software and data. Organizations that get it right can experience stronger growth and improved customer loyalty and gain significant competitive advantage. Conversely, organizations that fail to deliver a real-time customer experience that is intuitive, informed, and reliable can expect frustration, dissatisfaction, and churn.

These innovations in front-end customer experiences and back-end business operations reflect a larger technology trend—the fundamental shift in the role of software in the modern organization. Today, software is no longer simply used as a set of applications to increase employee productivity (such as email and expense reporting). Instead, software is directly orchestrating customer experiences and operations that run the business. It is not just that companies are using more software—in a very real sense, they are actually becoming software.

Several waves of technology innovation have driven this changing role of software. Cloud has re-imagined infrastructure as code, making it easier than ever for developers to build applications. Mobile has extended enormous amounts of computing power to fit in the palms of our hands, making usage of technology ubiquitous in our lives. Meanwhile, machine learning is extending the scope and role of software to new domains and processes.

However, in order to complete this transition, another fundamental wave is required. The operation of the business needs to happen in real-time and cut across infrastructure silos. Organizations can no longer have disconnected applications around the edges of their business with piles of data stored and siloed in separate databases. These sources of data need to integrate in real-time in order to be relevant, and applications need to be able to react continuously to everything happening in the business as it occurs. To accomplish this, businesses need data infrastructure that provides connectivity across the entire organization with real-time flow and processing of data, and the ability to build applications that react and respond to that data flow. As companies increasingly become software, they need a central nervous system that connects all of their disparate software systems, unifying their business and enabling them to react intelligently in real-time.

Because of this, we believe that it is no longer enough for an organization to innovate based on the current paradigm of capturing data, storing it, and then querying or analyzing it. Organizations need a strategy, and a foundational data platform, to operate their business in real-time based on data as it is being generated in the moment. This idea of “data in motion” is at least as critical to the operations of a company as “data at rest,” and we believe the new generation of winning organizations will be defined by their ability to take action on it.

Traditional database technologies were not designed for data in motion, but architected for stored data at rest. Despite significant developments in the scalability and speed of analysis in both traditional and more modern databases (such as NoSQL, time-series, and graph databases), they remain limited to data-at-rest use cases and cannot harness data in motion. The leading open source offering for data in motion, Apache Kafka, was originally created by our founders at LinkedIn in 2011 and brought to the mainstream a new paradigm of data processing. However, this was only the beginning. Confluent was founded to create a product that could make data in motion the central nervous system of every company in the world.

Confluent is pioneering this fundamentally new category. Our offering is designed to act as the nexus of real-time data, from every source, allowing it to stream across the organization and enabling applications to harness it to power real-time customer experiences and data-driven business operations. Our offering can be deployed either as a fully-managed, cloud-native SaaS offering available on all major cloud providers or an enterprise-ready, self-managed software offering. Our cloud-native offering works across multi-cloud and hybrid infrastructures, delivering massive scalability, elasticity, security, and global interconnectedness, enabling agile development.

Our open source roots are a key driver of our go-to-market success. Apache Kafka has become the industry standard for data in motion. It is one of the most successful open source projects, estimated to have been used by over 70% of the Fortune 500. Modern applications are expected to integrate with Apache Kafka, and the technical skill set for Kafka has become a critical requirement in the industry. Confluent’s products provide the capabilities of Apache Kafka but do so on a platform built for the cloud, complemented by connectivity to the larger enterprise, and with the ability to process and govern at scale. The developer community understands the benefits of a complete platform for data in motion. Consequently, software developers within our prospective customers’ engineering or IT departments are often very familiar with our underlying technology and value proposition and evangelize on our behalf.

Confluent has built an operationalized customer journey focused on data in motion that ties together product features, go-to-market efforts, and customer success capabilities, and helps take customers from their initial experiments with the technology to organization-wide adoption as one of their most critical data platforms. This starts by landing use cases in a high volume, low-friction manner while projects are still being conceived and the architecture of the solution is being designed. Awareness and use of our offering begin even before our sales efforts, given the widespread adoption of Apache Kafka by developers and the self-service adoption made possible with our cloud product and community downloads. Our enterprise sales force takes these initial engagements and helps users progress to production use cases and paying customers either on a pay-as-you-go model or with a committed contract. Once customers see the benefits of our product for their initial use cases, they often expand into other use cases and lines of business, divisions, and geographies. Our deep technical expertise, coupled with our product capabilities and laser focus on customer outcomes, enable us to form strategic partnerships with our customers on this journey. This expansion is helped by a natural network effect in which the value of our platform to a customer increases as more use cases are adopted, more applications and systems are connected, and more data is added. Over time, by enabling data in motion across the organization, Confluent can become the central nervous system for their entire organization, allowing data to be captured and processed as it is generated in real-time across hundreds of teams, systems, and applications throughout the company. This expansion effect is reflected by our dollar-based net retention rate as of December 31, 2019 and 2020 and March 31, 2021 of 134%, 125%, and 117%, respectively.

Our business has experienced rapid growth around the world. As of March 31, 2021, we had 561 customers with $100,000 or greater in ARR across a wide range of industries, compared to 374 such customers as of March 31, 2020, representing year-over-year growth of 50%. As of March 31, 2021, we had 60 customers with $1.0 million or greater in ARR, compared to 33 such customers as of March 31, 2020, representing year-over-year growth of 82%. Our revenue was $149.8 million and $236.6 million in 2019 and 2020, respectively, representing year-over-year growth of 58%, and $50.9 million and $77.0 million for the three months ended March 31, 2020 and 2021, respectively, representing year-over-year growth of 51%. Our Confluent Cloud revenue was $14.4 million and $31.4 million in 2019 and 2020, respectively, representing year-over-year growth of 117%, and $6.2 million and $13.9 million for the three months ended March 31, 2020 and 2021, respectively, representing year-over-year growth of 124%, with an immaterial portion of such revenue derived from pay-as-you-go arrangements in each of the periods presented. Our Confluent Platform revenue was $115.8 million and $177.2 million in 2019 and 2020, respectively, representing year-over-year growth of 53%, and $37.7 million and $54.1 million for the three months ended March 31, 2020 and 2021, respectively, representing year-over-year growth of 43%. In 2020 and the three months ended March 31, 2021, revenue from outside the United States accounted for 34% and 36% of our total revenue, respectively. In 2019 and 2020, we incurred operating losses of $98.1 million and $233.2 million, respectively, and our net loss was $95.0 million and $229.8 million, respectively. For the three months ended March 31, 2020 and 2021, we incurred operating losses of $33.4 million and $45.1 million, respectively, and our net loss was $33.6 million and $44.5 million, respectively. As of December 31, 2020 and March 31, 2021, we had an accumulated deficit of $406.1 million and $450.6 million, respectively.

Industry Background

Important industry and technology trends are fueling the rise of data in motion and are important tailwinds for our business, including:

•

Businesses Are Evolving from Using Software to Becoming Software. Software is no longer simply used as a set of applications to increase employee productivity in an organization (such as email and expense reporting). Instead, software is directly orchestrating the customer experiences and operations that run the business. It is not just that companies are using more software—in a very real sense, they are actually becoming software. For example, a mobile application can serve as the entire customer interface to a global multi-billion dollar ecommerce business. A consumer loan process can be architected from application to approval in a fully automated manner, replacing the existing manual process with software throughout and providing loan approvals in minutes rather than weeks. To enable this level of automation and efficiency, legacy approaches require numerous point-to-point processes to be built through applications and microservices interacting with one another, increasing the complexity of data flow in an organization. Businesses need modern approaches that efficiently and seamlessly connect all types of data and applications at scale, and also process that data continuously as it moves.

•

Rich and Personalized Experiences Based on Real-Time Data Are the New Imperative. With nearly every aspect of life becoming digital, companies and consumers expect digital experiences to be highly available, responsive, and personalized. Historically, running a business on yesterday’s data was sufficient to succeed. Today, being unable to respond to customer demand or being even minutes late to integrate current business data can result in customer frustration and business risk. With real-time data, a grocery-delivery company experiencing a sudden surge in demand can immediately access real-time stock inventory data to suggest alternative products instantly, while at the same time providing constantly updated delivery times to the consumer. A retailer can now curate highly personalized clothing recommendations built on machine learning algorithms to connect millions of customers instantly with perfect clothes across brands, styles, and sizes. The result is a truly differentiated customer experience, where a customer can benefit from the expertise and learnings developed over millions of shopping transactions in real time.

•

Data-Driven Back-End Operations Are Driving Efficiency and Speed. The software powering the back-end operations of business has traditionally been slow, batch oriented, and lacking intelligence. Organizations need to be able to use data in motion to get ahead of issues, react to data as it is generated, and be proactive rather than reactive to future events. For example, car manufacturers can collect sensor data in real time from their production lines, use them to develop machine learning models for predictive maintenance as well as production quality optimization, improving efficiency and safety of the operations. Credit card companies equally need to harness data to block fraudulent transactions in the moment, and immediately notify users of suspicious activity. Core to any solution to accomplish those goals is capturing the massive volumes of data being generated by systems across the organization and analyzing the data while it is in motion. The new generation of winning companies will be defined by how well they leverage data in motion to operate their business in real-time.

•

Machine Learning Applications Require Increasing Amounts of Data at All Times. Machine learning applications have become an important aspect of competitive differentiation for organizations across industries. Through sophisticated algorithms and large volumes of data, machine learning can uncover insights at a speed and scale far beyond traditional means. The fuel for machine learning is data, but relying on static data at rest can be a significant disadvantage. Today, many of the most powerful insights delivered by machine learning applications and systems depend on massive and continuous volumes of data in motion being processed, connected, and analyzed all at once. For example, a global brand can build and deploy machine learning models to forecast product demand for thousands of product lines at hundreds of geographical locations, and can deliver these predictions and make adjustments in real-time by harnessing data in motion from social media, company websites, and internal applications. Data in motion can deliver a significant advantage to machine learning models and deliver greater actionable insights and recommendations.

•

IoT Is Becoming Ubiquitous. The growth of IoT and connected sensors is a significant driver of the exponential growth in the volume of data being generated worldwide. Whether through self-driving vehicles, fully connected manufacturing plants, or IoT-enabled medical devices, entire industries are being up-ended by the impact of real-time data being generated from these devices. According to IDC, by 2025 there will be 55.7 billion connected devices worldwide, 75% of which will be connected to an IoT platform. Data generated from connected IoT devices are projected to be 73.1 zettabytes by 2025, almost four times the 18.3 zettabytes generated in 2019. To capture this massive volume of real-time data and build solutions that deliver transformative impact, enterprises need a new foundational data infrastructure designed for data in motion.

•

Proliferation of Microservices Creates an Exponential Increase in Connectivity. Enterprises are modularizing applications into smaller components through microservices, increasing the complexity of data flow. As applications and microservices have increased in popularity, traditional approaches to microservices have led to an exponential increase in complexity as point-to-point connectivity is needed between every new data store, data warehouse, and application. With this complexity comes even greater delays, unacceptable to the modern enterprise looking to connect all types of data and applications in a seamless fashion.

•

Organizations Are Rapidly Modernizing their Infrastructure to Be Cloud-First and Multi-Cloud. Organizations across the globe are shifting increasing proportions of their workloads and infrastructure to the cloud. According to IDC, the global public cloud services market is expected to increase from $292 billion to $628 billion, from 2020 to 2024, respectively. According to a recent Gartner cloud adoption survey, more than 75% of organizations are using a multi-cloud adoption model.[5] We believe that companies will adopt a multi-cloud strategy to avoid vendor lock on their cloud adoption journey. The transition to the cloud creates opportunities for companies to reconsider their foundational data architecture, and core to this is ensuring they can harness data in motion to deliver for modern business requirements. The value of cloud-native, fully-managed enterprise SaaS offerings becomes even more

[5]	Source: Gartner, Competitive Landscape: Cloud Service Brokerage 2020, October 2020.

important in a cloud-first world where enterprises want to leverage the cloud to focus on delivering applications instead of managing infrastructure.

•

The Movement to the Cloud Has Just Begun and the World Will Continue to Be Hybrid. According to IDC, despite the fast growth in the global cloud computing market, over the past five years, only 17% of the system infrastructure software spend has been made up of spend from public cloud services. Many organizations continue to have massive on-premises deployments. The result is a bifurcated data storage environment with some data stored on-premise and across private clouds and the rest distributed on a variety of public clouds, with data moving between them all. This requires data infrastructure solutions that can support and connect data and applications across both on-premise and cloud environments to give enterprises the ability to deliver consistent customer experiences and improve data-driven business operations regardless of the environment.

Traditional Data Infrastructure Is Not Designed for Data in Motion

The traditional approach to how applications are built and deployed has been to pair applications with a database which stores data that is then retrieved by the applications periodically.

This database-centric approach is common in data warehouses and relational and NoSQL databases. Databases grew out of a heritage of data storage. They manage a repository of stored data and allow an application to access that point-in-time dataset on demand through querying. They are, in short, a platform designed for managing data at rest. Although there are countless flavors of databases, and they comprise a category worth over $94 billion in annual spend, all databases are rooted in the paradigm of data at rest and share the resulting limitations.

Databases remain an important category but are no longer sufficient as the central data platform in a company.

The systems that carry out the operation of the business and deliver customer experiences must be integrated and real-time. They must cut across infrastructure silos and continually react, respond, and adapt to an ever-evolving business as events unfold. To accomplish this, data infrastructure must support continuous flows of data from across the organization and enable the building of applications that react, process, and respond to that flow of data in real-time. In other words, to address these challenges, companies need a data platform built for data in motion.

Data at Rest Simple, static real-time queries Slow, daily batch processing Databases

This is a fundamental paradigm shift and cuts to the heart of how we think about data and architect applications. Data in motion is not just a missing feature in databases, it is a bottoms-up rethinking of the computer science underlying data systems.

At their core, databases are designed to bring queries to stored data at rest. The challenge with this construct is that when asked to handle data in motion, the whole paradigm crumbles. Traditional databases allow processing only at a point in time and compute an answer which is immediately out of date as the business continues to evolve around it. Building systems using only the infrastructure for data at rest means businesses must build separate point-to-point connections for every system that needs to be connected, resulting in an overwhelming proliferation of point-to-point connections. This results in an “n-squared” problem as every new system needs to separately connect to every existing system and forces companies to resort to periodic data dumps and “batch” processing. Databases are simply too slow to serve the real-time nature of modern customer experiences and operational needs.

Data in motion flips this design 180 degrees. Rather than bringing queries to data at rest, our platform is architected to stream data in motion through the query. This continuous stream makes the data always available and is what fundamentally enables companies to tap into flows of data being generated anywhere in the company and continually process it.

Data in Motion A Sale A Shipment Real-Time Data A Trade $ A Customer Experience Real-Time Stream Processing Rich Front-End Customer Experience Real-Time Backend Operations

Our Solution

Confluent is pioneering a fundamentally new category of data infrastructure focused on data in motion for developers and enterprises alike. In order for enterprises to deliver rich customer experiences, it is critical for all of their business functions, departments, teams, applications, and data stores to have complete connectivity, be thoroughly integrated, and be able to analyze data as it is generated. Confluent is designed to be this intelligent connective tissue by having real-time data from multiple sources constantly streamed across an enterprise for real-time analysis.

Our offering enables organizations to deploy production-ready applications that run across cloud infrastructures and data centers, and scales elastically, with enhanced features for security and compliance. Our platform provides the capabilities to fill the structural, operational, and engineering gap that is required for businesses to fully realize the power of data in motion. We enable software developers to easily build their initial applications to harness data in motion, and enable large, complex enterprises to make data in motion core to everything they do. As organizations mature in their adoption cycle, we enable them to build more and more applications that take advantage of data in motion. The results have a dual effect: businesses continuously improve their ability to provide better customer experiences and concurrently drive data-driven business operations. We believe that, over time, Confluent can become the central nervous system for modern digital enterprises, providing ubiquitous real-time connectivity and powering real-time applications across the enterprise.

Confluent’s solution can be deployed either as a fully-managed cloud-native SaaS offering available on-demand, Confluent Cloud, or an enterprise-ready, self-managed software offering, Confluent Platform.

A high-performance, low-latency infrastructure for harnessing data in motion requires operating wherever a customer’s applications and systems reside. Customers with applications in a particular cloud would use Confluent Cloud in that cloud provider and region. Customers with applications on premises, or on a private cloud, would use Confluent Platform in that data center. Customers with both on premises and cloud, or even multiple clouds, need Confluent in each of these environments. Together, these solutions can act as one unified fabric for data streams that connect all of these customer environments.

Our solution has three differentiated elements:

•

Cloud-Native. Confluent offers true cloud functionality for data in motion. We offer a fully-managed, cloud-native service that is massively scalable, elastic, secure, and globally interconnected, enabling agile development. This is a completely different experience than what would result from taking on premise software and simply offering it on cloud virtual machines, which are virtualized environments that mimic the behavior of an on-premise experience in the cloud. It requires a feature set to enable elasticity and scalability that cuts right to the heart of the design of data systems. We had to completely re-architect the technologies underlying data in motion, including Apache Kafka, for the cloud to make a truly cloud-native offering. We offer a high-velocity, frictionless pay-as-you-go model, allowing developers to easily set up, experience, and see the value of Confluent while only being billed for what is used. The combination of these capabilities and features creates a compelling and simple solution for developers looking to build upon data in motion in the cloud and for enterprises looking for a secured, governed enterprise solution. With Confluent, developers and enterprises alike can focus on their applications and drive value without worrying about the operational overhead of managing data infrastructure.

•

Complete. We created a complete platform for data in motion, by leveraging capabilities from open source Apache Kafka with our significant proprietary capabilities. Our technology moves and processes data concurrently, with specific tools such as ksqlDB, a native data-in-motion database that allows users to build data-in-motion applications using just a few SQL statements, as well as over 100 connectors. Our robust capabilities dramatically enhance developer productivity, increase ease of operations, and provide enterprise-level security, governance, resilience, and expertise in a complete platform, providing significant benefits over companies trying to build these complex features on their own.

•

Everywhere. We have built a truly hybrid and multi-cloud offering. We can support customers in their cloud and multi-cloud environments, on-premises, or a combination of both. From early on, we recognized that the journey to the cloud is not overnight or simple, and in order for our customers to effectively digitally transform, they require a fundamental platform for data in motion that can integrate seamlessly across their entire technology environment. We offer this essential capability and enable organizations to seamlessly leverage data in motion across their public cloud, private cloud, and data center environments, ensuring total connectivity throughout an organization. For enterprises that are increasingly expanding internationally, Confluent’s multi-cloud support also enables organizations to leverage data in motion across multiple data centers and providers, stretched around the world. For enterprises that want to be hybrid cloud, we are able to extract information from the entirety of their infrastructure, allowing us to act as the bridge that unites legacy systems in older environments with modern applications in the cloud. This ability to let customers embrace the new without having to fully replace everything that is old is a critical point of differentiation and a critical element in the cloud adoption strategy of many of our customers.

Confluent Is Becoming the Central Nervous System of Organizations

As Confluent grows within an organization, the network effects we generate create even more value to the organization as a whole. By fundamentally re-architecting how data flows, we are able to replace complexity with simplicity, delays with real-time, and disparate data with a unified view across the modern enterprise software stack.

Most organizations start off with a complex mess of point-to-point connections between their applications, databases, and data warehouses. This is unavoidable when data is primarily at rest, held in storage across the organization, and requiring these connections to be built. Adopting a new technology to connect this mess would be prohibitively slow if there were not an underlying force driving this change. Fortunately, our platform has a unique network effect that helps speed its adoption. The first application that utilizes our platform generally does so for the capabilities in harnessing data in motion. In doing so, it brings into the platform the data streams needed for its usage. However, although these data streams are brought for one application, they are usable by all future applications and bring value to the entire ecosystem. As a result, future applications can connect to the platform to access these data streams, bringing with them their own data streams. As a result, there is a clear virtuous cycle: applications bring data streams, which in turn attract more applications.

As customers expand with our foundational platform, we set more and more data in motion across the organization and replace the various point-to-point connections with our complete platform. This means data can intelligently be made available in real-time to more and more of the organization as applications connect to a single platform. We are able to hold a highly strategic position to create greater value to existing applications and databases as data in motion across the entire organization begins to flow, be directed, and be processed through Confluent. We believe that this eventually leads to Confluent becoming the central nervous system of an organization, allowing data to be captured and processed as it is generated around the whole organization, enabling organizations to react intelligently in real-time.

Enterprise Architecture is a Big Mess LINE OF BUSINESS 01 LINE OF BUSINESS 02 PUBLIC CLOUD Data Warehouse Apps App DB Apps App DB Apps App DB Apps App DB SooS Data Warehouse

Confluent as the Central Nervous System of the Modern Enterprise Data Warehouse Apps App SooS

Key Benefits to Our Customers

Our platform delivers the following key business benefits to our customers:

•

Ability to Deliver Rich Customer Experiences and Data-Driven Business Operations. The world is increasingly demanding applications that are responsive in real time to data in motion. By harnessing the power of data in motion, our customers can deliver differentiated customer experiences, such as suggesting the next show to watch in real time or providing live information on the status of a grocery order. Enterprises can also enable data-driven operations such as real-time, preventive maintenance, IoT analytics, and diagnostics.

•

Accelerated Time-to-Market. Speed is essential for our customers, as they seek to disrupt established industries or innovate to fend off emerging disruptors. Our fully-managed cloud-native service enables our customers to start developing instantly, without any internal or external operational barriers. And, with the ability to pay-as-you-go, our customers can begin using Confluent without commitment or delay from internal procurement processes. Furthermore, our offering comes with a rich, pre-built ecosystem, making it simple, quick and efficient to integrate Confluent into the enterprise. This enables greater engineering organization efficiency and an accelerated time-to-market.

•

Reduced Total Cost of Ownership. Confluent significantly reduces the operational barriers and costs associated with shifting to a data-in-motion architecture. Coupled with accelerated time to market, our customers benefit from both reduction in total cost of ownership as well as rapid ROI.

•

Freedom of Choice. Confluent is hybrid and multi-cloud compatible so customers can deploy on premises or in the cloud. We recognize that enterprises have their data stored in many places and that an effective solution must be able to connect to various data sources.

•

Mission Critical Security and Reliability. Confluent has enterprise-grade security and governance capabilities to provide confidentiality of critical information. We enable mission-critical reliability and resiliency, allowing data persistence, dynamic backing up of data across replicated partitions, fault-tolerance, and automated client failover.

•

Robust Developer Community. Apache Kafka has an extremely robust developer community. It is one of the most successful open source projects, with more than 60,000 meet-up members across over 200 global meetup groups, estimated to have been used by over 70% of the Fortune 500. Confluent continues to add to open source Apache Kafka and has helped build an ecosystem of contributors. This means that developers outside of Confluent are building connectors, more functionality, and deploying patches to Apache Kafka while Confluent continues to also add features both to Apache Kafka and to Confluent’s proprietary offering. This leads to a positive feedback loop as it strengthens the Apache Kafka offering, attracting more developers, who in turn further strengthen Apache Kafka, which benefits us, as users see the benefit of a data-in-motion platform, and the wider Apache Kafka community. In addition, we make available many features that we have developed at Confluent under our Confluent Community License, which means developers can access, benefit from, and modify the source code for such features, further increasing our reach and mindshare in the developer community.

Competitive Strengths

Our competitive strengths include the following:

•

Our Founders Are the Original Creators of Apache Kafka. Our founding team members are the original creators of Apache Kafka and worked on the underlying technology at LinkedIn, prior to founding our company. We are a significant contributor to the open source Apache Kafka platform, and our expertise in and experience with the technology are unrivaled. Apache Kafka has become the industry standard for the underlying technology to handle data in motion, and there is a robust developer ecosystem developing software and connectors to optimize working with Apache Kafka. We believe that our background and expertise in data in motion as a category will serve as a significant competitive advantage for us.

•

Our Business Model Protects Our Innovation and Fosters Our Developer Community. We offer our software under licenses intended to protect our innovation. This includes our Confluent Community License and a traditional proprietary commercial license. Our Confluent Community License allows developers to access our source code to give them a chance to utilize some of our platform features, but explicitly restricts others, including cloud vendors, from taking this source code and using it to offer a competing SaaS offering. The result is that we benefit greatly from developer mindshare and adoption while also protecting our proprietary offering.

•

We Serve Leading Enterprises and Disruptive Innovators. We started by enabling new forms of innovation for some of the most disruptive tech companies and have now become equally integral to the modern digital stack of large global enterprises. We serve a wide range of industries, including consumer and retail, financial services, industrial, transportation, healthcare, media and entertainment, telecommunications, gaming, and technology, among others. These companies and enterprises have exacting requirements that are mission-critical to their business success. They trust us and continue to expand their use of our platform into larger and more complex use cases as we become embedded in their modern digital stack. As of March 31, 2021, our customers included 136 of the Fortune 500 companies. Our 136 Fortune 500 customers contributed approximately 35% of our revenue for the three months ended March 31, 2021.

•

We Benefit from Network Effects. Our business benefits from powerful network effects, which create accelerated demand for our offering and provide us with significant competitive advantages. Our deep technical expertise, coupled with our product capabilities and laser focus on customer outcomes, enable us to form strategic partnerships with our customers on this journey. Our customers typically start with an initial use case, see the benefits of our platform, then often expand into other use cases and lines of business, divisions, and geographies. This expansion often generates a natural network effect. As more use cases are adopted, more applications and systems become connected, which then leads to more data in motion being processed by our platform. Streams of data naturally attract more applications which brings even more streams of data which creates a virtuous expanding flywheel. This network effect increases value to both individual participants and the whole organization. Over time, we not only enable our customers to harness data in motion but can become the central nervous system for their entire organization, allowing data to be captured and processed by the whole organization as it is generated in real-time.

The Adoption Flywheel Application Bring Data In Motion Data In Motion Brings New Applications

•

End-to-End Approach to Go-To-Market Built for the Unique Customer Journey of Data in Motion. Data in motion has a unique customer adoption and expansion journey within organizations and our go-to-market mirrors this distinct journey. The widespread adoption of Apache Kafka by developers, and the self-service adoption possible with our cloud product and community downloads, ensure that awareness, mindshare, and adoption begin as new applications are conceived, often long before our sales efforts begin. Our enterprise sales force takes these many initial engagements and helps them progress to production use cases and paying customers with a committed contract. We then drive expansion across the company and help the platform transition from serving individual disconnected projects to being used as a cross-enterprise platform. We believe our expertise is vital to companies who wish to successfully navigate this transition as they reorient their business for data in motion.

Our approach to supporting this end-to-end customer journey is a significant competitive moat for us. Legacy technology vendors cannot easily rebuild their go-to-market to support high volume, low-friction open source and SaaS lands. Startup companies cannot muster the full spectrum of go-to-market tactics and resources needed to support this journey or the heavy investment in customer success required to take customers to scale. Even though large cloud providers have broad go-to-market capabilities, these capabilities are generally focused on the broader transition to the cloud addressing hundreds of products and services. We believe they take a broad but shallow approach that is not built to focus and support the specifics of the data-in-motion customer adoption journey and cannot easily be repurposed without a larger remaking of their go-to-market strategy.

•

We Have Deep Technology Expertise Focused on Data in Motion. Unlike the vast swath of databases which are built to harness the value of data at rest, our offering is built to harness the value of data in motion. Our construct of streaming data through queries, rather than bringing queries to stored data, enables us to offer differentiated value from other forms of data infrastructure. We leveraged our technical expertise to provide a cloud-native offering, building additional technologies to create a complete platform, and enabling it to work across both cloud and on-premises environments at scale. Our cloud-native service is differentiated from other providers who simply try to deliver their offering in the cloud as a partially-managed service. We have built deep proprietary technology designed to enable data in motion, from the most complex enterprise to the individual developer.

•

Mission-Oriented Values and Team. Our most important asset is our people. As Confluent continues to evolve and grow, we strive to have our core values remain constant. We are obsessive about the user experience and focused on earning our customers’ love by solving backwards from a fantastic customer experience to arrive at the right solution. Our people are empathetic towards our customers, partners, and each other. We strive to have a team-first mindset and foster an environment where each employee feels valued and respected.

Our Market Opportunity

Confluent is well-positioned to succeed in the large and growing market for data infrastructure. Unlike existing databases, integration tools, application infrastructure and middleware that can only harness data at rest, our technology can harness the value of data in motion. As a result, we are deeply valued by our customers and the broader developer community. We have intentionally built our technology to support both cloud and on-premises environments because enterprises today are in different stages of their journey to the cloud. This strategy has positioned us to be able to serve every type of company, in every industry, and in every geography.

Today, we believe our product roadmap targets each of the following four core Gartner-defined market segments: Application Infrastructure & Middleware, Database Management Systems, Data Integration Tools and Data Quality Tools,6 and Analytics and Business Intelligence.7 According to Gartner’s 2021 estimates, the aggregate of these four markets represents a total market size of approximately $149 billion. We estimate that we serve approximately $50 billion of this total market today, broken down as approximately $31 billion in Application Infrastructure & Middleware (excluding Full Life Cycle API Management, BPM Suites, TPM, RPA, and DXPs), $7 billion in Database Management Systems (excluding Prerelational-era DBMS), $7 billion in Analytics and Business Intelligence (excluding Traditional BI Platforms), and $4 billion in Data Integration Tools and Data Quality Tools (excluding other Data Integration Software). Based upon the above Gartner data and Gartner’s estimates for 2024 total market size in these four segments, we have estimated that our total market opportunity will increase to $91 billion in these four market segments by 2024, representing a 22% compounded annual growth rate8. We believe our strategic investments in cloud and building out specific product features across our platform will drive our three-year market size growth. Additionally, we believe that as more enterprises focus on data in motion, build streaming applications, and mature in their journey to adopting the cloud, these will serve as additional tailwinds supporting our estimated market opportunity and ability to gain additional market share in the future.

Our Growth Strategy

We are pursuing our substantial market opportunity with growth strategies that include:

•

Easy and Frictionless Land with Cloud Pay-As-You-Go. Due to the cloud-native nature of Confluent Cloud, we are able to acquire new customers through a seamless and frictionless self-service motion. Customers can get started via our free cloud trial and easily convert online to become paying customers. Our cloud-native capabilities allow us to land customers at low entry points, with no commitment, and seamlessly expand via increased usage. We will continue to leverage our cloud-native differentiation to create an easy buying motion and drive our growth.

•

Continue our Focus on Customer Centric Go-To-Market Motion. Our integrated go-to-market motion is designed to drive business growth by mapping the customer journey from initial interest, to pilot, to first production project, to an integrated platform across the enterprise. We intend to develop our strategy of garnering customer signups, converting to paid customers, expanding through additional use cases and rapidly delivering customer value. We will continue to offer a range of services and training offerings, partnering with our customers to increase the value they realize from our solution and thereby increase their consumption of our offering.

[6]	Source: Gartner, Forecast: Enterprise Infrastructure Software, Worldwide, 2018-2024, 4Q20 Update, December 2020.
[7]	Source: Gartner, Forecast: Enterprise Application Software, Worldwide, 2018-2024, 4Q20 Update, December 2020.
[8]	Calculations performed by Confluent.

•

Enterprise-Wide Expansion via Solutions Selling. After acquiring a new customer, we seek to grow our footprint by solving additional use cases for that customer. Since we are a fundamental data infrastructure platform, the use cases we can address are wide-ranging, from industry-specific use cases such as real-time fraud detection for financial services and real-time customer insights for a retailer, to industry-agnostic use cases such as accelerating cloud migration or enabling microservices. We enjoy a powerful network effect as we enter organizations; once one application is connected to Confluent, our customers often connect other applications to that first application, which can result in a flywheel where Confluent can permeate the enterprise. We believe Confluent can become the central nervous system of modern enterprises at scale. Our dollar-based net retention rate of 125% and 117% as of December 31, 2020 and March 31, 2021, respectively, reflects our ability to rapidly demonstrate our value and address a vast array of use cases for our customers.

•

Extend our Product Leadership and Innovation. We pioneered the category of harnessing the power of data in motion and are committed to innovating to extend our product leadership. We will continue to build out our platform, add more capabilities, build more applications, and invest in developing technology that increases developer productivity and promotes rapid customer success. From ksqlDB, which is a native data-in-motion database that allows users to build data-in-motion applications using just a few SQL statements, to Project Metamorphosis, where we delivered critical new cloud-native product features and capabilities every month from May 2020 to December 2020, we have continued to innovate and make it easier for any organization to harness data in motion.

•

Continue to Invest in the Open Source Community. Our open source roots provide a large pool of targeted developers and enterprises who are interested in or have already adopted open source Apache Kafka. These developers are readily able to use and benefit from our cloud-native service or enterprise-ready software. We will continue to invest in delivering features to open source Apache Kafka in order to continue adding value to the Apache Kafka community, maintain our leadership standing in the new data-in-motion paradigm, and ensure that the open source benefits to our business continue.

•

Grow and Harness our Partner Ecosystem. We have built a powerful partner ecosystem encompassing the major cloud providers, global and regional systems integrators, and ISVs. Our partners include Accenture, AWS, Microsoft, GCP, IBM, MongoDB, Elastic, and Snowflake. We intend to continue to invest in these relationships and build further partnerships to ensure our software is widely sold, distributed, and supported.

•

Expand Internationally. We believe markets outside of the United States present a significant opportunity for additional growth of our business. During the year ended December 31, 2020 and the three months ended March 31, 2021, our international revenue represented 34% and 36% of our total revenue, respectively. We expect to continue to make significant investments to support our growth in our existing international markets and in penetrating additional international markets.

•

Expand the Scope of our Platform with ksqlDB and Other Investments. We believe that the rise of real-time stream processing of data in motion is still in the early stages of adoption. Our investment in ksqlDB positions us to succeed in this emerging area as it gains adoption with customers. This adoption is expected to lead to significant displacement of batch data processing on traditional databases and a corresponding shift in spend to data in motion technologies, such as Confluent. We believe our investment in ksqlDB positions us to capture this shift and use it to fuel further growth.

•

Grow Further Use Cases Up-The-Stack Leveraging our Strategic Position for Data in Motion. Data in motion is a disruptive new platform technology, and as such there are countless use-case focused opportunities up the stack. As we grow into our role as a central nervous system within companies, we believe we have an incredibly strategic position from which to grow into use-case specific adjacencies that apply data in motion. We see the potential for broad, cross-industry customer adoption of use cases around machine learning, IoT, data integration, real-time analytics, real-time logistics, customer data unification, cloud migration, microservices, data sharing, as well as countless others. We believe we are strategically positioned to understand what these use cases are when reimagined around data in motion and to partner and/or build pre-packaged solutions purpose-built for these use cases.

Our Product Offering

Our software offering provides a complete solution for working with data in motion, including the ability to read, write, store, capture, validate, secure, and process continuous streams of data. It also has features designed to fulfill the requirements of modern cloud infrastructure: it is a modern distributed system built to be secure, fault tolerant, and scalable elastically from a single application to hundreds or thousands of applications within an organization. Our software can be consumed in two ways, Confluent Cloud and Confluent Platform, that our customers can leverage independently or together. Regardless of where our customers have their technology environments, we are able to deliver an integrated platform for data in motion that can become their central nervous system.

•

Confluent Cloud is our fully-managed cloud-native offering, available on all of the major cloud providers (AWS, GCP, and Microsoft Azure). Confluent Cloud is offered to our customers via a pay-as-you-go model with no commitment, or via an annual, or multi-year, subscription model where customers draw down upon a committed dollar amount. Key attributes of Confluent Cloud include:

•

Serverless. Confluent Cloud offers self-serve provisioning with no complex cluster sizing, zero downtime, upgrades and bug fixes, elastic scaling, and the ability for customers to pay only for what they actually use.

•

Complete. Confluent Cloud offers data compatibility with fully-managed Schema Registry, rapid development through fully-managed connectors, real-time processing with fully-managed ksqlDB, virtually infinite data retention, and committer-led support with contractual response times of 60 minutes or less for severe-impact issues.

•	Flexible. Confluent Cloud offers the ability to build a persistent bridge from on-premises to cloud, and the ability to stream across public clouds for multi-cloud data pipelines.

•

Highly Available. Confluent Cloud offers a guaranteed 99.95% uptime SLA, ability to scale to 10s of GBps with dedicated capacity, ability to achieve sub 30ms latency at scale, and multi availability-zone (AZ) replication.

•

Secure. Confluent Cloud offers at-rest and in-transit data encryption, SAML/SSO for user authentication, private networking via VPC peering or AWS Transit Gateway, and monitoring visibility with topic- and cluster-level metrics.

•

Confluent Platform is our enterprise-grade self-managed software offering, able to be deployed on-premises as well as across public and private cloud environments. Confluent Platform is offered to our customers via an annual or multi-year subscription. Key attributes of Confluent Platform include:

•

Unrestricted Developer Productivity. Confluent Platform offers developers the ability to build across multiple development languages, utilize a rich pre-built ecosystem of over 100 connectors, and benefit from a fully integrated data-in-motion database.

•	Efficient Operations at Scale. Confluent Platform enables our customers to minimize operational complexity while ensuring high performance and scalability.

•	Production-Stage Prerequisites. Confluent Platform offers foundational enterprise-level features needed to implement data in motion in production.

•	Freedom of Choice. Confluent Platform can be deployed on-premises or in public or hybrid cloud environments.

Our offering offers a full set of features and functionality to enable adoption of data in motion throughout an organization. Key features include:

•	Rich Pre-Built Ecosystem

•

Over 100 Pre-Built Connectors. We develop and work with partners who develop enterprise-ready connectors to easily integrate data and build applications. Connectors are supported by either Confluent or our partners.

•

ksqlDB. ksqlDB is a database that unifies the processing of data in motion and data at rest. This enables customers to build applications that compute new stored data sets off continuous data streams or enrich data streams with stored data. It translates the near-universal SQL interface of traditional databases to the world of data in motion, making it accessible for the vast majority of software developers with minimal learning time.

•	Schema Registry. Schema Registry is a central repository with a RESTful interface for developers to define standard schemas and register applications to enable compatibility.

•	Management, Monitoring, and Global Resilience

•

Confluent Control Center (C3). Offers a simple way to manage and monitor data in motion as it scales across the enterprise. Control Center is a web-based graphical user interface to understand the data-in-motion environment, meet SLAs, and control key components of the data-in-motion platform.

•

Multi-Region Clusters. Multi-Region Clusters automate disaster recovery, allowing customers to run a single cluster across multiple data centers and automate disaster recovery with operational simplicity.

•	Dynamic Performance and Elasticity

•

Self-Balancing Clusters. Self-Balancing Clusters automate partition rebalances to optimize throughput, accelerate broker scaling, and reduce the operational burden of managing a large cluster. Partition rebalances are completed quickly and without any risk of human error.

•

Tiered Storage. Tiered Storage allows deployments to recognize two tiers of storage: local disks and cost-efficient object stores (Amazon S3 or GCP Storage). Brokers can offload older topic data to object storage, enabling virtually infinite retention.

•	Scalability. Confluent offers the ability to scale to trillions of events as well as scale across business units in order to become an enterprise standard.

•	Enterprise-Grade Security

•	Structured Audit Logs. Structured Audit Logs capture authorization logs in a set of dedicated topics, on a local or a remote cluster.

•

Role-based Access Control (RBAC). RBAC is a centralized implementation for secure access to resources with fine-tuned granularity and platform-wide standardization. Customers can control permissions by users/groups to clusters, topics, consumers groups, and even individual connectors.

•	Data Compatibility and DevOps Automation

•

Schema Validation. Schema Validation provides a direct interface between the broker and Schema Registry to validate and enforce schemas programmatically. Schema Validation can be configured at the topic level.

•

Confluent Operator. Confluent Operator simplifies running Confluent Platform as a cloud-native system on Kubernetes, whether on-premises or in the cloud. It delivers an enterprise-ready implementation of the Kubernetes Operator API to automate deployment and key lifecycle operations.

Our offering is designed to serve as fundamental data infrastructure for our customers and solve an enormous variety of use cases across both front-end customer experiences and back-end business operations.

In addition to our core offering, we offer several services offerings:

•	Professional Services. Professional Services provides expertise and tools that help our customers accelerate platform adoption and achieve successful business outcomes. We offer packaged and residency offerings focused on helping customers plan, implement, manage/monitor, and optimize their platform and applications.

•

Education. Our offering includes training and certification guidance, technical resources, and access to hands-on training and certification exams. Education offerings are targeted at different types of users and delivery modalities to suit end customer needs. We have instructor-led training, self-paced on demand courses, and certification.

•

Certification Program. Technical expertise in data in motion is highly sought after and a highly-paid skill set. Our certification program enables technical personnel to demonstrate and validate in-depth knowledge of data in motion.

Our Licensing

Our software products are protected by our licensing policies, which include either our full proprietary license as well as our community license, which restricts others from offering our technology as a competing SaaS offering.

Instead of opting for a traditional “open core” model, our core offering (Confluent Server) is substantially differentiated from Apache Kafka and was fundamentally re-architected to operate at cloud-scale, while being interoperable with existing Apache Kafka systems.

Our Confluent Community License makes available many features that we have developed at Confluent. This gives developers the functionality needed to get started with Confluent, but excludes some of the core features of our commercial platform. Developers can access and modify the source code for such features but cannot take these features and use them to provide a competing SaaS offering.

We focus on converting Confluent Community License users to paying customers by demonstrating the value of the fully-managed Confluent Cloud offering and the self-managed Confluent Platform offering, where developers get proprietary features such as Confluent control center, Confluent operator, self-balancing clusters, tiered storage, structured audit logs, RBAC, schema validation, and multi-region clusters, as described in “—Our Product Offering” above.

Our Values

Our company values are extremely important to us. Our six core values form the foundation of our company culture that we use to guide our actions:

•

Earn Our Customers’ Love. Our customers are the lifeblood of our business and our most important stakeholders. We strive to earn their love with everything we do. Whether we are thinking through how to evolve our products, figuring out how we interact with prospects, or even designing aspects of our internal operations, we want to start by solving backwards from a fantastic customer experience to arrive at the right solution. We believe that our customers’ love is something we have to earn on an ongoing basis.

•

To Build a Great Company, Build a Great Team. We believe that an important part of building a great company is making sure that our employees are the best they can be. There are three cornerstones to this: hiring, relationships, and growth and development. Each Confluent employee is tasked with helping the company to hire the strongest candidates possible. The relationships we build among teams across the company allow us to effectively solve hard problems. Moreover, our employees learn and grow from working through exceedingly difficult challenges. We are proud that Confluent employees have the opportunity to work with a diverse group of amazing colleagues and can learn from as well as help one another.

•	Smart, Humble, and Empathetic. These three attributes are essential to building a strong team. Our employees appreciate, benefit, and learn from working with other smart, humble, and empathetic people. We strive to hire those who care deeply about others and interact with empathy towards our customers, partners, and employees.

•

Be Fired Up and Get It Done. As much as we benefit from working with smart, humble, and empathetic employees, we also need to “get it done” to pursue our enormous market opportunity. We are in hyper-growth mode and are scaling to fill the demands of the market and our current and future customers. We are building the team, products, and customer journeys to be number one in our market, which of course is difficult work. We hire people who want to be part of this intense experience, know that they are signing up to execute on our mission, and are fired up to go after this market opportunity in a meaningful and passionate way. This passion is a huge source of energy both individually and collectively. As a company we treasure this passion, and help to fuel it throughout our employees’ journey at Confluent.

•

Tasteful not Wasteful. We want to invest in areas that matter the most—in other words, spend “tastefully,” not wastefully. We believe that thoughtful spending is essential to building a high-quality business. Building a strong business enables us to attract the best employees, invest in innovation, and ultimately create a company that endures. The largest cost that we incur is in our people. As equity holders, we expect our employees to take to heart the concept of tasteful spending and to think and act as owners.

•

One Team. It is critical that we act as and make decisions as a unified company, doing our best to optimize globally rather than locally. This means doing our best to avoid the politics, misalignment, and tribalism companies can be prone to. It means recognizing that we succeed individually and as teams, only if Confluent succeeds as a whole.

Our Customers

Our platform is used across the globe by organizations of all sizes, across a vast range of industries. We have achieved the following customer milestones:

•

The total number of customers increased from an estimated 820 to 2,100 as of December 31, 2019 and 2020, respectively, and from 1,050 to 2,540 customers as of March 31, 2020 and 2021, respectively. Our customer count treats affiliated entities with the same parent organization as a single customer and includes pay-as-you-go customers.

•	Our customers included 136 of the Fortune 500 companies as of March 31, 2021. Our 136 Fortune 500 customers contributed approximately 35% of our revenue for the three months ended March 31, 2021.

•

The number of customers that contributed $100,000 or greater in ARR increased from 337 to 513 as of December 31, 2019 and 2020, respectively, representing a year-over-year growth rate of 52%, and from 374 to 561 as of March 31, 2020 and 2021, respectively, representing a year-over-year growth rate of 50%.

•

The number of customers that contributed $1.0 million or greater in ARR increased from 27 to 56 as of December 31, 2019 and 2020, respectively, representing a year-over-year growth rate of 107%, and from 33 to 60 as of March 31, 2020 and 2021, respectively, representing a year-over-year growth rate of 82%.

•

The percentage of revenue generated by customers outside of the United States increased from 32% to 34% during the years ended December 31, 2019 and 2020, respectively, and from 32% to 36% during the three months ended March 31, 2020 and 2021, respectively.

Customer Names Across Industries

Financial Services	Government	Insurance	Manufacturing & Energy
BNP Paribas Goldman Sachs homepoint KeyBank Morgan Stanley PNC Financial Services Group, Inc.	Centers for Medicare & Medicaid Services The Department of Veterans Affairs NASA Jet Propulsion Laboratory	CSAA Insurance Group, a AAA Insurer Highmark Health Solutions Ladder Mercury Insurance Services LLC Prudential Assurance Company Singapore Sara Assicurazioni	Contact Energy E.ON Michelin SmartThings SunPower

Media, Entertainment, and Communication	Retail	Technology	Transportation
Intrado Lumen MyPizza Technologies, Inc.	ADEO SERVICES SAS Advance Auto Parts Amway DICK’S Sporting Goods, Inc. Domino’s Pizza LLC J Sainsbury plc Urban Outfitters, Inc.	AppDirect Grab Instacart ServiceNow 10x Future Technologies	Avis Budget Group Baader Beam Mobility Holdings Pte. Ltd. TRAILAR

CASE STUDY Advance Auto PartsChallengeWith more than 5,200 stores, multiple online brands, and tens of thousands of suppliers, Advance Auto Parts is the largest automotive aftermarket parts provider in North America. The companys active growth, spurred in part by a series of acquisitions, had begun to put a strain on the IT infrastructure. Merchandising, pricing, and other core systems operated in silos and relied on batch-oriented processes that ran overnight after stores had closed. As a result, business-driving reports and analytics were not available until the next morning, providing executives with little insight into intraday events and trends. Further, legacy messaging systems that underpinned many of the business processes lacked the reliability the company needed, and costly manual interventions were frequently required, costing them time and expensive resources.SolutionTo address cost inefficiencies and gaps in productivity, and align the companys multiple brands under a unified operating model, Advance Auto Parts undertook a major technology and business transformation that incorporates a cloud-first, data in motion strategy with Confluent, which the company adopted in August 2019. Confluent enables more targeted pricing based on the specific region, incorporating real-time data from both internal consumer purchasing and third party vendors. For example, if a specific region was more prone to rain and thunderstorms, it would dynamically increase the price of associated auto parts. Confluent also enabled Advance Auto Parts to streamline their supply chain process, enabling engineers to build functionalities that automatically placed purchase orders with the respective merchants when inventory was close to being depleted.ResultsSignificant cost savings. With Confluent, Advance Auto Parts did not need to hire specialized engineers to build an in-house solution. Advance Auto Parts estimates that they will realize more than a million dollars in cost savings over the next two years.Dynamic pricing. Through Confluent, Advance Auto Parts built a sophisticated pricing strategy by optimizing item price based on regional market conditions. This allowed them to capture meaningful top-line growth.Robust supply chain management. With Confluent as their central nervous system for all data in motion, Advance Auto Parts has a unified view across all their disconnected systems and manages their supply chain and inventory efficiently and in real-time. Now, once merchandise is close to being out of stock, a purchase order is automatically sent to the third-party vendor supplying that product, significantly increasing customer satisfaction.ConclusionRetiring legacy systems and rethinking technology infrastructure does not happen overnight. With Confluent, Advance Auto Parts transformed its data infrastructure and leveraged the power of data in motion to enhance operational efficiencies, build its topline, and create a more robust customer experience.

CASE STUDY DICKS Sporting GoodsChallengeDICKS Sporting Goods, an American sporting goods retail company, is focused on helping athletes achieve their personal best by making it easy to find the products and services they want and need. To deliver on this mission, DICKS Sporting Goods needed a technology architecture that would allow them to build services incrementally, deploy new applications more quickly and reshape the way athletes gain access to the product information in real-time for a more seamless purchasing experience. Previously, the data for pricing, promotions, and athletes purchases were siloed and DICKS relied on batch processing to connect the various data feeds. This meant athletes could see a certain price or promotion on their phone in the parking lot, and then have an entirely different in-store experience. And the store service agent had an entirely different view into inventory, resulting in poor athletes interactions. DICKS adopted multiple software solutions for a more integrated real-time view of their inventory but ran into issues of complexity, scalability, and resiliency that it could not solve on its own. DICKS needed a fully-managed data-in motion-platform that was scalable, secure and resilient and met the real-time needs of their business.SolutionIn July 2020, DICKS selected Confluents cloud managed service to connect their previously siloed data feeds to provide a real-time view of all their merchandise, while also reducing the burden of managing and operating the platform. With Confluent, DICKS handles pricing and promotions, marketing, and athletes service in real-time to ensure a consistent omnichannel experience and positive athletes service interaction.ResultsIt no longer takes hours to make changes across DICKS omnichannel environment. Data in motion allows them to fix conflicting promotions in real time and ultimately prevent lost athletes and lost revenue.Athletes service representatives now have a full, up to date view of the athletes when they call in about orders, drastically reducing resolution times. DICKS minimizes downtime by deploying Confluent across multiple cloud providers and keeps the data in sync across the different environments, in real-time. This enables rapid recovery from disasters and failures, business continuity and an integrated resilience strategy.ConclusionToday, exceptional shopping experiences are no longer an option; they are paramount to any retailers success. Confluents platform for data in motion has given DICKS the power of real-time data to ensure they meet the needs of their athletes from products to information and beyond. By removing the technical burdens of other software solutions, they are able to accomplish their goals for continuous innovation and improvement and stay focused on creating more delightful ways to stay connected with their athletes.

CASE STUDYDominos PizzaChallengeDominos is the recognized world leader in pizza delivery, driven by a data-first approach and relentless customer focus in everything it does. Dominos operates more than 6,000 stores in the United States, 17,000 globally, and offers many different ordering channels, including smart devices, mobile apps, and social media. In order to improve its store operational real-time analytics, support global expansion goals and implement more personalized marketing campaigns, Dominos needed a robust enterprise data intake infrastructure that could simplify its data pipelines and provide robust data streaming capabilities through a single pane of glass.SolutionDominos was already leveraging Apache Kafka for some key customer behavioral messaging data pipelines but chose to upgrade to Confluent to enable more enterprise grade capabilities for applications across the organization. Its first Confluent use case for the Enterprise Information Management team was to build a real-time store operations analytics platform so that franchise owners can observe what is happening at their stores at any given time. Dominos then expanded its use of Confluent to enhance targeted marketing opportunities as it receives responses from various campaign activities through its numerous digital channels.ResultsReal-time analytics. Dominos Store Operations teams and franchise owners will now have a real-time view of their store operations including order volume by channel as well as store efficiency metrics.Resilience. To enable an always-on commerce, the Dominos team expects 100% uptime and relies on Confluent to help achieve this.Global expansion. The legacy solution was not robust enough to support Dominos plans to expand its operations platform internationally. Switching to Confluent will help Dominos to effectively scale the U.S. operations to global markets which contributes to leading in the global QSR industry.ConclusionDominos market strength is underpinned by its transformation from a traditional pizza company to an ecommerce-driven organization, with a focus on technology innovation enabled by data in motion. What started out as a use case within a single team has grown to become an enterprise solution capable of unlocking use cases across the business as more teams see the value of Confluent. Everything from the connectors to Confluents built-in resilience helps Dominos remain operationally nimble and focus on what it does best, deliver great pizza to its customers worldwide.

CASE STUDYInstacartSummaryInstacart is the leading online grocery platform in North America, partnering with nearly 600 national, regional and local retailers to offer delivery and pickup services from more than 45,000 stores across North America. At the onset of the COVID-19 pandemic in early 2020, Instacart experienced its highest customer demand in history. Its customer-facing applications, backend systems, and business processes were all put to the test as millions of people turned to Instacart as an essential service to safely get the groceries and goods they need. Instacart required a true cloud-native service that could elastically scale and deliver the resilience needed for an always-on service to support its growing business. Confluents data-in-motion platform was chosen to connect disparate systems and applications necessary to update inventory in real-time, and support Instacarts end-to-end order fulfillment process from the time an item is added to a cart to when its delivered to a customer. By leveraging Confluents fully managed cloud service to support its underlying data infrastructure, Instacart is able to better allocate valuable technical resources towards innovating on core products and offerings for customers, shoppers and partners.

CASE STUDYKeyBankChallengeKeyBank is one of the largest bank-based financial services companies in the United States, with assets of approximately $170.5 billion. Following the acquisition of a digital consumer lending business, KeyBank launched a national digital bank initiative focused on doctors, dentists, and other healthcare professionals seeking to refinance student loans and buy homes. Like many large banks that have acquired other banks and companies, KeyBank has a variety of applications and systems that rely on siloed data and point-to-point integrations, which slows down innovation. KeyBank wanted to modernize this infrastructure and migrate to the cloud to quickly launch the national digital bank initiative and reduce time to market for new products and apps.SolutionConfluent is underpinning KeyBanks national digital bank initiative and supporting its cloud migration by providing the data in motion to cloud-based applications. With Confluent, KeyBank created a center of excellence to help teams throughout the bank access data in motion. Confluents complete, cloud-native service is helping fuel KeyBanks commitment to remaining a technology innovator in banking.ResultsAccelerate time to market. Integration between systems requires significantly less effort now that data has been made available via Confluents platform, and KeyBank estimates that time to market for developing new customer-facing apps has been significantly reduced.Reduce costs. KeyBank expects to reduce its mainframe and legacy message queue costs as it implements more use cases on Confluent. KeyBank expects to see a measurable reduction in mainframe MIPS, IBM MQ usage, and in its use of ETL process software, as it implements more use cases on Confluent.Mitigate risks. Implementing open source products such as Apache Kafka without enterprise support can be difficult, especially for a business-critical platform. Leveraging its expertise and experience with other financial institutions and organizations, Confluent helped the KeyBank engineering team develop their own expertise for this new platform.ConclusionKeyBank continues to roll out Confluent in support of its ongoing digitization initiative and plans to use real-time data to introduce use cases in fraud detection, sales lead management and microservice communication.

CASE STUDYLumenAbout LumenLumen Technologies is a multinational technology company dedicated to furthering human progress through technology. It aims to deliver the fastest, most secure platform for applications and data to help businesses, government and communities adopt the emerging technologies of the 4th Industrial Revolution and deliver amazing experiences around the world. The Lumen Platform leverages a unique combination of global network, edge cloud, security and collaboration assets to establish a unified application delivery solution. The company is a member of the S&P 500 index and the Fortune 500.ChallengeLumen is continuously working to enhance its critical data-driven operations to better serve internal stakeholders and customers. The key challenge was to consolidate data from various sources for better analysis and insights, across siloed and distributed hosting environments. This handicapped the organization from having the best, holistic data to inform business decisions and improve key operations that affect customer experience.SolutionLumen chose Confluent to supplement its data infrastructure and workload capabilities. To do this, Confluent connected Lumens previously disparate data sources regardless of where they were hostedcentralized public cloud, its own edge cloud, or its private cloudenabling the creation of a data mesh that helped facilitate real-time event analysis to drive predictive analytics across its business. This, coupled with Lumens domain-oriented data-as-a-product strategy, is changing how they manage data. In doing so, Lumen leveraged Confluent to create a central, API-enabled data marketplace, which empowers downstream consumers and services with real-time data sharing.ResultsBy having an improved real-time view of the entire network, Lumen can better route network traffic, with the expected result of giving users more bandwidth and stronger network performancesaving end-customers from having multiple buffering experiences while watching their favorite shows.By enabling real-time integration across their various customer and billing systems, Lumen is in a better position to provide a unified view of services to their customers across the organization Driving data trust, measurable data quality and secure access controls across their services. Lumen has prioritized more than eight data domains to follow similar real-time integration patterns as part of their overall Data Governance and Data Marketplace strategy. Using Confluent, Lumen was able to significantly accelerate the development of its data marketplace a key element of its strategy to deliver a single source of truth for its data-driven operations. Moreover, Lumen was able to deliver the marketplace in a matter of months versus the years that such projects can potentially take.ConclusionBy using Confluent to supplement its data infrastructure and develop its data marketplace, Lumen believes it has increased the value of its data assets and data-driven decisions. This pivot reduces data sprawl and drift, accelerating its journey towards domain mastery and single sources of truth. Lumen has scaled its use of Confluent from its initial use case as a means of combining real-time data sources and has grown it to be foundational to everything in its data strategy from customer support tickets to launching a differentiated data marketplace.

CASE STUDYNuulyChallengeUrban Outfitters, Inc is a leading retailer with brands that include Anthropologie, Free People, and its recently launched subscription-based clothing rental service, Nuuly. The Nuuly business model requires constant user engagement assessment to continually improve the customer experience, as well as complex logistics to handle garment tracking across multiple rent, return, clean, and repeat cycles. This requires dynamic updates and tracking across product catalogs, inventory, and web and mobile systems continuously throughout the day, meaning Nuuly needed to architect its systems around data in motion. Adding to the challenge, the competitive landscape and inherent seasonality of the fashion industry meant they challenged themselves to fully develop and launch the business as quickly as possible.SolutionIn 2019, Nuuly selected Confluent as the ideal solution to underpin their innovative business model after evaluating several options including several major Cloud providers. Confluent beat out the other alternatives be- cause it enabled Nuuly to design, build, and deploy both a warehouse management and an order management system in just six months, eliminating the need to hire hard-to-find Kafka engineers.ResultsSeamless launch. By using Confluent, Nuuly was able to meet their anticipated timeline, while avoiding system and engineering issues that could have prevented or delayed their rapid deployment of a new solution that was required to serve a fundamental role in supporting their business model.Stable production operations. With Confluent, Nuuly has benefited from a stable and reliable system capable of reliably handling spikes in usage and growth in subscribers.Reduced administrative overhead. Nuuly benefited from the ease of deployment of Confluent and the expertise of Confluent engineers, enabling Nuuly to avoid the additional overhead that would have been required if they had been required to manage everything themselves.ConclusionToday, Confluent enables Nuuly to provide highly personalized customer experiences, to the degree where no two customers see the same catalog, while efficiently managing quality assurance of its garments, label management, and tracking and shipping. Confluent serves as the central nervous system of Nuulys business, spanning everything from customer-facing applications to distribution center operations. In addition to Nuulys front-end experiences, Confluent also powers their back-office operationsincluding warehouse management systems, order management systems, and real-time inventoryin addition to all of their machine learning and data science use cases, and their reporting and analytical solutions.

CASE STUDYSmartThingsChallengeSmartThings, a wholly owned subsidiary of Samsung, is the easy way to turn your home into a smart home. It helps your living room go to sleep when you do, keeps your home safe when you are away, and turns the lights off when you dont need them. SmartThings had been using self-managed Kafka for more than five years as the backbone to route and process data from their complex ecosystem of applications and to support the wireless connections across thousands of smart devices. With the rapid rate of business growth, SmartThings needed a partner that could offer a highly reliable managed service with dependable enterprise support and expertise so its team could focus on further innovating core products.SolutionFrom the very first moments of the engagement in September 2020, Confluent demonstrated scale, scope and vision for the global Kafka environment at SmartThings. With Confluents complete, cloud-native service, SmartThings can leverage the full power of data in motion while avoiding the headaches of infrastructure management and use critical headcount to focus on building differentiated features for its customers. In addition, SmartThings has instant access to enterprise support and training to ensure its team can stay up to date and knowledgeable on emerging technologies.ResultsWith Confluent, SmartThings maintained a comparable infrastructure and lowered its total cost of ownership, reducing the number of dedicated Kafka headcount by 80%, and directing those resources to developing value-added and differentiated capabilities that matter most to their users.With a robust set of feature capabilities, Confluents managed service supports critical security updates, patches, monitoring, and sizing, giving SmartThings more peace of mind over data security and helping their business scale to meet user demands.ConclusionConnecting devices to the Internet is table stakes. Being able to remotely monitor and control devices and environments is something that consumers are coming to expect as basic building blocks of their smart home. Now, users are looking beyond simple monitoring and control towards home automation with applications that make their lives easier and better, like automatically reducing energy usage, enabling better safety and security measures, and lifestyle applications such as cooking and caring for the elderly, family members, and pets. By moving to Confluent, SmartThings has been able to continue to innovate on meaningful, differentiated experiences for their users.

CASE STUDYSunPowerChallengeSunPower is a leading residential and commercial solar energy company with 285,000 monitored systems and 6 million devices worldwide as of April 2021. SunPower is building differentiation by creating a software offering for consumers that pairs with their solar installations to let consumers have rich access to their own energy usage data, and allows SunPower to better optimize its own service and offering. However, this requires SunPower to collect, aggregate and provide access to data from real-time feeds from 6 million devices, a significant challenge and well beyond the capabilities of its existing systems. SunPower wanted to utilize the vast amount of data it generated on energy usage across its existing fleet to build more efficient products, make data more accessible and actionable by different parts of the business, and offer customers a richer and more holistic energy management experience.SolutionSunPower selected Confluent to be the backbone of its data platform, allowing it to unlock a new set of architectural capabilities and use cases. With Confluent, SunPower could build a real-time monitoring platform that allows homeowners and commercial customers to better understand and control their energy usage. Confluent enables SunPowers engineers to ingest all the energy data flowing from its products, such as solar panels, solar energy systems, and storage solutions. This helps customers understand and track their power usage, rate of energy consumption, and state of their various batteries in real-time, enabling them to better optimize their behavior, save energy, and use SunPowers products more efficiently. In addition, SunPower can improve fleet management by better measuring and predicting the performance of its fleet to catch potential issues before they occur. For example, engineers can understand how a weather event may affect SunPowers fleet in a specific region, and subsequently alert its homeowners to modify their behavior based on this real-time data.ResultsIncrease in referral-based sales. After adopting Confluent in 2020, SunPower saw customer satisfaction improve dramatically, as demonstrated by the increase in user rating. This improvement boosted referral-based sales, further driving business growth.High velocity. With its legacy data infrastructure, engineers were constantly in a tug-of-war with other disparate systems on SunPowers platform. Since data was siloed separately across multiple systems, additional lead time was required for each department to make their data accessible for other teams to use. By serving as the central nervous system of the organization, Confluent enabled engineers to process and make actionable insights from their data much more quickly and facilitate bringing new features to market rapidly.ConclusionLeveraging data in motion with Confluent, SunPower has been able to enhance their value proposition to their customers and increase their sales by enabling their customers to better manage their energy usage, boosting customer satisfaction and referral-based sales, deriving actionable insights from data more quickly, and enhancing its ability to bring new features to market rapidly.

Sales and Marketing

In order to fully capitalize on our large market opportunity, our sales and marketing teams are tightly integrated to execute upon a cohesive go-to-market motion. The sales and marketing teams prioritize the core value of driving customer success and value in all strategies to acquire new customer accounts and grow our presence within existing customer accounts.

Our go-to-market model is centered around the customer journey, from initial interest, to pilot, to first production project, to an integrated platform across the enterprise. Through mapping to the customer journey, we are able to drive customer value in a highly targeted manner.

Our strategy to expand within accounts has two fundamental aspects: first, to convert additional pockets of Apache Kafka interest and deployments within a given customer into a Confluent deployment, and second, to expand into additional use cases within a given customer through solutions selling with horizontal and vertical solutions. We believe there is a strong opportunity for growth as we solve a wide array of use cases.

Our focus on customer success is critical to our sales and marketing success. We offer a wide range of training, professional services, education, and support offerings to enable our customers to rapidly onboard, adopt, and ultimately realize value from data in motion.

Partnerships with the leading cloud providers (AWS, Azure, and GCP), as well as global and regional systems integrators and technology ISVs (IBM, MongoDB, Elastic, and Snowflake) are also central to our sales and marketing strategy. We believe through these partnerships we will significantly expand the reach of our technology.

We believe in offering the ability for customers to engage with us in the manner best suited to them. We offer a fully self-service motion, where developers can learn and purchase in a completely online manner. We offer direct sales engagement, where customers can interact with experienced and knowledgeable field teams. We also offer the ability to engage and transact through our partner ecosystem, including the major cloud provider marketplaces, system integrators, technology ISVs, and resellers.

Our open source roots are a key driver to our go-to-market success. The expansive Apache Kafka technical community is fervently devoted to this technology, and often advocates for our technology even when we are not engaged in an organization. They see the value of Apache Kafka and the opportunity to benefit from a complete platform for data in motion with Confluent. Consequently, our prospective customers are often very familiar with our underlying technology and value proposition, and are capable of evangelizing on our behalf.

Executive-level engagements are also a key facet of our growth strategy. As our customer engagements progress from project to platform to enterprise-wide deployments, our customer relationships often include business as well as technology leaders. Through this wide set of customer relationships, we believe we will be more rapidly able to evolve into enterprise-wide customer deployments.

Our sales and marketing organization includes sales development, inside sales, field sales, sales engineering, and marketing personnel. As of March 31, 2021, we had 684 employees in our sales and marketing organization.

Research and Development

Our research and development efforts are focused on enhancing our platform features and functionalities and expanding the services we offer to increase market penetration and deepen our relationships with our customers. We believe that the timely development of new, and the enhancement of our existing, platform features and services is essential to maintaining our competitive position. We continually incorporate feedback and new use cases from our community and customers into our platform. Our development teams foster greater agility, which enables us to develop innovative products and make rapid changes to our technologies that increase resiliency and operational efficiency.

Competition

Our market is highly competitive and characterized by rapid changes in technology, customer needs, frequent introductions of new offerings, and improvements to existing service offerings.

Our primary competition, especially on premise, is internal IT teams that are attempting to “do it themselves” using open source software. Our offering is substantially differentiated from Apache Kafka, and therefore companies using only open source tools do not benefit from our full product offering. As the move to the cloud increases, we expect that competition from open source alternatives will decrease as companies increasingly adopt fully-managed cloud solutions.

Our principal competitors in the cloud are the well-established public cloud providers such as AWS that generally compete in all of our markets. These enterprises are developing and have released fully-managed, data ingestion, and data streaming products, such as, Azure Event Hubs (Microsoft Corporation), Amazon Kinesis and Amazon DynamoDB Streams (AWS), and Cloud Pub/Sub and Cloud Dataflow (Google).

On premise there are a number of vendors with legacy products that have pivoted into this space including TIBCO Streaming, Cloudera Dataflow, Redhat (IBM) AMQ Streams, and Oracle Cloud Infrastructure Streaming.

We believe the principal competitive factors for companies in our industry include the following:

Focus on data in motion, characterized by:

•	the ability to provide an end-to-end operationalized customer journey;

•	mindshare and ability to drive innovation in the category of data in motion; and

•	the ability to support customers at scale with mission critical use cases.

Product differentiation, characterized by:

•	Cloud-native capabilities

•	operate at significant scale;

•	offer elasticity;

•	offer end-to-end security; and

•	offer flexible pricing, including pay-as-you-go delivery.

•	Completeness of offering

•	a complete platform for data in motion (not just low-level streaming);

•	rich SQL-based stream processing;

•	integrated data governance capabilities; and

•	ease of integration with connectors to a wide variety of existing applications and IT and cloud infrastructure.

•	Availability of offering

•	as a fully-managed service in the three leading public clouds;

•	as a Kuberenetes-based software offering for the private cloud;

•	in legacy on-premise data centers as a software product; and

•	ability to span all of these customer environments in one unified data-in-motion platform.

General competitive factors, including:

•	size of customer base and level of market adoption;

•	price and total cost of ownership;

•	brand awareness and reputation;

•	quality of professional services and customer support;

•	strength of sales and marketing efforts; and

•	adherence to industry standards and certifications.

On the basis of the factors above, we believe that we compare favorably to our competitors. However, some of our actual and potential competitors have advantages over us, such as substantially greater financial, technical, and other resources, such as larger sales forces and marketing budgets, greater brand recognition, broader distribution networks and global presence, longer operating histories, more established relationships with current or potential customers and commercial partners, and more mature intellectual property portfolios. They may be able to leverage these resources to gain market share and prevent potential customers from purchasing our products. Additionally, we expect the industry to attract new entrants, who could compete with our business and introduce new offerings. As we scale and expand our business, we may enter new markets and encounter additional competition.

Our Employees and Human Capital Resources

As of March 31, 2021, we had 1,473 employees operating across 20 countries. We also engage contractors and consultants. None of our employees are represented by a labor union. Some individual employees outside of the United States may be members of trade unions or participate in staff representative bodies, including in France where we have assisted employees in forming a Social Economic Committee as required by local law. We have not experienced any work stoppages. We have invested substantial time and resources in building our team. We are highly dependent on our management, highly-skilled software engineers, sales personnel, and other professionals, and it is crucial that we continue to attract and retain valuable employees. To facilitate attraction and retention, we strive to make Confluent a diverse, inclusive, and equitable workplace, with opportunities for our employees to grow and develop in their careers. We believe that our employee relations are strong.

Intellectual Property

Intellectual property rights are important to the success of our business. We rely on a combination of copyright, trademark, trade secret laws and patents in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including rights in our proprietary technology, software, know-how and brand. We use open source software in our offering.

As of March 31, 2021, we hold two U.S. patents and have no patent applications or non-U.S. patents. The patents are scheduled to expire in 2037. As of March 31, 2021, we own three registered trademarks in the United States, one trademark application pending in the United States, 16 registered trademarks in various non-U.S. jurisdictions, and 13 trademark applications pending in various non-U.S. jurisdictions.

Although we rely on intellectual property rights, including contractual protections, to establish and protect our intellectual property rights, we believe that factors such as the technological and creative skills of our personnel, creation of new services, features and functionality, and frequent enhancements to our platform are essential to establishing and maintaining our technology leadership position.

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners. We require our employees, consultants, independent contractors, and other third parties to enter into confidentiality and proprietary rights agreements and we control and monitor access to our software, documentation, proprietary technology, and confidential information. Our policy is to require all employees, consultants, and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes, and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners. See the section titled “Risk Factors” for a more comprehensive description of risks related to our intellectual property.

Our Facilities

Our headquarters are located in Mountain View, California, where we lease approximately 75,475 square feet pursuant to a lease which expires in 2029. We also lease other offices including in Austin, Texas, Bengaluru, India, London, England, and Dubai, United Arab Emirates. Additionally, we hold many short-term service leases in numerous other locations globally. We do not own any real property. We believe that our facilities are adequate to meet our current needs.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from activities in the normal course of business. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, cash flows or financial condition. Defending any legal proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Management CONFLUENT

MANAGEMENT

The following table sets forth information for our executive officers and directors as of May 31, 2021:

Name	Age	Position
Executive Officers

Jay Kreps*	41	Chief Executive Officer and Director

Steffan Tomlinson	49	Chief Financial Officer

Erica Schultz	47	President, Field Operations

Non-Employee Directors

Lara Caimi(2)	44	Director

Jonathan Chadwick(1)(3)	55	Director

Alyssa Henry	50	Director

Matthew Miller(1)(2)	41	Director

Neha Narkhede	36	Director

Greg Schott(2)(3)**	56	Director

Eric Vishria(1)	41	Director

Mike Volpi(3)	54	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and governance committee.
*	Chairperson
**	Lead Independent Director

Executive Officers

Jay Kreps. Mr. Kreps is a co-founder of our company and has served as Chief Executive Officer and a member of our board of directors since our inception in September 2014. From July 2009 to September 2014, he served as an engineer, engineering manager, and software architect at LinkedIn Corp., an employment-oriented online service company. He was one of the original creators of Apache Kafka while at LinkedIn. Mr. Kreps holds a B.S. in Computer Science and an M.S. in Computer Science from the University of California, Santa Cruz. We believe Mr. Kreps is qualified to serve on our board of directors because of his experience as co-founder of our company and co-creator of Apache Kafka.

Steffan Tomlinson. Mr. Tomlinson has served as our Chief Financial Officer since June 2020. From April 2019 to June 2020, Mr. Tomlinson served as Chief Financial Officer of Google Cloud and Technical Infrastructure at Google LLC, an Alphabet Inc. company. From February 2012 to March 2018, Mr. Tomlinson served as Executive Vice President and Chief Financial Officer of Palo Alto Networks Inc., a cybersecurity company. Previously, Mr. Tomlinson served as Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions and as a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm, and as Chief Financial Officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. Mr. Tomlinson has served on the board of directors of Cornerstone OnDemand, Inc., a cloud-based learning and talent management company, since May 2017, and Eventbrite, Inc., an event management and ticketing platform, since February 2016. Mr. Tomlinson also previously served on the boards of directors of Qlik Technologies, Inc., a data analytics platform, from January 2013 to June 2016, and Riverbed Technology Inc., a network performance company, from September 2014 to April 2015. Mr. Tomlinson holds a B.A. in Sociology from Trinity College and an M.B.A. from Santa Clara University.

Erica Schultz. Ms. Schultz has served as our President, Field Operations since October 2019. Before joining us, Ms. Schultz served at New Relic, Inc., a cloud-based observability software company, as Chief Revenue

Officer from April 2018 to October 2019, as Executive Vice President of Sales and Customer Success from April 2017 to April 2018, as Executive Vice President of Commercial and Enterprise from August 2015 to April 2017, and as Senior Vice President of Global Enterprise Sales from June 2014 to August 2015. From February 2012 to March 2014, Ms. Schultz served as Executive Vice President of Global Sales and Customer Success at LivePerson, Inc., a digital engagement company. From November 1995 to January 2012, Ms. Schultz served in various leadership roles at Oracle Corporation, a computer technology company. Ms. Schultz has served as a director of a privately-held company since January 2021. Ms. Schultz holds a B.A. in Spanish and Latin American Studies from Dartmouth College, where she also serves as Vice Chair of the Board of Trustees.

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Non-Employee Directors

Lara Caimi. Ms. Caimi has served as a member of our board of directors since December 2020. Since December 2017, she has served in various leadership positions, including Chief Customer and Partner Officer, at ServiceNow, Inc., a service management software company. From October 2000 to November 2017, she served as a Partner at Bain & Company Inc., a management consulting firm. Ms. Caimi holds a B.A. in English Literature and Economics from St. Olaf College, an M.I.B. from the University of Sydney as a Fulbright Scholar, and an M.B.A. from Harvard Business School. We believe Ms. Caimi is qualified to serve as a member of our board of directors because of her significant knowledge of the software industry and her leadership experience.

Jonathan Chadwick. Mr. Chadwick has served as a member of our board of directors since August 2019. From November 2012 to April 2016, Mr. Chadwick served as Chief Financial Officer and Executive Vice President of VMware, Inc., a virtualization and cloud infrastructure solutions company, and also served as VMware’s Chief Operating Officer from August 2014 to April 2016. Previously, Mr. Chadwick served in various leadership positions at Skype Communication S.á.r.l., a voice over IP service, and Microsoft Corporation after its acquisition of Skype in October 2011. He has served as a director of Elastic N.V., a search and data analysis company, since August 2018, Zoom Video Communications, Inc., a video conferencing company, since September 2017, ServiceNow, Inc., a service management software company, since October 2016, and various private companies. He previously served on the board of directors of Cognizant Technology Solutions Corporation, an IT business services provider, from April 2016 to December 2019, and F5 Networks, Inc., an application networking delivery company, from August 2011 to June 2019. Mr. Chadwick was previously qualified as a Chartered Accountant in England and holds a B.Sc. degree in Electrical and Electronic Engineering from the University of Bath, UK. We believe Mr. Chadwick is qualified to serve as a member of our board of directors because of his significant financial expertise as a chief financial officer of other companies and service on the boards of directors of various public companies.

Alyssa Henry. Ms. Henry has served as a member of our board of directors since May 2021. Since May 2014, she has served in various leadership roles, including Seller Lead, at Square, Inc., a public software and financial services company. From 2006 to 2014, Ms. Henry served in various positions, including as Vice President of Amazon Web Services and Storage Services, for Amazon.com Inc., an e-commerce company. Ms. Henry has served as a director of Intel Corporation, a semiconductor and technology company, since January 2020, and Unity Software Inc., a video game software development company, since October 2018. Ms. Henry holds a B.S. in Mathematics and Applied Science with a specialization in computing from the University of California, Los Angeles. Ms. Henry was selected to serve on our board of directors because of her experience working in the software and technology industries and her expertise in computer science and engineering.

Matthew Miller. Mr. Miller has served as a member of our board of directors since March 2017. Since March 2012, Mr. Miller has served as a Partner at Sequoia Capital, a venture capital firm. Mr. Miller currently serves on the boards of directors of a number of privately-held companies. Mr. Miller holds a B.S. in Finance from Brigham Young University. We believe Mr. Miller is qualified to serve on our board of directors due to his extensive experience in the data analytics and cloud services industries, including as a venture capital investor and a member of the boards of directors of other data analytics and cloud services companies.

Neha Narkhede. Ms. Narkhede is a co-founder of our company and has served as a member of our board of directors since our inception in September 2014. She also served as our Chief Technology and Product Officer from 2015 through December 2019. From February 2010 to September 2014, she served as a software engineer and more recently as Lead, Streams Infrastructure at LinkedIn Corp., an employment-oriented online service company. Ms. Narkhede holds a B.E. in Computer Science from the University of Pune and an M.S. in Computer Science from the Georgia Institute of Technology. We believe Ms. Narkhede is qualified to serve on our board of directors due to her experience as co-founder of our company and her expertise and experience as a software engineer.

Greg Schott. Mr. Schott has served as a member of our board of directors since June 2020. From June 2018 to March 2020, Mr. Schott served in various leadership positions at Salesforce.com, Inc., a cloud-based software company. From 2009 to 2018, Mr. Schott served as Chairman and Chief Executive Officer of MuleSoft, LLC. Mr. Schott holds a B.S. in Mechanical Engineering from North Carolina State University and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Schott is qualified to serve on our board of directors due to his extensive experience in leadership roles at technology and cloud computing companies.

Eric Vishria. Mr. Vishria has served as a member of our board of directors since September 2014. Since July 2014, Mr. Vishria has served as a General Partner at Benchmark Capital. From August 2013 to August 2014, Mr. Vishria served as Vice President of Digital Magazines and Verticals at Yahoo Inc., a web services and digital media company. Previously, Mr. Vishria served as co-founder and Chief Executive Officer of RockMelt, Inc., a social media web browser. Mr. Vishria also serves on the boards of directors of a number of privately-held companies. Mr. Vishria holds a B.S. in Mathematical and Computational Science from Stanford University. We believe Mr. Vishria is qualified to serve on our board of directors because of his experience as a venture capital investor and a member of the boards of directors of other data analytics and cloud services companies.

Mike Volpi. Mr. Volpi has served as a member of our board of directors since April 2015. Since July 2009, Mr. Volpi has served as a Partner at Index Ventures, a venture capital firm. Mr. Volpi has served as a director of Elastic N.V., a search and data analysis company, since January 2013, and Sonos, Inc., a consumer electronics company, since March 2010. Mr. Volpi has previously served as a director of various public companies, including Fiat Chrysler Automobiles N.V., an automotive company, from April 2017 to January 2021, Zuora, Inc., an enterprise software company, from November 2011 to June 2020, Hortonworks, Inc. (now a subsidiary of Cloudera, Inc.), a data software company, from October 2011 to January 2019, Pure Storage, Inc., an all-flash data storage company, from April 2014 to October 2018, and Exor N.V., a holding company, from April 2012 to May 2018. Mr. Volpi holds a B.S. in Mechanical Engineering, an M.S. in Manufacturing Systems Engineering, and an M.B.A. from Stanford University. We believe Mr. Volpi is qualified to serve on our board of directors because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Pursuant to our certificate of incorporation and our amended and restated voting agreement, our directors were elected as follows:

•	Mr. Kreps was elected in his capacity as our current Chief Executive Officer;

•	Ms. Narkhede was elected as the designee nominated by holders of our common stock;

•	Mr. Vishria was elected as the designee nominated by holders of our Series A redeemable convertible preferred stock;

•	Mr. Volpi was elected as the designee nominated by holders of our Series B redeemable convertible preferred stock;

•	Mr. Miller was elected as the designee nominated by holders of our Series C redeemable convertible preferred stock;

•	Mr. Chadwick, Ms. Henry, and Mr. Schott were elected as the designees nominated by a majority of the directors then in office; and

•

Ms. Caimi was elected as the designee nominated by unanimous vote of the common stock directors, Mr. Kreps and Ms. Narkhede, and approved by the redeemable convertible preferred stock directors, Mr. Vishria, Mr. Volpi, and Mr. Miller.

Immediately prior to the closing of this offering, our amended and restated voting agreement will terminate, our certificate of incorporation, along with our bylaws, will be amended and restated, and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors. After the closing of this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation, or removal.

In accordance with our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering, immediately after this offering our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Ms. Henry and Messrs. Kreps and Schott, and their terms will expire at our first annual meeting of stockholders following this offering;

•	the Class II directors will be Messrs. Miller, Vishria, and Volpi, and their terms will expire at our second annual meeting of stockholders following this offering; and

•	the Class III directors will be Ms. Caimi, Mr. Chadwick, and Ms. Narkhede, and their terms will expire at our third annual meeting of stockholders following this offering.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Mses. Caimi and Henry and Messrs. Chadwick, Miller, Schott, Vishria, and Volpi do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence. In addition, our board of directors considered the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Messrs. Chadwick, Miller, and Vishria. The chairperson of our audit committee is Mr. Chadwick. Our board of directors has determined that each member of our audit committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the

Exchange Act. Our board of directors has determined that Mr. Chadwick is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his or her employment.

The primary purpose of our audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•

managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting, when required;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year end results of operations;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•	overseeing our investment policy to govern our cash investment program;

•	reviewing our policies on risk assessment and risk management, including cybersecurity matters and information security policies and practices;

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee will operate under a written charter, to be effective in connection with the closing of this offering, that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

Our compensation committee consists of Ms. Caimi and Messrs. Miller and Schott. The chairperson of our compensation committee is Mr. Schott. Our board of directors has determined that each member of our compensation committee is independent under the listing standards of Nasdaq, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	approving the retention of compensation consultants and outside service providers and advisors;

•	reviewing and recommending to the independent members of our board of directors the compensation of our chief executive officer;

•	in consultation with our chief executive officer, reviewing and approving the compensation of our other executive officers;

•	together with the other independent members of our board of directors, evaluating the performance of our chief executive officer;

•	reviewing and recommending to our board of directors the compensation of our non-employee directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change of control protections, and any other compensatory arrangements for our executive officers and other senior management; and

•

reviewing and evaluating succession plans for our executive officers (and, with respect to our chief executive officer, together with the other independent members of our board of directors) and making recommendations to our board of directors with respect to the selection of appropriate individuals to succeed these positions;

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee will operate under a written charter, to be effective in connection with the closing of this offering, that satisfies the applicable listing standards of Nasdaq.

Nominating and Governance Committee

Our nominating and governance committee consists of Messrs. Chadwick, Schott, and Volpi. The chairperson of our nominating and governance committee is Mr. Volpi. Our board of directors has determined that each member of our nominating and governance committee is independent under the listing standards of Nasdaq.

Specific responsibilities of our nominating and governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairpersons of the committees of our board of directors;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and governance committee will operate under a written charter, to be effective in connection with the closing of this offering, that satisfies the applicable listing standards of Nasdaq.

Code of Conduct

We have adopted a code of conduct that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Immediately prior to the closing of this offering, our code of conduct will be available under the Corporate Governance section of our website at www.confluent.io. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

During the year ended December 31, 2020, we did not pay any cash compensation to our directors for their service on our board of directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

The following table sets forth information regarding the compensation earned or paid to our directors during the year ended December 31, 2020, other than Mr. Kreps, our Chief Executive Officer, who did not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for additional information regarding the compensation earned by Mr. Kreps as an executive officer.

Name	Option Awards(1) ($)		All Other Compensation ($)		Total(7) ($)
Lara Caimi(2)	3,009,277	(3)	—		3,009,277
Jonathan Chadwick	—		—		—
Matthew Miller	—		—		—
Neha Narkhede	—		57,193,878	(4)	57,193,878
Greg Schott(5)	1,571,755	(6)	—		1,571,755
Eric Vishria	—		—		—
Mike Volpi	—		—		—

(1)

The amounts reported in this column do not reflect dollar amounts actually received by the non-employee director. Instead, the amounts reflect the aggregate grant-date fair value of the stock options granted to the non-employee directors during 2020 under our 2014 Plan, computed in accordance with Accounting Standards Codification Topic 718, or ASC 718. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the non-employee directors upon the exercise of the stock options or any sale of the underlying shares of Class B common stock. The assumptions used in the calculation of these amounts in accordance with ASC 718 are included in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(2)	Ms. Caimi joined our board of directors in December 2020.
(3)

Represents options to purchase shares of Class B common stock granted in December 2020. The assumptions used in the calculation of this amount in accordance with ASC 718 are included in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(4)

The amount disclosed represents the stock-based compensation expense, computed in accordance with ASC 718, attributed to sales by (i) Ms. Narkhede of 2,640,000 shares of convertible founder stock in a tender offer to entities affiliated with new and existing investors in our company in July 2020 in connection with our Series E redeemable convertible preferred stock financing at a purchase price in excess of the fair value of such shares, and (ii) Ms. Narkhede and certain affiliated trusts of 4,721,223 shares of common stock to new and existing investors in our company in September 2020 at purchase prices in excess of the fair value of such shares. The amount disclosed in the table is calculated for financial accounting purposes under

GAAP. The assumptions used in the calculation of these amounts in accordance with ASC 718 are included in Note 11 to our consolidated financial statements included elsewhere in this prospectus. The transfers were not intended to be compensation paid by us to Ms. Narkhede and are described further in the section titled “Certain Relationships and Related Party Transactions—Secondary Transactions.”
(5)	Mr. Schott joined our board of directors in May 2020.
(6)

Represents options to purchase shares of Class B common stock granted in May 2020. Assumptions used in the calculation of this amount in accordance with ASC 718 are included in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(7)

The following table sets forth information on the aggregate number of shares of Class B common stock underlying outstanding stock options held by our non-employee directors as of December 31, 2020 and the aggregate number of shares of Class B common stock underlying outstanding unvested stock options held by our non-employee directors as of December 31, 2020:

Name	Number of Shares Underlying Stock Options Held as of December 31, 2020(1)		Number of Shares Underlying Unvested Stock Options Held as of December 31, 2020(2)
Lara Caimi	301,297	(3)	301,297
Jonathan Chadwick	665,000	(4)	443,334
Matthew Miller	—		—
Neha Narkhede	2,300,204	(5)	1,677,233
Greg Schott	450,944	(6)	450,944
Eric Vishria	—		—
Mike Volpi	—		—

(1)

All of the option awards were granted with a per share exercise price equal to the fair value of one share of our Class B common stock on the date of grant, as determined in good faith by our board of directors.

(2)

Each stock option is early exercisable and, to the extent shares subject to the applicable option are issued and unvested as of a given date, such shares will remain subject to a right of repurchase held by us. As of December 31, 2020, other than Mr. Chadwick, the directors had not early exercised any such options.

(3)

Consists of a stock option to purchase 301,297 shares of our Class B common stock at an exercise price per share of $7.34, which was granted in December 2020. Twenty-five (25%) of the total shares subject to this option will vest one year after the vesting commencement date, December 28, 2020, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. In the event of a change in control, 100% of the unvested shares subject to the option will vest immediately prior to such change in control.

(4)

Consists of a stock option to purchase 665,000 shares of our Class B common stock at an exercise price per share of $3.17, which was granted in September 2019. Twenty-five (25%) of the total shares subject to this option vested one year after the vesting commencement date, August 22, 2019, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. In the event of a change in control, 100% of the unvested shares subject to the option will vest immediately prior to such change in control.

(5)

Consists of (i) a stock option to purchase 1,150,102 shares of our Class B common stock at an exercise price per share of $2.24, which was granted in October 2018, and which shares vest in a series of 48 successive equal monthly installments from the vesting commencement date, October 1, 2018, subject to continuous service through each such date, and (ii) a stock option to purchase 1,150,102 shares of our

Class B common stock at an exercise price per share of $2.24, which was granted in October 2018, and which shares will vest in a series of 48 successive equal monthly installments commencing upon the pricing of this offering, subject to continuous service through each such date. In the event of a change in control, (i) 25% of the unvested shares underlying the option will vest immediately prior to such change in control, and (ii) if Ms. Narkhede resigns or is otherwise removed from the board of directors in connection with or following a change in control, 100% of the unvested shares subject to the option will vest immediately prior to such resignation or removal.
(6)

Consists of a stock option to purchase 450,944 shares of our Class B common stock at an exercise price per share of $4.71, which was granted in May 2020. Twenty-five (25%) of the total shares subject to this option will vest one year after the vesting commencement date, May 15, 2020, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. In the event of a change in control, 100% of the unvested shares subject to the option will vest immediately prior to such change in control.

Non-Employee Director Compensation Policy

In April 2021, we adopted a non-employee director compensation policy which became effective upon the execution of the underwriting agreement related to this offering. Pursuant to this policy, our non-employee directors are eligible to receive the compensation described below.

Annual Retainer Grant

At the close of business on the date of each annual meeting of stockholders that occurs following the closing of this offering, each non-employee director will automatically be granted an RSU award covering the number of shares of our Class A common stock equal to (i) $175,000, divided by (ii) the closing sales price per share of our Class A common stock on the date of the applicable annual meeting. For a non-employee director who was appointed to our board of directors less than 365 days prior to the applicable annual meeting, the $175,000 will be prorated based on the number of days from the date of appointment until such annual meeting. Each annual grant will fully vest on the earlier of (i) the first anniversary of the applicable grant date and (ii) the date of the first annual meeting following the applicable grant date, subject to the non-employee director’s continuous service through the vesting date.

Annual Cash Award

Under our non-employee director compensation policy, each non-employee director is entitled to receive the following cash compensation for services on our board of directors and committees of our board of directors, as follows:

•	$30,000 annual cash retainer for service as a member of our board of directors and an additional $15,000 annual cash retainer for service as lead independent director of our board of directors;

•

$10,000 annual cash retainer for service as a member of the audit committee and $20,000 annual cash retainer for service as chairperson of the audit committee (in lieu of the committee member service retainer);

•

$6,000 annual cash retainer for service as a member of the compensation committee and $12,000 annual cash retainer for service as chairperson of the compensation committee (in lieu of the committee member service retainer); and

•

$4,000 annual cash retainer for service as a member of the nominating and governance committee and $8,000 annual cash retainer for service as chairperson of the nominating and governance committee (in lieu of the committee member service retainer).

The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters.

Initial Grant

Under our non-employee director compensation policy, each non-employee director elected or appointed to our board of directors after the closing of this offering will automatically, upon the date of his or her initial election or appointment as a non-employee director (or, if such date is not a business day, the first business day thereafter), be granted an RSU award covering the number of shares of our Class A common stock equal to (i) $350,000 divided by (ii) the closing sales price per share of our Class A common stock on the applicable grant date, rounded down to the nearest whole share. Each initial grant will vest in a series of successive equal annual installments over the three-year period measured from the applicable grant date, subject to the non-employee director’s continuous service through each applicable vesting date.

Acceleration

Our non-employee director compensation policy provides that for each non-employee director who remains in continuous service with the company until immediately prior to the closing of a Change in Control (as defined in the 2021 Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the non-employee director compensation policy, as well as any other then-outstanding equity awards held by such non-employee director, will become fully vested immediately prior to the closing of such Change in Control.

Expenses

We will also continue to reimburse each non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board and committee meetings.

Executive Compensation CONFLUENT

EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2020, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

•	Jay Kreps, our Chief Executive Officer;

•	Steffan Tomlinson, our Chief Financial Officer; and

•	Erica Schultz, our President, Field Operations.

Summary Compensation Table

The following table presents all of the compensation awarded to, earned by, or paid to our named executive officers during the year ended December 31, 2020.

Name	Year	Salary ($)		Bonus ($)	Option Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Jay Kreps	2020	350,000		—	—		—	21,962,080	(3)	22,312,080
Chief Executive Officer
Steffan Tomlinson(4)	2020	218,182	(5)	—	14,080,071	(6)	135,927	452		14,434,632
Chief Financial Officer
Erica Schultz	2020	350,000		—	—		400,446	685		751,131
President, Field Operations

(1)

The amount reported in this column does not reflect dollar amounts actually received by the named executive officer. Instead, the amount reflects the aggregate grant-date fair value of the stock options granted to the named executive officer during 2020 under our 2014 Plan, computed in accordance with ASC 718. The amount reported in this column reflects the accounting cost for these stock options and does not correspond to the actual economic value that may be received by the named executive officer upon the exercise of the stock options or any sale of the underlying shares of Class B common stock. The assumptions used in the calculation of this amount in accordance with ASC 718 are included in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(2)

Amounts reported in this column represent total cash bonuses earned during 2020 by each named executive officer based on achievement of company performance goals as determined by our compensation committee. Mr. Tomlinson’s total cash bonus was prorated from his start date.

(3)

The amount disclosed includes $21,961,368 in stock-based compensation expense, computed in accordance with ASC 718, attributed to the sale by Mr. Kreps and his spouse of 2,640,000 shares of convertible founder stock in a tender offer to entities affiliated with new and existing investors in our company in July 2020 in connection with our Series E redeemable convertible preferred stock financing at a purchase price in excess of the fair value of such shares. This amount is calculated for financial accounting purposes under GAAP. The assumptions used in the calculation of this amount in accordance with ASC 718 are included in Note 11 to our consolidated financial statements included elsewhere in this prospectus. The transfers were not intended to be compensation paid by us to Mr. Kreps or his spouse and are described further in the section titled “Certain Relationships and Related Party Transactions—Secondary Transactions.”

(4)	Mr. Tomlinson joined our company in June 2020.
(5)	Represents the prorated amount of Mr. Tomlinson’s annual salary for 2020. His annualized base salary for 2020 was $400,000.
(6)

Represents options to purchase shares of Class B common stock granted in August 2020. See “—Outstanding Equity Awards at Fiscal Year End.” The assumptions used in the calculation of this amount in accordance with ASC 718 are included in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

Agreements with Our Named Executive Officers

We have entered into employment agreements with our named executive officers setting forth the terms and conditions of such executive’s employment with us. The employment agreements generally provide for at-will employment, have no specific term, and set forth the named executive officer’s annual base salary. Each of our named executive officers has executed our standard proprietary information and inventions agreement.

Jay Kreps. In May 2021, we entered into a confirmatory employment agreement with Jay Kreps, our Chief Executive Officer. The agreement provides for an annual base salary of $350,000. The agreement also provides that Mr. Kreps is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below. The confirmatory employment agreement supersedes all existing agreements and understandings Mr. Kreps may have concerning his employment relationship with us.

Mr. Kreps’ annual base salary as of December 31, 2020 was $350,000. In October 2018, we granted Mr. Kreps an option to purchase 3,450,306 shares of Class B common stock with an exercise price of $2.24 per share, with 1,725,153 shares vesting monthly over 48 months commencing in October 2018 and 1,725,153 shares vesting monthly over 48 months commencing upon the pricing of this offering. In March 2021, we granted Mr. Kreps an option to purchase 2,347,999 shares of Class B common stock with an exercise price of $15.68 per share. The shares underlying the option vest in 48 equal monthly installments commencing on March 19, 2021.

Steffan Tomlinson. In June 2021, we entered into a confirmatory employment agreement with Steffan Tomlinson, our Chief Financial Officer. The agreement provides for an annual base salary of $400,000 and an annual discretionary bonus at a target amount of $250,000 under our Cash Incentive Bonus Plan, the terms of which are described below. The agreement also provides that Mr. Tomlinson is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below. The confirmatory employment agreement generally supersedes all existing agreements and understandings Mr. Tomlinson may have concerning his employment relationship with us.

For 2020, Mr. Tomlinson’s annual base salary was $400,000, and his target bonus was 62.5% of his 2020 annual base salary. In August 2020, we granted Mr. Tomlinson an option to purchase 3,457,234 shares of Class B common stock with an exercise price of $6.65 per share. Twenty-five (25%) of the total shares subject to this option will vest on June 15, 2021 and 1/48th of the shares will vest monthly thereafter over the following three years.

Erica Schultz. In May 2021, we entered into a confirmatory employment agreement with Erica Schultz, our President, Field Operations. The agreement provides for an annual base salary of $400,000 and an annual discretionary bonus at a target amount of $400,000 under our Cash Incentive Bonus Plan, the terms of which are described below. The agreement also provides that Ms. Schultz is eligible for severance benefits under the terms of our Executive Officer Change in Control/Severance Benefit Plan, the terms of which are described below. The confirmatory employment agreement supersedes all existing agreements and understandings Ms. Schultz may have concerning her employment relationship with us.

For 2020, Ms. Schultz’s annual base salary was $350,000, and her target bonus was 100% of her 2020 annual base salary. In December 2019, we granted Ms. Schultz an option to purchase 3,059,000 shares of Class B common stock with an exercise price of $3.41 per share. Twenty-five percent (25%) of the total shares subject to this option vested on October 28, 2020, and 1/48th of the shares vest monthly thereafter over the following three years.

Potential Payments Upon Termination or Change in Control

In April 2021, we adopted the Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan, or the Severance Plan, that applies to all officers designated thereunder, including Mr. Kreps, Mr. Tomlinson, and Ms. Schultz, our named executive officers. In the event of an involuntary termination, including resignation for good reason, as those terms are used in the Severance Plan, that occurs during the time period commencing three months prior to and ending 12 months following a change in control, we will provide the following severance benefits, contingent upon the conditions set forth in the Severance Plan, including receiving a release of claims in favor of the company, compliance with any existing confidentiality agreement, and return of all company property: (i) a lump sum cash payment equal to six months of the officer’s base salary, (ii) a lump sum cash payment equal to 50% of the officer’s target bonus for the applicable fiscal year, (iii) up to six months COBRA coverage and, (iv) 50% of the officer’s unvested equity awards will vest in full and become immediately exercisable.

The Severance Plan also provides that, in the event of an involuntary termination that is not a change in control termination, we will provide the following severance benefits, contingent upon the conditions set forth in the Severance Plan: (i) a severance payment equal to six months of the officer’s base salary and (ii) up to six months of COBRA coverage.

The benefits provided under the Severance Plan supersede any similar change in control or severance benefits described in a participant’s offer letter, employment agreement, equity award agreement, or other agreement, except to the extent such agreement expressly supersedes or supplements the Severance Plan or, in the case of an equity award, more favorable vesting provisions are specified in such award.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by each named executive officer as of December 31, 2020.

			Option Awards					Stock Awards
Name	Grant Date(1)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable(2)		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested ($)
Jay Kreps	10/22/2018	10/01/2018	1,725,153	(3)	—	2.24	10/21/2028	—		—
Chief Executive Officer	10/22/2018	(4)	1,725,153	(4)	—	2.24	10/21/2028	—		—
Steffan Tomlinson	08/06/2020	06/15/2020	3,306,809	(5)	—	6.65	08/05/2030	150,425	(6)	1,940,483	(7)
Chief Financial Officer
Erica Schultz	12/05/2019	10/28/2019	2,609,000	(8)	—	3.41	12/04/2029	—		—
President, Field Operations

(1)

All of the option awards were granted under the 2014 Plan. All of the option awards were granted with a per share exercise price equal to the fair value of one share of our Class B common stock on the date of grant, as determined in good faith by our board of directors.

(2)

Each stock option is early exercisable and, to the extent shares subject to the applicable option are issued and unvested as of a given date, such shares will remain subject to a right of repurchase held by us. As of December 31, 2020, the named executive officers had not early exercised any such options, except for the early exercise of 150,425 shares by Mr. Tomlinson in September 2020.

(3)	The shares subject to this option vest in 48 equal monthly installments, subject to continuous service through each applicable vesting date. As of December 31, 2020, 934,457 shares have vested.

(4)

The shares subject to this option will vest in 48 equal monthly installments commencing upon the pricing of this offering, subject to continuous service through each applicable vesting date. As of December 31, 2020, no shares have vested.

(5)

Twenty-five (25%) of the total shares subject to this option will vest one year after the vesting commencement date, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2020, no shares have vested.

(6)	The shares were acquired pursuant to an early exercise provision and will remain subject to a right of repurchase held by us until the applicable vesting date.
(7)	This amount reflects the fair value of our Class B common stock of $12.90 per share as of December 31, 2020 as determined by our board of directors in good faith.
(8)

Twenty-five (25%) of the total shares subject to this option vested one year after the vesting commencement date, and the remaining shares vest in 36 equal monthly installments thereafter, subject to continuous service through each applicable vesting date. As of December 31, 2020, 892,208 total shares have vested, of which 450,000 shares have been previously issued upon exercise of the option.

Emerging Growth Company Status

We are an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Pension and Defined Benefit Plan Retirement Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan sponsored by us during 2020.

Cash Incentive Bonus Plan

We have adopted a Cash Incentive Bonus Plan for certain of our executive officers and other eligible employees. Each participant is eligible to receive cash bonuses based on the achievement of certain performance goals, as determined in the sole discretion of the compensation committee of our board of directors. Each participant’s target award may be a percentage of such participant’s annual base salary as of the beginning or end of a performance period or a fixed dollar amount. To be eligible to earn a bonus under the Cash Incentive Bonus Plan, a participant must be employed by us on the date the bonus is paid.

Other Compensation and Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, disability, and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.

Employee 401(k) Plan

U.S. full-time employees qualify for participation in our 401(k) plan, which is intended to qualify as a tax-qualified defined contribution plan under the Code. We do not currently provide a matching contribution under the 401(k) plan.

Employee Benefit and Stock Plans

2021 Equity Incentive Plan

Our board of directors adopted our 2021 Plan in April 2021, and our stockholders approved our 2021 Plan in June 2021. Our 2021 Plan is a successor to and continuation of our 2014 Plan. Our 2021 Plan became effective at the time of the execution of the underwriting agreement related to this offering. Our 2021 Plan came into existence upon its adoption by our board of directors, but no grants were made under our 2021 Plan prior to its effectiveness. Now that our 2021 Plan is effective, no further grants will be made under our 2014 Plan.

Awards. Our 2021 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other forms of awards to employees, directors, and consultants, including employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of Class A common stock that may be issued under our 2021 Plan will not exceed 114,817,392 shares, which is the sum of (1) 25,812,876 new shares, plus (2) an additional number of shares not to exceed 89,004,516, consisting of (A) shares that remained available for the issuance of awards under our 2014 Plan as of immediately prior to the time our 2021 Plan became effective and (B) shares of our common stock subject to outstanding stock options or other stock awards granted under our 2014 Plan that, on or after the date our 2021 Plan became effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time. In addition, the number of shares of Class A common stock reserved for issuance under our 2021 Plan will automatically increase on January 1st of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to (i) 5% of the total number of shares of Class A and Class B common stock outstanding on December 31st of the fiscal year before the date of each automatic increase, or (ii) a lesser number of shares determined by our board of directors prior to the applicable January 1st. The maximum number of shares of Class A common stock that may be issued upon the exercise of ISOs under our 2021 Plan is 344,452,176 shares.

Shares subject to stock awards granted under our 2021 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike, or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our 2021 Plan. If any shares of Class A common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of a failure to meet a contingency or condition required for the vesting of such shares, (2) to satisfy the exercise, strike or purchase price of an award or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under our 2021 Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under our 2021 Plan.

Plan Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our 2021 Plan and is referred to as the “plan administrator”. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2021 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of our 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Class A common stock on the date of grant. Options granted under our 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under our 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the recipient approved by the plan administrator, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Class A common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft, or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Class A common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of Class A and Class B common stock with respect to ISOs that become exercisable by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. RSU awards are granted under RSU award agreements adopted by the plan administrator. RSU awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A RSU award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the RSU award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a RSU award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the plan administrator, RSU awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft, or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Class A common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. A stock appreciation right granted under our 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Class A common stock or in any other form of payment as determined by our board of directors and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under our 2021 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability or event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. Our 2021 Plan permits the grant of performance awards that may be settled in stock, cash, or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our Class A common stock.

The performance goals may be based on any measure of performance selected by the board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the board of directors at the time the performance award is granted, the board of directors will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to GAAP; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under GAAP; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of Class A or Class B common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under GAAP; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under GAAP.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our Class A common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value; provided that such limit will increase to $1,500,000 for the first year for newly appointed or elected non-employee directors.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our 2021 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs, and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under our 2021 Plan in the event of a corporate transaction (as defined in our 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under our 2021 Plan may be assumed, continued, or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Class A common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out, or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Class A common stock.

Change in Control. Awards granted under our 2021 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in our 2021 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2021 Plan. No stock awards may be granted under our 2021 Plan while it is suspended or after it is terminated.

2021 Employee Stock Purchase Plan

Our board of directors adopted our 2021 ESPP in April 2021, and our stockholders approved our 2021 ESPP in June 2021.

Share Reserve. The maximum number of shares of Class A common stock that may be issued under our 2021 ESPP is 5,162,575 shares. Additionally, the number of shares of Class A common stock reserved for issuance under our 2021 ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of Class A and Class B common stock outstanding on December 31st of the preceding calendar year, (2) 7,743,863 shares of Class A common stock, or (3) such lesser number of shares of Class A common stock as determined by our board of directors. Shares subject to purchase rights granted under our 2021 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2021 ESPP.

Administration. Our board of directors, or a duly authorized committee thereof, will administer our 2021 ESPP. Our board of directors has delegated its authority to administer our 2021 ESPP to our compensation committee under the terms of the compensation committee’s charter.

Limitations. Our employees, including executive officers, and the employees of any of our designated affiliates, will be eligible to participate in our 2021 ESPP, provided they may have to satisfy one or more of the following service requirements before participating in our 2021 ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2021 ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

Our 2021 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our 2021 ESPP.

A participant may not transfer purchase rights under our 2021 ESPP other than by will, the laws of descent and distribution, or as otherwise provided under our 2021 ESPP.

Payroll Deductions. Our 2021 ESPP permits participants to purchase shares of Class A common stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Class A common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate our 2021 ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our stockholders. Our 2021 ESPP will remain in effect until terminated by our board of directors in accordance with the terms of our 2021 ESPP.

2014 Stock Plan

Our board of directors adopted our 2014 Plan in September 2014, and our stockholders approved our 2014 Plan in September 2014. Our 2014 Plan was also amended in March 2021 and June 2021. The 2014 Plan terminated on the date the 2021 Plan became effective. However, any outstanding awards granted under the 2014 Plan will remain outstanding, subject to the terms of the 2014 Plan and award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

Authorized Shares. No further grants will be made under our 2014 Plan. As of March 31, 2021, options to purchase 79,624,342 shares and RSUs for 14,000 shares were outstanding and 8,293,610 shares of Class B common stock remained available for future issuance under our 2014 Plan. The options outstanding as of March 31, 2021 had a weighted-average exercise price of $5.40 per share. Subsequent to March 31, 2021, we granted options to purchase an additional 3,586,053 shares of Class B common stock and RSUs for 4,070,219 shares under this plan and increased the number of shares of Class B common stock reserved for future issuance under this plan by 6,600,000. Any shares remaining available for issuance under the 2014 Plan at the time the 2021 Plan became effective became available for issuance under the 2021 Plan.

Stock Awards. Our 2014 Plan provides for the grant of ISOs within the meaning of Section 422 of the Code to our employees and employees of certain of our affiliates, and for the grant of NSOs, restricted stock and RSUs to such employees, our directors, and consultants engaged by us or any of our affiliates.

Plan Administration. Our board of directors administers and interprets the 2014 Plan. The board may delegate its authority to a committee of the board, referred to as the “plan administrator”. The plan administrator may additionally delegate authority to an officer to make grants under the 2014 Plan to certain employees and consultants within parameters specified by the plan administrator. Under our 2014 Plan, the plan administrator has the authority to, among other things, (i) determine the fair market value, number and type, recipients, and the provisions of stock awards, including the period of their exercisability and their vesting schedule; (ii) amend any stock award or agreement related to a stock award; (iii) determine if an option may be settled in cash; (iv) implement an option exchange program; and (v) construe and interpret the 2014 Plan and awards granted thereunder.

Stock Options. Our 2014 Plan provides for the grant of both ISOs and NSOs to purchase shares of our Class B common stock. The plan administrator determines the exercise price for stock options within the terms and conditions of the 2014 Plan, provided that the exercise price of a stock option generally will not be less than 100% of the fair market value of our Class B common stock on the date of grant (or in the case of 10% stockholders, not less than 110% of the fair market value of our Class B common stock).

Restricted Stock Units. RSUs represent the right to receive shares of our Class B common stock at a specified date in the future. RSUs are settled on the date or dates determined by the plan administrator and may be settled in shares of our Class B common stock, cash, or a combination thereof. The plan administrator determines the vesting conditions of RSUs, which are generally based on the achievement of company-wide, business unit, or individual goals, although the plan administrator may determine other vesting conditions in their discretion.

Changes to Capital Structure. In the event of any stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, combination, reclassification or similar change in our capital structure, the plan administrator will adjust as appropriate (i) the number of shares that may be delivered under the 2014 Plan and the number of shares covered by each outstanding award, (ii) the exercise or purchase price per share under each outstanding award, and (ii) any applicable repurchase price per share.

Corporate Transactions. In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger or consolidation or other similar transaction, or (iii) a transaction in which any person becomes the beneficial owner of more than 50% of our then outstanding capital stock, each outstanding award will be treated as the plan administrator determines. The plan administrator may provide for the continuation, assumption or substitution of awards by the surviving corporation, or the cancellation of awards (vested or unvested) in exchange for a payment equal to the fair market value of the shares subject to the awards over the exercise or purchase price of such awards.

Plan Amendment or Termination. Our board of directors may at any time amend or terminate the 2014 Plan. Certain material amendments to the 2014 Plan may require the written consent of holders of outstanding awards or our stockholders, as applicable. As discussed above, we will terminate our 2014 Plan prior to the closing of this offering and no new awards will be granted thereunder following such termination.

Limitations of Liability and Indemnification Matters

Immediately prior to the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law allows a corporation to provide that its directors will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will authorize us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect immediately prior to the closing of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect immediately prior to the closing of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into, or will enter into in connection with this offering, agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in connection with any action, proceeding, or investigation. We believe that our amended and restated certificate of incorporation and these amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Relationships and Related Party Transactions

CONFLUENT

Certain Relationships and Related Party Transactions CONFLUENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions.

Series D Redeemable Convertible Preferred Stock Financing

In November 2018, we sold an aggregate of 12,106,303 shares of our Series D redeemable convertible preferred stock at a purchase price of $10.3252 per share for an aggregate purchase price of approximately $125.0 million. The following table summarizes purchases of our Series D redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series D Redeemable Convertible Preferred Stock	Total Series D Redeemable Convertible Preferred Stock Purchase Price
Entities affiliated with Sequoia Capital(1)	5,811,025	$59,999,995
Benchmark Capital Partners VIII, L.P. (2)	9,685	100,000
Entities affiliated with Index(3)	5,317,089	54,900,007

(1)

Entities affiliated with Sequoia Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information are Sequoia Capital U.S. Growth Fund VII, L.P., Sequoia Capital U.S. Growth VII Principals Fund, L.P., and Sequoia Capital U.S. Growth Fund VIII, L.P. These entities beneficially own more than 5% of our outstanding capital stock, and Matthew Miller, a member of our board of directors, is a Partner at Sequoia Capital.

(2)	Benchmark Capital Partners VIII, L.P. beneficially owns more than 5% of our outstanding capital stock, and Eric Vishria, a member of our board of directors, is a General Partner at Benchmark Capital.
(3)

Entities affiliated with Index holding our securities whose shares are aggregated for purposes of reporting share ownership information are Index Ventures Growth IV (Jersey), L.P., Index Ventures VII (Jersey), L.P., Index Ventures VII Parallel Entrepreneur Fund (Jersey), L.P., and YUCCA (Jersey) SLP. These entities beneficially own more than 5% of our outstanding capital stock, and Mike Volpi, a member of our board of directors, is a Partner at Index.

Series E Redeemable Convertible Preferred Stock Financing

From March 2020 through September 2020, we sold an aggregate of 17,369,577 shares of our Series E redeemable convertible preferred stock at a purchase price of $14.9687 per share for an aggregate purchase price of $260.0 million. The following table summarizes purchases of our Series E redeemable convertible preferred stock by related persons:

Stockholder	Shares of Series E Redeemable Convertible Preferred Stock	Total Series E Redeemable Convertible Preferred Stock Purchase Price
Entities affiliated with Sequoia Capital(1)	668,060	$9,999,990
Entities affiliated with Index(2)	1,002,090	14,999,985

(1)

Entities affiliated with Sequoia Capital holding our securities whose shares are aggregated for purposes of reporting share ownership information are Sequoia Capital U.S. Growth Fund VII, L.P., Sequoia Capital U.S. Growth VII Principals Fund, L.P., and Sequoia Capital U.S. Growth Fund VIII, L.P. These entities beneficially own more than 5% of our outstanding capital stock, and Matthew Miller, a member of our board of directors, is a Partner at Sequoia Capital.

(2)

Entities affiliated with Index holding our securities whose shares are aggregated for purposes of reporting share ownership information are Index Ventures Growth IV (Jersey), L.P., Index Ventures VII (Jersey), L.P., Index Ventures VII Parallel Entrepreneur Fund (Jersey), L.P., and YUCCA (Jersey) SLP. These entities beneficially own more than 5% of our outstanding capital stock, and Mike Volpi, a member of our board of directors, is a Partner at Index.

Secondary Transactions

Third-Party Tender Offer

In July 2020, in connection with our Series E redeemable convertible preferred stock financing, certain existing and new investors conducted a tender offer to purchase shares of common stock and convertible founder stock from certain of our existing stockholders, including (i) Mr. Kreps, our Chief Executive Officer and member of our board of directors, (ii) the spouse of Mr. Kreps, (iii) Ms. Narkhede, a member of our board of directors, and (iv) Mr. Rao, our co-founder and beneficial owner of more than 5% of our outstanding capital stock. An aggregate of 1,883,233 shares of our common stock and 7,284,182 shares of our convertible founder stock (which converted into 7,284,182 shares of Series E redeemable convertible preferred stock upon the closing of the tender offer pursuant to the terms of our certificate of incorporation) were tendered at a price of $14.9687 per share, the price per share of Series E redeemable convertible preferred stock in the Series E redeemable convertible preferred stock financing. The tender offer price per share was in excess of the fair value per share of the shares tendered.

In connection with the tender offer, we entered into a tender agreement with certain stockholders, including Mr. Kreps, his spouse, Ms. Narkhede, and Mr. Rao, pursuant to which we agreed to, among other things, waive certain transfer restrictions otherwise applicable to the Series E redeemable convertible preferred stock received by such investors upon the conversion of the transferred convertible founder stock. Certain stockholders party to the tender agreement also agreed to tender a minimum number of shares of convertible founder stock.

The following table summarizes the sales from (i) Mr. Kreps and his spouse, (ii) Ms. Narkhede, and (iii) Mr. Rao in this third-party tender offer. The participation by such individuals in this tender offer was not intended to be compensation paid by us to them. However, for financial accounting purposes, we recognized a portion of the price paid to (i) Mr. Kreps and his spouse, (ii) Ms. Narkhede, and (iii) Mr. Rao as stock-based compensation expense because the sale price in the tender offer was in excess of the fair value of the shares tendered. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for assumptions used in calculating the amounts recognized as stock-based compensation expense.

Stockholder	Shares of Convertible Founder Stock	Total Convertible Founder Stock Purchase Price
Jay Kreps(1)	2,640,000	$39,517,368
Neha Narkhede(2)	2,640,000	39,517,368
Jun Rao(3)	2,004,182	29,999,999

(1)	Mr. Kreps is our Chief Executive Officer and a member of our board of directors. Amounts shown include shares sold by Mr. Kreps’ spouse.
(2)	Ms. Narkhede is a member of our board of directors.
(3)	Mr. Rao is our co-founder and a beneficial owner of more than 5% of our outstanding capital stock.

Secondary Sales

In September 2020, Ms. Narkhede, a member of our board of directors, and certain trusts affiliated with Ms. Narkhede entered into stock transfer agreements with new and existing investors in our company, pursuant to which Ms. Narkhede and the affiliated trusts sold and transferred an aggregate of 5,334,799 shares of common stock to such investors at a price of $14.00 per share for 2,088,476 shares and $14.9687 per share for 3,246,323 shares for aggregate proceeds of approximately $77.8 million. We waived our right of first refusal in connection with the stock transfers described above.

The purpose of these stock transfers was not intended to be compensation paid by us to Ms. Narkhede. However, for financial accounting purposes, we recognized a portion of the price paid to Ms. Narkhede and her trusts in certain of these sale transactions as stock-based compensation expense because the sale prices in such transactions were in excess of the fair value of such shares of common stock. See Note 11 to our consolidated financial statements included elsewhere in this prospectus for assumptions used in calculating the amounts recognized as stock-based compensation expense.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement, or IRA, with certain holders of our capital stock, including Benchmark Capital Partners VIII, L.P. and entities affiliated with Index and Sequoia Capital, which each hold greater than 5% of our outstanding capital stock and are affiliated with members of our board of directors, as well as other holders of our redeemable convertible preferred stock and Mr. Kreps, Ms. Narkhede, and Mr. Rao and their respective affiliates. The IRA provides certain holders of our redeemable convertible preferred stock and convertible founder stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The IRA also provides certain of these stockholders with information rights, which will terminate immediately prior to the closing of this offering, and a right of first offer with regard to certain issuances of our capital stock, which will not apply to, and will terminate immediately prior to, the closing of this offering. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.”

Voting Agreements

We are party to voting agreements under which certain holders of our capital stock, including Benchmark Capital Partners VIII, L.P. and entities affiliated with Index and Sequoia Capital, which each hold greater than 5% of our outstanding capital stock and are affiliated with members of our board of directors, and Mr. Kreps, Ms. Narkhede, and Mr. Rao and their respective affiliates, have agreed as to the manner in which they will vote their shares of our capital stock on certain matters, including with respect to the election of directors. We are also party to a voting agreement with Mr. Kreps and the purchasers of Series D redeemable convertible preferred stock, pursuant to which such purchasers agreed to vote their shares of our capital stock in accordance with Mr. Kreps’ instructions for certain matters under our certificate of incorporation, including for certain amendments to our certificate of incorporation. These agreements will terminate upon the closing of this offering, and thereafter none of our stockholders will have any special rights regarding the election or designation of members of our board of directors.

Right of First Refusal

Pursuant to our equity compensation plans and certain agreements with our stockholders, including a right of first refusal and co-sale agreement with certain holders of our capital stock, including Benchmark Capital Partners VIII, L.P. and entities affiliated with Index and Sequoia Capital, which each hold greater than 5% of our outstanding capital stock and are affiliated with members of our board of directors, and Mr. Kreps, Ms. Narkhede, and Mr. Rao and their respective affiliates, we or our assignees and certain holders of our capital stock have a right to purchase shares of our capital stock which stockholders propose to sell in certain circumstances to other parties. This right will terminate upon the closing of this offering.

Indemnification Agreements

Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will contain provisions limiting the liability of directors, and our amended and restated bylaws that will be in effect immediately prior to the closing of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect immediately prior to the closing of this offering will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered or will enter into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a related person transactions policy setting forth the policies and procedures for the identification, review, and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable offerings or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

Principal Stockholders CONFLUENT

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our capital stock as of March 31, 2021 and as adjusted to reflect the sale of our Class A common stock offered by us in this offering, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A common stock and Class B common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before the offering is based on 229,365,190 shares of Class B common stock outstanding as of March 31, 2021, assuming the automatic conversion of (i) 115,277,850 shares of our redeemable convertible preferred stock outstanding as of March 31, 2021 into an equal number of shares of Class B common stock and (ii) 635,818 shares of our convertible founder stock outstanding as of March 31, 2021 into an equal number of shares of Class B common stock, in each case immediately prior to the closing of this offering. Applicable percentage ownership after the offering is based on 23,000,000 shares of Class A common stock and 229,365,190 shares of Class B common stock outstanding immediately after the closing of this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable or exercisable within 60 days of March 31, 2021. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Confluent, Inc., 899 W. Evelyn Avenue, Mountain View, California 94041.

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned Following this Offering
	Common Stock		% of Total Voting Power†	Class A		Class B		% of Total Voting Power
Name of Beneficial Owner	Shares	%		Shares	%	Shares	%
5% or greater stockholders:
Benchmark Capital Partners VIII, L.P.(1)	35,015,997	15.3	15.3	—	—	35,015,997	15.3	15.1
Entities affiliated with Index(2)	29,813,391	13.0	13.0	—	—	29,813,391	13.0	12.9
Entities affiliated with Jun Rao(3)	24,395,818	10.6	10.6	—	—	24,395,818	10.6	10.5
Entities affiliated with Sequoia Capital(4)	21,405,289	9.3	9.3	—	—	21,405,289	9.3	9.2
Named executive officers and directors:
Jay Kreps(5)	29,558,305	12.6	12.6	—	—	29,558,305	12.6	12.4
Steffan Tomlinson(6)	3,457,234	1.5	1.5	—	—	3,457,234	1.5	1.5
Erica Schultz(7)	3,059,000	1.3	1.3	—	—	3,059,000	1.3	1.3
Lara Caimi(8)	301,297	*	*	—	—	301,297	*	*
Jonathan Chadwick(9)	665,000	*	*	—	—	665,000	*	*
Alyssa Henry(10)	—	*	*	—	—	—	*	*
Matthew Miller(4)	16,406,764	7.2	7.2	—	—	16,406,764	7.2	7.1
Neha Narkhede(11)	3,623,933	1.6	1.6	—	—	3,623,933	1.6	1.5
Greg Schott (12)	450,944	*	*	—	—	450,944	*	*
Eric Vishria(1)	35,015,997	15.3	15.3	—	—	35,015,997	15.3	15.1
Mike Volpi(2)	—	*	*	—	—	—	*	*
All current executive officers and directors as a group (11 persons)(13)	92,538,474	38.0	38.0	—	—	92,538,474	38.0	37.6

*	Represents beneficial ownership of less than 1%.

†

Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock will be entitled to one vote per share, and each share of Class B common stock will be entitled to 10 votes per share. The Class A common stock and Class B common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances described in “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Voting Rights.”

(1)

Consists of shares of common stock held by Benchmark Capital Partners VIII, L.P., or BCP VIII. Benchmark Capital Management Co. VIII, L.L.C., or BCM VIII, is the general partner of BCP VIII. Eric Vishria, a member of our board of directors, along with Matthew R. Cohler, Peter H. Fenton, J. William Gurley, An-Yen Hu, Mitchell H. Lasky, Chetan Puttagunta, Steven M. Spurlock, and Sarah E. Tavel are the managing members of BCM VIII, and each of them may be deemed to hold shared voting and investment power with respect to the shares held by BCP VIII. Each person and entity listed disclaims beneficial ownership of the shares except to the extent of such person’s or entity’s pecuniary interest in such shares. The address for BCP VIII is 2965 Woodside Road, Woodside, California 94062.

(2)

Consists of (i) 6,211,753 shares held by Index Ventures Growth IV (Jersey), L.P., (ii) 22,582,236 shares held by Index Ventures VII (Jersey), L.P., or Index VII, (iii) 559,568 shares held by Index Ventures VII Parallel Entrepreneur Fund (Jersey), L.P., or Index VII Parallel, and (iv) 459,834 shares held by YUCCA (Jersey) SLP, or Yucca. Index Ventures Growth Associates IV Limited, or IVGA IV, is the managing general partner of Index Ventures Growth IV (Jersey), L.P. and may be deemed to have voting and dispositive power over the shares held by such fund. Index Ventures Associates VII Limited, or IVA VII, is the managing general partner of Index VII and Index VII Parallel and may be deemed to have voting and dispositive power over the shares held by those funds. Yucca is the administrator of Index co-investment vehicles that are contractually required to mirror the relevant funds’ investment, and IVGA IV and IVA VII may be deemed to have voting and dispositive power over their respective allocations of shares held by Yucca. David Hall, Phil Balderson, Brendan Boyle, and Nigel Greenwood are the members of the board of directors of IVGA IV and IVA VII, and investment and voting decisions with respect to the shares over which IVGA IV and IVA VII may be deemed to have voting and dispositive power are made by such directors collectively. Mike Volpi, a member of our board of directors, is a partner within the Index Ventures Group but does not hold voting or dispositive power over the shares held by the Index funds. The address for each of these entities is C/O EFG Wealth Solutions (Jersey) Ltd., No. 1 Seaton Place, St. Helier, Jersey JE4 8YJ.

(3)

Consists of (i) 20,995,818 shares held by Jun Rao’s family trust, for which Mr. Rao and his spouse serve as trustees, (ii) 1,700,000 shares held by Mr. Rao’s grantor retained annuity trust, or GRAT, for which Mr. Rao serves as trustee, and (iii) 1,700,000 shares held by Mr. Rao’s spouse’s GRAT, for which Mr. Rao’s spouse serves as trustee. Mr. Rao has sole voting and dispositive power over the shares held by Mr. Rao’s GRAT and has shared voting and dispositive power over the shares held by Mr. Rao’s family trust and Mr. Rao’s spouse’s GRAT.

(4)

Consists of (i) 15,485,091 shares held by Sequoia Capital U.S. Growth Fund VII, L.P., or GFVII, (ii) 921,673 shares held by Sequoia Capital U.S. Growth VII Principals Fund, L.P., or GFVII PF, and (iii) 4,998,525 shares held by Sequoia Capital U.S. Growth Fund VIII, L.P., or GFVIII. SC US (TTGP), Ltd. is (i) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of GFVII and GFVII PF, or collectively, the GFVII Funds, and (ii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GFVIII. As a result, SC US (TTGP), Ltd. may be deemed to share voting and dispositive power with respect to the shares held by the GFVII Funds and GFVIII. The directors and stockholders of SC US (TTGP), Ltd. who participate in decisions to exercise voting and investment discretion with respect to the securities referred to above held by GFVIII include Matthew Miller, a member of our board of directors. Mr. Miller expressly disclaims beneficial ownership of the shares held by GFVIII. The address for each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(5)

Includes (i) 20,760,000 shares held by Jay Kreps, (ii) 1,000,000 shares held by a family trust for which Arden Trust Company, as Administrative Trustee, Mr. Kreps, and his spouse serve as trustees, (iii) 1,000,000 shares held by a family trust for which Arden Trust Company, as Administrative Trustee, Mr. Kreps, and his spouse serve as trustees, (iv) 929,310 shares held by various family GRATs, for which Mr. Kreps and his spouse serve as trustees, and (v) 70,690 shares held by a revocable trust for which Mr. Kreps and his spouse serve as trustees. Mr. Kreps, as co-trustee of each trust, shares voting and dispositive power over the shares held by each trust. Also includes 5,798,305 shares subject to options held by Mr. Kreps that are exercisable within 60 days of March 31, 2021, of which 1,211,994 were vested as of such date.

(6)

Consists of (i) 150,425 shares held by Steffan Tomlinson, none of which are vested and all of which remain subject to repurchase by us and (ii) 3,306,809 shares subject to options exercisable within 60 days of March 31, 2021, none of which were vested as of such date.

(7)

Includes (i) 425,000 shares held by Erica Schultz and (ii) 175,000 shares held by Ms. Schultz’s annuity trust, for which Ms. Schultz serves as trustee. Ms. Schultz has sole voting and dispositive power over the shares held by Ms. Schultz’s annuity trust. Also includes 2,459,000 shares subject to options held by Ms. Schultz that are exercisable within 60 days of March 31, 2021, of which 610,854 were vested as of such date.

(8)	Represents shares held by Lara Caimi, of which 301,297 were unvested and remained subject to repurchase by us within 60 days of March 31, 2021.

(9)	Represents shares held by Jonathan Chadwick, of which 401,771 were unvested and remained subject to repurchase by us within 60 days of March 31, 2021.

(10)	Ms. Henry joined our board of directors in May 2021.

(11)

Consists of (i) 1,323,729 shares held by Neha Narkhede and (ii) 2,300,204 shares subject to options exercisable within 60 days of March 31, 2021, of which 742,774 were vested as of such date. The amount set forth in the table above does not include an aggregate of 17,101,472 shares of Class B common stock held by family trusts for the benefit of Ms. Narkhede and certain family members, as Ms. Narkhede does not exercise any voting or dispositive power over such shares.

(12)	Represents shares subject to options exercisable within 60 days of March 31, 2021, none of which were vested as of such date.

(13)

Consists of (i) 78,223,212 shares beneficially owned by our current executive officers and directors, of which 853,493 were unvested and remained subject to repurchase by us within 60 days of March 31, 2021, and (ii) 14,315,262 shares subject to options exercisable within 60 days of March 31, 2021, of which 2,678,358 were vested as of such date.

Description of Capital Stock CONFLUENT

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our capital stock and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will each become effective immediately prior to the closing of this offering, the IRA and relevant provisions of Delaware General Corporation Law. The descriptions herein are qualified in their entirety by our amended and restated certificate of incorporation, amended and restated bylaws, and IRA, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of Delaware General Corporation Law.

Immediately prior to the closing of this offering, our authorized capital stock will consist of 1,510,000,000 shares, all with a par value of $0.00001 per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;

•	500,000,000 shares are designated as Class B common stock; and

•	10,000,000 shares are designated as preferred stock.

As of March 31, 2021, we had no shares of Class A common stock, 113,451,522 shares of Class B common stock, 635,818 shares of convertible founder stock, and 115,277,850 shares of redeemable convertible preferred stock outstanding. After giving effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock and convertible founder stock outstanding as of March 31, 2021 into shares of common stock immediately prior to the closing of this offering, there would have been 229,365,190 shares of Class B common stock outstanding on March 31, 2021 held by 607 stockholders of record.

Class A Common Stock and Class B Common Stock

Voting Rights

The Class A common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Holders of our Class B common stock are entitled to 10 votes per share on any matter submitted to our stockholders. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law.

Under Delaware law, holders of our Class A common stock or Class B common stock would be entitled to vote as a separate class if a proposed amendment to our amended and restated certificate of incorporation would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our amended and restated certificate of incorporation. For example, if a proposed amendment of our amended and restated certificate of incorporation provided for the Class A common stock to rank junior to the Class B common stock with respect to (1) any dividend or distribution, (2) the distribution of proceeds were we to be acquired, or (3) any other right, Delaware law would require the vote of the Class A common stock. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise will be expressly provided in our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering or required by applicable law, all shares of

Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably, and be identical in all respects for all matters, including those described below.

Dividends and Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically, and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by the company, unless different treatment of the shares of the affected class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class. See the section titled “Dividend Policy” for additional information.

Liquidation Rights

On our liquidation, dissolution, or winding-up, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically, and ratably in all assets remaining after the payment of any liabilities, liquidation preferences, and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

Change of Control Transactions

The holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class, on (a) the closing of the sale, transfer, or other disposition of all or substantially all of our assets, (b) the consummation of a consolidation, merger, or reorganization which results in our voting securities outstanding immediately before the transaction (or the voting securities issued with respect to our voting securities outstanding immediately before the transaction) representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity, or (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting power of the company (or the surviving or acquiring entity). However, consideration to be paid or received by a holder of common stock in connection with any such assets sale, consolidation, merger, or reorganization under any employment, consulting, severance, or other compensatory arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same proportion and manner.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption, or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. After the closing of this offering, on any transfer of shares of Class B common stock, whether or not for value, each such transferred share will automatically convert into one share of Class A common stock, except for certain transfers described in our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering, including (i) transfers for tax and estate planning purposes, so long as the transferring holder continues to hold sole or, in the case of our founders, shared with family members, voting and dispositive power or, in the case of transfers to trusts, so long as the transferring holder or family members are beneficiaries of the trust; (ii) certain transfers to affiliated foundations so long as the transferring holder or family members continue to hold sole or shared voting and dispositive power over the shares; (iii) transfers of shares of Class B common stock to any of our founders; and (iv) transfers to the estates or heirs of any of our founders upon his or her death or incapacity.

Any holder’s shares of Class B common stock will convert automatically into Class A common stock, on a one-to-one basis, upon the following: (1) sale or transfer of such share of Class B common stock, except for certain permitted transfers as described in the immediately preceding paragraph and in our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering; (2) the death of the Class B common stockholder (or nine months after the date of death if the stockholder is one of our founders); and (3) on the final conversion date, defined as the earlier of (a) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date on which the outstanding shares of Class B common stock represent less than 10% of the then outstanding shares of Class A and Class B common stock; (b) the tenth anniversary of this offering; or (c) the date specified by a vote of the holders of a majority of the outstanding shares of Class B common stock, voting as a single class.

Once transferred and converted into Class A common stock, the Class B common may not be reissued.

Fully Paid and Non-Assessable

In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued under this offering will be fully paid and non-assessable.

Preferred Stock

As of March 31, 2021, there were 115,277,850 shares of redeemable convertible preferred stock outstanding. Immediately prior to the closing of this offering, each outstanding share of redeemable convertible preferred stock will convert into one share of Class B common stock. Upon the closing of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Founder Stock

As of March 31, 2021, there were 635,818 shares of convertible founder stock outstanding. Immediately prior to the closing of this offering, each outstanding share of convertible founder stock will convert into one share of Class B common stock. Each share of convertible founder stock is convertible into redeemable convertible preferred stock if purchased by an investor in conjunction with a round of preferred stock financing. If otherwise transferred or sold, each share of convertible founder stock is convertible into Class B common stock, except in the case of certain permitted transfers. Upon the closing of this offering, no shares of convertible founder stock will be outstanding.

Options

As of March 31, 2021, we had outstanding options under our equity compensation plan to purchase an aggregate of 79,624,342 shares of Class B common stock with a weighted-average exercise price of $5.40 per share.

Restricted Stock Units

As of March 31, 2021, we had 14,000 RSUs for shares of Class B common stock outstanding.

Registration Rights

We are party to an IRA that provides that certain holders of our redeemable convertible preferred stock, our convertible founder stock, and our common stock have certain registration rights, as set forth below. The registration of shares of our Class A common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback, and Form S-3 registration rights described below will expire three years after the closing of this offering, or with respect to any particular stockholder, such time after the closing of this offering that such stockholder can sell all of its shares entitled to registration rights under Rule 144 of the Securities Act during any 90-day period.

Demand Registration Rights

Upon the closing of this offering, the holders of an aggregate of 115,913,668 shares of Class B common stock will be entitled to certain demand registration rights. At any time beginning six months after the effective date of the registration statement of which this prospectus forms a part, certain holders of these shares may request that we register all or a portion of the registrable shares. We are obligated to effect only one such registration. Such request for registration must cover such number of shares as would have an anticipated aggregate offering price of at least $15.0 million.

Piggyback Registration Rights

Upon the closing of this offering, the holders of an aggregate of 115,913,668 shares of Class B common stock will be entitled to certain piggyback registration rights. If we register any securities for public sale, either for our own account or for the account of other security holders, we will also have to register all registrable securities that the holders of such securities request in writing to be registered. This piggyback registration right does not apply to a registration relating to any of our stock plans, a transaction under Rule 145 of the Securities Act, or a registration related to stock issued upon conversion of debt securities. The underwriters of any underwritten offering will have the right, in their sole discretion, to limit the number of shares registered by these holders if the underwriters determine that including all registrable securities will jeopardize the success of the offering.

Form S-3 Registration Rights

Upon the closing of this offering, the holders of an aggregate of 115,913,668 shares of Class B common stock will be entitled to certain registration rights on Form S-3. The holders of these shares, constituting at least a majority of our registrable securities then outstanding, can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is in excess of $10.0 million. We are not required to file more than two Form S-3 registration statements that are declared or became effective in any 12-month period. We may postpone the filing of a registration statement for up to 120 days not more than once in a 12-month period if in the good faith judgment of our board of directors such registration would be materially detrimental to us. The foregoing Form S-3 rights are subject to a number of additional exceptions and limitations.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Preferred Stock

Our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Stockholder Meetings

Our amended and restated bylaws will provide that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors, or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws will eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board

Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders by a plurality of the votes cast. For more information on the classified board, see “Management—Composition of Our Board of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our amended and restated certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of at least a majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our stockholders, or any action asserting a claim for aiding and abetting such breach of fiduciary duty; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against us or any of our current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will further provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision.

For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Additionally, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two-thirds of the total voting power of all of our outstanding voting stock. The provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Participation in this Offering

Each of Coatue and Altimeter has agreed to purchase 1,725,000 shares of Class A common stock in this offering, for an aggregate of 3,450,000 shares, at the initial public offering price of $36.00 per share. The underwriters will receive the same discounts and commissions from the shares of Class A common stock purchased by Coatue and Altimeter as they will from any other shares sold to the public in this offering. The shares purchased by Coatue and Altimeter in this offering will not be subject to any lock-up or market stand-off arrangements.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Exchange Listing

Our Class A common stock has been approved for listing on Nasdaq under the symbol “CFLT”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although our Class A common stock has been approved for listing on Nasdaq, we cannot assure you an active public market for our Class A common stock will develop.

Following the closing of this offering, based on the number of shares of our Class B common stock outstanding as of March 31, 2021 and assuming (i) the issuance of 23,000,000 shares of Class A common stock in this offering, (ii) the automatic conversion of 115,277,850 shares of our redeemable convertible preferred stock outstanding as of March 31, 2021 into an equal number of shares of Class B common stock immediately prior to the closing of this offering, (iii) the automatic conversion of 635,818 shares of our convertible founder stock outstanding as of March 31, 2021 into an equal number of shares of Class B common stock immediately prior to the closing of this offering, and (iv) no exercise of stock options outstanding as of March 31, 2021, we will have outstanding an aggregate of 23,000,000 shares of Class A common stock and 229,365,190 shares of Class B common stock.

Of these shares, all shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining outstanding shares of Class A common stock and Class B common stock will be, and shares subject to stock options and RSUs will be upon issuance, deemed “restricted securities” as defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, each of which is summarized below. Substantially all of these shares will be subject to a lock-up period under the lock-up agreements and market stand-off agreements described below.

As a result of these agreements and the provisions of our IRA described below and subject to the provisions of Rule 144 and Rule 701, shares of our Class A common stock sold in this offering or shares of Class B common stock subject to lock-up agreements and market stand-off agreements will be available for sale in the public market as follows:

Earliest Date Available for Sale in the Public Market	Number of Shares of Class A Common Stock
The first trading day on which our common stock is traded on Nasdaq, referred to as the first release period.	Up to approximately 5.9 million shares. Includes approximately 3.2 million shares issuable upon exercise of vested options or settlement of RSUs (as set forth in the section titled “—Lock-Up Agreements”).
The opening of trading on the second trading day after we announce earnings results for the quarter ending June 30, 2021, referred to as the second release period.	Up to approximately 54.6 million shares. Includes approximately 6.9 million shares issuable upon exercise of vested options or settlement of RSUs (as set forth in the section titled “—Lock-Up Agreements”). Does not give effect to up to approximately 5.9 million shares available for sale during the first release period that may be sold during the second release period if not sold during the first release period, and assumes none of such shares were sold during the first release period.
The earlier of (i) the opening of trading on the second trading day immediately following our public release of earnings for the quarter ending September 30, 2021 and (ii) the 181st day after the date of this prospectus.	All remaining shares held by our stockholders not previously eligible for sale, subject to volume limitations applicable to “affiliates” under Rule 144 as described below.

In addition, after this offering, up to 79,638,342 shares of Class B common stock may be issued upon exercise of outstanding stock options or vesting and settlement of outstanding RSUs as of March 31, 2021, and 38,669,088 shares of Class A common stock are available for future issuance under our 2021 Plan and our 2021 ESPP.

Lock-Up Agreements

We and all of our directors, officers, and the holders of substantially all of our outstanding Class B common stock and securities exercisable for or convertible into our Class B common stock, have agreed, that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending on the earlier of (i) 181 days after the date of this prospectus or (ii) the opening of trading on the second trading day after we announce earnings results for the quarter ending September 30, 2021, with such period referred to as the restricted period:

(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock or Class B common stock; or

(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common stock or Class B common stock or such other securities, whether any such transaction described above is to be settled by delivery of our Class A common stock or Class B common stock or such other securities, in cash or otherwise.

Notwithstanding the foregoing,

(A) up to 15% of the vested shares (including shares issuable upon exercise of vested options and settlement of RSUs) held by substantially all current employees (excluding current officers, directors, and contractors and consultants as well as founders and investors) may be sold beginning at the commencement of trading on the first trading day on which our Class A common stock is traded on Nasdaq, which we refer to as the first release period; and

(B) up to 25% of the vested shares (including shares issuable upon exercise of vested options or settlement of RSUs and in addition to any shares that may be sold pursuant to clause (A) that have not been sold) held by current employees (including officers) and current third-party contractors and consultants, directors, investors and founders (as such terms are defined in the IRA) and their respective affiliates, and other investors holding an aggregate of approximately 8.9 million shares may be sold beginning at the opening of trading on the second trading day after we announce earnings results for the quarter ending June 30, 2021, which we refer to as the second release period.

The number of shares eligible for early release in the first release period equals approximately 5.9 million shares, including approximately 3.2 million shares issuable upon exercise of vested options and settlement of RSUs. The number of shares eligible for early release in the second release period equals approximately 54.6 million shares, including approximately 6.9 million shares issuable upon exercise of vested options and settlement of RSUs and assuming all shares that were eligible to be sold in the first release period were sold during such period.

In addition to the restrictions contained in the lock-up agreements described above, our standard form of option agreement contains market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell or transfer our equity securities for a period of 180 days following the date of this prospectus. The lock-up agreements and market stand-off agreements described above are subject to a number of exceptions. See the section titled “Underwriters” for information about these exceptions and a further description of these agreements.

Rule 144

Affiliate Resales of Restricted Securities

In general, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our capital stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of Class A common stock then outstanding, which will equal approximately 230,000 shares immediately after this offering; or

•	the average weekly trading volume in Class A common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our capital stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described above.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock and Class B common stock subject to outstanding stock options and RSUs and common stock issued or issuable under our 2021 Plan, 2021 ESPP, and our 2014 Plan, as applicable. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

As of March 31, 2021, holders of up to 115,913,668 shares of our Class B common stock, which includes all of the shares of Class B common stock issuable upon the automatic conversion of our redeemable convertible preferred stock and convertible founder stock immediately prior to the closing of this offering, or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act upon the closing of this offering and the expiration of lock-up agreements. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not deal with non-U.S., state, and local tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, and does not address U.S. federal tax consequences other than income taxes. For example, it does not address estate and gift taxes, the alternative minimum tax, the Medicare contribution tax on net investment income, or the application of special tax accounting rules under Section 451(b). Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, tax-qualified retirement plans, governmental organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof, or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy, persons who acquire our Class A common stock through the exercise of an option or otherwise as compensation, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships and other pass-through entities or arrangements and investors in such pass-through entities or arrangements, persons deemed to sell our Class A common stock under the constructive sale provisions of the Code, and persons that own, or are deemed to own, our Class B common stock. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code and Treasury Regulations, rulings, and judicial decisions thereunder, each as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the IRS) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our Class A common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, gift, estate, and other tax consequences of acquiring, owning, and disposing of our Class A common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or non-U.S. tax consequences, or under any applicable income tax treaty.

For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Class A common stock that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our Class A common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock to a Non-U.S. Holder, such distributions, to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. We do not intend to adjust our withholding unless such certificates are provided to us or our paying agent before the payment of dividends and are updated as may be required by the IRS. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely file the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our Class A common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our Class A common stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of Class A common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period in our Class A common stock. In general, we would be a United States real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we have not been and we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than 5% of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period in our Class A common stock and (2) our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our Class A common stock exceeds 5%, you will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on a net income basis at the U.S. federal income tax rates applicable to U.S. Holders, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are a Non-U.S. Holder described in (b) above, you will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which gain may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting Requirements and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of distributions on our Class A common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Class A common stock. You may be subject to backup withholding on payments on our Class A common stock or on the proceeds from a sale or other disposition of our Class A common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Class A common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	6,325,000
J.P. Morgan Securities LLC	5,175,000
Goldman Sachs & Co. LLC	2,300,000
BofA Securities, Inc.	1,840,000
Citigroup Global Markets Inc.	1,840,000
Barclays Capital Inc.	805,000
Credit Suisse Securities (USA) LLC	805,000
Deutsche Bank Securities Inc.	805,000
UBS Securities LLC	805,000
Wells Fargo Securities, LLC	805,000
Cowen and Company, LLC	299,000
D.A. Davidson & Co.	299,000
JMP Securities LLC	299,000
KeyBanc Capital Markets Inc.	299,000
Piper Sandler & Co.	299,000

Total	23,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $1.08 per share under the initial public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Share	Total
Public offering price	$36.00	$828,000,000
Underwriting discounts and commissions to be paid by us	$1.80	$41,400,000
Proceeds, before expenses, to us	$34.20	$786,600,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $5.5 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000. In addition, the underwriters have agreed to reimburse us for approximately $2.1 million of the expenses in connection with this offering.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

Our Class A common stock has been approved for listing on Nasdaq under the trading symbol “CFLT”.

We and all directors and officers and the holders of substantially all of our outstanding common stock and securities exercisable for or convertible into our common stock, have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending on the earlier of (i) 181 days after the date of this prospectus and (ii) the opening of trading on the second trading day after we announce earnings results for the quarter ending September 30, 2021, with such period referred to as the restricted period:

(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock or Class B common stock;

(2) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock; or

(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common stock or Class B common stock or such other securities, whether any such transaction described above is to be settled by delivery of our Class A common stock or Class B common stock or such other securities, in cash or otherwise.

In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or Class B common stock or any security convertible into or exercisable or exchangeable for Class A common stock of Class B common stock.

Notwithstanding the foregoing,

(A) up to 15% of the vested shares (including shares issuable upon exercise of vested options and settlement of RSUs) held by substantially all current employees (excluding current officers, directors, and contractors and consultants as well as founders and investors) may be sold beginning at the commencement of trading on the first trading day on which our Class A common stock is traded on Nasdaq, which we refer to as the first release period; and

(B) up to 25% of the vested shares (including shares issuable upon exercise of vested options and settlement of RSUs and in addition to any shares that may be sold pursuant to clause (A) that have not been sold) held by current employees (including officers) and current third-party contractors and consultants, directors, investors and founders (as such terms are defined in the IRA) and their respective affiliates, and other investors holding an aggregate of approximately 8.9 million shares may be sold beginning at the opening of trading on the second trading day after we announce earnings results for the quarter ending June 30, 2021, which we refer to as the second release period.

The foregoing restrictions on us do not apply to, among others:

(i) the sale of shares to the underwriters pursuant to the underwriting agreement;

(ii) the issuance by us of shares of common stock upon the exercise of an option outstanding as of the date of this prospectus or issued after the date of this prospectus pursuant to the equity plans described in this prospectus, or upon the exercise of a warrant or the conversion of a security outstanding on the date of this prospectus;

(iii) the issuance by us of shares of common stock upon the settlement of restricted stock units outstanding as of the date of this prospectus or issued after the date of this prospectus pursuant to the equity plans described in this prospectus;

(iv) the issuance by us of shares of Class A Common Stock upon the conversion of shares of Class B Common Stock;

(v) the issuance by us of shares of common stock or securities convertible into common stock, pursuant to the equity plans described in this prospectus;

(vi) the issuance by us of up to 250,000 shares of Class A common stock as a bona fide gift to our charitable foundation, Confluent.org (which issuance is expected to be made upon or after the completion of this offering);

(vii) the issuance by us of shares of common stock or securities convertible into common stock in connection with acquisitions, joint ventures, and other strategic relationships, provided that the aggregate number of shares of common stock issued by us shall not exceed 7.5% of the total number of shares of common stock outstanding immediately following this offering, and provided further that each recipient of such securities enters into a lock-up agreement with the underwriters;

(viii) the filing of any registration statements on Form S-8 relating to the securities granted or to be granted pursuant to the equity plans that are described in this prospectus or any assumed employee benefit plan contemplated by clause (vii) above; and

(ix) facilitating the establishment of a trading plan on behalf of our shareholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer, sale or other disposition of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period (except to the extent otherwise allowed pursuant to (A) or (B) above) and provided further that no public announcement or filing under the Exchange Act shall be required or voluntarily made with respect to establishment of any such trading plan during the restricted period.

The foregoing restrictions on our directors, officers and other holders of our common stock do not apply to, among others:

(i) transfers of common stock as bona fide gifts (including, without limitation, to a charitable organization or educational institution) or for bona fide estate planning purposes, provided that the transferee enters into a lock-up agreement with the underwriters, and until 60 days following the date of this prospectus, no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such transfer;

(ii) transfers of common stock to an immediate family member, to certain trusts, or by will or intestate succession, provided that the transferee enters into a lock-up agreement with the underwriters;

(iii) transactions by any person other than us relating to shares of common stock acquired from the underwriters in this offering or in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

(iv) if the holder is an entity, distributions of our common stock to another corporation, partnership, limited liability company, trust, or other business entity that is an affiliate, or to an investment fund or other entity controlled or managed by an affiliate, or to the stockholders, current or former partners, members, beneficiaries, or other equityholders, or to their estates, provided that the distributee enters into a lock-up agreement with the underwriters;

(v) transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under (iii) and (iv) above, provided that the transferee enters into a lock-up agreement with the underwriters;

(vi) transfers of common stock to us for the net exercise of options, settlement of other equity awards, or to cover tax withholding pursuant to equity awards granted under a stock incentive plan or other equity award plan that is described in this prospectus;

(vii) transfers of common stock that occur by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, provided that the transferee enters into a lock-up agreement with the underwriters;

(viii) transfers of common stock to us in connection with our repurchase of shares issued pursuant to an employee benefit plan or stock plan disclosed in this prospectus or pursuant to the agreements pursuant to which such shares were issued as disclosed in this prospectus;

(ix) transfers of common stock pursuant to a bona fide third-party tender offer, merger, consolidation, or other similar transaction involving a change of control that is made to all holders of our common stock and approved by our board of directors, provided that if such transaction is not completed, all such securities would remain subject to the restrictions set forth above;

(x) transfers of common stock to us in connection with the conversion or reclassification of our outstanding equity securities into shares of common stock, or any reclassification or conversion of our common stock, in each case as described and as contemplated in this prospectus, provided that any such shares received upon such conversion or reclassification shall be subject to the restrictions set forth above;

(xi) in the case of employee stockholders, the sale or transfer of shares of common stock to satisfy income, employment, or social tax withholding and remittance obligations arising in connection with the vesting or settlement of RSUs, provided, that, if required, any public report or filing under Section 16 of the Exchange Act will clearly indicate in the footnotes thereto that such transfer relates to the circumstances described in this exclusion; or

(xii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer, sale or other disposition of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period (except to the extent otherwise allowed pursuant to (A) or (B) above) and provided further that no public announcement or filing under the Exchange Act shall be required or voluntarily made with respect to establishment of any such trading plan during the restricted period.

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short position represents the amount of such sales that have not been covered by subsequent purchases. We have not granted the underwriters an option to purchase additional shares of Class A common stock from us. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain of the underwriters and their respective affiliates are our customers or have been customers from time to time and may be customers in the future in arm’s length transactions on market competitive terms.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Participation in this Offering

Each of Coatue and Altimeter has agreed to purchase 1,725,000 shares of Class A common stock in this offering, for an aggregate of 3,450,000 shares, at the initial public offering price of $36.00 per share. The underwriters will receive the same discounts and commissions from the shares of Class A common stock purchased by Coatue and Altimeter as they will from any other shares sold to the public in this offering. The shares purchased by Coatue and Altimeter in this offering will not be subject to any lock-up or market stand-off arrangements.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of Class A common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of Class A common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

This prospectus has been prepared on the basis that any offer of our Class A common stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Class A common stock. Accordingly, any person making or intending to make an offer in that Member State of shares of Class A common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of Class A common stock in circumstances in which an obligation arises for us or any of the underwriters to publish or supplement a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of Class A common stock through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the Class A common stock contemplated in this prospectus. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

In relation to each Member State of the EEA, each underwriter has represented and agreed that it has not made and will not make an offer of shares of Class A common stock which are the subject of the offering contemplated by this prospectus to the public in that Member State, except that it may make an offer of such Class A common stock to the public in that Member State:

(a)    to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)    in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

This prospectus has been prepared on the basis that any offer of shares of Class A common stock in the UK will be made pursuant to an exemption from the obligation to publish a prospectus under section 85 of the Financial Services and Markets Act 2000, or the FSMA. Accordingly, any person making or intending to make an offer in the UK may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to the UK Prospectus Regulation, in each case in relation to such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of Class A common stock in circumstances in which an obligation arises for us or any of the underwriters to publish or supplement a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the shares of Class A common stock contemplated in this prospectus. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 in the UK.

In relation to the UK, each underwriter has represented and agreed that it has not made and will not make an offer of shares of Class A common stock which are the subject of the offering contemplated by this prospectus to the public in the UK, except that it may make an offer of such shares to the public in the UK:

(a)    to any legal entity which is a qualified investor as defined in the UK Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)    in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares shall require us or any underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. Each person in the United Kingdom who initially acquires any Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed with us and the representatives that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any Class A common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior written consent of the representatives has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares.

Each underwriter has represented and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the UK.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares of Class A common stock. The shares of Class A common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or the FinSA, and no application has or will be made to admit the shares of Class A common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of Class A common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares of Class A common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Class A common stock to which this prospectus relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the Class A common stock offered should conduct their own due diligence on the Class A common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in

Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock being offered by this prospectus will be passed upon for us by Cooley LLP, Palo Alto, California. The validity of the shares of Class A common stock being offered by this prospectus will be passed upon for the underwriters by Sullivan & Cromwell LLP, Palo Alto, California.

EXPERTS

The financial statements as of December 31, 2019 and 2020 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Class A common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Class A common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

Upon the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.confluent.io, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Index to Consolidated Financial Statements

CONFLUENT

Index to Consolidated Financial Statements CONFLUENT

CONFLUENT, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Confluent, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Confluent, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2020.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 23, 2021

We have served as the Company’s auditor since 2018.

Confluent, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,		March 31, 2021
	2019	2020
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,954	$36,789	$44,097
Marketable securities	80,819	251,756	236,001
Accounts receivable, net of allowance	65,070	105,971	99,798
Deferred contract acquisition costs	7,355	14,403	16,680
Prepaid expenses and other current assets	10,867	18,775	20,610

Total current assets	183,065	427,694	417,186
Property and equipment, net	2,871	6,718	7,072
Operating lease right-of-use assets	—	48,273	45,666
Deferred contract acquisition costs, non-current	18,144	33,196	36,250
Other assets, non-current	2,240	10,238	12,782

Total assets	$206,320	$526,119	$518,956

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,771	$1,646	$2,301
Accrued expenses and other liabilities	22,812	33,711	36,851
Operating lease liabilities	—	10,492	10,460
Deferred revenue	84,158	142,901	153,402
Liability for early exercise of unvested stock options	6,208	5,049	8,694

Total current liabilities	114,949	193,799	211,708
Operating lease liabilities, non-current	—	40,440	37,985
Deferred revenue, non-current	10,958	16,292	15,355
Other liabilities, non-current	5,394	7,203	9,360

Total liabilities	131,301	257,734	274,408

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, par value $0.00001 per share; 92,517,788, 115,277,850, and 115,277,850 shares authorized as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively; 90,624,091, 115,277,850, and 115,277,850 shares issued and outstanding as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively; aggregate liquidation preference of $206,050, $575,085, and $575,085 as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively	205,784	574,634	574,634

Stockholders’ deficit:
Common stock, par value of $0.00001 per share; 266,000,000, 323,000,000, and 323,000,000 shares authorized as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively; 98,636,479, 109,447,843, and 113,451,522 shares issued and outstanding as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively	1	1	1
Convertible founder stock, par value of $0.00001 per share; 7,920,000, 635,818, and 635,818 shares authorized as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively; 7,920,000, 635,818, and 635,818 shares issued and outstanding as of December 31, 2019, December 31, 2020, and March 31, 2021 (unaudited), respectively	—	—	—
Additional paid-in capital	45,262	99,575	120,449
Accumulated other comprehensive income	197	228	43
Accumulated deficit	(176,225)	(406,053)	(450,579)

Total stockholders’ deficit	(130,765)	(306,249)	(330,086)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$206,320	$526,119	$518,956

See accompanying notes to the consolidated financial statements.

Confluent, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Revenue:
Subscription	$130,206	$208,633	$43,943	$67,992
Services	19,599	27,944	6,961	9,036

Total revenue	149,805	236,577	50,904	77,028

Cost of revenue:
Subscription	28,395	49,283	11,014	15,757
Services	20,974	26,193	6,799	8,081

Total cost of revenue	49,369	75,476	17,813	23,838

Gross profit	100,436	161,101	33,091	53,190

Operating expenses:
Research and development	58,090	105,399	19,742	24,313
Sales and marketing	115,792	166,361	38,317	58,509
General and administrative	24,662	122,516	8,415	15,512

Total operating expenses	198,544	394,276	66,474	98,334

Operating loss	(98,108)	(233,175)	(33,383)	(45,144)
Interest income	2,494	4,113	443	844
Other income (expense), net	567	(973)	(307)	(336)

Loss before income taxes	(95,047)	(230,035)	(33,247)	(44,636)
Provision for (benefit from) income taxes	(5)	(207)	388	(110)

Net loss	$(95,042)	$(229,828)	$(33,635)	$(44,526)

Net loss per share attributable to common and founder stockholders, basic and diluted	$(0.99)	$(2.21)	$(0.33)	$(0.41)

Weighted-average shares used to compute net loss per share attributable to common and founder stockholders, basic and diluted	96,067,380	104,218,082	103,196,156	108,731,605

See accompanying notes to the consolidated financial statements.

Confluent, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Net loss	$(95,042)	$(229,828)	$(33,635)	$(44,526)

Other comprehensive income, net of tax:
Unrealized gain (loss) on marketable securities	271	31	(199)	(185)

Other comprehensive income (loss)	271	31	(199)	(185)

Total comprehensive loss	$(94,771)	$(229,797)	$(33,834)	$(44,711)

See accompanying notes to the consolidated financial statements.

Confluent, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Convertible Founder Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of January 1, 2019	90,624,091	$205,784	7,920,000	$—	89,575,902	$1	$18,182	$(74)	$(81,183)	$(63,074)
Issuance of common stock upon early exercise of unvested options, net of repurchases	—	—	—	—	3,759,821	—	—	—	—	—
Vesting of early exercised options	—	—	—	—	—	—	3,927	—	—	3,927
Issuance of common stock upon exercise of vested options	—	—	—	—	5,300,756	—	4,467	—	—	4,467
Stock-based compensation	—	—	—	—	—	—	18,686	—	—	18,686
Other comprehensive income	—	—	—	—	—	—	—	271	—	271
Net loss	—	—	—	—	—	—	—	—	(95,042)	(95,042)

Balances as of December 31, 2019	90,624,091	$205,784	7,920,000	$—	98,636,479	$1	$45,262	$197	$(176,225)	$(130,765)
Issuance of Series E redeemable convertible preferred stock, net of issuance costs of $185	17,369,577	259,815	—	—	—	—	—	—	—	—
Issuance of common stock upon early exercise of unvested options, net of repurchases	—	—	—	—	1,400,335	—	—	—	—	—
Vesting of early exercised options	—	—	—	—	—	—	7,030	—	—	7,030
Issuance of common stock upon exercise of vested options	—	—	—	—	9,411,029	—	12,430	—	—	12,430
Stock-based compensation	—	—	—	—	—	—	143,888	—	—	143,888
Conversion of convertible founder stock for Series E redeemable convertible preferred stock	7,284,182	109,035	(7,284,182)	—	—	—	(109,035)	—	—	(109,035)
Other comprehensive income	—	—	—	—	—	—	—	31	—	31
Net loss	—	—	—	—	—	—	—	—	(229,828)	(229,828)

Balances as of December 31, 2020	115,277,850	$574,634	635,818	$—	109,447,843	$1	$99,575	$228	$(406,053)	$(306,249)

See accompanying notes to the consolidated financial statements.

Confluent, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (Continued)

(in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Convertible Founder Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of January 1, 2020	90,624,091	$205,784	7,920,000	$—	98,636,479	$1	$45,262	$197	$(176,225)	$(130,765)
Issuance of Series E redeemable convertible preferred stock, net of issuance costs (unaudited)	15,031,362	224,795	—	—	—	—	—	—	—	—
Issuance of common stock upon early exercise of unvested options, net of repurchases (unaudited)	—	—	—	—	287,298	—	—	—	—	—
Vesting of early exercised options (unaudited)	—	—	—	—	—	—	1,108	—	—	1,108
Issuance of common stock upon exercise of vested options (unaudited)	—	—	—	—	1,625,105	—	1,656	—	—	1,656
Stock-based compensation (unaudited)	—	—	—	—	—	—	6,569	—	—	6,569
Other comprehensive loss (unaudited)	—	—	—	—	—	—	—	(199)	—	(199)
Net loss (unaudited)	—	—	—	—	—	—	—	—	(33,635)	(33,635)

Balances as of March 31, 2020 (unaudited)	105,655,453	$430,579	7,920,000	$—	100,548,882	$1	$54,595	$(2)	$(209,860)	$(155,266)

Balances as of January 1, 2021	115,277,850	$574,634	635,818	$—	109,447,843	$1	$99,575	$228	$(406,053)	$(306,249)
Issuance of common stock upon early exercise of unvested options, net of repurchases (unaudited)	—	—	—	—	1,128,365	—	—	—	—	—
Vesting of early exercised options (unaudited)	—	—	—	—	—	—	1,208	—	—	1,208
Issuance of common stock upon exercise of vested options (unaudited)	—	—	—	—	2,875,314	—	6,215	—	—	6,215
Stock-based compensation (unaudited)	—	—	—	—	—	—	13,451	—	—	13,451
Other comprehensive loss (unaudited)	—	—	—	—	—	—	—	(185)	—	(185)
Net loss (unaudited)	—	—	—	—	—	—	—	—	(44,526)	(44,526)

Balances as of March 31, 2021 (unaudited)	115,277,850	$574,634	635,818	$—	113,451,522	$1	$120,449	$43	$(450,579)	$(330,086)

See accompanying notes to the consolidated financial statements.

Confluent, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(95,042)	$(229,828)	$(33,635)	$(44,526)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,202	1,567	265	787
Net amortization (accretion) of premiums (discounts) on marketable securities	(787)	1,294	(23)	505
Amortization of deferred contract acquisition costs	8,864	16,029	2,874	5,535
Non-cash operating lease costs	—	11,911	3,106	2,856
Stock-based compensation, net of amounts capitalized	18,617	143,341	6,451	13,353
Deferred income taxes	(394)	(1,335)	2	(567)
Other	322	710	202	439
Changes in operating assets and liabilities:
Accounts receivable	(27,117)	(41,612)	(9,078)	5,734
Deferred contract acquisition costs	(19,671)	(38,129)	(5,508)	(10,866)
Prepaid expenses and other assets	(5,926)	(14,368)	769	(2,355)
Accounts payable	1,511	(327)	(1,698)	839
Accrued expenses and other liabilities	8,604	15,837	(3,257)	1,433
Operating lease liabilities	—	(11,224)	(2,944)	(2,721)
Deferred revenue	40,983	64,077	11,443	9,565

Net cash used in operating activities	(68,834)	(82,057)	(31,031)	(19,989)

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of internal-use software costs	(975)	(3,610)	(992)	(596)
Purchases of marketable securities	(65,978)	(329,616)	(38,713)	(41,688)
Sales of marketable securities	33,104	4,988	4,988	—
Maturities of marketable securities	71,144	152,419	20,017	56,763
Purchases of property and equipment	(1,954)	(1,040)	(346)	(643)
Other	300	—	—	9

Net cash provided by (used in) investing activities	35,641	(176,859)	(15,046)	13,845

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock upon exercise of vested options	4,467	12,376	1,656	6,215
Proceeds from issuance of common stock upon early exercise of unvested options, net of repurchases	8,965	4,678	369	7,398
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	259,815	225,000	—
Payments of deferred offering costs	—	(111)	—	(153)

Net cash provided by financing activities	13,432	276,758	227,025	13,460

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(85)	(7)	(47)	(8)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(19,846)	17,835	180,901	7,308

Cash, cash equivalents, and restricted cash at beginning of period	39,817	19,971	19,971	37,806

Cash, cash equivalents, and restricted cash at end of period	$19,971	$37,806	$200,872	$45,114

Reconciliation of cash, cash equivalents, and restricted cash within the consolidated balance sheets to the amounts shown above:
Cash and cash equivalents	$18,954	$36,789	$199,855	$44,097
Restricted cash included in other assets, current and non-current	1,017	1,017	1,017	1,017

Total cash, cash equivalents, and restricted cash	$19,971	$37,806	$200,872	$45,114

Supplementary cash flow disclosures:
Cash paid for:
Income taxes	$436	$960	$144	$524
Non-cash investing and financing activities:
Stock-based compensation capitalized in internal-use software costs	$69	$547	$118	$98
Property and equipment included in accounts payable and accrued expenses and other liabilities	$60	$203	$—	$—
Issuance of common stock upon exercise of vested options included in prepaid expenses and other current assets	$—	$54	$—	$—
Vesting of early exercised stock options	$3,927	$7,030	$1,108	$1,208
Conversion of convertible founder stock for Series E redeemable convertible preferred stock	$—	$109,035	$—	$—
Series E redeemable convertible preferred stock issuance costs included in accounts payable and accrued expenses and other liabilities	$—	$—	$205	$—
Unpaid deferred offering costs	$—	$36	$—	$1,340

See accompanying notes to the consolidated financial statements.

Confluent, Inc.

Notes to Consolidated Financial Statements

1. Description of Business

Confluent, Inc. (“Confluent” or the “Company”) created a data infrastructure platform focused on data in motion. Confluent’s platform allows customers to connect their applications, systems, and data layers and can be deployed either as a self-managed software offering, Confluent Platform, or as a fully-managed cloud-native software-as-a-service (“SaaS”) offering, Confluent Cloud. Confluent also offers professional services and education services. The Company was incorporated in the state of Delaware in September 2014 and is headquartered in California with various other global office locations.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Statements

The accompanying interim consolidated balance sheet as of March 31, 2021, the interim consolidated statements of operations, of comprehensive loss, of cash flows, and of redeemable convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2020 and 2021, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2021 and its results of operations and cash flows for the three months ended March 31, 2020 and 2021. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year or any other future interim or annual period.

Reclassifications

Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the presentation of the current year consolidated financial statements. These reclassifications had no effect on consolidated net loss, stockholders’ deficit, or cash flows as previously reported.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Such estimates include, but are not limited to, the standalone selling price (“SSP”) for each distinct performance obligation included in customer contracts, deferred contract acquisition costs and their period of benefit, valuation of stock-based awards, the fair value of common stock, capitalization and estimated useful life of internal-use software, the incremental borrowing rate used to measure operating lease liabilities, and accounting for income taxes. The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events.

The ongoing COVID-19 pandemic has resulted in a global slowdown of economic activity that is likely to continue to decrease demand for a broad variety of goods and services, including from the Company’s customers, while also disrupting sales channels and marketing activities for an unknown period of time. Estimates and assumptions about future events and their effects, including the impact of the COVID-19 pandemic, cannot be determined with certainty and therefore require the exercise of judgment. The Company is not aware of any specific event or circumstance that would require the Company to update its estimates, assumptions and judgments or adjust the carrying value of its assets or liabilities. These estimates and assumptions may change as new events occur and additional information is obtained and are recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the Company’s consolidated financial statements.

Functional Currency

The reporting currency of the Company is the U.S. dollar. The U.S. dollar is the functional currency for all subsidiaries, and therefore, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at exchange rates at the balance sheet date, and foreign currency denominated non-monetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Gains or losses from foreign currency remeasurement and settlements are included in other income (expense), net in the consolidated statements of operations. Net foreign exchange gains and losses were not material for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited).

Cash and Cash Equivalents

The Company considers all highly liquid investments, including money market funds and commercial paper with remaining maturities at the date of purchase of three months or less, to be cash equivalents.

Marketable Securities

The Company’s marketable securities consist of corporate notes and bonds, commercial paper, U.S. agency obligations, and municipal bonds. The Company determines the appropriate classification of its marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. The Company has classified and accounted for its marketable securities as available-for-sale securities. The Company may sell these securities at any time for use in its current operations or for other purposes, even prior to maturity. As a result, the Company classifies its marketable securities within current assets.

Available-for-sale securities are adjusted for amortization of premiums and accretion of discounts to maturity and such amortization and accretion are included in other income (expense), net in the consolidated statements of operations. Changes in fair value considered to be temporary are recorded as unrealized gains or losses in accumulated other comprehensive income (loss) on the consolidated balance sheets.

Realized gains and losses are determined based on the specific identification method and are reported in other income (expense), net in the consolidated statements of operations. The Company periodically evaluates its marketable securities to assess whether those with unrealized loss positions are other-than-temporarily impaired. If the Company determines that the decline in an investment’s fair value is other-than-temporary, the difference is recognized as an impairment loss in the consolidated statements of operations. During the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited), the Company did not record any other-than-temporary impairment charges in its consolidated statements of operations.

Restricted Cash

Restricted cash represents cash deposits with financial institutions in support of letters of credit outstanding in favor of certain landlords related to non-cancelable operating lease agreements to lease office spaces in Palo

Alto, California and San Francisco, California. Restricted cash is presented in prepaid expenses and other current assets and other assets, non-current on the consolidated balance sheets.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 Inputs: Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•

Level 2 Inputs: Observable inputs other than quoted prices included in Level 1, such as quoted prices in less active markets or model-derived valuations that are observable either directly or indirectly.

•	Level 3 Inputs: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments consist of cash equivalents, marketable securities, accounts receivable, accounts payable, and accrued expenses. Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Marketable securities are recorded at fair value. Accounts receivable, accounts payable, and accrued expenses are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable on the consolidated balance sheets consists of trade accounts receivable and unbilled receivables, net of an allowance for doubtful accounts. Trade accounts receivable are stated at the invoiced amount and consist of amounts currently due from customers. Unbilled receivables represent revenue recognized in excess of invoiced amounts for the Company’s unconditional right to consideration in exchange for goods or services that the Company has transferred to the customer, such that only the passage of time is required before payment of consideration is due. The unbilled receivables balance was $7.2 million, $17.6 million, and $23.2 million as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), respectively.

Accounts receivable are reduced by an allowance for doubtful accounts due to collection risk related to these receivables. The Company determines the need for an allowance for doubtful accounts based upon various factors, including past collection experience, age of the receivable balance, and specific circumstances arising with individual customers. The Company’s allowance for doubtful accounts was not material as of December 31, 2019 and 2020 and March 31, 2021 (unaudited).

Concentration of Risks

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, restricted cash, marketable securities, and accounts receivable. The primary focus of the Company’s investment strategy is to preserve capital and meet liquidity requirements. The Company invests its excess cash in highly rated money market funds and in marketable securities. The Company extends credit to customers in the normal course of business. The Company maintains an allowance for doubtful accounts on customers’ accounts when deemed necessary.

No customer represented 10% or greater of total revenue for the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2020 and 2021 (unaudited). No customer represented 10% or greater of gross accounts receivable as of December 31, 2019 and 2020 and March 31, 2021 (unaudited).

Deferred Contract Acquisition Costs

Sales commissions earned by the Company’s sales force and the associated payroll taxes are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for new revenue contracts, including incremental sales to existing customers, are deferred and then amortized over an estimated period of benefit, which the Company has determined to be five years. To determine the period of benefit, the Company has considered its technology development cycle, the cadence of software releases, the nature of its customer contracts, the duration of customer relationships, and the expected renewal period. Sales commissions for renewal contracts (which are not considered commensurate with sales commissions for new revenue contracts and incremental sales to existing customers) are deferred and then amortized over the renewal contract term. Amortization of deferred contract acquisition costs is included in sales and marketing expenses in the consolidated statements of operations. The Company periodically reviews the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. The Company did not recognize any impairment of deferred contract acquisition costs during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited).

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, accounting, consulting, and other fees related to the Company’s planned initial public offering (“IPO”), are capitalized in other assets, non-current on the consolidated balance sheets. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be immediately expensed in the consolidated statements of operations. There were no deferred offering costs recorded as of December 31, 2019. Deferred offering costs as of December 31, 2020 and March 31, 2021 (unaudited) were $0.1 million and $1.6 million, respectively.

Capitalized Software Costs

Software development costs for software to be sold, leased, or otherwise marketed are expensed as incurred until the establishment of technological feasibility, at which time those costs are capitalized until the product is available for general release to customers and amortized over the estimated life of the product. Technological feasibility is established upon the completion of a working prototype that has been certified as having no critical bugs and is a release candidate. Costs to develop software that is marketed externally have not been capitalized as the current software development process is essentially completed concurrently with the establishment of technological feasibility and were not material for the periods presented. As such, all related software development costs are expensed as incurred and included in research and development expenses in the consolidated statements of operations.

Costs related to software acquired, developed, or modified solely to meet the Company’s internal requirements are capitalized. Costs incurred during the preliminary planning and evaluation stage of the project and during the post-implementation operational stage are expensed as incurred. Costs incurred during the application development stage of the project are capitalized within property and equipment, net on the consolidated balance sheets. Amortization is computed using the straight-line method over the estimated useful life of the capitalized software asset, which is generally 3 years. The amortization of internal-use software costs is included in cost of revenue in the consolidated statements of operations. The Company evaluates the useful life of these assets on a periodic basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The Company did not recognize any impairment of capitalized internal-use software costs during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited).

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The estimated lives of the Company’s assets are as follows:

Useful Lives
Computers and equipment	3 years
Furniture and fixtures	5 years
Purchased software	3 years
Leasehold improvements	Shorter of the remaining lease term or useful life
Internal-use software	3 years

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the consolidated financial statements and any resulting gain or loss is reflected in the consolidated statements of operations. There were no material gains or losses incurred as a result of retirement or sale during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited).

Leases

Effective January 1, 2020, the consolidated financial statements reflect the adoption of ASC 842, Leases, using the modified retrospective method. Refer to Recently Adopted Accounting Pronouncements below regarding the adoption impact of ASC 842.

Leases arise from contractual obligations that convey the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration. The Company determines if a contract is, or contains, a lease at contract inception. All of the Company’s leases are operating leases and are included in operating lease right-of-use assets, operating lease liabilities, and operating lease liabilities, non-current on the consolidated balance sheets.

The Company accounts for lease components and non-lease components as a single lease component for all leases. The Company has elected an accounting policy to not recognize short-term leases, which have a lease term of twelve months or less, on the consolidated balance sheets.

Operating lease right-of-use assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term discounted using the Company’s incremental borrowing rate. Operating lease right-of-use assets also include any lease payments made and exclude lease incentives. As the Company’s leases do not provide an implicit rate, the incremental borrowing rate used is estimated based on what the Company would have to pay on a collateralized basis in the currency in which the arrangement is denominated over a similar term as the lease. Lease payments include fixed payments and variable payments based on an index or rate, if any, and are recognized as lease expense on a straight-line basis over the term of the lease. The lease term includes options to extend or terminate the lease when it is reasonably certain they will be exercised. Variable lease payments not based on a rate or index are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets, including property and equipment and operating lease right-of-use assets, for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such comparison indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company determined that there were no events or changes in circumstances that indicated that its long-lived assets were impaired during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited).

In addition to the recoverability assessment, the Company periodically reviews the remaining estimated useful lives of its property and equipment. If the estimated useful life assumption for any asset is changed due to new information, the remaining unamortized balance would be depreciated or amortized over the revised estimated useful life on a prospective basis.

Deferred Revenue

Deferred revenue, which is a contract liability, primarily consists of customer billings or payments received in advance of revenue being recognized from the Company’s subscription and services contracts. The Company generally invoices customers annually in advance for its term-based licenses and either annually in advance or monthly in arrears for its SaaS offering. Typical payment terms range from due upon receipt to net 60 days of the invoice date. Deferred revenue that is anticipated to be recognized during the succeeding twelve-month period is recorded as deferred revenue within current liabilities and the remaining portion is recorded as deferred revenue, non-current. The Company records deferred revenue upon the right to invoice or when payments have been received for subscriptions or services not delivered. Deferred revenue does not necessarily represent the total contract value of the related agreements.

Revenue Recognition

The Company generates revenue from the sale of subscriptions and services. Subscription revenue consists of revenue from term-based licenses that include post-contract customer support, maintenance, and upgrades, referred to together as PCS, which the Company refers to as Confluent Platform, and the Company’s SaaS offering, which the Company refers to as Confluent Cloud. Confluent Cloud customers may purchase subscriptions either without a minimum commitment contract on a month-to-month basis, which the Company refers to as pay-as-you-go, or under a usage-based minimum commitment contract of at least one year in duration, in which customers commit to a fixed minimum monetary amount at specified per-usage rates. Revenue from the Company’s pay-as-you-go arrangements was not material during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited). The Company primarily enters into subscription contracts with one-year terms, and subscription contracts are generally non-cancelable and non-refundable, although customers can terminate for breach if the Company materially fails to perform. Services revenue consists of revenue from professional services and education services. The Company generates sales of its subscriptions and services through its sales teams, self-service channel, and partner ecosystem.

The consolidated financial statements reflect the Company’s accounting for revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue when its customers obtain control of promised subscriptions or services in an amount that reflects the consideration that the Company expects to receive in exchange for those subscriptions or services. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under each of its agreements, the following steps are performed:

(i)         identification of the contract with a customer

The Company generally contracts with customers through order forms, which are governed by master sales agreements. The Company determines that it has a contract with a customer when there is a signed agreement, including by electronic acceptance or acceptance of a purchase order as a contractual agreement, each party’s rights regarding the subscriptions or services to be transferred and the payment terms for the services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation, and financial or other information pertaining to the customer.

When a contract is entered into, the Company evaluates whether the contract is part of a larger arrangement and should be accounted for with other contracts and whether the combined or single contract includes more than one performance obligation.

(ii)         identification of the performance obligations in the contract

Performance obligations are identified based on the subscriptions and services that will be transferred to the customer that are both (1) capable of being distinct, whereby the customer can benefit from the subscriptions or services either on their own or together with other resources that are readily available from third parties or from the Company, and (2) are distinct in the context of the contract, whereby the transfer of the subscriptions and services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised subscriptions or services, the Company applies judgment to determine whether promised subscriptions or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, or if performance obligations follow the same pattern of recognition, the promised subscriptions or services are accounted for as a combined performance obligation. The Company has concluded that its contracts with customers do not contain warranties that give rise to a separate performance obligation.

(iii)         measurement of the transaction price

The transaction price is the total amount of consideration the Company expects to be entitled to in exchange for the subscriptions and services in a contract. The transaction price in a usage-based SaaS contract is typically equal to the minimum commitment in the contract, less any discounts provided. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company’s contracts do not contain a significant financing component.

(iv)         allocation of the transaction price to the performance obligations;

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price using a relative SSP allocation based on a point estimate of the SSPs of each performance obligation. The Company also considers if there are any additional material rights inherent in a contract, and if so, it allocates revenue to the material right as a performance obligation. The Company determines each SSP based on multiple factors, including past history of selling such performance obligations as standalone subscriptions and services. In cases where directly observable standalone sales are not available, such as when license and PCS are not sold on a standalone basis, the Company establishes SSP by considering the license and PCS provided within a bundle and by considering the historical selling price of performance obligations in similar transactions as well as other factors including but not limited to the Company’s pricing of similar subscriptions and services, other software vendors’ pricing, other aspects of the performance obligations, and current pricing practices, which can require significant judgment and are subject to change based on continuous reevaluation. There is typically more than one SSP for individual subscriptions and services due to the stratification of subscription support tiers and services.

(v)         recognition of revenue when the Company satisfies each performance obligation;

The Company recognizes revenue at the time the related performance obligation is satisfied, in an amount that reflects the consideration it expects to be entitled to in exchange for those subscriptions or services. The Company records its revenue net of any withholding, value added or sales tax, as well as any discounts or marketing development funds.

Subscription Revenue

The Company’s subscription revenue includes revenue from Confluent Platform for licenses sold in conjunction with PCS. The license provides the right to use licensed proprietary software features, which represents significant standalone functionality and is therefore deemed a distinct performance obligation. License revenue is recognized at a point in time, upon delivery and transfer of control of the underlying license to the customer, which is typically the effective start date. Revenue from PCS is based on its continuous pattern of transfer to the customer and therefore is recognized ratably over the contract term.

The Company’s subscription revenue also includes revenue from Confluent Cloud for its usage-based minimum commitment and pay-as-you-go offering, which is recognized on a usage basis, as usage represents a direct measurement of the value to the customer of the subscription transferred as of a particular date relative to the total value to be delivered over the term of the contract. For contracts that are not usage-based, revenue from Confluent Cloud is recognized ratably over the non-cancelable contractual term of the arrangement, generally beginning on the date that the service is made available to the customer.

Services Revenue

The Company’s services revenue includes revenue from professional services and education services, which are generally sold on a time-and-materials basis. The Company recognizes the associated revenue as services are delivered.

Cost of Revenue

Cost of Subscription Revenue

Cost of subscription revenue primarily includes personnel-related costs (salaries, bonuses and benefits, and stock-based compensation) for employees associated with customer support and maintenance, third-party cloud infrastructure costs, amortization of internal-use software, and allocated overhead.

Cost of Services Revenue

Cost of services revenue primarily includes personnel-related costs (salaries, bonuses and benefits, and stock-based compensation) for employees associated with professional services and education services, travel-related costs, and allocated overhead.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel-related costs (salaries, bonuses and benefits, and stock-based compensation, net of amounts capitalized), contractor and professional service fees, software and subscription services dedicated for use by the Company’s research and development organization, and allocated overhead.

Advertising Costs

Advertising costs are expensed as incurred or when the advertising first takes place, based on the nature of the advertising, and are recorded in sales and marketing expenses in the consolidated statements of operations.

Advertising expense was $8.4 million and $10.9 million for the years ended December 31, 2019 and 2020, respectively. Advertising expense was $2.6 million and $4.2 million for the three months ended March 31, 2020 and 2021 (unaudited), respectively.

Stock-Based Compensation

The Company records compensation expense in connection with all stock-based awards, including stock options and restricted stock units (“RSUs”), granted to employees and non-employees based on the fair value of the awards granted. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options on the dates of grant. Calculating the fair value of stock options using the Black-Scholes model requires certain highly subjective inputs and assumptions including the fair value of the underlying common stock, the expected term of the stock option, and the expected volatility of the price of the Company’s common stock.

For awards that vest based only on continuous service, stock-based compensation expense is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of four years. The Company has also granted certain awards that have both a service-based and a performance-based vesting condition. The service-based vesting condition for these awards is generally satisfied by rendering service from the date of grant through the satisfaction of the performance-based vesting condition, as well as a four-year vesting period commencing with the satisfaction of the performance-based vesting condition.

The performance-based vesting condition is satisfied upon the sale of the Company’s common stock in a firm commitment underwritten public offering. For awards with performance-based vesting conditions, stock-based compensation expense is recognized using the accelerated attribution method over the requisite service period when it is probable the performance-based vesting condition will be achieved. A sale of the Company’s common stock in a firm commitment underwritten public offering is not deemed probable until consummated. Accordingly, no expense is recorded related to these awards until the performance-based vesting condition becomes probable of occurring. In connection with its IPO, the Company expects to record stock-based compensation expense for these awards with performance-based vesting conditions for the service period rendered from the date of grant through the IPO date. The Company has also granted certain options containing a provision whereby vesting is accelerated upon a change in control; stock-based compensation expense for such options is recognized on a straight-line basis over a vesting period of generally four years, as a change in control is considered to be outside of the Company’s control and is not considered probable until it occurs. Forfeitures are accounted for as they occur.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax law in effect for the years in which the temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, the need to establish such allowances is assessed periodically by considering matters such as future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations.

The Company evaluates and accounts for the benefits of uncertain tax positions using a two-step approach. Recognition, step one, occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement, step two, determines the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Net Loss per Share Attributable to Common and Founder Stockholders

The Company computes basic and diluted net loss per share attributable to its common and founder stockholders using the two-class method required for companies with participating securities. The Company considers all series of its redeemable convertible preferred stock and unvested common stock to be participating securities as the holders of such securities have non-forfeitable dividend rights in the event that a dividend is paid on common stock. Under the two-class method, the net loss attributable to common and founder stockholders is not allocated to the redeemable convertible preferred stock and unvested common stock as these securities do not have a contractual obligation to share in the Company’s net losses.

Basic net loss per share attributable to common and founder stockholders is computed by dividing the net loss attributable to common and founder stockholders by the weighted-average number of shares of common stock outstanding during the period, less unvested common stock that is subject to repurchase, and by the weighted-average number of shares of convertible founder stock outstanding during the period, respectively. Basic and diluted net loss per share attributable to common and founder stockholders were the same for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited), as the inclusion of all potentially dilutive shares was anti-dilutive due to the net loss reported for each period.

Segment and Geographic Information

The Company operates its business as one operating and reportable segment as the Company’s chief operating decision maker, the Company’s Chief Executive Officer, reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), substantially all of the Company’s long-lived assets, including property and equipment, net, and operating right-of-use assets were located in the United States. See Note 10 for revenue disaggregated by geographic markets.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

Leases: In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02 and several amendments, codified as ASC 842, Leases, which requires lessees to record the assets and liabilities arising from all leases, with the exception of short-term leases, on the balance sheet as right-of-use assets along with corresponding lease liabilities. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. The new standard also requires increased disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases.

The Company adopted ASC 842 as of January 1, 2020 using the optional transition method. Under this method, the Company recognized operating lease right-of use assets and operating lease liabilities of $60.2 million and $62.2 million, respectively, as of January 1, 2020 and did not include any retrospective adjustments to comparative periods to reflect the adoption of ASC 842. The difference of $2.0 million between operating lease right-of-use assets and operating lease liabilities at the adoption date related to deferred rent.

The Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company not to reassess whether a contract is or contains a lease, lease classification, and initial direct costs. In addition, the Company elected the short-term lease exception and the practical expedient to account for lease components and non-lease components as a single lease component. Therefore, all fixed payments associated with a lease are included in the right-of-use asset and the lease liability. Any variable payments related to a lease will be recorded as lease expense when and as incurred. The Company has elected this practical expedient for all asset classes.

Stock-Based Compensation: In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees, with certain exceptions. The Company adopted this guidance as of January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

Intangible Assets: In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this ASU. The Company adopted this guidance as of January 1, 2020 prospectively for implementation costs incurred after the date of adoption, and the adoption did not have a material impact on its consolidated financial statements.

Income Taxes: In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by amending and clarifying existing guidance in ASC 740, as well as removing certain exceptions within ASC 740. The Company adopted this guidance as of January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

Recently Adopted Accounting Pronouncements (Unaudited)

Convertible Instruments: In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock, and enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings per share guidance. The Company adopted this guidance as of January 1, 2021, and the adoption did not have a material impact on its consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

Credit Losses: In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, which includes the Company’s accounts receivable, certain financial instruments, and contract assets. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss methodology. Subsequently, the FASB issued multiple codification improvement amendments to ASU 2016-13. ASU 2016-13 and the applicable subsequent amendments are effective for the Company for the year beginning January 1, 2023, though early adoption is permitted. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

3. Marketable Securities

The following tables summarize the fair values of the Company’s marketable securities (in thousands):

	December 31, 2019
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate notes and bonds	$72,007	$307	$—	$72,314
Commercial paper	4,980	6	—	4,986
U.S. agency obligations	3,520	—	(1)	3,519

Total marketable securities	$80,507	$313	$(1)	$80,819

	December 31, 2020
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate notes and bonds	$155,401	$360	$(21)	$155,740
Commercial paper	63,503	27	(24)	63,506
U.S. agency obligations	32,520	—	(10)	32,510

Total marketable securities	$251,424	$387	$(55)	$251,756

	March 31, 2021
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(unaudited)
Corporate notes and bonds	$132,269	$192	$(30)	$132,431
Commercial paper	76,530	11	(2)	76,539
U.S. agency obligations	24,000	—	(14)	23,986
Municipal bonds	3,045	—	—	3,045

Total marketable securities	$235,844	$203	$(46)	$236,001

Realized gains and losses were not material for the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited). Marketable securities in an unrealized loss position had a fair value of $3.5 million and an immaterial amount of unrealized losses as of December 31, 2019, and a fair value of $91.5 million and an immaterial amount of unrealized losses as of December 31, 2020. As of March 31, 2021 (unaudited), marketable securities in an unrealized loss position had a fair value of $96.0 million and an immaterial amount of unrealized losses. No marketable securities were in a continuous unrealized loss position for more than twelve months as of December 31, 2019 and 2020 and March 31, 2021 (unaudited).

The following table summarizes the contractual maturities of the Company’s marketable securities (in thousands):

	December 31, 2020		March 31, 2021
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
			(unaudited)
Due within one year	$180,320	$180,520	$191,361	$191,548
Due after one year through five years	71,104	71,236	44,483	44,453

Total	$251,424	$251,756	$235,844	$236,001

4. Fair Value of Financial Instruments

The following tables summarize the Company’s financial assets that are measured at fair value on a recurring basis (in thousands):

	December 31, 2019
	Level 1	Level 2	Total
Cash equivalents:
Money market funds	$4,102	$—	$4,102
Marketable securities:
Corporate notes and bonds	—	72,314	72,314
Commercial paper	—	4,986	4,986
U.S. agency obligations	—	3,519	3,519

Total	$4,102	$80,819	$84,921

	December 31, 2020
	Level 1	Level 2	Total
Cash equivalents:
Money market funds	$12,409	$—	$12,409
Marketable securities:
Corporate notes and bonds	—	155,740	155,740
Commercial paper	—	63,506	63,506
U.S. agency obligations	—	32,510	32,510

Total	$12,409	$251,756	$264,165

	March 31, 2021
	Level 1	Level 2	Total
	(unaudited)
Cash equivalents:
Money market funds	$13,747	$—	$13,747
Marketable securities:
Corporate notes and bonds	—	132,431	132,431
Commercial paper	—	76,539	76,539
U.S. agency obligations	—	23,986	23,986
Municipal bonds	—	3,045	3,045

Total	$13,747	$236,001	$249,748

The Company classifies its highly liquid money market funds within Level 1 of the fair value hierarchy because they are valued based on quoted market prices in active markets. The Company classifies its corporate notes and bonds, commercial paper, U.S. agency obligations, and municipal bonds within Level 2 of the fair value hierarchy because they are valued using inputs other than quoted prices that are directly or indirectly observable in the market, including readily available pricing sources for the identical underlying security that may not be actively traded. There were no transfers of financial assets between valuation levels during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited).

5. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,		March 31, 2021
	2019	2020
			(unaudited)
Prepaid software licenses	$2,742	$4,172	$5,311
Other prepaid expenses	4,864	9,110	8,896
Other receivables	2,709	4,985	5,473
Restricted cash	—	—	267
Other current assets	552	508	663

Total prepaid expenses and other current assets	$10,867	$18,775	$20,610

Property and Equipment, Net

The cost and accumulated depreciation and amortization of property and equipment were as follows (in thousands):

	December 31,		March 31, 2021
	2019	2020
			(unaudited)
Computers and equipment	$1,436	$2,640	$3,097
Furniture and fixtures	1,288	1,360	1,316
Purchased software	26	26	26
Leasehold improvements	220	136	136
Internal-use software	714	4,016	4,441
Construction in progress	329	1,183	1,452

Property and equipment, at cost	$4,013	$9,361	$10,468
Less: Accumulated depreciation and amortization	(1,142)	(2,643)	(3,396)

Property and equipment, net	$2,871	$6,718	$7,072

Depreciation and amortization expense was $1.2 million and $1.6 million for the years ended December 31, 2019 and 2020, respectively. Depreciation and amortization expense was $0.3 million and $0.8 million for the three months ended March 31, 2020 and 2021 (unaudited), respectively.

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	December 31,		March 31, 2021
	2019	2020
			(unaudited)
Accrued commissions	$4,708	$10,189	$8,051
Accrued expenses	11,020	7,225	10,566
Accrued payroll taxes	2,200	6,756	6,877
Accrued compensation and benefits	2,140	4,240	5,676
Other liabilities	2,744	5,301	5,681

Total accrued expenses and other liabilities	$22,812	$33,711	$36,851

6. Leases

The Company has entered into non-cancelable operating leases, primarily for the rent of office space expiring at various dates through 2029. Certain lease agreements contain an option for the Company to renew the lease for a term of up to three years or an option to terminate the lease early within three years of lease termination. The Company considers these options in determining the lease term on a lease-by-lease basis. None of the Company’s lease agreements contain any material non-lease components, material residual value guarantees, or material restrictive covenants.

During the year ended December 31, 2019, the Company issued a letter of credit of $8.2 million for its office space in Mountain View, California. No draws have been made under the letter of credit as of December 31, 2019 and 2020 and March 31, 2021 (unaudited).

In addition, the Company subleased certain floors of its office space in Palo Alto, California expiring between 2021 and 2022. Sublease income for the year ended December 31, 2020 of $2.9 million is recorded as a reduction of lease expense. Sublease income for the three months ended March 31, 2020 and 2021 (unaudited) of $0.7 million and $0.6 million was recorded as a reduction of lease expense.

For the year ended December 31, 2020, lease expense, net of sublease income of $10.8 million is included in operating expenses in the consolidated statement of operations. The Company did not have any material variable lease costs or short-term lease costs for the year ended December 31, 2020.

The weighted-average remaining lease term of the Company’s operating leases was 5.2 years and the weighted- average discount rate used to measure the present value of the operating lease liabilities was 4.0% as of December 31, 2020.

The Company’s future minimum lease payments under non-cancelable operating leases as of December 31, 2020 were as follows (in thousands):

Year Ending December 31,	Minimum Lease Payments
2021	$12,482
2022	10,247
2023	8,159
2024	8,216
2025	10,463
Thereafter	7,231

Total minimum lease payments	56,798
Less: Imputed interest	(5,866)

Present value of future minimum lease payments	50,932
Less: Operating lease liabilities, current	(10,492)

Operating lease liabilities, non-current	$40,440

As of March 31, 2021 (unaudited), there were no material changes to the Company’s leases since December 31, 2020.

The Company’s future minimum lease payments under non-cancelable operating leases based on the previous lease accounting standard, ASC 840, Leases, as of December 31, 2019, were as follows (in thousands):

Year Ending December 31,	Minimum Lease Payments
2020	$13,559
2021	12,355
2022	10,289
2023	8,325
2024	8,216
Thereafter	17,694

Total	$70,438

Sublease income for the year ended December 31, 2019 of $0.2 million is recorded as a reduction of rent expense. Rent expense, net of sublease income, was $8.6 million for the year ended December 31, 2019.

7. Commitments and Contingencies

Purchase Obligations

As of December 31, 2020, future payments under non-cancelable purchase obligations, primarily related to third-party cloud infrastructure agreements under which the Company is granted access to use certain cloud services, were as follows (in thousands):

Year Ending December 31,	Purchase Obligations
2021	$44,759
2022	49,502
2023	31,463
2024	18,000
2025	23,500

Total	$167,224

As of March 31, 2021 (unaudited), there were no material changes to the Company’s purchase obligations since December 31, 2020.

Legal Matters

From time to time, the Company has become involved in claims and other legal matters arising in the ordinary course of business. The Company investigates these claims as they arise. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited), the Company is not aware of any matters that would individually or taken together have a material adverse effect on its results of operations, financial position, or cash flows.

Indemnification

The Company enters into indemnification provisions under its agreements with other companies in the ordinary course of business, including customers, business partners, landlords, and certain third-party vendors. Under these arrangements, the Company agrees to indemnify, hold harmless, and reimburse the indemnified party for certain losses suffered or incurred by the indemnified party resulting from certain Company activities. The terms of these indemnification agreements are generally perpetual. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable. The Company has not, as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. The Company maintained commercial general liability insurance and product liability insurance during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited) to offset certain of the Company’s potential liabilities under these indemnification provisions.

The Company also indemnifies certain of its officers, directors, and certain key employees while they are serving in good faith in their respective capacities. As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements.

8. Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock outstanding consisted of the following (in thousands, except share and per share data):

	December 31, 2019
Redeemable Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Amount	Aggregate Liquidation Preference
Series A	34,911,252	34,911,252	$0.20050825	$6,945	$7,000
Series B	24,948,780	24,948,780	0.963975	23,981	24,050
Series C	18,657,756	18,657,756	2.67985	49,927	50,000
Series D	14,000,000	12,106,303	10.3252	124,931	125,000

Total	92,517,788	90,624,091		$205,784	$206,050

	December 31, 2020
Redeemable Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Amount	Aggregate Liquidation Preference
Series A	34,911,252	34,911,252	$0.20050825	$6,945	$7,000
Series B	24,948,780	24,948,780	0.963975	23,981	24,050
Series C	18,657,756	18,657,756	2.67985	49,927	50,000
Series D	12,106,303	12,106,303	10.3252	124,931	125,000
Series E	24,653,759	24,653,759	14.9687	368,850	369,035

Total	115,277,850	115,277,850		$574,634	$575,085

During the year ended December 31, 2020, the Company issued 17,369,577 shares of Series E redeemable convertible preferred stock at $14.9687 per share for proceeds totaling $259.8 million, net of issuance costs. Upon the sale of the Company’s convertible founder stock in July 2020 pursuant to a tender offer (see Note 11), 7,284,182 shares of the Company’s convertible founder stock were converted into shares of Series E redeemable convertible preferred stock on a one-for-one basis.

As of March 31, 2021 (unaudited), there were no changes to the Company’s redeemable convertible preferred stock since December 31, 2020.

The rights, preferences, and privileges of the redeemable convertible preferred stock are as follows:

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of redeemable convertible preferred stock are entitled to receive, on a pari passu basis and prior and in preference to any distribution to the holders of common stock, an amount per share equal to $0.20050825 per outstanding share of Series A redeemable convertible preferred stock, $0.963975 per outstanding share of Series B redeemable convertible preferred stock, $2.67985 per outstanding share of Series C redeemable convertible preferred stock, $10.3252 per outstanding share of Series D redeemable convertible preferred stock, and $14.9687 per outstanding share of Series E redeemable convertible preferred stock plus any declared but unpaid dividends. If upon such liquidation event, the assets of the Company legally available for distribution to the redeemable convertible preferred stockholders are insufficient, then the assets will be distributed pro rata among such holders in proportion to the full amounts they would otherwise be entitled to receive.

After the payment or setting aside for payment to the holders of redeemable convertible preferred stock of the full amounts, the remaining assets of the Company legally available for distribution shall be distributed among the holders of common stock and convertible founder stock pro rata based on the number of shares of common stock held by each such holder on an as-converted basis (assuming conversion of all shares of convertible founder stock into common stock).

Conversion Rights

Each share of redeemable convertible preferred stock is convertible, at the option of the holder at any time after the date of issuance of such share, into the number of shares of common stock determined by dividing the original issue price by the then applicable conversion price. For each series of redeemable convertible preferred stock, the conversion price per share is currently equal to its respective issue price such that each share of redeemable convertible preferred stock is convertible into common stock on a one-for-one basis. The conversion price for each series of redeemable convertible preferred stock is subject to adjustments for certain events, including stock splits, stock dividends, combinations, subdivisions, or recapitalization events. In addition, if the Company should issue any common stock without consideration or for a consideration per share less than the conversion price for the redeemable convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s amended and restated certificate of incorporation.

Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate immediately upon the earlier of (i) the closing of an underwritten IPO that results in aggregate cash proceeds to the Company of not less than $80.0 million (before deducting underwriters’ discounts and commissions) or the direct listing of the Company’s securities which has been approved by a majority of the directors designated by holders of the redeemable convertible preferred stock; or (ii) the date, specified by vote or written consent of the holders of at least a majority of the then-outstanding shares of redeemable convertible preferred stock (voting together as a single class on an as-converted basis); provided, however, the shares of Series B, Series C, Series D, and Series E redeemable convertible preferred stock shall not automatically be converted into shares of common stock without the written consent of the holders of at least a majority of the then-outstanding shares of Series B, Series C, Series D, and Series E redeemable convertible preferred stock, respectively (voting as a separate class per each series).

Dividends

The holders of redeemable convertible preferred stock shall be entitled to receive dividends, on a pari passu basis and prior and in preference to any declaration or payment of any dividend on common stock, at the per annum rate of $0.01605 per outstanding share of Series A redeemable convertible preferred stock, $0.077125 per outstanding share of Series B redeemable convertible preferred stock, $0.2144 per outstanding share of Series C redeemable convertible preferred stock, $0.826016 per outstanding share of Series D redeemable convertible preferred stock, and $1.197496 per outstanding share of Series E redeemable convertible preferred stock. Such dividends shall not be cumulative. Payment of dividends shall only be made when, as, and if declared by the Company’s board of directors. Any additional dividends will be distributed among all holders of redeemable convertible preferred stock, convertible founder stock, and common stock pro rata on an as-converted basis at the then-effective conversion rate.

No dividends on redeemable convertible preferred stock, convertible founder stock, or common stock have been declared by the board of directors or paid during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021 (unaudited).

Voting

The holders of redeemable convertible preferred stock shall be entitled to the same voting rights as the holders of common stock and all holders shall vote together as a single class on all matters. Each share of redeemable convertible preferred stock has a number of votes equal to the number of shares of common stock into which it is convertible.

Redemption

The convertible preferred stock is contingently redeemable upon certain deemed liquidation events such as a change in control, merger, or sale of substantially all the assets of the Company. The convertible preferred stock is not mandatorily redeemable, but since a deemed liquidation event would constitute a redemption event outside of the Company’s control, all shares of redeemable convertible preferred stock have been presented in mezzanine equity on the consolidated balance sheets.

In the event of a deemed liquidation event, the Company is required to redeem shares of Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock at the issue price of $0.20050825, $0.963975, $2.67985, $10.3252, and $14.9687 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to each Series A, Series B, Series C, Series D, and Series E redeemable convertible preferred stock), respectively, plus any non-cumulative dividends declared by the Company’s board of directors.

9. Common Stock

Stock Issuance to Founders

In 2014, the Company issued an aggregate of 7,920,000 shares of convertible founder stock and 71,280,000 shares of common stock to the Company’s founders (as adjusted for any stock splits), with each receiving 2,640,000 shares of convertible founder stock and 23,760,000 shares of common stock. Each share of convertible founder stock has a par value of $0.00001. Each share of founder stock is convertible into redeemable convertible preferred stock if purchased by an investor in conjunction with a round of preferred stock financing; if otherwise transferred or sold, each share of founder stock is convertible into common stock. In exchange for the shares of convertible founder stock that were fully vested upon issuance, each founder contributed certain technology and intellectual property and other tangible personal property. The shares of common stock were subject to a requisite service period of four years.

Upon the sale of the Company’s convertible founder stock in July 2020 pursuant to a tender offer (see Note 11), all 7,284,182 shares of the Company’s founder stock that were sold were immediately converted into shares of Series E redeemable convertible preferred stock on a one-for-one basis.

Common Stock Reserved for Future Issuance

The Company has reserved the following shares of common stock for future issuance:

	December 31,		March 31, 2021
	2019	2020
			(unaudited)
Series A redeemable convertible preferred stock	34,911,252	34,911,252	34,911,252
Series B redeemable convertible preferred stock	24,948,780	24,948,780	24,948,780
Series C redeemable convertible preferred stock	18,657,756	18,657,756	18,657,756
Series D redeemable convertible preferred stock	12,106,303	12,106,303	12,106,303
Series E redeemable convertible preferred stock	—	24,653,759	24,653,759
Convertible founder stock	7,920,000	635,818	635,818
Options issued and outstanding	67,586,556	71,213,150	79,624,342
RSUs issued and outstanding	—	—	14,000
Remaining shares available for future issuance under the 2014 Plan	1,232,874	4,722,481	8,293,610

Total	167,363,521	191,849,299	203,845,620

Early Exercised Options

All stock option holders have the right to exercise unvested options, which are subject to a repurchase right held by the Company at the original exercise price in the event of voluntary or involuntary termination of employment of the stockholder. As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), there were 4,510,347, 2,338,945, and 2,975,417 shares that had been early exercised and were subject to repurchase, respectively. The proceeds related to early exercised options are recorded as liabilities until the options vest, at which point they are reclassified to equity. As of December 31, 2019 and 2020 and March 31, 2021 (unaudited), the liabilities for early exercised options subject to repurchase were $9.3 million, $6.9 million, and $13.1 million, respectively, which were recorded as liability for early exercise of unvested stock options and other liabilities, non-current on the consolidated balance sheets.

Shares issued for early exercised options are included in issued and outstanding shares as they are legally issued and outstanding, but are not deemed outstanding for accounting purposes until the shares vest.

10. Revenue

Disaggregation of Revenue

The following table sets forth revenue disaggregated by geographic markets based on the location of the customer and by subscription and service categories (dollars in thousands):

	Year Ended December 31,				Three Months Ended March 31,
	2019		2020		2020		2021
Geographic markets:					(unaudited)
United States	$101,709	68%	$156,104	66%	$34,378	68%	$49,279	64%
International	48,096	32%	80,473	34%	16,526	32%	27,749	36%

Total revenue	$149,805	100%	$236,577	100%	$50,904	100%	$77,028	100%

Subscriptions and services:
Confluent Platform - License	$37,094	25%	$49,043	21%	$9,992	20%	$13,961	18%
Confluent Platform - PCS	78,664	52%	128,178	54%	27,735	54%	40,112	52%
Confluent Cloud	14,448	10%	31,412	13%	6,216	12%	13,919	18%

Subscription	130,206	87%	208,633	88%	43,943	86%	67,992	88%
Services	19,599	13%	27,944	12%	6,961	14%	9,036	12%

Total revenue	$149,805	100%	$236,577	100%	$50,904	100%	$77,028	100%

Other than the United States, no individual country represented 10% or more of total revenue during the years ended December 31, 2019 and 2020 and the three months ended March 31, 2020 and 2021 (unaudited).

Remaining Performance Obligations

Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized as of the end of each period, including both deferred revenue that has been invoiced and non-cancelable committed amounts that will be invoiced and recognized as revenue in future periods. Remaining performance obligations exclude pay-as-you-go arrangements. As of December 31, 2020 and March 31, 2021 (unaudited), $261.7 million and $280.9 million of revenue is expected to be recognized from remaining performance obligations, respectively. As of December 31, 2020 and March 31, 2021 (unaudited), the Company expects to recognize approximately 71% of its remaining performance obligations as revenue over the next 12 months and the remainder thereafter.

Deferred Revenue

Deferred revenue, including current and non-current balances as of December 31, 2019 and 2020 and March 31, 2021 (unaudited), was $95.1 million, $159.2 million, and $168.8 million, respectively. For the years ended December 31, 2019 and 2020, revenue recognized from deferred revenue at the beginning of each year was $44.2 million and $83.4 million, respectively. For the three months ended March 31, 2020 and 2021 (unaudited), revenue recognized from deferred revenue at the beginning of each period was $32.8 million and $49.6 million, respectively.

Deferred Contract Acquisition Costs

The following table summarizes the activity of deferred contract acquisition costs (in thousands):

	December 31,		March 31,
	2019	2020	2020	2021
			(unaudited)
Beginning balance	$14,692	$25,499	$25,499	$47,599
Capitalization of contract acquisition costs	19,671	38,129	5,508	10,866
Amortization of deferred contract acquisition costs	(8,864)	(16,029)	(2,874)	(5,535)

Ending balance	$25,499	$47,599	$28,133	$52,930

Deferred contract acquisition costs, current	$7,355	$14,403	$8,250	$16,680
Deferred contract acquisition costs, non-current	18,144	33,196	19,883	36,250

Total deferred contract acquisition costs	$25,499	$47,599	$28,133	$52,930

11. Equity Incentive Plan

In September 2014, the Company’s board of directors adopted and the Company’s stockholders approved the Stock Plan (the “2014 Plan”). Under the 2014 Plan, the board of directors may grant stock options and other equity-based awards to eligible employees, directors, and consultants. Equity-based awards granted under the 2014 Plan generally vest over four years with 25% of the award vesting one year from the vesting commencement date and then ratably over the following 36 months. Subsequent grants issued to existing employees generally vest monthly over four years. All stock option grants expire ten years from the date of grant. Option holders are allowed to exercise unvested options to acquire shares, which are subject to repurchase. Upon termination of service, the Company has the right to repurchase, at the original exercise price, any unvested (but issued) common stock. Common stock purchased under the Plan is subject to certain restrictions, including the right of first refusal by the Company for sale or transfer of these shares to outside parties. During the three months ended March 31, 2021 (unaudited), the Company began issuing RSUs under the 2014 Plan. Shares subject to stock awards granted under the 2014 Plan that are forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance.

The following table summarizes stock option activity and activity regarding shares available for grant under the 2014 Plan:

		Options Outstanding
	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Balance as of January 1, 2019	5,645,652	48,361,074	$1.12	8.71	$98,241
Increase in authorized shares	23,873,281	—	—
Stock options granted	(32,867,335)	32,867,335	$3.24
Stock options exercised	—	(9,228,205)	$1.47
Stock options forfeited	4,413,648	(4,413,648)	$1.78
Repurchases of unvested common stock	167,628	—	—

Balance as of December 31, 2019	1,232,874	67,586,556	$2.06	8.54	$202,315
Increase in authorized shares	17,927,565	—	—
Stock options granted	(22,829,471)	22,829,471	$6.20
Stock options exercised	—	(10,865,786)	$1.58
Stock options forfeited	8,337,091	(8,337,091)	$2.65
Repurchases of unvested common stock	54,422	—	—

Balance as of December 31, 2020	4,722,481	71,213,150	$3.39	8.26	$677,503

Increase in authorized shares (unaudited)	16,000,000	—	—
Stock options granted (unaudited)	(13,603,242)	13,603,242	$15.18
Stock options exercised (unaudited)	—	(4,042,079)	$3.38
Stock options forfeited (unaudited)	1,149,971	(1,149,971)	$3.34
Repurchases of unvested common stock (unaudited)	38,400	—	—
RSUs granted (unaudited)	(14,000)	—	—

Balance as of March 31, 2021 (unaudited)	8,293,610	79,624,342	$5.40	8.35	$1,158,361

Vested as of December 31, 2020		25,038,902	$1.78	7.19	$278,497

Vested and expected to vest as of December 31, 2020		71,213,150	$3.39	8.26	$677,503

Vested as of March 31, 2021 (unaudited)		25,761,678	$1.93	7.07	$464,131

Vested and expected to vest as of March 31, 2021 (unaudited)		79,624,342	$5.40	8.35	$1,158,361

Aggregate intrinsic value represents the difference between the exercise price of the options to purchase common stock and the estimated fair value of the Company’s common stock. The intrinsic value of options exercised was $16.3 million and $60.8 million for the years ended December 31, 2019 and 2020, respectively. The weighted-average grant-date fair value per share of options granted during the years ended December 31,

2019 and 2020 was $1.80 and $4.43, respectively. The total grant-date fair value of stock options vested was $15.4 million and $29.2 million during the years ended December 31, 2019 and 2020, respectively.

The intrinsic value of options exercised was $7.9 million and $47.6 million for the three months ended March 31, 2020 and 2021 (unaudited), respectively. The weighted-average grant-date fair value per share of options granted during the three months ended March 31, 2020 and 2021 (unaudited) was $2.82 and $11.81, respectively. The total grant-date fair value of stock options vested was $6.2 million and $8.1 million during the three months ended March 31, 2020 and 2021 (unaudited), respectively.

Determination of Fair Value

The Company estimates the fair value of stock options using the Black-Scholes option-pricing model, which is dependent upon several variables, such as the fair value of the Company’s common stock, the expected option term, expected volatility of the Company’s stock price over the expected term, expected risk-free interest rate over the expected option term, and expected dividend yield.

Fair Value of Common Stock: The fair value of the shares of common stock underlying the stock-based awards has historically been determined by the board of directors, with input from management. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of common stock by considering a number of objective and subjective factors, including but not limited to contemporaneous independent third-party valuations of the Company’s common stock, market performance of comparable publicly traded companies, sales of the Company’s redeemable convertible preferred stock and common stock to unrelated third parties, operating and financial performance, the lack of marketability of the Company’s common stock, general and industry-specific economic outlook, and the likelihood of achieving a liquidity event, such as an initial public offering, a merger, or acquisition of the Company given prevailing market conditions.

Expected Term: For option grants subject to service-based vesting conditions only, the expected term represents the period that the Company’s stock options are expected to be outstanding and is calculated using the simplified method for options that have only service-based vesting conditions. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. For other option grants, the Company estimates the expected term using historical data on employee exercises and post-vesting employment termination behavior, considering the contractual life of the award.

Expected Volatility: Since the Company does not have a trading history of its common stock, the expected volatility was derived from the average historical stock volatilities of public companies within the Company’s industry that it considers to be comparable to its business, over a period equivalent to the expected term of the stock options.

Risk-Free Interest Rate: The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon notes with maturities equivalent to the option’s expected term.

Expected Dividend Yield: The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.

The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Expected term (in years)	6.04	6.17	6.03	6.11
Expected volatility	59.0%	68.3%	60.0%	67.0%
Risk-free interest rate	1.8%	0.5%	1.5%	1.1%
Expected dividend yield	0%	0%	0%	0%

Stock-Based Compensation Expense

Total stock-based compensation expense was as follows (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2019	2020	2020	2021
			(unaudited)
Cost of revenue - subscription	$1,161	$2,572	$462	$975
Cost of revenue - services	994	1,745	350	544
Research and development	6,268	33,755	2,046	3,511
Sales and marketing	6,545	14,734	2,373	4,976
General and administrative	3,649	90,535	1,220	3,347

Stock-based compensation, net of amounts capitalized	$18,617	$143,341	$6,451	$13,353
Capitalized stock-based compensation	69	547	118	98

Total stock-based compensation	$18,686	$143,888	$6,569	$13,451

As of December 31, 2020 and March 31, 2021 (unaudited), there was $128.5 million and $273.5 million of unrecognized stock-based compensation expense, respectively, which is expected to be recognized over a weighted-average period of 3.0 years and 3.3 years, respectively.

Performance-Based Awards

As of December 31, 2020 and March 31, 2021 (unaudited), the Company had granted 2,875,255 options with both a service-based vesting condition and a performance-based vesting condition, as defined in Note 2. As the performance-based vesting condition of these options is not deemed probable until consummated, no stock-based compensation expense is recorded related to these options until the performance-based vesting condition becomes probable of occurring. If the performance-based vesting condition had been satisfied on December 31, 2020, the Company would have recorded stock-based compensation expense of $3.0 million, and unrecognized stock-based compensation expense as of December 31, 2020 would have been $2.3 million to be recognized over a weighted-average remaining requisite service period of 4.0 years. If the performance-based vesting condition had been satisfied on March 31, 2021 (unaudited), the Company would have recorded stock-based compensation expense of $3.1 million, and unrecognized stock-based compensation expense as of March 31, 2021 (unaudited) would have been $2.2 million to be recognized over a weighted-average remaining requisite service period of 4.0 years.

During the three months ended March 31, 2021 (unaudited), the Company granted 14,000 RSUs with both a service-based vesting condition and a performance-based vesting condition, as defined in Note 2. The service-based vesting condition for these awards is satisfied by rendering service from the date of grant through the satisfaction of the performance-based vesting condition. As the performance-based vesting condition of these

RSUs is not deemed probable until consummated, no stock-based compensation expense is recorded related to these RSUs until the performance-based vesting condition becomes probable of occurring. If the performance-based vesting condition had been satisfied on March 31, 2021 (unaudited), the Company would have recorded stock-based compensation expense of $0.3 million and would have no unrecognized stock-based compensation expense as of March 31, 2021 (unaudited).

Tender Offer

In July 2020, the Company facilitated a tender offer whereby certain investors purchased shares of the Company’s convertible founder stock and common stock from certain stockholders. As a result, certain directors, employees, and non-employees of the Company sold an aggregate of 7,284,182 shares of the Company’s convertible founder stock and 1,883,233 shares of the Company’s common stock to entities affiliated with new and existing investors at a purchase price of $14.9687 per share for an aggregate purchase price of $137.2 million. Upon the sale of the Company’s stock, 7,284,182 shares of convertible founder stock were converted into shares of Series E redeemable convertible preferred stock. The purchase price in this tender offer transaction was in excess of the fair value of such shares at the time of the transaction. As a result, during the year ended December 31, 2020, the Company recorded the excess of the purchase price over fair value of $76.3 million as stock-based compensation expense.

Secondary Sales

In September 2020, a director of the Company sold an aggregate of 2,632,747 shares of the Company’s common stock to entities affiliated with an existing investor at a purchase price of $14.9687 per share for an aggregate purchase price of $39.4 million. Also in September 2020, a director and an employee of the Company sold an aggregate of 2,142,900 shares of the Company’s common stock to entities affiliated with a new investor at a purchase price of $14.00 per share for an aggregate purchase price of $30.0 million. The purchase prices in both of these secondary transactions were in excess of the fair value of such shares. As a result, during the year ended December 31, 2020, the Company recorded the excess of the purchase price over fair value of $35.6 million as stock-based compensation expense.

12. Income Taxes

The components of loss before income taxes were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Domestic	$(97,714)	$(234,905)
Foreign	2,667	4,870

Loss before income taxes	$(95,047)	$(230,035)

The components of benefit from income taxes were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Current
State	$53	$87
Foreign	336	1,041

Total	389	1,128

Deferred
Federal	(72)	—
State	(11)	—
Foreign	(311)	(1,335)

Total	(394)	(1,335)

Benefit from income taxes	$(5)	$(207)

The reconciliation of the income tax benefit computed at the federal statutory tax rate to the Company’s benefit from income taxes was as follows (in thousands):

	Year Ended December 31,
	2019	2020
Income tax benefit computed at federal statutory rate	$(19,960)	$(48,307)
Foreign rate differential	(144)	(1,317)
Stock-based compensation expense	1,612	24,004
Change in valuation allowance	18,958	27,446
Research and development credits	(1,112)	(2,432)
Other	641	399

Benefit from income taxes	$(5)	$(207)

The significant components of net deferred tax balances were as follows (in thousands):

	Year Ended December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$39,930	$65,066
Research and development credit carryforwards	3,436	7,386
Operating lease liabilities	—	12,080
Stock-based compensation expense	1,951	3,250
Deferred revenue	2,738	2,471
Accruals and reserves	787	1,754
Other	3	—

Total deferred tax assets	48,845	92,007
Less: Valuation allowance	(41,161)	(73,809)

Deferred tax assets, net of valuation allowance	7,684	18,198

Deferred tax liabilities:
Operating lease right-of-use assets	—	(11,471)
Deferred contract acquisition costs	(6,175)	(3,531)
Property and equipment	(99)	(898)
Other	(935)	(487)

Total deferred tax liabilities	(7,209)	(16,387)

Net deferred tax assets	$475	$1,811

The Company recognizes a valuation allowance on its deferred tax assets if it is more likely than not that some or all the deferred tax assets will not be realized. Due to a history of losses in the United States, U.S. deferred tax assets have been fully offset by a valuation allowance. The valuation allowance was $41.2 million and $73.8 million as of December 31, 2019 and 2020, respectively, primarily relating to U.S. federal and state net operating loss carryforwards and tax credit carryforwards. The valuation allowance on the Company’s net deferred tax assets increased by $22.1 million and $32.6 million during the years ended December 31, 2019 and 2020, respectively, primarily due to increased U.S. federal and state net operating loss carryforwards and tax credit carryforwards.

The Company intends to invest substantially all of its foreign subsidiaries’ earnings, as well as its capital in its foreign subsidiaries, indefinitely outside of the United States in those jurisdictions in which the Company would incur significant, additional costs upon repatriation of such amounts. Therefore, no deferred tax liabilities for foreign withholding taxes have been recorded relating to the earnings of foreign subsidiaries. The amount of unrecognized deferred tax liability associated with these earnings is not material.

As of December 31, 2020, the Company had $264.5 million of federal net operating loss carryforwards and $145.5 million of state net operating loss carryforwards. Of the federal net operating loss carryforwards, $220.3 million can be carried forward indefinitely, but is limited to 80% of taxable income. The remaining federal and state net operating loss carryforwards will begin to expire in 2034 and 2027, respectively.

As of December 31, 2020, the Company had U.S. federal and state research tax credit carryforwards of $7.2 million and $4.1 million, respectively. The U.S. federal research tax credit carryforwards will begin to expire in 2034. The U.S. state research tax credit carryforwards do not expire.

As of December 31, 2020, the Company had $6.3 million of foreign net operating loss carryforwards. These foreign net operating loss carryforwards have an indefinite life and do not expire.

Available net operating losses may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code, as amended (the “Code”), and similar state provisions. Under Section 382 of the Code, substantial changes in the Company’s ownership and the ownership of acquired companies may limit the amount of net operating loss carryforwards that are available to offset taxable income. The Company’s ability to carry forward its federal and state net operating losses is limited due to an ownership change that occurred in a prior fiscal year. This limitation has been accounted for in calculating the available net operating loss carryforwards.

A reconciliation of the beginning and ending balances of total unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2019	2020
Beginning balance	$796	$1,623
Gross (decrease) increase for prior year tax positions	(2)	200
Gross increase for current year tax positions	829	1,576

Ending balance	$1,623	$3,399

As of December 31, 2020, the total amount of unrecognized tax benefits, if recognized, would not affect the Company’s effective tax rate.

The Company does not expect its gross unrecognized tax benefits to change significantly within the next 12 months, although it is reasonably possible that certain unrecognized tax benefits may increase or decrease within the next 12 months due to tax examination changes, settlement activities, or the impact on recognition and measurement considerations related to the results of published tax cases or other similar activities.

The Company recognizes interest and penalties related to uncertain tax positions in benefit from income taxes in the consolidated statements of operations. There were no interest and penalties associated with unrecognized income tax benefits for the years ended December 31, 2019 and 2020.

The Company’s tax years from inception in 2014 through December 31, 2020 remain subject to examination by various jurisdictions.

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted by the United States on March 27, 2020. The Company is continuing to analyze the impacts of the CARES Act. The CARES Act did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2020.

For the Three Months Ended March 31, 2020 and 2021 (Unaudited)

The Company’s provision for (benefit from) income taxes was $0.4 million and $(0.1) million for the three months ended March 31, 2020 and 2021, respectively. The Company has incurred U.S. operating losses and has minimal profits in its foreign jurisdictions.

The Company has evaluated all available evidence, both positive and negative, including historical levels of income, expectations, and risks associated with estimates of future U.S. taxable income and has determined that it is more likely than not that its net U.S. deferred tax assets will not be realized. As a result, the Company maintains a valuation allowance against its net U.S. deferred tax assets.

The CARES Act did not have a material impact on the Company’s consolidated financial statements for the three months ended March 31, 2021.

13. Net Loss Per Share Attributable to Common and Founder Stockholders

The following table presents the calculation of basic and diluted net loss per share attributable to common and founder stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2019		2020
	Common	Convertible Founder	Common	Convertible Founder
Numerator:
Net loss attributable to common and founder stockholders	$(87,207)	$(7,835)	$(219,560)	$(10,268)

Denominator:
Weighted-average shares used to compute net loss per share attributable to common and founder stockholders, basic and diluted	88,147,380	7,920,000	99,562,032	4,656,050

Net loss per share attributable to common and founder stockholders, basic and diluted	$(0.99)	$(0.99)	$(2.21)	$(2.21)

	Three Months Ended March 31,
	2020		2021
	Common	Convertible Founder	Common	Convertible Founder
	(unaudited)
Numerator:
Net loss attributable to common and founder stockholders	$(31,054)	$(2,581)	$(44,266)	$(260)

Denominator:
Weighted-average shares used to compute net loss per share attributable to common and founder stockholders, basic and diluted	95,276,156	7,920,000	108,095,787	635,818

Net loss per share attributable to common and founder stockholders, basic and diluted	$(0.33)	$(0.33)	$(0.41)	$(0.41)

The following outstanding potentially dilutive shares were excluded from the computation of diluted net loss per share attributable to common and founder stockholders for the periods presented because the impact of including them would have been anti-dilutive:

	December 31, 2019	December 31, 2020	March 31, 2020	March 31, 2021
			(unaudited)
Redeemable convertible preferred stock	90,624,091	115,277,850	105,655,453	115,277,850
Stock options	67,586,556	71,213,150	64,886,411	79,624,342
Unvested early exercised stock options	4,510,347	2,338,945	3,822,307	2,975,417
RSUs	—	—	—	14,000

Total	162,720,994	188,829,945	174,364,171	197,891,609

14. Subsequent Events

The Company has evaluated subsequent events through March 23, 2021, which is the date the audited consolidated financial statements were available to be issued.

In March 2021, the Board of Directors approved an increase of 16,000,000 shares of common stock available for future issuance under the 2014 Plan.

From January through March 2021, the Company granted stock options to purchase an aggregate of 13,603,242 shares of common stock with a weighted-average exercise price of $15.18 per share. These options have a weighted-average requisite service period of approximately four years, with certain options containing a provision whereby vesting of a portion or the full amount is accelerated upon a change in control. The Company also granted RSUs for an aggregate of 14,000 shares of common stock to its employees with both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is satisfied by rendering service from the date of the grant through the satisfaction of the performance-based vesting condition. The performance-based vesting condition is satisfied upon the sale of the Company’s common stock in a firm commitment underwritten public offering. As a sale of the Company’s common stock in a firm commitment underwritten public offering is not deemed probable until consummated, all stock-based compensation expense related to RSUs will remain unrecognized until the underlying performance-based vesting condition is achieved.

15. Subsequent Events (Unaudited)

The Company has evaluated subsequent events through May 5, 2021, which is the date the unaudited interim consolidated financial statements were available to be issued.

In April and May 2021, the Company granted stock options to purchase an aggregate of 2,646,569 shares of common stock with an exercise price of $19.95 per share. These options have a grant-date fair value of $35.2 million that will be recognized over a weighted-average requisite service period of approximately four years, with certain options containing a provision whereby vesting of a portion or the full amount is accelerated upon a change in control. The Company also granted RSUs for an aggregate of 286,492 shares of common stock generally with both service-based and performance-based vesting conditions. These RSUs have a grant-date fair value of $6.2 million. The service-based vesting condition for these awards is generally satisfied by rendering continuous service for four years, during which time the grants will vest periodically. The performance-based vesting condition is satisfied upon the sale of the Company’s common stock in a firm commitment underwritten public offering. As a sale of the Company’s common stock in a firm commitment underwritten public offering is not deemed probable until consummated, all stock-based compensation expense related to RSUs will remain unrecognized until the underlying performance-based vesting condition is achieved. Based on the grant-date fair value of these stock options and RSUs, the Company will recognize $2.4 million of stock-based compensation expense, on a straight-line basis for the stock options and using the accelerated attribution method for the RSUs, during the three months ended June 30, 2021, assuming completion of the Company’s planned initial public offering prior to June 30, 2021.

Events Subsequent to Original Issuance of Unaudited Interim Consolidated Financial Statements

In May 2021, the Company granted stock options to purchase an aggregate of 939,484 shares of common stock with an exercise price of $22.77 per share. These options have a grant-date fair value of $16.9 million that will be recognized over a weighted-average requisite service period of approximately four years. The Company also granted RSUs for an aggregate of 3,783,727 shares of common stock with both service-based and performance-based vesting conditions. These RSUs have a grant-date fair value of $111.4 million. The service-based vesting condition for these awards is generally satisfied by rendering continuous service for four years, during which time the grants will vest periodically. The performance-based vesting condition is satisfied upon the sale of the Company’s common stock in a firm commitment underwritten public offering. As a sale of the Company’s common stock in a firm commitment underwritten public offering is not deemed probable until consummated, all stock-based compensation expense related to RSUs will remain unrecognized until the underlying performance-based vesting condition is achieved. Based on the grant-date fair value of these stock options and RSUs, the Company will recognize $7.7 million of stock-based compensation expense, on a straight-line basis for the stock options and using the accelerated attribution method for the RSUs, during the three months ended June 30, 2021, assuming completion of the Company’s planned initial public offering prior to June 30, 2021.

In May 2021, the Company reserved an aggregate of 250,000 shares of common stock for issuance to its charitable foundation, Confluent.org, upon or after the completion of the Company’s planned initial public offering. The Company expects to recognize expense of approximately $9.0 million equal to the fair value of the shares of common stock at the time of donation, estimated based on the initial public offering price of $36.00 per share.

In April 2021, the Company’s Board of Directors adopted, and in June 2021, its stockholders approved, the 2021 Equity Incentive Plan (the “2021 Plan”), which became effective at the time of the execution of the underwriting agreement related to the Company’s planned initial public offering. Initially, the maximum number of shares of Class A common stock that may be issued under the 2021 Plan will not exceed 114,817,392 shares, which is the sum of (1) 25,812,876 new shares, plus (2) an additional number of shares not to exceed 89,004,516, consisting of (A) shares that remained available for the issuance of awards under the 2014 Plan as of immediately prior to the time the 2021 Plan became effective and (B) shares of the Company’s common stock subject to outstanding stock options or other stock awards granted under the 2014 Plan that, on or after the date the 2021 Plan became effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time.

In April 2021, the Company’s Board of Directors adopted, and in June 2021, its stockholders approved, the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which became effective at the time of the execution of the underwriting agreement related to the Company’s planned initial public offering. Initially, the maximum number of shares of Class A common stock that may be issued under the 2021 ESPP is 5,162,575 shares.

In June 2021, the Company’s Board of Directors and its stockholders approved an amended and restated certificate of incorporation that authorized two new classes of shares, Class A common stock and Class B common stock, and increased the number of authorized shares of the Class A common stock and Class B common stock to 1,000,000,000 and 500,000,000, respectively. The amended and restated certificate of incorporation also authorized 635,818 shares of convertible founder stock and 115,277,850 shares of redeemable convertible preferred stock.

In June 2021, the Board of Directors and stockholders of the Company approved an increase in the number of shares of Class B common stock reserved for future issuance under the 2014 Plan by 6,600,000 shares.